Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on October 31, 2013

Registration No. 333-191811

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TetraLogic Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	42-1604756 (I.R.S. Employer Identification Number)

343 Phoenixville Pike
Malvern, PA 19355
(610) 889-9900
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

J. Kevin Buchi
President and Chief Executive Officer
TetraLogic Pharmaceuticals Corporation
343 Phoenixville Pike
Malvern, PA 19355
(610) 889-9900
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Jeffrey P. Libson, Esq. Steven J. Abrams, Esq. Brian Korn, Esq. Pepper Hamilton LLP 3000 Two Logan Square 18th and Arch Streets Philadelphia, PA 19103 (215) 981-4000	Brent B. Siler, Esq. Andrew S. Williamson, Esq. Brian F. Leaf, Esq. Cooley LLP 11951 Freedom Drive Reston, VA 20190 (703) 456-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 31, 2013

PRELIMINARY PROSPECTUS

                   Shares

TetraLogic Pharmaceuticals Corporation

Common Stock

This is the initial public offering of our common stock. We are selling             shares of common stock in this offering.

We currently expect the initial public offering price to be between $            and $            per share of common stock.

We have applied to list our common stock on the NASDAQ Global Market under the symbol "TLOG."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 13.

We are an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 and applicable Securities and Exchange Commission rules, and will therefore be eligible for reduced public company reporting requirements. See "Summary – Implications of Being an Emerging Growth Company."

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to TetraLogic Pharmaceuticals Corporation (before expenses)	$	$

(1)
See "Underwriting" beginning on page 161 for additional information regarding underwriting compensation.

We have granted the underwriters a 30-day option to purchase up to                        additional shares of common stock to cover over-allotments, if any.

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

The underwriters expect to deliver the shares to purchasers on or about                       ,         through the book-entry facilities of The Depository Trust Company.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.	Guggenheim Securities	Needham & Company

The date of this prospectus is                        , 2013

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Prospectus Summary

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our common stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 13 and the financial statements and related notes included in this prospectus.

Unless the context indicates otherwise, as used in this prospectus, the terms "TetraLogic," "we," "us," "our," "our company" and "our business" refer to TetraLogic Pharmaceuticals Corporation.

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule therapeutics that mimic Second Mitochondrial Activator of Caspases, or SMAC-mimetics, and are designed to cause or enable abnormal cells that are resistant to the body's immune system to self-destruct. Birinapant, our clinical-stage product candidate, is currently being tested in Phase 1 and Phase 2 oncology clinical trials for multiple solid tumors and hematological malignancies. Our clinical trials of birinapant have enrolled over 275 subjects.

Our lead program is colorectal cancer, or CRC, where we have substantially completed a Phase 1/2 clinical trial, and we intend to start a randomized Phase 2/3 clinical trial in the second half of 2014. Birinapant is also being tested in an ongoing Phase 1/2 clinical trial in various blood cancers. We have started a Phase 1 clinical trial in myelodysplastic syndromes, or MDS, and, upon its completion, intend to start a randomized Phase 3 clinical trial in the second half of 2014. We also have an open Investigational New Drug Application, or IND, and intend to start a Phase 1/2 ovarian cancer clinical trial in 2013. Beyond our work in cancer, we are evaluating birinapant and other product candidates in pre-clinical studies as potential antiviral therapeutic agents, with the goal of starting an antiviral clinical program in the first quarter of 2015.

Background of SMAC-mimetics

Fundamentally important to maintaining human health is the mechanism in both normal and abnormal cells for controlling programmed cell death. This process of self-destruction of cells is known as apoptosis. There are multiple checks and balances within a cell to ensure that healthy cells do not undergo apoptosis by mistake and that abnormal cells such as cancerous and virally infected cells undergo apoptosis and are cleared from the body. Key molecules that protect cells from apoptosis are called the Inhibitor of Apoptosis proteins, or IAPs. A key molecule that promotes apoptosis is Second Mitochondrial Activator of Caspases, or SMAC, a naturally occurring IAP inhibitor.

In many diseases, such as certain cancers and infections, abnormal cells that should be naturally cleared from the body manage to escape apoptosis. As a result, cells that should self-destruct actually survive and even proliferate or propagate infection, leading to multiple disease complications. In both cancer and viral infections, the abnormal cells typically use the same escape pathway: the overexpression of IAPs resulting in the avoidance of the signals to undergo cell self-destruction.

Tumor Necrosis Factor, or TNF, is an extracellular signaling molecule that induces apoptosis. Cancer cells and certain virally infected cells can use IAPs to convert a TNF-induced self-destruction signal into a pro-survival signal through a protein complex called NF-kB. While a number of cancer therapies induce TNF, the TNF self-destruction signal may be blocked by the IAPs. Normally, IAPs can be disabled by their natural inhibitor SMAC, but this natural blocking mechanism is rendered ineffective in many cancers and certain viral infections due to the overexpression of IAPs. We believe SMAC-mimetics have the potential to inhibit the overexpressed IAPs and re-establish the TNF self-destruction signal. Our therapeutic focus is centered on the development of SMAC-mimetics that are designed to inhibit IAPs and re-establish the TNF self-destruction signal in order to overcome this "escape-from-apoptosis" in malignant or infected cells. A key element of our strategy is to administer a SMAC-mimetic with other therapies that induce TNF or related self-destruction signaling molecules. Examples of such other therapies are azacitidine, gemcitabine, granulocyte-macrophage colony-stimulating factor, or GM-CSF, interferon, or IFN, irinotecan and radiation therapy. There are no drugs currently on the market that specifically target the IAPs to re-establish apoptosis in abnormal cells.

Birinapant

Birinapant was selected from our chemical library of over 3,000 SMAC-mimetic compounds, has a strong intellectual property profile, and we believe has the potential to be broadly active across multiple tumor types and against virally-infected cells. Over 275 study participants with cancer have been treated with birinapant alone or administered with standard chemotherapies. In clinical trials, birinapant was generally well tolerated, meaning that treatment-related side effects were mild or moderate in severity in the majority of treated subjects, and showed signs of activity in subjects with cancer. In pre-clinical cancer studies, birinapant was synergistic (or super-additive) with agents that induce TNF, including established anti-cancer chemotherapies (such as azacitidine, gemcitabine and irinotecan), other anti-cancer therapies (such as radiotherapy), biological agents (such as GM-CSF and IFN) and with TNF and other members of the TNF superfamily including TNF-related apoptosis-inducing ligand, or TRAIL, and TRAIL-Receptor 2 (also known as Death Receptor 5, or DR5) agonists. In addition, birinapant reduced hepatitis B virus, or HBV, levels in animal studies in a TNF-dependent manner. Our clinical strategy is to administer birinapant with therapies (for example, azacitidine or irinotecan) that induce the production of TNF or related molecules.

As shown in FIGURE 1, below, the principal target of birinapant is the IAP called cIAP1. A secondary target is the IAP called cIAP2 (not shown in FIGURE 1 below). Both are critical components of the TNF receptor 1 complex. It is this TNF receptor 1 complex that receives the TNF signal and then transmits it inside the cell, triggering a cascade of events that includes activation of NF-kB which delivers the pro-survival signal to a cancer cell.

FIGURE 1. Birinapant is designed to mimic SMAC and enable TNF-activated apoptosis.

Activity in Clinical Trials

We believe that our pre-clinical and clinical data suggest that birinapant has potential for treating a wide spectrum of solid tumors, hematological malignancies and viral infections, and provide the rationale for further clinical development of birinapant. In clinical trials, birinapant has shown favorable pharmacokinetic, or PK, properties, meaning how the subject's body handles birinapant, including the length of time birinapant remains in a subject's blood or tumor, with similar and predictable behavior among treated subjects. In addition, our clinical trials show evidence that birinapant is interacting with its intended target and that the activation of NF-kB was inhibited in subject tumor cells.

Birinapant has thus far shown clinical activity in both solid tumors and hematological malignancies, including CRC and acute myelogenous leukemia, or AML. Phase 1 and Phase 2 clinical trials have been completed or are ongoing with birinapant. Initial response and safety data from the Phase 1/2 solid tumor trial were reported at the 2013 Annual Meeting of the American Society of Clinical Oncology.

Our Phase 1 clinical trials are designed to define the maximum tolerated dose, or MTD, of birinapant both as a single agent and when administered with other chemotherapies, to gather PK and safety data, and to determine the recommended Phase 2 dose. Phase 2 clinical trials are designed to determine the tolerability and magnitude of clinical benefit of birinapant both as a single agent and when administered with other chemotherapies, initially in a small number of subjects. Our Phase 1/2 clinical trials are designed to include both a dose escalation component and a fixed dose component to gather safety data and measure any early signal of clinical benefit. Phase 3 clinical trials will be designed to confirm the tolerability and magnitude of clinical benefit in a larger number of subjects. Our planned Phase 2/3 clinical trial in CRC subjects will be designed to confirm the tolerability and magnitude of clinical benefit of birinipant administered with irinotecan in a larger patient population, which will dictate whether to proceed with the Phase 3 component of the trial.

The following table sets forth our highest priority clinical programs:

Overview of Lead Clinical Programs

Based on birinapant's mechanism of action, clinical and pre-clinical data and other factors, we have selected CRC and MDS as our first two targeted indications.

Colorectal Cancer (CRC)

CRC is the most deadly cancer in the U.S. among non-smokers and the second most deadly cancer overall. The American Cancer Society estimates that in the U.S. there will be approximately 142,000 new cases and approximately 51,000 deaths from CRC in 2013, accounting for 9% of all cancer deaths. Almost 50% of the patients with a new diagnosis of CRC will die within five years. According to the National Cancer Institute, or NCI, the prevalence of CRC in the U.S. in 2010 was estimated to be 1.2 million cases. CRC is the third most common cancer in both men and women. The risk of CRC increases with age; 90% of cases are diagnosed in individuals 50 years of age or older. Despite effective screening, leading to a reduction in the mortality from CRC, the number of cases remains high and is expected to increase worldwide to 2.2 million by the year 2030. We believe that there is a medical need for a treatment option that improves outcomes of standard of care regimens for patients with CRC.

We have results of a Phase 2 clinical trial of birinapant administered with irinotecan in 71 CRC subjects who had previously failed standard chemotherapies. The trial has not been formally closed because one subject continues on treatment without disease progression for over 19 months. The clinical trial showed activity, with six subjects (8%) showing partial responses, or PRs, defined as at least a 30% decrease in the sum of all measurable tumor lesions by Response Evaluation Criteria in Solid Tumors, or RECIST. RECIST is a set of published rules that define when cancer patients improve (or respond), stay the same (or stabilize), or worsen (or progress) during treatment. The median progression-free survival, or PFS, was 2.2 months. Thirty-four percent of study subjects were alive without progression of their tumor at four months and 21% were alive without progression of their tumor at six months. The combination of birinapant administered with irinotecan was generally well tolerated. Compared to treatment with irinotecan alone, birinapant administered with irinotecan led to a modest increase in anemia (or a decrease in red blood cells) and a modest increase in thrombocytopenia (or a decrease in platelets). As noted above, irinotecan is one of the chemotherapies that induces TNF. As the majority of subjects had disease progression on prior irinotecan treatment (65 of 71, or 92%), we believe that this data supports the view that the activity seen in this study is being driven by the synergistic effect of birinapant and irinotecan. Based on the clinical data that has emerged from the study of birinapant administered with irinotecan, a Phase 2/3 clinical trial is planned in third-line CRC subjects, meaning those who have already failed two prior treatment regimens for advanced disease to commence enrollment in the second half of 2014.

Myelodysplastic Syndromes (MDS)

MDS is a form of cancer of bone-marrow stem cells resulting in fewer than normal mature blood cells in the circulation. In MDS, bone marrow becomes dysplastic, or defective. The blood cells produced do not develop normally, such that too few healthy blood cells are released into the blood stream, which leads to low blood cell counts, or cytopenias. Thus, many patients with MDS require frequent blood transfusions. In most cases, the disease worsens and the patient develops progressive bone marrow failure. In advanced stages of the disease, immature blood cells, or blasts, leave the bone marrow and enter the blood stream, leading to AML, which occurs in approximately one-third of patients with MDS. We believe that there is a medical need for a treatment option that improves outcomes of standard of care regimens for patients with MDS.

A Phase 1/2 investigator-initiated clinical trial in AML, MDS and acute lymphoblastic leukemia, or ALL, is ongoing at the University of Pennsylvania and 19 study subjects have been treated with birinapant as the sole agent or administered with hydroxyurea (if deemed necessary by the treating physician). The majority of subjects enrolled are elderly (over 70 years) with AML secondary to MDS and have received multiple prior treatments. In preliminary data, the treatment-related adverse events included Grade 3 and Grade 4 increases in serum levels of the digestive enzymes amylase and lipase, as determined by laboratory testing, with no subject-reported symptoms of abdominal pain. The preliminary data also shows reductions in leukemic blasts (tumor bulk) in some subjects. There were increases in the normal white blood cells, or neutrophils, with the first birinapant dose in some subjects. One subject continued on treatment with birinapant as sole agent for approximately 10 months. Based on the synergy we observed in pre-clinical studies between birinapant and azacitidine, the current standard of care for MDS, and the action of birinapant in subjects with AML secondary to MDS, in August 2013, we initiated a Phase 1/2 clinical trial of birinapant administered with azacitidine in high-risk MDS subjects who have relapsed or do not respond to treatment with, or are refractory to, azacitidine. We intend to expand this clinical trial to include subjects who have not been previously treated with, or are naïve to, azacitidine. We plan to enroll 15 subjects in a dose escalation phase, which may be followed by an expansion arm of the trial at a selected dose. Subject enrollment is expected to be completed in the first half of 2014. If supported by results from these clinical trials, we intend to commence a Phase 3 clinical trial in high-risk MDS subjects in the second half of 2014.

Additional Indications

In addition to our lead programs in CRC and MDS, we are also planning to evaluate birinapant in several other indications and administered with other therapies.

  •
  Birinapant administered with conatumumab in ovarian cancer:  In pre-clinical studies, we observed synergy between birinapant and TRAIL receptor agonist antibodies. In collaboration with Amgen Inc., or Amgen, we will explore the combination of birinapant administered with Amgen's TRAIL receptor agonist antibody, conatumumab. We have an open IND for a Phase 1/2 ovarian cancer trial and intend to begin enrolling subjects before the end of 2013.

  •
  Birinapant administered with immunotherapy in melanoma:  We expect to commence a clinical trial in melanoma to follow-up on our pre-clinical studies in which birinapant showed activity in melanoma and synergy with both GM-CSF and IFN.

  •
  Birinapant administered with gemcitabine and cisplatin in solid tumors:  An investigator-initiated Phase 1/2 clinical trial is ongoing to evaluate the safety and activity of birinapant administered with gemcitabine/cisplatin in tumor types where this regimen is commonly used, such as non-small cell lung cancer, or NSCLC, and bladder cancer.

  •
  Birinapant in HBV:  In pre-clinical studies, birinapant significantly reduced HBV. The clearance was additive when given in combination with entecavir, the standard of care therapy for HBV. We intend to continue pre-clinical studies and regulatory activities and intend to file an IND for a Phase 1 clinical trial in early 2015.

In connection with our clinical programs, we are conducting research to uncover biomarkers, or biological parameters that can be measured to characterize a disease state or the effect of therapy, that can be used to identify subjects most likely to respond to birinapant. These studies are focused on detecting IAP gene amplification in different tumor types, on examining the expression of genes important in the TNF/IAP/NF-kB pathway and on examining the activation status of NF-kB itself.

Our Strategy

Our goal is to maximize the potential value of birinapant as a first-in-class and best-in-class SMAC-mimetic. The key elements of our strategy to achieve this goal include:

  •
  pursuing regulatory approval for birinapant administered with irinotecan for treatment of third-line CRC. Pending input from the U.S. Food and Drug Administration, or FDA, at an "End of Phase 2," or EOP2, meeting, we plan to initiate a Phase 2/3 clinical trial in the second half of 2014;

  •
  pursuing regulatory approval for birinapant administered with other therapies for the treatment of high-risk MDS. Pending the results of our ongoing Phase 1/2 clinical trial and input from the FDA at an EOP2 meeting, we intend to initiate a Phase 3 clinical trial in the second half of 2014;

  •
  commencing a Phase 1/2 clinical trial by the end of 2013 with birinapant administered with conatumumab in ovarian cancer;

  •
  continuing our pre-clinical studies of birinapant as a potential antiviral therapeutic agent, with the goal of starting an antiviral clinical program in the first quarter of 2015; and

  •
  considering collaborations to accelerate development of our clinical programs outside of the U.S.

Other elements of our business strategy include exploiting our understanding of the role of SMAC-mimetics more broadly in infectious disease, leveraging our library of SMAC-mimetic compounds to develop novel molecules to expand the utility of this developing class and pursuing potential collaborations, in-licensing or acquisitions of assets and companies to expand our existing technologies and operations.

Risk Factors

Our ability to implement our business strategy is subject to numerous risks and uncertainties. As a clinical-stage biopharmaceutical company, we face many risks inherent in our business and our industry generally. You should carefully consider all of the information set forth in this prospectus and, in particular, the information under the heading "Risk Factors" in this prospectus prior to making an investment in our common stock. These risks include, among others, the following:

  •
  we have no source of commercial revenue, may never become profitable and may incur substantial and increasing net losses for the foreseeable future as we continue development of, seek regulatory approvals for, and potentially begin to commercialize birinapant;

  •
  our success is dependent on the regulatory approval and commercialization of birinapant;

  •
  we are subject to regulatory approval processes that are lengthy, time consuming and unpredictable. We may not obtain approval for birinapant from the FDA or foreign regulatory authorities;

  •
  we will need to obtain additional funding to continue operations;

  •
  our success is dependent on our ability to commercialize birinapant without infringing the patent rights of third parties;

  •
  it is difficult and costly to protect our intellectual property rights;

  •
  we may be unable to recruit or retain key employees, including our senior management team;

  •
  we depend on the performance of third parties, including contract research organizations, or CROs, and third-party manufacturers; and

  •
  we will need to successfully remediate a material weakness in our internal control over financial reporting.

Our Corporate Information

We were originally incorporated in July 2001 as Apop Corp., a New Jersey corporation. Pursuant to a merger effective as of October 2003 with and into our wholly owned subsidiary, we became a Delaware corporation and commenced operations in 2003. Our name was changed to Apop Corporation in March 2004, to Gentara Corporation in June 2004 and to TetraLogic Pharmaceuticals Corporation in January 2006.

Our primary executive offices are located at 343 Phoenixville Pike, Malvern, PA 19355 and our telephone number is (610) 889-9900. Our website address is http://www.tetralogicpharma.com. The inclusion of our website address above and elsewhere in this prospectus is, in each case, intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website is not part of this prospectus.

We have registered TetraLogic Pharmaceuticals as a U.S. trademark. All other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

We are an "emerging growth company," as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of exemptions from various disclosure and reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to:

  •
  not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

  •
  being permitted to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations, in each case, instead of three years;

  •
  being permitted to present the same number of years of selected financial data as the years of audited financial statements presented, instead of five years;

  •
  reduced disclosure obligations regarding executive compensation, including no Compensation Disclosure and Analysis;

  •
  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements; and

  •
  exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may choose to take advantage of some or all of the available exemptions. We have taken advantage of some of the reduced reporting burdens in this prospectus. Accordingly, the scope of the information contained herein may be different than the scope of the information you receive from other public companies in which you hold stock. We do not know if some investors will find our shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will remain an "emerging growth company" until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion; (b) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period; and (d) the last day of our fiscal year containing the fifth anniversary of the date on which shares of our common stock become publicly traded in the United States.

The Offering

Common stock offered by us	shares
Common stock to be outstanding after this offering	shares
Over-allotment option	shares
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering costs payable by us. We intend to use the net proceeds of this offering to advance the clinical and pre-clinical development of birinapant. Specifically, we currently estimate that we will use approximately $45.0 million of the net proceeds from this offering to fund our CRC program and approximately $25.0 million to fund our MDS program. The balance will be used for other clinical programs, working capital and general corporate purposes.

Assuming this offering results in a full-size transaction pricing at the midpoint of the estimated offering price range set forth on the cover page of this prospectus, we expect that the net proceeds from this offering will enable us to enroll and commence (i) our randomized Phase 2/3 clinical trial in third-line CRC subjects, and (ii) our randomized Phase 3 clinical trial in first-line high-risk MDS subjects. See "Business." In the event the net proceeds from this offering are significantly less than currently anticipated, our management will determine the relative priority of our clinical programs based on the actual net proceeds. In addition, funds available for working capital and general corporate purposes will likely be reduced. See "Use of Proceeds" in this prospectus for a more complete description of the intended use of proceeds from this offering.

NASDAQ Global Market trading symbol	TLOG
Risk factors

You should carefully read the "Risk Factors" section of, and all of the other information set forth in, this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Unless otherwise noted, the information in this prospectus assumes, as of September 30, 2013:

  •
  no exercise by the underwriters of their over-allotment option to purchase up to            additional shares of common stock from us;

  •
  the conversion of all outstanding shares of our preferred stock into 147,779,664 shares of our common stock, which will occur immediately prior to consummation of this offering;

  •
  the issuance of                     shares of common stock upon exercise of warrants, or our 2012/2013 Warrants, equal to                net settled into common stock at the initial public offering price of our common stock in this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus);

  •
  the issuance of                     shares of common stock upon conversion of our convertible notes, equal to the sum of the $13.0 million face value of the notes plus accrued interest of $600,300, divided by the initial public offering price of our common stock in this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus);

  •
  a            for            reverse split of our common stock prior to the effectiveness of the registration statement of which this prospectus forms a part; and

  •
  no purchases by certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, who have indicated an interest in purchasing an aggregate of up to approximately $                 million in shares of our common stock in this offering.

The number of shares of common stock to be outstanding after this offering is based on             shares of common stock outstanding as of September 30, 2013, after giving effect to the conversion of all of our outstanding shares of preferred stock as of September 30, 2013 into 147,779,664 shares of our common stock, the net exercise of our 2012/2013 Warrants into             shares of our common stock (as described in the third bullet point above) and the conversion of our convertible notes into            shares of our common stock (as described in the fourth bullet point above), and excludes as of that date:

  •
  1,705,408 shares of common stock issuable upon exercise of warrants, with a weighted average exercise price of $0.16 per share. Of these shares, warrants to purchase 1,289,210 shares of our common stock contain a provision where the exercise price would be reduced in the event that we issue securities in the future at a price less than the current exercise price of $0.05 per share;

  •
  shares of common stock issuable upon conversion of convertible notes issued in October 2013 and                   shares of common stock issuable upon the net exercise of warrants issued in October 2013 (assuming an initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus);

  •
  12,990,254 shares of common stock issuable upon exercise of options, with a weighted average exercise price of $0.08 per share, under our 2004 Equity Incentive Plan;

  •
  additional shares that will be made available for issuance under our 2013 Equity Incentive Plan;

  •
  shares of common stock issuable upon exercise of options with an exercise price of $0.36 per share issued to our employees under our 2004 Equity Incentive Plan after September 30, 2013. See "Executive and Director Compensation—Equity Benefit Plans" in this prospectus; and

  •
  additional shares of common stock issuable upon exercise of options to be granted following this offering pursuant to the terms of the employment agreements of three members of our management. See "Executive and Director Compensation—Employment Agreements" in this prospectus.

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering.

Summary Financial Data

The following table summarizes our historical financial data as of the dates indicated and for the periods then ended. We have derived the following statement of operations data for the years ended December 31, 2011 and 2012 from our audited financial statements included elsewhere in this prospectus. We have derived the following statement of operations data for the nine months ended September 30, 2012 and 2013 and balance sheet data as of September 30, 2013 from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period. The summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2011	2012		2012	2013
Statement of Operations Data:
Revenue	$–		$–	$–		$–
Expenses:
General and administrative	3,615,827		4,075,649	3,090,033		4,147,292
Research and development	15,253,522		12,096,278	9,347,758		6,438,941

Total expenses	18,869,349		16,171,927	12,437,791		10,586,233

Loss from operations	(18,869,349)		(16,171,927)	(12,437,791)		(10,586,233)
Change in fair value of derivative liabilities	(48,454)		43,136	38,840		(1,334,827)
Interest and other income	4,900		2,694	2,689		65
Interest expense	(6,753)		(73,353)	(989)		(1,375,378)

Net loss and comprehensive loss	(18,919,656)		(16,199,450)	$(12,397,251)		$(13,296,373)
Cumulative preferred stock dividends	(3,269,160)		(3,453,412)	(2,585,341)		(2,565,708)

Net loss attributable to common stockholders	$(22,188,816)		$(19,652,862)	$(14,982,592)		$(15,862,081)

Per share information:
Net loss per share of common stock – basic and diluted(1)	$(1.59)		$(1.19)	$(0.93)		$(0.73)

Basic and diluted weighted average shares outstanding(1)	13,921,615		16,490,327	16,064,605		21,733,302

Pro forma net loss per share of common stock – basic and diluted (unaudited)(1)		$			$

Pro forma basic and diluted weighted average shares outstanding (unaudited)(1)

	As of September 30, 2013
	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)
Balance Sheet Data:
Cash and cash equivalents	$2,458,191	$	$
Total assets	4,844,627
Total liabilities	20,545,386
Deficit accumulated during the development stage	(83,218,215)
Total stockholders' equity (deficit)	(74,738,762)

(1)
See Note 2 to our audited financial statements for an explanation of the method used to calculate net loss per share of common stock, basic and diluted, pro forma net loss per share of common stock, basic and diluted, and the basic and diluted pro forma weighted average shares outstanding used to calculate the pro forma per share amounts;

(2)
Gives pro forma effect to the conversion of all outstanding shares of our preferred stock, the conversion of our convertible notes (including our convertible notes issued in October 2013) plus accured interest, and the net exercise of our 2012/2013 Warrants and our warrants issued in October 2013 into an aggregate of              shares of our common stock (in the case of such convertible notes and warrants, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), which will occur immediately prior to consummation of this offering; and

(3)
Gives further effect to the sale of shares of our common stock in this offering, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering costs payable by us. A $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease cash and cash equivalents and total stockholders' equity on a pro forma as adjusted basis by approximately $         million, assuming that the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering costs payable by us.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before making your decision to invest in shares of our common stock. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, results of operations, financial condition and cash flows and if so our future prospects would likely be materially and adversely affected. If any of such events were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We are a clinical-stage biopharmaceutical company. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk of failure to gain regulatory approval or become commercially viable. We have one product candidate, birinapant, at the early stages of clinical development and all of our other compounds are pre-clinical. We do not have any products approved by regulatory authorities for marketing and have not generated any revenue from product sales, and we continue to incur significant research, development and other expenses related to our ongoing operations. As a result, we are not profitable and have incurred losses in every reporting period since our inception in 2003. For the year ended December 31, 2012 and the nine months ended September 30, 2013, we reported a net loss of $16.2 million and $13.3 million, respectively, and we had an accumulated deficit of $83.2 million at September 30, 2013.

We expect to continue to incur significant expenses and operating losses for the foreseeable future. We anticipate these losses to increase as we continue the research and development of, and seek regulatory approvals for, birinapant, and potentially begin to commercialize birinapant, if it receives regulatory approval. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenues. If birinapant fails in clinical trials or does not gain regulatory approval, or if approved, fails to achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We currently have no source of product revenue and may never become profitable.

We have not generated any revenues from commercial product sales (and we have no commercial products). Our ability to generate revenue from product sales and achieve profitability will depend upon our ability to successfully gain regulatory approval and commercialize birinapant or other product candidates that we may develop, in-license or acquire in the future. Even if we are able to successfully achieve regulatory approval for birinapant, we do not know when it will generate revenue from product sales for us, if at all. Our ability to generate revenue from product sales from birinapant or any other future product candidates also depends on a number of additional factors, including our ability to:

  •
  successfully complete development activities, including enrollment of study participants and completion of the necessary clinical trials;

  •
  complete and submit NDAs to the FDA and obtain regulatory approval for indications for which there is a commercial market;

  •
  complete and submit applications to, and obtain regulatory approval from, foreign regulatory authorities;

  •
  successfully commercialize any products, if approved;

  •
  make or have made commercial quantities of our products at acceptable cost levels;

  •
  develop a commercial organization capable of manufacturing, sales, marketing and distribution for any products we intend to sell ourselves in the markets in which we choose to commercialize on our own;

  •
  find suitable partners to help us market, sell and distribute our approved products in other markets; and

  •
  obtain adequate pricing, coverage and reimbursement from third parties, including government and private payors.

In addition, because of the numerous risks and uncertainties associated with product development, including that birinapant may not advance through development or achieve the endpoints of applicable clinical trials, we are unable to predict the timing or amount of increased expenses, or when or if we will be able to achieve or maintain profitability. Even if we are able to complete the development and regulatory process for birinapant, we anticipate incurring significant costs associated with commercializing these products.

Even if we are able to generate revenues from the sale of birinapant or any future commercial products, we may not become profitable and will need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, and we are not successful in obtaining additional funding, then we may be unable to continue our operations at planned levels.

We intend to expend our limited resources to pursue our sole clinical stage product candidate, birinapant, and may fail to capitalize on other technologies, product candidates or other indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we are focusing on research programs relating to birinapant, which concentrates the risk of product failure in the event birinapant proves to be unsafe or ineffective or the SMAC-mimetic class of product candidates is considered to be inadequate for clinical development or commercialization. As a result, we may forego or delay pursuit of opportunities with other technologies, product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on proprietary research and development programs relating to birinapant may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for birinapant, we may relinquish valuable rights to birinapant through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to birinapant.

We will require additional capital to fund our operations and if we fail to obtain necessary financing, we may be unable to complete the development and potential commercialization of birinapant.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to advance the clinical development of birinapant and launch and commercialize birinapant, if we receive regulatory approval. We will require additional capital for the further development and potential commercialization of birinapant and may also need to raise additional funds sooner to pursue a more accelerated development of birinapant. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts.

We believe that the net proceeds from this offering and the October 2013 issuance of unsecured convertible promissory notes in the aggregate of $6.2 million, together with our existing cash and cash equivalents as of September 30, 2013, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. We have based this estimate on assumptions that may prove to be wrong, and we could deploy our available capital resources sooner than we currently expect. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to the:

  •
  initiation, progress, timing, costs and results of pre-clinical studies and clinical trials for birinapant or any other future product candidates;

  •
  clinical development plans we establish for birinapant and any other future product candidates;

  •
  our obligation to make royalty and non-royalty sublicense receipt payments to third-party licensors, if any, under our licensing agreements;

  •
  number and characteristics of product candidates that we discover or in-license and develop;

  •
  outcome, timing and cost of regulatory review by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

  •
  costs of filing, prosecuting, defending and enforcing any patent claims and maintaining and enforcing other intellectual property rights;

  •
  effect of competing technological and market developments;

  •
  costs and timing of the implementation of commercial-scale manufacturing activities; and

  •
  costs and timing of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval.

If we are unable to expand our operations or otherwise capitalize on our business opportunities due to a lack of capital, our ability to become profitable will be compromised.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our consolidated financial statements were prepared under the assumption that we will continue as a going concern for the next 12 months. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our incurred losses from operations since our inception, our requirement for additional capital to fund planned operations and raising substantial doubt about our ability to continue as a going concern. We believe that our ongoing and planned financing endeavors, if successful, will provide adequate financial resources to continue as a going concern for at least the next 12 months, even without the proceeds from this offering; however, there can be no assurance in this regard.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or birinapant.

Until we can generate substantial revenue from product sales, if ever, we expect to seek additional capital through a combination of private and public equity offerings, debt financings, strategic collaborations and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include liens or other restrictive covenants limiting our ability to take important actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic collaborations and alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies in particular countries, or grant licenses on terms that are not favorable to us. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our product development or commercialization efforts or grant rights to develop and market our technologies that we would otherwise prefer to develop and market ourselves.

Risks Related to Our Business and Industry

Our future success is dependent on the successful clinical development, regulatory approval and commercialization of birinapant, which is currently undergoing Phase 1 and 2 clinical trials and will require significant capital resources and years of additional clinical development effort.

We do not have any products that have gained regulatory approval. Currently, our only clinical-stage product candidate is birinapant. As a result, our business is dependent on our ability to successfully complete clinical development of, obtain regulatory approval for, and, if approved, to successfully commercialize birinapant in a timely manner. We cannot commercialize birinapant in the U.S. without first obtaining regulatory approval from the FDA; similarly, we cannot commercialize birinapant outside of the U.S. without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of birinapant for a target indication, we must demonstrate with substantial evidence gathered in pre-clinical studies and well-controlled clinical trials, generally including two well-controlled Phase 3 trials, and, with respect to approval in the U.S., to the satisfaction of the FDA, that birinapant is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. Even if birinapant were to successfully obtain approval from the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If we are unable to obtain regulatory approval for birinapant in one or more jurisdictions, or any approval contains significant limitations, we may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of any other product candidate that we may discover, in-license, develop or acquire in the future. Furthermore, even if we obtain regulatory approval for birinapant, we will still need to develop a commercial organization, establish commercially viable pricing and obtain approval for adequate reimbursement from third-party and government payors. If we are unable to successfully commercialize birinapant, we may not be able to earn sufficient revenues to continue our business.

Because the results of pre-clinical studies or earlier clinical trials are not necessarily predictive of future results, birinapant may not have favorable results in later clinical trials or receive regulatory approval.

Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will generate adequate data to demonstrate the efficacy and safety of birinapant. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience, have suffered significant setbacks in clinical trials, even after seeing promising results in earlier clinical trials. Despite the results reported in earlier clinical trials for birinapant, we do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market birinapant in any particular jurisdiction. If later-stage clinical trials do not produce favorable results, our ability to achieve regulatory approval for birinapant may be adversely impacted.

The therapeutic efficacy of birinapant is unproven in humans, and we may not be able to successfully develop and commercialize birinapant pursuant to these programs.

Birinapant is a novel compound and its potential benefit as a therapeutic cancer or antiviral drug is unproven. Our ability to generate revenues from birinapant, which we do not expect will occur in the short term, if ever, will depend heavily on its successful development and commercialization after approval, if achieved, which is subject to many potential risks. For example, birinapant may not prove to be an effective inhibitor of the cancer or viral targets it is being designed to act against and may not demonstrate in study subjects any or all of the pharmacological data points that may have been demonstrated in pre-clinical studies. Birinapant may interact with human biological systems in unforeseen, ineffective or harmful ways. If birinapant is associated with undesirable side effects or has characteristics that are unexpected, we may need to abandon its development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound. As a result of these and other risks described herein that are inherent in the development of novel therapeutic agents, we may never successfully develop, enter into or maintain third-party licensing or collaboration transactions with respect to, or successfully commercialize birinapant, in which case we will not achieve profitability and the value of our stock may decline.

Clinical development of product candidates involves a lengthy and expensive process with an uncertain outcome.

Clinical testing is expensive, can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and early clinical trials.

We may experience delays in our ongoing or future clinical trials and we do not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all. There can be no assurance that the FDA or other foreign regulator authority will not put clinical trials of birinapant or any other product candidates on clinical hold now or in the future. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

  •
  delay or failure in reaching agreement with the FDA or a comparable foreign regulatory authority on a trial design that we are able to execute;

  •
  delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical trial;

  •
  delay or failure in reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

  •
  delay or failure in obtaining institutional review board, or IRB, approval or the approval of other reviewing entities, including comparable foreign regulatory authorities, to conduct a clinical trial at each site;

  •
  withdrawal of clinical trial sites from our clinical trials as a result of changing standards of care or the ineligibility of a site to participate in our clinical trials;

  •
  delay or failure in recruiting and enrolling suitable study subjects to participate in a trial;

  •
  delay or failure in study subjects completing a trial or returning for post-treatment follow-up;

  •
  clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

  •
  inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for competing product candidates with the same indication;

  •
  failure of our third-party clinical trial managers to satisfy their contractual duties or meet expected deadlines;

  •
  delay or failure in adding new clinical trial sites;

  •
  ambiguous or negative interim results or results that are inconsistent with earlier results;

  •
  feedback from the FDA, the IRB, data safety monitoring boards, or a comparable foreign regulatory authority, or results from earlier stage or concurrent pre-clinical studies and clinical trials, that might require modification to the protocol for the trial;

  •
  decision by the FDA, the IRB, a comparable foreign regulatory authority, or us, or recommendation by a data safety monitoring board or comparable foreign regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

  •
  unacceptable risk-benefit profile, unforeseen safety issues or adverse side effects or adverse events;

  •
  failure of a product candidate to demonstrate any benefit;

  •
  difficulties in manufacturing or obtaining from third parties sufficient quantities of a product candidate for use in clinical trials;

  •
  lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional clinical studies or increased expenses associated with the services of our CROs and other third parties; or

  •
  changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Study subject enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the subject population, the proximity of subjects to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, ability to obtain and maintain subject consents, risk that enrolled subjects will drop out before completion, competing clinical trials and clinicians' and subjects' perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including any new drugs that may be approved or product candidates that may be studied in competing clinical trials for the indications we are investigating. We rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials, and while we have agreements governing their committed activities, we have limited influence over their actual performance.

If we experience delays in the completion of any clinical trial of birinapant, the commercial prospects of birinapant may be harmed, and our ability to generate product revenues from birinapant, if approved, will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our development and approval process for birinapant and jeopardize our ability to commence product sales and generate revenues. In addition, many of the factors that could cause a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of birinapant.

Our commercial success depends upon attaining significant market acceptance of birinapant, if approved, among physicians, patients, healthcare payors and the major operators of cancer clinics.

Even if we obtain regulatory approval for birinapant, birinapant may not gain market acceptance among physicians, healthcare payors, patients or the medical community. Market acceptance of birinapant, if we receive approval, depends on a number of factors, including the:

  •
  efficacy and safety of birinapant or birinapant administered with other drugs each as demonstrated in clinical trials and post-marketing experience;

  •
  clinical indications for which birinapant is approved;

  •
  acceptance by physicians, major operators of cancer clinics and patients of birinapant as a safe and effective treatment;

  •
  potential and perceived advantages of birinapant over alternative treatments;

  •
  safety of birinapant seen in a broader patient group, including its use outside the approved indications should physicians choose to prescribe for such uses;

  •
  prevalence and severity of any side effects;

  •
  product labeling or product insert requirements of the FDA or other regulatory authorities;

  •
  timing of market introduction of birinapant as well as competitive products;

  •
  cost of treatment in relation to alternative treatments;

  •
  availability of coverage and adequate reimbursement and pricing by third-party payors and government authorities;

  •
  relative convenience and ease of administration; and

  •
  effectiveness of our sales and marketing efforts.

Moreover, if birinapant is approved but fails to achieve market acceptance among physicians, patients, or healthcare payors or the products or product candidates that are being administered with birinapant are restricted, withdrawn or recalled or fail to be approved, as the case may be, we may not be able to generate significant revenues, which would compromise our ability to become profitable.

Our commercial success could depend upon the continued marketing of a regulatory approved product, or the approval of a product candidate, that is administered with birinapant.

Some of our clinical trials involve regulatory approved products marketed, or product candidates being developed, by other pharmaceutical companies and some of the indications for which we are developing birinapant involve its use in combination with these other products and product candidates. These products or product candidates may be administered in a clinical trial in combination with birinapant. In the event that any of these pharmaceutical companies have unforeseen issues that negatively impact their clinical development or marketing approval for these products and product candidates or otherwise negatively affect their ability to continue to clinically develop or market these products and product candidates, our ability to complete our applicable clinical trials and/or evaluate clinical results and, ultimately, our ability to receive regulatory approval for birinapant for the indications we are pursuing may also be negatively impacted. As a result, this could adversely affect our ability to file for, gain or maintain regulatory approvals on a timely basis, if at all.

Birinapant may cause undesirable side effects or have other properties that could delay or prevent its regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

Undesirable side effects caused by birinapant could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign regulatory authority. For example, even though birinapant has generally been well tolerated by subjects in our earlier-stage clinical trials, in some cases there were side effects, some of which were severe. In clinical trials where birinapant was administered as monotherapy, treatment-related side effects that were Grade 3 or Grade 4, meaning they were more than mild or moderate in severity, include increase of serum levels of amylase or lipase protein concentrations, fatigue, headache, hypophosphatemia, lymphopenia, nausea, rash, thrombocytopenia and vomiting. Treatment-related Grade 3 or Grade 4 side effects observed in trials where birinapant was administered with other cancer therapies included abdominal pain, alanine aminotransferase increase, amylase increase, anemia, aspartate aminotransferase increase, caecitis, dehydration, diarrhea, dyspnea, fatigue, febrile neutropenia, granulocytopenia, headache, hyponatraemia, hypotension, leukopenia, lipase increase, lymphocytopenia, mucositis, nausea, neutropenia, pancytopenia, sepsis, stomatitis, stress cardiomyopathy, thrombocytopenia, vomiting, and weight decrease. In dose escalation studies of birinapant combined with chemotherapies that deliberately sought to define the dose-limiting toxicities, and thus the MTD, the most common dose-limiting side effect was Grade 2 Bell's Palsy, or weakness or inability to control facial muscles on one side of the face.

As a result of these side effects or further safety or toxicity issues that we may experience in our clinical trials in the future, we may not receive approval to market birinapant, which could prevent us from ever generating revenues or achieving profitability. Results of our trials could reveal an unacceptably high severity and prevalence of side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of birinapant for any or all targeted indications. The study drug-related side effects could affect study subject recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims.

Additionally, if birinapant receives marketing approval, and we or others later identify undesirable side effects caused by birinapant, a number of potentially significant negative consequences could result, including:

  •
  we may be forced to suspend marketing of birinapant;

  •
  regulatory authorities may withdraw their approvals of birinapant;

  •
  regulatory authorities may require additional warnings on the label that could diminish the usage or otherwise limit the commercial success of birinapant;

  •
  we may be required to conduct post-market studies;

  •
  we could be sued and held liable for harm caused to subjects or patients; and

  •
  our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of birinapant, if approved.

Even if birinapant receives regulatory approval, we may still face future development and regulatory difficulties.

Even if we obtain regulatory approval for birinapant, it would be subject to ongoing requirements by the FDA and comparable foreign regulatory authorities governing the manufacture, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of birinapant will continue to be closely monitored by the FDA and comparable foreign regulatory authorities after approval. If new safety information becomes available after approval of birinapant, the FDA or comparable foreign regulatory authorities may require labeling changes or establishment of a Risk Evaluation and Mitigation Strategy, or REMS, or similar strategy, impose significant restrictions on birinapant's indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved for birinapant, if it achieves marketing approval, may include restrictions on use.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or cGMP, and other regulations. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, birinapant or the manufacturing facilities for birinapant fails to comply with applicable regulatory requirements, a regulatory agency may:

  •
  issue warning letters or untitled letters;

  •
  mandate modifications to promotional materials or require us to provide corrective information to healthcare practitioners;

  •
  require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

  •
  seek an injunction or impose civil or criminal penalties or monetary fines;

  •
  suspend or withdraw regulatory approval;

  •
  suspend any ongoing clinical trials;

  •
  refuse to approve pending applications or supplements to applications filed by us;

  •
  suspend or impose restrictions on operations, including costly new manufacturing requirements; or

  •
  seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit or preclude our ability to commercialize birinapant and generate revenue.

Advertising and promotion of any product candidate that obtains approval in the U.S. will be heavily scrutinized by, among others, the FDA, the Department of Justice, or the DOJ, the Office of Inspector General of the Department of Health and Human Services, or HHS, state attorneys general, members of Congress and the public. Violations, including promotion of our products for unapproved or off-label uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA or other government agencies. Additionally, advertising and promotion of any product candidate that obtains approval outside of the U.S. will be heavily scrutinized by comparable foreign regulatory authorities.

In the U.S., engaging in impermissible promotion of birinapant for off-label uses can also subject us to false claims litigation under federal and state statutes, and other litigation and/or investigation, which can lead to civil and criminal penalties and fines and agreements that materially restrict the manner in which we promote or distribute our drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. This increasing focus and scrutiny has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid and other federal and state healthcare programs. If we do not lawfully promote our approved products, we may become subject to such litigation and/or investigation and, if we are not successful in defending against such actions, those actions could compromise our ability to become profitable.

Failure to obtain regulatory approval in international jurisdictions would prevent birinapant from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, including Japan and South Korea, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the U.S. generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the U.S., it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the U.S. on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the U.S. does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market. If we are unable to obtain approval of birinapant by regulatory authorities in the European Union, Japan, South Korea or another country or jurisdiction, the commercial prospects of birinapant may be significantly diminished and our business prospects could decline.

Recently enacted and future legislation, including potentially unfavorable pricing regulations or other healthcare reform initiatives, may increase the difficulty and cost for us to obtain marketing approval of and commercialize birinapant and affect the prices we may obtain.

The regulations that govern, among other things, marketing approvals, coverage, pricing and reimbursement for new drug products vary widely from country to country. In the U.S. and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of birinapant, restrict or regulate post-approval activities and affect our ability to successfully sell birinapant, if we may obtain marketing approval.

In the U.S., the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or Medicare Modernization Act, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician administered drugs. In recent years, Congress has considered further reductions in Medicare reimbursement for drugs administered by physicians. The Centers for Medicare and Medicaid Services, the agency that runs the Medicare program, also has the authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price we can receive for those products. While the Medicare Modernization Act and Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010, or the Affordable Care Act, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers and impose additional health policy reforms. The Affordable Care Act expanded manufacturers' rebate liability to include covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, increased the minimum rebate due for innovator drugs from 15.1% of average manufacturer price, or AMP, to 23.1% of AMP and capped the total rebate amount for innovator drugs at 100.0% of AMP. The Affordable Care Act and subsequent legislation also changed the definition of AMP. Furthermore, the Affordable Care Act imposes a significant annual, nondeductible fee on companies that manufacture or import certain branded prescription drug products. Substantial new provisions affecting compliance have also been enacted, which may affect our business practices with healthcare practitioners, and a significant number of provisions are not yet, or have only recently become, effective. Although it is too early to determine the effect of the Affordable Care Act, it appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. More recently, in August 2011, the President of the U.S. signed into law the Budget Control Act of 2011, which, among other things, creates the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of an amount greater than $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. If we ever obtain regulatory approval and commercialization of birinapant, these new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of birinapant may be.

In the U.S., the European Union and other potentially significant markets for birinapant, government authorities and third-party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which has resulted in lower average selling prices. Furthermore, the increased emphasis on managed healthcare in the U.S. and on country and regional pricing and reimbursement controls in the European Union will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for birinapant in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues we are able to generate from the sale of the product in that particular country. Adverse pricing limitations may hinder our ability to recoup our investment in birinapant even if birinapant obtains marketing approval.

Laws and regulations governing international operations may preclude us from developing, manufacturing and selling product candidates outside of the U.S. and require us to develop and implement costly compliance programs.

As we seek to expand our operations outside of the U.S., we must comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The creation and implementation of international business practices compliance programs is costly and such programs are difficult to enforce, particularly where reliance on third parties is required.

The Foreign Corrupt Practices Act, or FCPA, prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with certain accounting provisions requiring such companies to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations. The anti-bribery provisions of the FCPA are enforced primarily by the DOJ. The Securities and Exchange Commission, or the SEC, is involved with enforcement of the books and records provisions of the FCPA.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the U.S., or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. Our expanding presence outside of the U.S. will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling birinapant outside of the U.S., which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial penalties, including suspension or debarment from government contracting. Violation of the FCPA can result in significant civil and criminal penalties. Indictment alone under the FCPA can lead to suspension of the right to do business with the U.S. government until the pending claims are resolved. Conviction of a violation of the FCPA can result in long-term disqualification as a government contractor. The termination of a government contract or relationship as a result of our failure to satisfy any of our obligations under laws governing international business practices would have a negative impact on our operations and harm our reputation and ability to procure government contracts. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA's accounting provisions.

Even if we are able to commercialize birinapant, birinapant may not receive coverage and adequate reimbursement from third-party payors, which could harm our business.

Our ability to commercialize birinapant successfully will depend, in part, on the extent to which coverage and adequate reimbursement for birinapant and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical drugs. Third-party payors may also seek additional clinical evidence, beyond the data required to obtain marketing approval, demonstrating clinical benefits and value in specific patient populations before covering birinapant for those patients. We cannot be sure that coverage and adequate reimbursement will be available for birinapant and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, birinapant, if we obtain marketing approval. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize birinapant, if we obtain marketing approval.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the U.S. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell birinapant, we may be unable to generate any revenue.

We do not currently have an organization for the sale, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA and comparable foreign regulatory authorities, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded sales and marketing operations. Without an internal commercial organization or the support of a third party to perform sales and marketing functions, we may be unable to compete successfully against these more established companies.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may affect the business or financial arrangements and relationships through which we would market, sell and distribute our products. Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, federal and state healthcare laws and regulations pertaining to fraud and abuse and patients' rights are and will be applicable to our business. Restrictions under applicable federal and state healthcare laws and regulations that may affect our operations (including our marketing, promotion, educational programs, pricing, and relationships with healthcare providers or other entities, among other things) and expose us to areas of risk include the following:

  •
  the federal healthcare Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

  •
  federal civil and criminal false claims laws and civil monetary penalty laws impose criminal and civil penalties, including through civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

  •
  the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also created federal criminal laws that prohibit knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statements in connection with the delivery of or payment for healthcare benefits, items or services;

  •
  HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

  •
  the federal physician sunshine requirements under the Affordable Care Act requires manufacturers of drugs, devices, biologics and medical supplies to report annually to HHS information related to payments and other transfers of value to physicians, other healthcare providers, and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

  •
  analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; some state laws require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties are compliant with applicable healthcare laws and regulations will involve the expenditure of appropriate, and possibly significant, resources. Nonetheless, it is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any physicians or other healthcare providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could cause significant liability for us and harm our reputation.

We are exposed to the risk of employee fraud or other misconduct, including intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, provide accurate information to the FDA or comparable foreign regulatory authorities, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, report financial information or data accurately or disclose unauthorized activities to us. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We will adopt a code of conduct for our directors, officers and employees, or the Code of Conduct, which will be effective as of consummation of this offering, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to birinapant and will face competition with respect to any other product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing birinapant. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. For example, there are several companies developing product candidates that target the same cancer pathways that we are targeting or that are testing product candidates in the same cancer indications that we are testing. For example, Curis Inc., or Curis (Phase 1), Debiopharma SA, or Debiopharma (Phase 1), and Novartis AG, or Novartis (Phase 2), are all developing IAP inhibitors. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Birinapant is presently being developed primarily as a cancer therapeutic. There are a variety of available therapies and supportive care products marketed for cancer patients. Some of these other drugs are branded and subject to patent protection, some are in clinical development and not yet approved, and others are available on a generic basis. Many of the approved drugs are well established therapies or products and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. In addition, birinapant is delivered intravenously, which will require a visit to an oncologist office or a hospital. Some of our competitors are seeking to develop drugs that can be administered by oral delivery, and thus would not require a visit to a doctor for each administration. These factors may make it difficult for us to achieve market acceptance at desired levels and/or in a timely manner to ensure viability of our business.

More established companies may have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors may have significantly greater financial, technical and human resources.

As a result of these factors, our competitors may obtain regulatory approval of their products before we are able to, which may limit our ability to develop or commercialize birinapant. Our competitors may also develop drugs that are safer, more effective, more widely used and cheaper than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render birinapant obsolete or non-competitive before we can recover the expenses of birinapant's development and commercialization.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of birinapant that we may develop.

We face an inherent risk of product liability exposure related to the testing of birinapant by us or our investigators in human clinical trials and will face an even greater risk if we commercially sell birinapant after obtaining regulatory approval. Product liability claims may be brought against us by study subjects enrolled in our clinical trials, patients, healthcare providers or others using, administering or selling birinapant. If we cannot successfully defend ourselves against claims that birinapant caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in, for example:

  •
  decreased demand for birinapant;

  •
  termination of clinical trial sites or entire trial programs;

  •
  injury to our reputation and significant negative media attention;

  •
  withdrawal of clinical trial subjects;

  •
  significant costs to defend the related litigation;

  •
  substantial monetary awards to clinical trial subjects or patients;

  •
  loss of revenue;

  •
  diversion of management and scientific resources from our business operations;

  •
  the inability to commercialize birinapant; and

  •
  increased scrutiny and potential investigation by, among others, the FDA, DOJ, the Office of Inspector General of the HHS, state attorneys general, members of Congress and the public.

We currently have $10.0 million in product liability insurance coverage in the aggregate, which may not be adequate to cover all liabilities that we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. We intend to expand our product liability insurance coverage to include the sale of commercial products if we obtain marketing approval for birinapant, but we may be unable to obtain commercially reasonable product liability insurance for birinapant, if approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of October 1, 2013, we had 20 full-time employees and two part-time employees, of whom 11 hold Ph.D. degrees and four hold M.D. (or international M.D.-equivalent) degrees. As our development and commercialization plans and strategies develop, or as a result of any future acquisitions, we will need additional managerial, operational, sales, marketing, financial and other resources. Our management, personnel and systems currently in place may not be adequate to support this future growth. Future growth would impose significant added responsibilities on members of management, including:

  •
  managing our clinical trials effectively;

  •
  identifying, recruiting, maintaining, motivating and integrating additional employees;

  •
  managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

  •
  improving our managerial, development, operational and finance systems; and

  •
  expanding our facilities.

As our operations expand, we will need to manage additional relationships with various strategic partners, suppliers and other third parties. Our future financial performance and our ability to commercialize birinapant, if approved, and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively and hire, train and integrate additional management, administrative and sales and marketing personnel. Our failure to accomplish any of these tasks could prevent us from successfully growing our company.

Our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

We are highly dependent upon J. Kevin Buchi, our Chief Executive Officer, Lesley Russell, M.B.Ch.B., M.R.C.P., our Chief Operating Officer, Pete A. Meyers, our Chief Financial Officer and Treasurer, and C. Glenn Begley, M.B.B.S., Ph.D., F.R.A.C.P., F.R.C.P.A., F.R.C.Path., our Chief Scientific Officer and Senior Vice President, Research & Development. In addition, some of our officers, including Mr. Buchi, Mr. Meyers and Dr. Russell, joined us recently. The employment agreements we have with the persons named above do not prevent such persons from terminating their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives.

If we are unable to attract and retain highly qualified employees, we may not be able to grow effectively.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of any member of our senior management team or the inability to hire or retain experienced management personnel could compromise our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. The competition for qualified personnel in the pharmaceutical field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies, that could harm our operating results, dilute our stockholders' ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of assets, including pre-clinical, clinical or commercial stage products or product candidates, or businesses, or strategic alliances and collaborations, to expand our existing technologies and operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We have no experience with acquiring other companies, products or product candidates, and limited experience with forming strategic alliances and collaborations. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur additional debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable strategic alliance or collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

To finance any acquisitions or collaborations, we may choose to issue debt or shares of our common stock as consideration. Any such issuance of shares would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Our business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, our internal computer systems, and those of our CROs and other third parties on which we rely, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, fire, terrorism, war and telecommunication and electrical failures. In addition, our systems safeguard important confidential personal data regarding our subjects. If an disruption event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed, ongoing or planned clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of birinapant could be delayed.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers' compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological or hazardous materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or man-made disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. We rely on third-party manufacturers to produce birinapant. Our ability to obtain clinical supplies of birinapant could be disrupted if the operations of these suppliers is affected by a man-made or natural disaster or other business interruption. The ultimate impact on us, our significant suppliers and our general infrastructure of being in certain geographical areas is unknown, but our operations and financial condition could suffer in the event of a major earthquake, fire or other natural disaster.

Risks Related to Our Dependence on Third Parties

We rely on third parties to conduct our pre-clinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize birinapant.

We rely on third-party CROs to monitor and manage data for our ongoing pre-clinical and clinical programs. We rely on these parties for execution of our pre-clinical studies and clinical trials, and we control only some aspects of their activities. Nevertheless, we are responsible for ensuring that each of our pre-clinical studies and clinical trials are conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We also rely on third parties to assist in conducting our pre-clinical studies in accordance with Good Laboratory Practices, or GLP, and the Animal Welfare Act requirements. We and our CROs are required to comply with federal regulations and current Good Clinical Practices, or GCP, which are international standards meant to protect the rights and health of subjects that are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for birinapant and any future product candidates in clinical development. Regulatory authorities enforce GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP requirements. In addition, our clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require us to repeat pre-clinical studies and clinical trials, which would delay the regulatory approval process.

Our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our ongoing clinical, nonclinical and pre-clinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our protocols, regulatory requirements or for other reasons, our pre-clinical studies and clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize birinapant. As a result, our results of operations and the commercial prospects for birinapant would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Because we have relied on third parties, our internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to our standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third-party service providers requires us to disclose our proprietary information to these parties, which could increase the risk that this information will be misappropriated. We currently have a small number of employees, which limits the internal resources we have available to identify and monitor our third-party providers. To the extent we are unable to identify and successfully manage the performance of third-party service providers in the future, our business may be adversely affected. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

If we lose our relationships with CROs, our drug development efforts could be delayed.

We rely on third-party vendors and CROs for pre-clinical studies and clinical trials related to our drug development efforts. Switching or adding additional CROs would involve additional cost and requires management time and focus. Our CROs generally have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us and/or research projects pursuant to such agreements if the safety of the subjects participating in our clinical trials warrants such termination in accordance with the reasonable opinion of the relevant CRO, if we make a general assignment for the benefit of our creditors or if we are liquidated. Identifying, qualifying and managing performance of third-party service providers can be difficult, time consuming and cause delays in our development programs. In addition, there is a natural transition period when a new CRO commences work and the new CRO may not provide the same type or level of services as the original provider. If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms.

Our experience manufacturing birinapant is limited to the needs of our pre-clinical studies and clinical trials. We have no experience manufacturing birinapant on a commercial scale and have no manufacturing facility. We are dependent on third-party manufacturers for the manufacture of birinapant as well as on third parties for our supply chain, and if we experience problems with any such third parties, the manufacturing of birinapant could be delayed.

We do not own or operate facilities for the manufacture of birinapant. We currently have no plans to build our own clinical or commercial scale manufacturing capabilities. We currently rely on contract manufacturing organizations, or CMOs, for the chemical manufacture of active pharmaceutical ingredient for birinapant and another CMO for the production of the birinapant intravenous formulation. To meet our projected needs for pre-clinical and clinical supplies to support our activities through regulatory approval and commercial manufacturing, the CMOs with whom we currently work will need to increase the scale of production. We may need to identify additional CMOs for continued production of supply for birinapant. Although alternative third-party suppliers with the necessary manufacturing and regulatory expertise and facilities exist, it could be expensive and take a significant amount of time to arrange for alternative suppliers. If we are unable to arrange for alternative third-party manufacturing sources, or to do so on commercially reasonable terms or in a timely manner, we may not be able to complete development of birinapant, or market or distribute birinapant.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured birinapant ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control, including a failure to synthesize and manufacture birinapant or any products we may eventually commercialize in accordance with our specifications, and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA and other regulatory authorities would require that birinapant and any products that we may eventually commercialize be manufactured according to cGMP and similar foreign standards. Any failure by our third-party manufacturers to comply with cGMP or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of birinapant in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of birinapant. In addition, such failure could be the basis for the FDA to issue a warning letter, withdraw approvals for birinapant previously granted to us, or take other regulatory or legal action, including recall or seizure of outside supplies of birinapant, total or partial suspension of production, suspension of ongoing clinical trials, refusal to approve pending applications or supplemental applications, detention or product, refusal to permit the import or export of products, injunction, or imposing civil and criminal penalties.

Any significant disruption in our supplier relationships could harm our business. Any significant delay in the supply of birinapant or its key materials for an ongoing pre-clinical study or clinical trial could considerably delay completion of our pre-clinical study or clinical trial, product testing and potential regulatory approval of birinapant. If our manufacturers or we are unable to purchase these key materials after regulatory approval has been obtained for birinapant, the commercial launch of birinapant would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of birinapant.

We may elect to enter into licensing or collaboration agreements to partner birinapant in territories currently retained by us. Our dependence on such relationships may adversely affect our business.

Because we have limited resources, we may seek to enter into collaboration agreements with other pharmaceutical or biotechnology companies. Any failure by our partners to perform their obligations or any decision by our partners to terminate these agreements could negatively impact our ability to successfully develop, obtain regulatory approvals for and commercialize birinapant. In the event we grant exclusive rights to such partners, we would be precluded from potential commercialization of birinapant within the territories in which we have a partner. In addition, any termination of our collaboration agreements will terminate the funding we may receive under the relevant collaboration agreement and may impair our ability to fund further development efforts and our progress in our development programs.

Our commercialization strategy for birinapant may depend on our ability to enter into agreements with collaborators to obtain assistance and funding for the development and potential commercialization of birinapant in the territories in which we seek to partner. Despite our efforts, we may be unable to secure additional collaborative licensing or other arrangements that are necessary for us to further develop and commercialize birinapant. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a collaboration agreement are long and complex processes with uncertain results. Even if we are successful in entering into one or more collaboration agreements, collaborations may involve greater uncertainty for us, as we have less control over certain aspects of our collaborative programs than we do over our proprietary development and commercialization programs. We may determine that continuing a collaboration under the terms provided is not in our best interest, and we may terminate the collaboration. Our potential future collaborators could delay or terminate their agreements, and as a result birinapant may never be successfully commercialized.

Further, our potential future collaborators may develop alternative products or pursue alternative technologies either on their own or in collaboration with others, including our competitors, and the priorities or focus of our collaborators may shift such that birinapant receives less attention or resources than we would like, or they may be terminated altogether. We may also enter into agreements with collaborators to share in the burden of conducting clinical trials, manufacturing and marketing birinapant. Any such actions by our potential future collaborators may adversely affect our business prospects and ability to earn revenues. In addition, we could have disputes with our potential future collaborators, such as the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of birinapant or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

Risks Related to Our Intellectual Property

If we are unable to protect our intellectual property rights or if our intellectual property rights are inadequate for our technology and product candidates, our competitive position could be harmed.

Our commercial success will depend in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and other countries with respect to our proprietary technology and products. We rely on trade secret, patent, copyright and trademark laws, and confidentiality, licensing and other agreements with employees and third parties, all of which offer only limited protection. We seek to protect our proprietary position by filing and prosecuting patent applications in the U.S. and abroad related to our novel technologies and products that are important to our business.

The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patents, including those patent rights licensed to us by third parties, are highly uncertain. The steps we or our licensors have taken to protect our proprietary rights may not be adequate to preclude misappropriation of our proprietary information or infringement of our intellectual property rights, both inside and outside the U.S. Further, the examination process may require us or our licensors to narrow the claims for our pending patent applications, which may limit the scope of patent protection that may be obtained if these applications issue. The rights already granted under any of our currently issued patents or those licensed to us and those that may be granted under future issued patents may not provide us with the proprietary protection or competitive advantages we are seeking. If we or our licensors are unable to obtain and maintain patent protection for our technology and products, or if the scope of the patent protection obtained is not sufficient, our competitors could develop and commercialize technology and products similar or superior to ours, and our ability to successfully commercialize our technology and products may be adversely affected. It is also possible that we or our licensors will fail to identify patentable aspects of inventions made in the course of our development and commercialization activities before it is too late to obtain patent protection on them.

With respect to patent rights, we do not know whether any of the pending patent applications for any of our compounds will result in the issuance of patents that protect our technology or products, or if any of our or our licensors' issued patents will effectively prevent others from commercializing competitive technologies and products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing or in some cases not at all, until they are issued as a patent. Therefore we cannot be certain that we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions.

Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that we own or have licensed from third parties may be challenged in the courts or patent offices in the U.S. and abroad. Such challenges may result in the loss of patent protection, the narrowing of claims in such patents or the invalidity or unenforceability of such patents, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for our technology and products. Protecting against the unauthorized use of our or our licensors' patented technology, trademarks and other intellectual property rights is expensive, difficult and may in some cases not be possible. In some cases, it may be difficult or impossible to detect third-party infringement or misappropriation of our intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could harm our business.

Our commercial success depends upon our ability to develop, manufacture, market and sell birinapant, and to use our related proprietary technologies. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to birinapant, including interference or derivation proceedings before the U.S. Patent and Trademark

Office, or USPTO. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future. If we are found to infringe a third party's intellectual property rights, we could be required to obtain a license from such third party to continue commercializing birinapant. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Under certain circumstances, we could be forced, including by court order, to cease commercializing birinapant. In addition, in any such proceeding or litigation, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing birinapant or force us to cease some of our business operations, which could materially harm our business. Any claims by third parties that we have misappropriated their confidential information or trade secrets could have a similar negative impact on our business.

While birinapant is in pre-clinical studies and clinical trials, we believe that the use of birinapant in these pre-clinical studies and clinical trials falls within the scope of the exemptions provided by 35 U.S.C. Section 271(e) in the U.S., which exempts from patent infringement liability activities reasonably related to the development and submission of information to the FDA. As birinapant progresses toward commercialization, the possibility of a patent infringement claim against us increases. We attempt to ensure that birinapant and the methods we employ to manufacture them, as well as the methods for their use we intend to promote, do not infringe other parties' patents and other proprietary rights. There can be no assurance they do not, however, and competitors or other parties may assert that we infringe their proprietary rights in any event.

In addition, we are testing birinapant administered with other product candidates and regulatory approved products that are covered by patents held by other companies or institutions. In the event that a labeling instruction is required in product packaging recommending that combination, we could be accused of, or held liable for, infringement of the third-party patents covering the product candidate or regulatory approved products recommended for administration with birinapant. In such a case, we could be required to obtain a license from the other company or institution to use the required or desired package labeling, which may not be available on commercially reasonable terms, or at all.

We are aware of certain U.S. and foreign patents owned by a certain third party with claims that are broadly directed to pro-apoptotic SMAC peptide mimetic monomer and dimer compounds, as well as to their use in treating cancer. These patents could be construed to cover birinapant. Generally, conducting clinical trials and other development activities in the U.S. is not considered an act of infringement. If and when birinapant is approved by the FDA, that certain third party may then seek to enforce its patents by filing a patent infringement lawsuit against us. In such lawsuit, we may incur substantial expenses defending our rights to commercialize birinapant, and in connection with such lawsuit and under certain circumstances, it is possible that we could be required to cease or delay the commercialization of birinapant and/or be required to pay monetary damages or other amounts, including royalties on the sales of birinapant. Moreover, such lawsuit may also consume substantial time and resources of our management team and board of directors. The threat or consequences of such a lawsuit may also result in royalty and other monetary obligations, which may adversely affect our results of operations and financial condition.

If we breach our license agreement with Princeton University, it could have a material adverse effect on our commercialization efforts for birinapant or such other compounds in the U.S.

In November 2003, we entered into an exclusive license agreement with Princeton University, subsequently amended in June 2004, August 2006 and October 2006, which grants us the rights to certain U.S. patents controlled by the university relating to SMAC-mimetic compounds, including birinapant, and a non-exclusive right to certain know-how and technology relating thereto. The agreement contains a right by us to sublicense. If we materially breach or fail to perform any provision under this license agreement (including failure to make payments to Princeton University when due for royalties and other sub-license revenues, failure to use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell licensed products, failure to file annual progress reports, commencement of bankruptcy or insolvency proceedings against us or failure to prosecute and maintain the licensed patents), Princeton University has the right to terminate our license, and upon the effective date of such termination, our right to practice the licensed Princeton University patent rights and related technology would end. To the extent such licensed technology or patent rights relate to birinapant, we would expect to exercise all rights and remedies available to us, including attempting to cure any breach by us, and otherwise seek to preserve our rights under the patent rights and other technology licensed to us, but we may not be able to do so in a timely manner, at an acceptable cost to us or at all. Any uncured, material breach under the license agreement could result in our loss of rights to practice the patent rights and technology licensed to us under the license agreement, and to the extent such patent rights and other technology relate to birinapant or other of our compounds, it could have a material adverse effect on our commercialization efforts for birinapant or such other compounds. See "Business – License Agreement with Princeton University" below for a more detailed description of the license agreement with Princeton University.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on birinapant and any future product candidates throughout the world would be prohibitively expensive, and our or our licensors' intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws and practices of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, we and our licensors may not be able to prevent third parties from practicing our and our licensors' inventions in all countries outside the U.S., or from selling or importing products made using our and our licensors' inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products, and may export otherwise infringing products to territories where we or our licensors have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our or our licensor's patents or marketing of competing products in violation of our proprietary rights generally in those countries. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business, could put our and our licensors' patents at risk of being invalidated or interpreted narrowly and our and our licensors' patent applications at risk of not issuing and could provoke third parties to assert claims against us or our licensors. We or our licensors may not prevail in any lawsuits that we or our licensors initiate and the damages or other remedies awarded, if any, may not be commercially meaningful.

The laws of certain foreign countries may not protect our rights to the same extent as the laws of the U.S., and these foreign laws may also be subject to change. For example, methods of treatment and manufacturing processes may not be patentable in certain jurisdictions, and the requirements for patentability may differ in certain countries, particularly developing countries. Furthermore, generic drug manufacturers or other competitors may challenge the scope, validity or enforceability of our or our licensors' patents, requiring us or our licensors to engage in complex, lengthy and costly litigation or other proceedings. Generic drug manufacturers may develop, seek approval for, and launch generic versions of our products. Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under certain circumstances to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our and our licensors' efforts to enforce intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we own or license.

Patent term may be inadequate to protect our competitive position on our products for an adequate amount of time.

Given the amount of time required for the development, testing and regulatory review of new product candidates, such as birinapant, patents protecting such candidates might expire before or shortly after such candidates are commercialized. We expect to seek extensions of patent terms in the U.S. and, if available, in other countries where we are prosecuting patents. In the U.S., the Drug Price Competition and Patent Term Restoration Act of 1984 permits a patent term extension of up to five years beyond the normal expiration of the patent, which is limited to the approved indication (or any additional indications approved during the period of extension). However, the applicable authorities, including the FDA and the USPTO in the U.S., and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data and launch their product earlier than might otherwise be the case.

Changes in patent law, including recent patent reform legislation, could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involve technological and legal complexity, and obtaining and enforcing pharmaceutical patents is costly, time-consuming, and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of our patents or narrow the scope of our patent protection. For example, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our and our licensors' ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts, and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our and our licensors' ability to obtain new patents or to enforce existing patents and patents we and our licensors may obtain in the future. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors' patent applications and the enforcement or defense of our or our licensors' issued patents and those licensed to us.

In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. In particular, under the Leahy-Smith Act, the U.S. transitioned in March 2013 to a "first to file" system in which the first inventor to file a patent application will be entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO and may become involved in opposition, derivation, reexamination, inter-partes review or interference proceedings challenging our patent rights or the patent rights of our licensors. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our or our licensors' patent rights, which could adversely affect our competitive position.

The USPTO is currently developing regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, did not become effective until March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submissions, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our product candidates, our competitive position would be adversely affected.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful and have a material adverse effect on the success of our business.

Competitors may infringe our patents or misappropriate or otherwise violate our intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend our intellectual property rights, to protect our trade secrets or to determine the validity and scope of our own intellectual property rights or the proprietary rights of others. Also, third parties may initiate legal proceedings against us or our licensors to challenge the validity or scope of intellectual property rights we own or control. These proceedings can be expensive and time consuming. Many of our current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than we can. Accordingly, despite our efforts, we may not be able to prevent third parties from infringing upon or misappropriating our intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm our business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to us is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock.

We may be subject to claims by third parties asserting that our licensors, employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees and our licensors' employees, including our senior management, were previously employed at universities or at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, including each member of our senior management, executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such third party. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

  •
  others may be able to make compounds that are the same as or similar to birinapant but that are not covered by the claims of the patents that we own or have exclusively licensed;

  •
  we or our licensors or any strategic partners might not have been the first to make the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

  •
  we or our licensors might not have been the first to file patent applications covering certain of our inventions;

  •
  others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

  •
  it is possible that our pending patent applications will not lead to issued patents;

  •
  issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

  •
  our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

  •
  we may not develop additional proprietary technologies that are patentable; and

  •
  the patents of others may have an adverse effect on our business.

Risks Related to This Offering and Ownership of Our Common Stock

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Prior to this offering there has been no market for shares of our common stock. An active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock will be determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of our common stock after this offering. The market value of our common stock may decrease from the initial public offering price. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into collaborations or acquire companies or products by using our shares of common stock as consideration. The market price of our stock may be volatile, and you could lose all or part of your investment.

The market price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this "Risk Factors" section and elsewhere in this prospectus, these factors include:

  •
  the success of competitive products or technologies;

  •
  regulatory actions with respect to our products or our competitors' products;

  •
  actual or anticipated changes in our growth rate relative to our competitors;

  •
  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

  •
  results of clinical trials of birinapant or product candidates of our competitors;

  •
  regulatory or legal developments in the U.S. and other countries;

  •
  developments or disputes concerning patent applications, issued patents or other proprietary rights;

  •
  the recruitment or departure of key personnel;

  •
  the level of expenses related to our clinical development programs;

  •
  the results of our efforts to in-license or acquire additional product candidates or products;

  •
  actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

  •
  variations in our financial results or those of companies that are perceived to be similar to us;

  •
  fluctuations in the valuation of companies perceived by investors to be comparable to us;

  •
  share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

  •
  announcement or expectation of additional financing efforts;

  •
  sales of our common stock by us, our insiders or our other stockholders;

  •
  changes in the structure of healthcare payment systems;

  •
  market conditions in the pharmaceutical and biotechnology sectors; and

  •
  general economic, industry and market conditions.

In addition, the stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of these risks or any of a broad range of other risks, including those described in these "Risk Factors," could have a dramatic and material adverse impact on the market price of our common stock.

We may be subject to securities litigation, which is expensive and could divert our management's attention.

The market price of our common stock may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

Insiders have substantial influence over us and could delay or prevent a change in corporate control.

Prior to this offering, our executive officers, directors, and holders of 5.0% or more of our capital stock collectively beneficially owned approximately        % of our voting stock and, upon consummation of this offering, that same group will together hold approximately        % of our outstanding voting stock. Assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, if our 5.0% stockholders and their affiliated entities purchase all of the shares they have indicated an interest in purchasing in this offering, the number of shares of our common stock beneficially owned by our executive officers, directors and stockholders who owned more than 5.0% of our outstanding common stock before this offering will, in the aggregate, increase to approximately        % of our common stock. This concentration of ownership could harm the market price of our common stock by:

  •
  delaying, deferring or preventing a change in control of our company;

  •
  impeding a merger, consolidation, takeover or other business combination involving our company; or

  •
  discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might negatively affect the prevailing market price for our common stock.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result,

investors purchasing common stock in this offering will incur immediate dilution of $            per share, based on an assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. Further, investors purchasing common stock in this offering will contribute approximately         % of the total amount invested by stockholders since our inception, but will own, as a result of such investment, only        % of the shares of common stock outstanding immediately following this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus).

The exercise of any of our outstanding options and warrants would result in additional dilution. Additionally, we have issued convertible promissory notes to certain of our existing stockholders, which will be converted into            additional shares of our common stock prior to the consummation of the offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). These issuances of common stock will result in additional dilution to investors purchasing shares in this offering. As a result of this dilution, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. Further, because we will need to raise additional capital to fund our clinical development programs, we may in the future sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of equity or equity-linked securities, together with the exercise of outstanding options and any additional shares issued in connection with acquisitions, if any, may result in further dilution to investors.

We are an "emerging growth company" and we intend to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in our common stock being less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company, which in certain circumstances could be for up to five years. See "Summary – Implications of Being an Emerging Growth Company" above.

Our status as an "emerging growth company" under the JOBS Act may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an "emerging growth company" we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will remain an "emerging growth company" until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (b) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period and (d) the last day of our fiscal year containing the fifth anniversary of the date on which shares of our common stock become publicly traded in the U.S.

If we fail to maintain an effective system of internal control over financial reporting in the future, we may not be able to accurately report our financial condition, results of operations or cash flows, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. Commencing with our annual report on Form 10-K for the year ending December 31, 2014, we will be required, under Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. However, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the independent registered public accounting firm attestation requirement.

Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal control over financial reporting is effective. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting once that firm begin its Section 404 reviews, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NASDAQ Stock Market, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

If we are unable to successfully remediate the existing material weakness in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected.

In preparing our consolidated financial statements as of and for the year ended December 31, 2012, we and our independent registered public accounting firm identified control deficiencies in the design and operation of our internal control over financial reporting that together constituted a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness identified was that we did not have sufficient financial reporting and accounting staff with appropriate training in generally accepted accounting principles in the U.S., or GAAP, and SEC rules and regulations. As such, our controls over financial reporting were not designed or operating effectively, and as a result there were adjustments required in connection with closing our books and records and preparing our December 31, 2012 and September 30, 2013 financial statements.

The material weakness in our internal control over financial reporting was attributable to our lack of sufficient financial reporting and accounting personnel with appropriate training in GAAP and SEC rules and regulations. In response to this material weakness, we plan to hire additional personnel with public company financial reporting expertise to build our financial management and reporting infrastructure, and further develop and document our accounting policies and financial reporting procedures. However, we cannot assure you that we will be successful in pursuing these measures or that these measures will significantly improve or remediate the material weakness described above. We also cannot assure you that we have identified all of our existing material weaknesses, or that we will not in the future have additional material weaknesses. We have not yet remediated our material weakness, and the remediation measures that we intend to implement may be insufficient to address our existing material weakness or to identify or prevent additional material weaknesses.

Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. In light of the control deficiencies and the resulting material weakness that were identified as a result of the limited procedures performed, we believe that it is possible that, had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses and significant control deficiencies may have been identified. However, for as long as we remain an "emerging growth company" as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the requirement that our independent registered public accounting firm provide an attestation on the effectiveness of our internal control over financial reporting.

If we fail to remediate the material weakness or to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act, we may be unable to accurately report our financial results, or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. There is no assurance that we will be able to remediate the material weakness in a timely manner, or at all, or that in the future, additional material weaknesses will not exist or otherwise be discovered. If our efforts to remediate the material weakness identified are not successful, or if other material weaknesses or other deficiencies occur, our ability to accurately and timely report our financial position could be impaired, which could result in late filings of our annual and quarterly reports under the Exchange Act, restatements of our consolidated financial statements, a decline in our stock price, suspension or delisting of our common stock from the NASDAQ Global Market, and could adversely affect our reputation, results of operations and financial condition.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon consummation of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an "emerging growth company." We will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and NASDAQ Stock Market. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We estimate that we will incur approximately $2.0 to $3.0 million in incremental costs per year associated with being a publicly traded company, although it is possible that our actual incremental costs will be higher than we currently estimate. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the sufficient coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have            outstanding shares of common stock based on the number of shares outstanding as of September 30, 2013 (assuming an initial public offering price of $    per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by certain of our affiliates and therefore subject to lock-up agreements. See "Underwriting" in this prospectus. Of the remaining shares, shares of our common stock, will be restricted as a result of securities laws or lock-up agreements but will be able to be sold after the offering as described in the "Shares Eligible for Future Sale" section of this prospectus.

Moreover, after this offering, holders of an aggregate of                shares of our common stock will have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders, assuming the conversion of all of our outstanding convertible notes and warrants. We also intend to register all shares of common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section in this prospectus.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of stock options, warrants outstanding or granted in the future and any additional shares issued in connection with acquisitions, if any, may result in material dilution to our investors. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

Pursuant to our equity incentive plans, our compensation committee is authorized to grant equity-based incentive awards to our directors, executive officers and other employees and service providers. The number of shares of our common stock available for future grant under our 2004 Equity Incentive Plan was 1,487,452 as of September 30, 2013. In October 2013, our board of directors approved the reservation of an additional 31,411,532 shares of common stock for issuance under our 2004 Equity Incentive Plan, to accommodate grants of non-qualified stock options to new members of our executive management, our former President and Chief Executive Officer and other employees and consultants. Additionally, we intend to adopt a 2013 Equity Incentive Plan in connection with this offering and reserve an additional            shares of our common stock for issuance thereunder. Future equity incentive grants and issuances of common stock under our 2013 Equity Incentive Plans may have an adverse effect on the market price of our common stock.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Although we currently intend to use the net proceeds from this offering in the manner described in the "Use of Proceeds" section in this prospectus, our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our business, including our birinapant clinical development programs, or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the market price of our common stock to decline and delay the development of birinapant. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected clinical development progression, which could cause the price of our common stock to decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and bylaws that will become effective in connection with consummation of this offering, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that will:

  •
  permit our board of directors to issue up to 50.0 million shares of preferred stock, with any rights, preferences and privileges as it may designate;

  •
  provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  establish a classified board of directors such that only one of three classes of directors is elected each year;

  •
  provide that directors can only be removed for cause;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  require that the amendment of certain provisions of our certificate of incorporation and bylaws relating to anti-takeover measures may only be approved by a vote of 75% of our outstanding capital stock;

  •
  not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election; and

  •
  provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons designated by a majority of the board of directors to call such meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management. Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15.0% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Special Note Regarding Forward-Looking Statements and Industry Data

This prospectus includes forward-looking statements. We may, in some cases, use terms such as "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ability to develop and commercialize birinapant; status, timing and results of pre-clinical studies and clinical trials; the potential benefits of birinapant; the timing of seeking regulatory approval of birinapant; our ability to obtain and maintain regulatory approval; our estimates of expenses and future revenues and profitability; our estimates regarding our capital requirements and our needs for additional financing; our plans to develop and market birinapant and the timing of our development programs; our estimates of the size of the potential markets for birinapant; our selection and licensing of birinapant; our ability to attract collaborators with acceptable development, regulatory and commercial expertise; the benefits to be derived from corporate collaborations, license agreements, and other collaborative or acquisition efforts, including those relating to the development and commercialization of birinapant; sources of revenues and anticipated revenues, including contributions from corporate collaborations, license agreements, and other collaborative efforts for the development and commercialization of products; our ability to create an effective sales and marketing infrastructure if we elect to market and sell birinapant directly; the rate and degree of market acceptance of birinapant; the timing and amount or reimbursement for birinapant; the success of other competing therapies that may become available; the manufacturing capacity for birinapant; our intellectual property position; our ability to maintain and protect our intellectual property rights; our results of operations, spending of the proceeds from this offering; financial condition, liquidity, prospects, and growth and strategies; the industry in which we operate; and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, they may not be predictive of results or developments in future periods.

Actual results could differ materially from our forward-looking statements due to a number of factors, including risks related to:

  •
  our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

  •
  the opinion of our independent registered public accounting firm as to our ability to continue as a going concern for the next 12 months, even without the proceeds from this offering;

  •
  the success and timing of our pre-clinical studies and clinical trials;

  •
  the potential that results of pre-clinical studies and clinical trials indicate birinapant is unsafe or ineffective;

  •
  our exposure to business disruptions;

  •
  our dependence on third parties in the conduct of our pre-clinical studies and clinical trials;

  •
  the difficulties and expenses associated with obtaining and maintaining regulatory approval of birinapant, and the labeling under any approval we may obtain;

  •
  our plans and ability to develop and commercialize birinapant;

  •
  our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

  •
  the size and growth of the potential markets for birinapant, market acceptance of birinapant and our ability to serve those markets;

  •
  legal and regulatory developments in the U.S. and foreign countries;

  •
  our ability to limit our exposure to product liability lawsuits;

  •
  our exposure to additional scrutiny as a public company, including the material weakness in our internal control over financial reporting identified by our independent registered public accounting firm;

  •
  the rate and degree of market acceptance of birinapant;

  •
  our use of the proceeds from this offering;

  •
  obtaining and maintaining intellectual property protection for birinapant and our proprietary technology;

  •
  the successful development of our commercialization capabilities, including sales and marketing capabilities;

  •
  recently enacted and future legislation regarding the healthcare system;

  •
  the success of competing therapies and products that are or become available; and

  •
  the performance of third parties, including CROs and third-party manufacturers.

Birinapant is an investigational drug undergoing clinical development and has not been approved by the FDA, nor submitted to the FDA for approval. Birinapant has not been, nor may never be approved by any regulatory agency nor marketed anywhere in the world. Statements contained in this prospectus should not be deemed to be promotional.

Any forward-looking statements that we make in this prospectus speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should also read carefully the factors described in the "Risk Factors" section of this prospectus and elsewhere to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. The Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act do not protect any forward-looking statements that we make in connection with this offering.

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We believe this data is accurate in all material respects as of the date of this prospectus.

 Use of Proceeds

We estimate that our net proceeds from the sale of the shares of common stock in this offering will be approximately $             million, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering costs payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds from this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) will be approximately $             million.

A $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease our net proceeds from this offering by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering costs payable by us.

We currently intend to use the net proceeds of this offering to advance the clinical and pre-clinical development of birinapant. Specifically, we currently estimate that we will use approximately $45.0 million of the net proceeds from this offering to fund our CRC program and approximately $25.0 million to fund our MDS program. The balance will be used for other clinical programs, working capital and general corporate purposes. Pending application of the net proceeds, we may invest temporarily in mutual and money market funds, bank certificates of deposit and investment-grade commercial paper, corporate notes and government securities.

Assuming this offering results in a full-size transaction pricing at the midpoint of the estimated offering price range set forth on the cover page of this prospectus, we expect that the net proceeds from this offering will enable us to enroll and commence (i) our randomized Phase 2/3 clinical trial in third-line CRC subjects, and (ii) our randomized Phase 3 clinical trial in first-line high-risk MDS subjects. In the event the net proceeds from this offering are significantly less than currently anticipated, our management will determine the relative priority of our clinical programs based on the actual net proceeds. In addition, funds available for working capital and general corporate purposes will likely be reduced.

Our management will have broad discretion to allocate the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our clinical development efforts and investment opportunities and other factors.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to the conversion of all outstanding shares of our preferred stock into 147,779,664 shares of our common stock, the conversion of our convertible notes (including our convertible notes issued in October 2013) plus accrued interest into            shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and the net exercise of our 2012/2013 Warrants and our warrants issued in October 2013 into            shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), each of which will occur prior to consummation of this offering; and

  •
  on a pro forma as adjusted basis to additionally give effect to the sale of        shares of our common stock in this offering, assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discount and estimated offering costs payable by us.

You should read the information in this table together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

	As of September 30, 2013
	Actual	Pro Forma		Pro Forma As Adjusted
Cash and cash equivalents	$2,458,191	$		$

Capitalization:
Convertible notes payable	$13,600,300		$–		$–
Preferred stock, $0.0001 par value per share:
Series A convertible preferred stock: 8,000,000 shares authorized, issued and outstanding, actual (liquidation preference of $8,000,000); no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	7,847,860		–		–
Series B convertible preferred stock: 33,703,699 shares authorized, 25,000,001 shares issued and outstanding, actual (liquidation preference of $11,250,000); no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	11,038,380		–		–
Series C convertible preferred stock: 133,212,722 shares authorized, 91,725,200 shares issued and outstanding, actual (liquidation preference of $42,619,849); no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	34,232,147		–		–
Series C-1 convertible preferred stock: 13,276,686 shares authorized, issued and outstanding, actual (liquidation preference of $7,135,903); no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	5,919,616		–		–

Total preferred stock	59,038,003		–		–
Stockholders' (deficit) equity:
Common stock, $0.0001 par value per share: 237,901,724 shares authorized, 39,388,821 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma; and shares authorized, shares issued and outstanding, pro forma as adjusted	3,939
Additional paid-in capital	8,475,514
Accumulated deficit	(83,218,215)

Total stockholders' equity (deficit)	(74,738,762)				–

Total capitalization	$(2,100,458)	$			$–

A $1.00 increase or decrease in the assumed initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease each of cash and cash equivalents, additional paid-in capital, total stockholders' equity and total capitalization on a pro forma as adjusted basis by approximately $         million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering costs payable by us.

The number of shares of common stock to be outstanding after this offering is based on                    shares of common stock outstanding as of September 30, 2013, after giving effect to the conversion of all of our outstanding shares of preferred stock into 147,779,664 shares of our common stock, the net exercise of our 2012/2013 Warrants into                    shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and the conversion of our convertible notes plus accrued interest into                    shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), and excludes as of that date:

  •
  1,705,408 shares of common stock issuable upon exercise of other warrants, with a weighted average exercise price of $0.16 per share. Of these shares, warrants to purchase 1,289,210 shares of our common stock contain a provision where the exercise price would be reduced in the event that we issue securities in the future at a price less than the current exercise price of $0.05 per share;

  •
  shares of common stock issuable upon conversion of convertible notes issued in October 2013 and                   shares of common stock issuable upon the net exercise of warrants issued in October 2013 (assuming an initial public offering price of $        per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus);

  •
  12,990,254 shares of common stock issuable upon exercise of options, with a weighted average exercise price of $0.08 per share, under our 2004 Equity Incentive Plan;

  •
  additional shares that will be made available for issuance under our 2013 Equity Incentive Plan;

  •
  shares of common stock issuable upon exercise of options with an exercise price of $0.36 per share issued to our employees under our 2004 Equity Incentive Plan after September 30, 2013. See "Executive and Director Compensation—Equity Benefit Plans" in this prospectus; and

  •
  additional shares of common stock issuable upon exercise of options to be granted following this offering pursuant to the terms of the employment agreements of three members of our management. See "Executive and Director Compensation—Employment Agreements" in this prospectus.

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering.

Dilution

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. The historical net tangible book value (deficit) of our common stock as of September 30, 2013 was ($74.7) million, or ($1.90) per share. Historical net tangible book value (deficit) per share is determined by dividing the number of our outstanding shares of common stock into our total tangible assets (total assets less intangible assets) less total liabilities.

On a pro forma basis, after giving effect to the conversion of all outstanding shares of our preferred stock into 147,779,664 shares of our common stock, the conversion of our convertible notes (including our convertible notes issued in October 2013) plus accrued interest into            shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), and exercise of our 2012/2013 Warrants and our warrants issued in October 2013 into             shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), each of which will occur prior to consummation of this offering, our net tangible book value at September 30, 2013 would have been $             million, or $            per share.

Investors purchasing in this offering will incur immediate and substantial dilution. After giving effect to the sale of common stock offered in this offering assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discount and estimated offering costs payable by us, our pro forma as adjusted net tangible book value as of December 31, 2012 would have been $             million, or $            per share. This represents an immediate increase in pro forma net tangible book value of $            share to existing stockholders, and an immediate dilution in the pro forma net tangible book value of $            per share to investors purchasing in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share
Historical net tangible book value (deficit) per share as of September 30, 2013	$		($1.90)

Pro forma increase in net tangible book value per share attributable to the conversion of all outstanding shares of our preferred stock into 147,779,664 shares of our common stock, the net exercise of our 2012/2013 Warrants and our warrants issued in October 2013 into            shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), and the conversion of our convertible notes (including our convertible notes issued in October 2013) plus accrued interest into            shares of our common stock (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), each of which will occur prior to consummation of this offering

Pro forma net tangible book value per share September 30, 2013
Increase in pro forma net tangible book value per share attributable to investors purchasing in this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution per share to investors purchasing in this offering		$

A $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the pro forma as adjusted net tangible book value per share by $            , assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discount and estimated offering costs payable by us. Each increase or decrease of 1.0 million shares in the number of shares of common stock offered by us at the assumed initial public offering price (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) would increase or decrease our pro forma as adjusted net tangible book value by $             million, our pro forma as adjusted net tangible book value per share after this offering by $            per share and the dilution per share to new investors in this offering by $            .

The following table summarizes, on a pro forma as adjusted basis described above as of September 30, 2013, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing in this offering at an assumed initial public offering price of $            per share, before deducting the estimated underwriting discount and estimated offering costs payable by us.

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders before this offering			%	$		%	$
Investors purchasing in this offering

Total		100.0%		$	100.0%

A $1.00 increase or decrease in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the total consideration paid by new investors by $             million and increase or decrease the percentage of total consideration paid by new investors by approximately        %, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters' over-allotment option and no exercise of any outstanding options or warrants. If the underwriters' over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to        % of the total number of shares of common stock to be outstanding upon consummation of this offering, and the number of shares of common stock held by investors purchasing in this offering will be increased to            shares or        % of the total number of shares of common stock to be outstanding upon consummation of this offering.

The number of shares of common stock to be outstanding after this offering is based on            shares of common stock outstanding as of September 30, 2013, after giving effect to the conversion of all of our outstanding shares of preferred stock into 147,779,664 shares of common stock;            shares of common stock are issuable upon conversion of our convertible notes, equal to the sum of the $13.0 million face value of the notes plus accrued interest of $600,300 as of September 30, 2013, divided by the initial public offering price of our common stock in this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) and,            shares of common stock are issuable upon net exercise of warrants equal to                net settled into common stock at the initial public offering price of our common stock in this offering (assuming an initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), and excludes as of that date:

  •
  1,705,408 shares of common stock issuable upon exercise of warrants, with a weighted average exercise price of $0.16 per share. Of these shares, warrants to purchase 1,289,210 shares of our common stock contain a provision where the exercise price would be reduced in the event that we issue securities in the future at a price less than the current exercise price of $0.05 per share;

  •
  shares of common stock issuable upon conversion of convertible notes issued in October 2013 and                         shares of common stock issuable upon the net exercise of warrants issued in October 2013 (assuming an initial public offering price of $             per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus);

  •
  12,990,254 shares of common stock issuable upon exercise of options, with a weighted average exercise price of $0.08 per share, under our 2004 Equity Incentive Plan;

  •
  shares that will be made available for issuance under our 2013 Equity Incentive Plan;

  •
  shares of common stock issuable upon exercise of options with an exercise price of $0.36 per share issued to our employees under our 2004 Equity Incentive Plan after September 30, 2013. See "Executive and Director Compensation—Equity Benefit Plans" in this prospectus; and

  •
  additional shares of common stock issuable upon exercise of options to be granted following this offering pursuant to the terms of the employment agreements of three members of our management. See "Executive and Director Compensation—Employment Agreements" in this prospectus.

We may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants are exercised, new options are issued under our 2004 or 2013 Equity Incentive Plans or we issue additional shares of common stock or other equity securities in the future, there will be further dilution to investors purchasing in this offering.

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering. The foregoing discussion and tables do not reflect any potential purchases by these entities or their affiliated entities.

Selected Financial Data

The following selected financial data should be read together with our financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus.

We have derived the following statement of operations data for the years ended December 31, 2011 and 2012 and balance sheet data as of December 31, 2011 and 2012 from our audited financial statements included elsewhere in this prospectus. We have derived the following statement of operations data for the nine months ended September 30, 2012 and 2013 and balance sheet data as of September 30, 2013 from our unaudited financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim period results are not necessarily indicative of results to be expected for a full year or any other interim period.

	Year Ended December 31,			Nine Months Ended September 30,
	2011	2012		2012	2013
Statement of Operations Data:
Revenue	$–		$–	$–		$–
Expenses:
General and administrative	3,615,827		4,075,649	3,090,033		4,147,292
Research and development	15,253,522		12,096,278	9,347,758		6,438,941

Total expenses	18,869,349		16,171,927	12,437,791		10,586,233

Loss from operations	(18,869,349)		(16,171,927)	(12,437,791)		(10,586,233)
Change in fair value of derivative liabilities	(48,454)		43,136	38,840		(1,334,827)
Interest and other income	4,900		2,694	2,689		65
Interest expense	(6,753)		(73,353)	(989)		(1,375,378)

Net loss and comprehensive loss	(18,919,656)		(16,199,450)	$(12,397,251)		$(13,296,373)
Cumulative preferred stock dividends	(3,269,160)		(3,453,412)	(2,585,341)		(2,565,708)

Net loss attributable to common stockholders	$(22,188,816)		$(19,652,862)	$(14,982,592)		$(15,862,081)

Per share information:
Net loss per share of common stock – basic and diluted(1)	$(1.59)		$(1.19)	$(0.93)		$(0.73)

Basic and diluted weighted average shares outstanding(1)	13,921,615		16,490,327	16,064,605		21,733,302

Pro forma net loss per share of common stock – basic and diluted (unaudited)(1)		$			$

Pro forma basic and diluted weighted average shares outstanding (unaudited)(1)

	As of December 31,
			As of September 30, 2013
	2011	2012
Balance Sheet Data:
Cash and cash equivalents	$10,006,148	$4,511,889	$2,458,191
Total assets	16,348,855	4,886,868	4,844,627
Total liabilities	3,525,049	7,910,063	20,545,386
Deficit accumulated during the development stage	(53,722,392)	(69,921,842)	(83,218,215)
Total stockholders' (deficit) equity	(52,588,397)	(68,435,398)	(74,738,762)

(1)
See Note 2 to our financial statements for an explanation of the method used to calculate net loss per share of common stock, basic and diluted, pro forma net loss per share of common stock, basic and diluted, and the basic and diluted pro forma weighted average shares outstanding used to calculate the pro forma per share amounts.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing novel SMAC-mimetics that are designed to cause or enable abnormal cells that are resistant to the body's immune system to self-destruct. Birinapant, our clinical-stage product candidate, is currently being tested in Phase 1 and Phase 2 oncology clinical trials for multiple solid tumors and hematological malignancies. Our clinical trials of birinapant have enrolled over 275 subjects.

Our lead program is CRC where we have substantially completed a Phase 1/2 clinical trial, and we intend to start a randomized Phase 2/3 clinical trial in the second half of 2014. Birinapant is also being tested in an ongoing Phase 1/2 clinical trial in various blood cancers. We have started a Phase 1 clinical trial in MDS and, upon its completion, intend to start a randomized Phase 3 clinical trial in MDS in the second half of 2014. We also have an open IND and intend to start a Phase 1/2 ovarian cancer clinical trial in 2013. Beyond our work in cancer, we are evaluating birinapant and other product candidates in pre-clinical studies as potential antiviral therapeutic agents, with the goal of starting an antiviral clinical program in the first quarter of 2015.

We were originally incorporated in July 2001 as Apop Corp., a New Jersey corporation. Pursuant to a merger effective as of October 2003 with and into our wholly owned subsidiary, we became a Delaware corporation and commenced operations in 2003. Our name was changed to Apop Corporation in March 2004, to Gentara Corporation in June 2004 and to TetraLogic Pharmaceuticals Corporation in January 2006.

We are a development stage enterprise, and accordingly, our operations to date have been directed primarily toward developing business strategies, raising capital, research and development activities, conducting pre-clinical testing and clinical trials of birinapant and recruiting personnel.

We have incurred operating losses since inception, have not generated any product sales revenues and have not achieved profitable operations. Our deficit accumulated during the development stage through September 30, 2013 was approximately $83.2 million, and we expect to continue to incur substantial losses in future periods.

We incurred research and development expenses of $15.3 million and $12.1 million during the years ended December 31, 2011 and 2012, respectively, and $9.3 million and $6.4 million during the nine months ended September 30, 2012 and 2013, respectively. We anticipate that a significant portion of our operating expenses will continue to be related to research and development as we continue to advance our clinical-stage product candidate, birinapant. We have funded our operations primarily through the sale of preferred stock for gross proceeds totaling $66.2 million, including proceeds from convertible debt that was later converted into shares of our preferred stock, and amounts received under collaboration and grant arrangements totaling $13.7 million. In addition, we presently have outstanding convertible debt for which we received aggregate gross proceeds of $13.0 million. As of

December 31, 2012 and September 30, 2013, we had $4.5 million and $2.5 million in cash and cash equivalents, respectively.

In October 2013, we issued additional unsecured convertible promissory notes in the aggregate amount of $6.2 million. In connection with this additional issuance of the unsecured convertible promissory notes, the noteholders received additional warrants to purchase $1.9 million of our equity securities. The terms of these newly issued notes and warrants are substantially the same as those previously issued in 2012 and 2013.

Birinapant has not received regulatory approval for commercial sale and birinapant may never be approved or commercialized. In addition, birinapant is in the early stages of development and most of our clinical development activities are on hold pending additional funding. The progress and results of our current and any future clinical trials or pre-clinical studies are uncertain, and if birinapant does not receive regulatory approval, our business, operating results, financial condition and cash flows will be materially adversely affected. Our development programs require a significant amount of cash to support the development of birinapant.

We are highly dependent on the success of our research, development and licensing efforts and, ultimately, upon regulatory approval and market acceptance of birinapant. Our short- and long-term capital requirements depend upon a variety of factors, including our clinical development plan and various other factors discussed below. Although our existing cash and cash equivalents as of September 30, 2013 will not be sufficient to fund our operations for the next 12 months, we believe that the net proceeds from this offering and the October 2013 issuance of unsecured convertible promissory notes in the aggregate of $6.2 million, together with our existing cash and cash equivalents as of September 30, 2013, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. However, we will need to secure additional funding in the future, from one or more equity or debt financings, collaborations, or other sources, in order to carry out all of our planned research and development activities with respect to birinapant.

Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to the:

  •
  initiation, progress, timing, costs and results of pre-clinical studies and clinical trials for birinapant or any other future product candidates;

  •
  clinical development plans we establish for birinapant and any other future product candidates;

  •
  our obligation to make royalty and non-royalty sublicense receipt payments to third-party licensors, if any, under our licensing agreements;

  •
  number and characteristics of product candidates that we discover or in-license and develop;

  •
  outcome, timing and cost of regulatory review by the FDA and comparable foreign regulatory authorities, including the potential for the FDA or comparable foreign regulatory authorities to require that we perform more studies than those that we currently expect;

  •
  costs of filing, prosecuting, defending and enforcing any patent claims and maintaining and enforcing or defending other intellectual property rights;

  •
  effect of competing technological and market developments;

  •
  costs and timing of the implementation of commercial-scale manufacturing activities; and

  •
  costs and timing of establishing sales, marketing and distribution capabilities for birinapant and any other future product candidates for which we may receive regulatory approval.

The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations for the years ended December 31, 2011 and 2012, and the nine months ended September 30, 2012 and 2013, and our financial condition as of December 31, 2011 and 2012 and September 30, 2013.

Critical Accounting Policies and Significant Judgments and Estimates

This management's discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to derivative liabilities, stock-based compensation and accrued expenses on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. You should consider your evaluation of our financial condition and results of operations with these policies, judgments and estimates in mind.

While our significant accounting policies are described in the notes to our financial statements appearing elsewhere in this prospectus, we believe the following accounting policies to be most critical to the judgments and estimates used in the preparation of our financial statements.

Derivative Liabilities

Certain of our warrants to purchase our common and preferred stock are classified as derivative liabilities and recorded at fair value. The warrant fair values are determined using option pricing models which include inputs which are estimated by us including the expected term of the warrants, expected volatility and the estimated fair value of the underlying preferred or common stock. These derivative liabilities are subject to re-measurement at each balance sheet date and we recognize any change in fair value in our statements of operations as a change in fair value of the derivative liability. As of the consummation of this offering, all of our preferred stock will have been converted into common stock and our preferred stock warrants will automatically become exercisable for shares of common stock based upon the conversion ratio of the underlying series of preferred stock. Upon such conversion, the warrants will be classified as a component of equity and no longer be subject to re-measurement.

Also, as of the closing of this offering, our outstanding convertible notes will convert into shares of our common stock at the initial offering price set forth on the cover page of this prospectus and the warrants issued in connection with the convertible notes will be automatically exercised and net settled into shares of our common stock at an exercise price equal to the initial offering price set forth on the cover page of this prospectus for a number of shares determined by such initial offering price. Upon exercise of the warrants, the fair value of the warrants will be classified as a component of equity and no longer be subject to re-measurement at fair value. After the closing of this offering, we will continue to classify as a derivative liability and record at fair value our unexercised warrants to purchase shares of our common stock where the exercise price would be reduced in the event that we issue securities in the future at a price less than the exercise price of such warrants. Our statements of operations for the period in which this offering occurs will be affected by any change in the fair value of these derivative liabilities from the end of the prior period through the time of conversion.

Stock-Based Compensation

We account for stock-based compensation in accordance with the provisions of Accounting Standards Codification, or ASC, Topic 718, Compensation – Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based compensation awards in the statements of operations and comprehensive loss. For stock options issued to employees and members of our board of directors for their services on our board of directors, we estimate the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, the value of the common stock and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, we recognize stock-based compensation expense, net of estimated forfeitures, equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, we recognize stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity.

Stock-based compensation expense recognized by award type is as follows:

	Year Ended December 31		Nine Months Ended September 30,
	2011	2012	2012	2013
Option awards	$58,721	$67,075	$39,050	$94,087
Restricted stock awards	210,370	283,873	211,837	452,984

Total stock-based compensation expense	$269,091	$350,948	$250,887	$547,071

Total compensation cost recognized for all stock-based compensation awards in the statements of operations is as follows:

	Year Ended December 31		Nine Months Ended September 30,
	2011	2012	2012	2013
Research and development	$143,961	$230,893	$164,295	$172,149
General and administrative	125,130	120,055	86,592	374,922

Total stock-based compensation expense	$269,091	$350,948	$250,887	$547,071

Fair Value Estimates

We are required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations at each grant date. We engaged an independent third-party valuation firm to assist our board of directors in determining the fair value of the common stock underlying our stock-based awards. All options to purchase shares of our common stock have been granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant.

In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock in order to determine an exercise price for the option grants based in part on input from the independent third-party valuation firm. We determined the fair value of our common stock using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, our board of directors considered various objective and subjective factors, along with input from management and the independent third-party valuation firm, to determine the fair value of our common stock, including external market conditions affecting the biopharmaceutical industry, trends within the biopharmaceutical industry, the prices at which we sold shares of our different series of preferred stock, the superior rights and preferences of each series of preferred stock relative to our common stock at the time of each grant, our results of operations and financial position, the status of our research and development efforts and progress of our clinical programs, our stage of development and business strategy, the lack of an active public market for our common and our preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering or sale in light of prevailing market conditions.

Our independent third-party valuation expert assisted us in determining both the value of our company and the fair value our of our common stock as of October 20, 2010, March 31, 2012, December 31, 2012, April 12, 2013 and September 30, 2013. The results of these valuations were used, in part, to determine the grant date fair value of the common stock underlying our equity compensation awards. During the period from January 1, 2011 to July 24, 2013, our common stock was estimated to be valued at $0.09 per share using methodologies, approaches and assumptions consistent with the AICPA Practice Guide. During this period, while we believe we made significant preclinical progress and were able to elucidate the properties necessary for a potent and selective small molecule SMAC-mimetic and advance birinapant to early-stage clinical testing, we made limited clinical progress in advancing birinapant and have not yet conducted the requisite pivotal trials necessary for submission to FDA for approval.

In August 2013, our board of directors hired a new management team and approved exploring an initial public offering with the use of the proceeds directed towards pivotal studies for two indications, CRC and MDS, for birinapant. On September 16, 2013, we submitted our Form S-1 to the SEC on a confidential basis. The assumptions underlying this revised business plan were considered in the probability-weighted valuation conducted as of September 30, 2013, which resulted in an estimated fair value of our common stock of $0.36 per share.

The per share estimated fair value of common stock in the table below represents the determination by our board of directors of the fair value of our common stock as of the date of grant, taking into consideration the various objective and subjective factors described above, including the conclusions, if applicable, of contemporaneous valuations of our common stock as discussed below. The following table presents the grant dates and related exercise prices of stock options granted to employees and non-employees from January 1, 2011 through October 24, 2013:

Date of Issuance	Number of Shares Underlying Option Grants	Exercise Price Per Option	Per Share Estimated Fair Value of Common Stock	Per Share Grant Date Intrinsic Value of Options
January 1, 2011 to March 31, 2012	1,395,000	$0.09	$0.09	$–
April 1, 2012 to December 31, 2012	3,610,000	0.09	0.09	–
January 1, 2013 to April 12, 2013	570,000	0.09	0.09	–
April 13, 2013 to July 24, 2013	1,835,000	0.09	0.09	–
July 25, 2013 to October 24, 2013	32,898,984	$0.36	$0.36	–

We also granted 2,400,000 and 3,200,000 shares of restricted common stock from January 1, 2011 to March 31, 2012 and from April 1, 2012 to December 31, 2012, respectively.

In determining the value of our common stock for purposes of granting stock options and restricted common stock, our board of directors considered the most recent valuations of our common stock, which were prepared by an independent third-party as of October 20, 2010, March 31, 2012, December 31, 2012, April 12, 2013 and September 30, 2013 and based its determination in part on the analyses summarized below in determining the exercise price of options to be issued after those dates.

The intrinsic value of all outstanding vested and unvested options of $             million is based on a per share price of $            , which is the midpoint of the estimated price range set forth on the cover

page of this prospectus,             shares of common stock issuable upon the exercise of options outstanding as of September 30, 2013 and a weighted average exercise price of $0.08 per share.

Stock option grants from January 1, 2011 to March 31, 2012

Our board of directors granted stock options from January 1, 2011 through March 31, 2012, with each having an exercise price of $0.09 per share. The exercise price per share was supported by an independent third-party valuation as of October 20, 2010. In conducting this valuation, we estimated the value of our common stock using an option-pricing method. The option-pricing method treats common stock as options on the enterprise's value based on the liquidation preferences set forth in the terms of the preferred stockholders agreements. The option-pricing method considers the various terms of the preferred securities, including the level of seniority among the securities, dividend policy, conversion ratios and liquidation allocations. Under this method, the common stock has value when the net assets of the enterprise exceed the liquidation value, which is measured as a call option using the Black-Scholes valuation model. Our current enterprise value was implied by the negotiated pricing and terms of the series C convertible preferred stock where the lead unrelated investors paid $0.3766 per share. We then allocated the equity value among our preferred stock and common stock using the option-pricing method. We estimated the time to liquidity as four years and assumed an annual volatility rate of 90.0%. Our estimate of volatility was based on a review of volatility data for 11 public oncology companies. We applied a discount for lack of marketability of 50.0% to our common stock. Based on these factors, we concluded that our common stock had a fair value of $0.09 per share as of October 20, 2010. We concluded it was appropriate to use the valuation of October 20, 2010 for subsequent grants through March 31, 2012. This was primarily attributable to the absence of a significant inflection point and our continued efforts to obtain financing to fund our operating expenses. The specific facts and circumstances considered by our board of directors included the following:

  •
  We had principally financed our operations through private placements of preferred stock and convertible debt. We raised a small amount of capital in May 2011 at a slightly increased price per share as compared to the series C financing which was used as a basis for the October 20, 2010 valuation. However, as the amount raised was not significant, we did not consider this to result in a material change in our overall enterprise valuation.

  •
  There were no other preferred stock issuances or capital infusions through March 31, 2012 despite our fundraising efforts. Our cash and cash equivalents and short-term investments were $15.5 million as of December 31, 2011, which represented approximately one year of operating cash flow.

  •
  We needed to raise additional capital to fund clinical trials to advance birinapant.

  •
  We made limited clinical progress in advancing birinapant. We had not conducted the requisite pivotal trials necessary for submission to FDA for approval and did not receive funding to conduct such developmental activities.

Stock option grants from April 1, 2012 to December 31, 2012

Our board of directors granted stock options from April 1, 2012 through December 31, 2012, with each having an exercise price of $0.09 per share. The exercise price per share was supported by an independent third-party valuation as of March 31, 2012. In conducting this valuation, we estimated the value of our common stock using an option-pricing method. The option-pricing method treats common stock as options on the enterprise's value based on the liquidation preferences set forth in the terms of the preferred stockholders agreements. The option-pricing method considers the various terms of the preferred securities, including the level of seniority among the securities, dividend policy, conversion ratios and liquidation allocations. Under this method, the common stock has value when the net assets of the enterprise exceed the liquidation value, which is measured as a call option using the Black-Scholes valuation model. Based on clinical progress since the last financing, general market conditions, limited proceeds raised since the series C round of financing, and discussions with present and new investors regarding a potential new round of financing, we concluded that our value implied by the series C convertible preferred stock of $0.3766 per share remained appropriate. We then allocated the equity value among our preferred stock and common stock using the option pricing method. We estimated the time to liquidity as three years and assumed an annual volatility rate of 90.0%. Our estimate of volatility was based on a review of volatility data for 11 public oncology companies. We applied a discount for lack of marketability of 50.0% to our common stock. Based on these factors, we concluded that our common stock had a fair value of $0.09 per share as of March 31, 2012. We concluded it was appropriate to use the valuation of March 31, 2012 for subsequent grants through December 31, 2012. This was primarily attributable to the absence of a significant inflection point and our continued efforts to obtain financing to fund our operating expenses. The specific facts and circumstances considered by our board of directors included the following:

  •
  We did not complete an additional private placement of preferred stock and our fundraising efforts suggested that the value implied by our series C convertible preferred stock, $0.3766 per share, remained appropriate.

  •
  Our existing investors provided us with bridge financing in the amount of $5.0 million in November 2012.

  •
  We continued to lack the necessary capital to complete clinical trials to advance our product and after the $5.0 million bridge financing we ended 2012 with $4.5 million of cash and cash equivalents.

  •
  We made limited clinical progress in advancing birinapant. We had not conducted the requisite pivotal trials necessary for submission to FDA for approval and were not funded to conduct such developmental activities.

Stock option grants from January 1, 2013 to April 12, 2013

Our board of directors granted stock options from January 1, 2012 through April 12, 2013, with each having an exercise price of $0.09 per share. The exercise price per share was supported by an independent third-party valuation as of December 31, 2012. Due to our assessment of the increased likelihood of a liquidation event and material change to our capital structure, we determined that the simplifying assumptions of the option pricing model were no longer appropriate and that a probability-weighted expected return method, or PWERM, model was more appropriate because PWERM more precisely considers proceeds raised in additional financings, and the impact of dilution from additional financings that occur as the company progresses toward a future liquidity event. As such, we estimated the value of our common stock using PWERM as the methodology for determining our equity value. Under PWERM, the value of equity securities is estimated based upon an analysis of future values, assuming various outcomes. In this approach, the share value is based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us as well as the rights of each share class. PWERM involves the determination of equity value under various exit scenarios and an estimation of the return to common stock under each of them.

Our application of PWERM can be broadly described in the following steps: (i) identify exit scenarios and related probabilities; (ii) determine the equity value under each scenario; and (iii) determine the return to common stock in each scenario. We estimated that the probability of entering into a corporate partnership during 2013 was approximately 50.0% and further identified exit scenarios with and without such a corporate partnership. In the case where we enter into a corporate partnership, we estimated an 80.0% probability of a series D round of financing and a 20.0% probability of a strategic sale. In the case where we do not enter into a corporate partnership, we estimated a 70.0% probability of two equally weighted potential series D financing outcomes and a 30.0% probability of a strategic sale. In each of our financing scenarios, we used a Black-Scholes option pricing model at assumed values to determine equity value. We estimated the time to liquidity of 1.0 to 2.5 years and assumed an annual volatility rate of 90.0%. Our estimate of volatility was based on a review of volatility data for 17 public oncology companies. We applied a discount for lack of marketability of 25.0% to our common stock. The equity values for the sale scenarios were determined based on assumed values of invested capital. Based on these factors, we concluded that our common stock had a fair value of $0.09 per share as of December 31, 2012. We concluded it was appropriate to use the valuation of December 31, 2012 for subsequent grants through April 12, 2013. This was primarily attributable to the absence of a significant inflection point and our continued efforts to obtain financing to fund our operating expenses. The specific facts and circumstances considered by our board of directors included the following:

  •
  We did not complete an additional private placement of preferred stock and our fundraising efforts suggested that the value implied by our series C convertible preferred stock, $0.3766 per share, remained appropriate.

  •
  Our existing investors provided us with bridge financing in the amount of an additional $5.0 million in April 2013.

  •
  We continued to lack the necessary capital to complete clinical trials to advance our product and after the $10.0 million bridge financing we ended the second quarter of 2013 with $6.0 million of cash and cash equivalents.

  •
  We made limited clinical progress in advancing birinapant. We had not conducted the requisite pivotal trials necessary for submission to FDA for approval and were not funded to conduct such developmental activities.

Stock option grants from April 13, 2013 to July 24, 2013

Our board of directors granted stock options from April 13, 2013 through July 24, 2013, with each having an exercise price of $0.09 per share. The exercise price per share was supported by an independent third-party valuation as of April 12, 2013. In conducting this valuation, we estimated the value of our common stock using PWERM for determining our equity value.

Our application of PWERM can be broadly described in the following steps: (i) identify exit scenarios and related probabilities; (ii) determine the equity value under each scenario; and (iii) determine the return to common stock in each scenario. We estimated that the probability of entering into a corporate partnership during 2013 was approximately 20.0% and further identified exit scenarios with and without such a corporate partnership. In the case where we enter into a corporate partnership, we estimated an 70.0% probability of a series D round of financing and a 30.0% probability of a strategic sale. In the case where we do not enter into a corporate partnership, we estimated a 70.0% probability of two equally weighted potential series D financing outcomes and a 30.0% probability of a sale. In each of our financing scenarios, we used a Black-Scholes option pricing model at assumed values to determine equity value. We estimated the time to liquidity of 1.0 to 2.5 years and assumed an annual volatility rate of 90.0%. Our estimate of volatility was based on a review of volatility data for 17 public oncology companies. We applied a discount for lack of marketability of 20.0% to our common stock. The equity values for the sale scenarios were determined based on assumed values of invested capital. Based on these factors, we concluded that our common stock had a fair value of $0.09 per share as of April 12, 2013. We concluded it was appropriate to use the valuation of April 12, 2013 for subsequent grants through July 25, 2013. This was primarily attributable to the absence of a significant inflection point and our continued efforts to obtain financing to fund our operating expenses. The specific facts and circumstances considered by our board of directors included the following:

  •
  We did not complete an additional private placement of preferred stock and our fundraising efforts suggested that the value implied by our series C convertible preferred stock, $0.3766 per share, remained appropriate.

  •
  Our existing investors provided us with bridge financing in an aggregate of $10.0 million to date.

  •
  We continued to lack the necessary capital to complete clinical trials to advance our product and after the $10.0 million bridge financing we ended the third quarter of 2013 with $2.5 million of cash and cash equivalents.

  •
  We made limited clinical progress in advancing birinapant. We had not conducted the requisite pivotal trials necessary for submission to FDA for approval and were not funded to conduct such developmental activities.

Stock option grants from July 25, 2013 to October 24, 2013

Our board of directors granted stock options from July 25, 2013 to October 24, 2013 to three new members of our executive management (J. Kevin Buchi, Pete A. Meyers and Lesley Russell), our former President and Chief Executive Officer (John M. Gill) and other employees and consultants, with each having an exercise price of $0.36 per share.

In connection with employment agreements with the new members of our executive management, on October 2, 2013 our board of directors granted non-qualified stock options to purchase an aggregate of 24,747,308 shares of our common stock. Upon closing of each new issuance of capital stock, up to and including the closing of this offering and pursuant to convertible instruments, in-the-money options and in-the-money warrants, but not including certain excluded securities, these new members of our executive management will receive additional non-qualified stock options to purchase a number of shares of our common stock such that the total shares subject to stock option awards will be equal to an aggregate of 8.0% of the total issued and outstanding shares of our capital stock on a fully diluted basis as of such closing date.

In connection with a Management Transition Agreement entered into with our former President and Chief Executive Officer, Mr. Gill, on October 2, 2013 we granted him non-qualified stock options to purchase 4,128,676 shares of common stock.

Non-qualified options to purchase 4,023,000 shares of common stock at an exercise price of $0.36 were granted to employees and consultants on October 24, 2013.

The exercise price per share was supported by an independent third-party valuation as of September 30, 2013. In conducting this valuation, we estimated the value of our common stock using PWERM for determining our equity value.

Our application of PWERM can be broadly described in the following steps: (i) identify exit scenarios and related probabilities; (ii) determine the equity value under each scenario; and (iii) determine the return to common stock in each scenario. We estimated that the probability of closing a series D financing in advance of pursuing an initial public offering was approximately 5% and further identified scenarios with and without such a series D financing. In the case where we close a series D financing, we estimated a 60.0% probability of one of three public offering scenarios and a 40.0% probability of a strategic sale. In the case where we do not close a series D financing, we assumed we would enter into a bridge financing with our current investors on similar terms as the existing bridge financing and estimated a 55.0% probability of one of three public offering scenarios and a 45.0% probability of a smaller series D financing at a value per share equal to the series C price. In each of our financing scenarios, we used an option pricing model at assumed values to determine equity value. We estimated the time to liquidity of 1.0 to 2.0 years and assumed an annual volatility rate of 90.0%. Our estimate of volatility was based on a review of volatility data for 17 public oncology companies. We applied a discount for lack of marketability of 10.0% to our common stock. The equity values for the sale scenarios were determined based on assumed values of invested capital. Based on these factors, we concluded that our common stock had a fair value of $0.36 per share as of September 30, 2013.

Determination of Estimated Offering Price

The midpoint of the estimated offering price range set forth on the cover page of this prospectus as determined by us and the underwriters is $            per share. In comparison, our estimate of the fair value of our common stock was $0.36 per share as of the September 30, 2013 valuation, which will be used for stock option grants subsequent to our August 27, 2013 board meeting where our board of directors authorized our management to prepare for an initial public offering of our common stock. We note that, as is typical in initial public offerings, the price range was not derived using a formal determination of fair value, but was determined based upon discussions between us and the underwriters. Among the factors that were considered in setting this range were our prospects and the history of and prospects for our industry, the general condition of the securities markets and the recent market prices of, and the demand for, publicly traded common stock of comparable companies. We believe that the difference between the fair value of our common stock as of September 30, 2013 and the midpoint of the estimated offering price range set forth on the cover page of this prospectus was the result of these factors.

There is inherent uncertainty in our forecasts and projections and, if we had made different assumptions and estimates than those described previously, the amount of our stock-based compensation expense, net loss, and net loss per share amounts could have been materially different.

Clinical Trial Expense Accruals

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. Our clinical trial accrual process seeks to account for expenses resulting from our obligations under contracts with vendors, consultants and CROs and clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided to us under such contracts. Our objective is to reflect the appropriate clinical trial expenses in our financial statements by matching the appropriate expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the trial as measured by subject progression and the timing of various aspects of the trial. We determine accrual estimates through financial models that take into account discussion with applicable personnel and outside service providers as to the progress or state of completion of trials. During the course of a clinical trial, we adjust our clinical expense recognition if actual results differ from our estimates. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on the facts and circumstances known to us at that time. Our clinical trial accrual and prepaid assets are dependent, in part, upon the receipt of timely and accurate reporting from CROs and other third-party vendors. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low for any particular period.

Financial Overview

Revenue

We have not generated any revenue from commercial product sales since we commenced operations. In the future, if birinapant is approved for commercial sale, we may generate revenue from product sales, or alternatively, we may choose to select a collaborator or licensee to commercialize birinapant.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs for executive and other administrative personnel, including stock-based compensation and travel expenses. Other general and administrative expenses include professional fees for legal, patent review, consulting and accounting services. General and Administrative Expenses are expensed when incurred.

For the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013, our general and administrative expenses totaled approximately $3.6 million, $4.1 million, $3.1 million and $4.1 million, respectively. We anticipate that our general and administrative expenses will increase in the future as a result of new management hiring and other scaling operations commensurate with supporting more advanced clinical trials and public company infrastructure. These increases will likely include increased costs for insurance, hiring of additional personnel, board committees, outside consultants, investor relations, lawyers and accountants, among other expenses.

Research and Development Expenses

Our research and development expenses consist primarily of costs incurred for the development of birinapant, which include:

  •
  employee-related expenses, including salaries, benefits, travel and stock-based compensation expense;

  •
  expenses incurred under agreements with CROs and investigative sites that conduct our clinical trials and pre-clinical studies;

  •
  the cost of acquiring, developing and manufacturing clinical trial materials;

  •
  facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities, insurance and other supplies; and

  •
  costs associated with pre-clinical activities and regulatory operations.

Research and development costs are expensed when incurred. We record costs for some development activities, such as clinical trials, based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations or information provided to us by our vendors.

During the years ended December 31, 2011 and 2012 and for the nine months ended September 30, 2012 and 2013, we incurred approximately $15.3 million, $12.1 million, $9.3 million and $6.4 million, respectively, in research and development expenses. Research and development expenses decreased during the year ended December 31, 2012 and for the nine months ended September 30, 2013, compared to the comparable prior period, due to decreased clinical development activities resulting from our decreased working capital.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We do not currently utilize a formal time allocation system to capture expenses on a project-by-project basis as the majority of our past and planned expenses have been and will be in support of birinapant. However, we do allocate some portion of our research and development expenses by functional area, as shown below.

The following table summarizes our research and development expenses for the years ended December 31, 2011 and 2012:

	Year Ended December 31,
	2011	2012
Clinical development	$8,536,438	$5,414,687
Manufacturing and formulation	175,307	1,232,288
Pre-clinical research and laboratory costs	2,564,241	1,194,216
Personnel related	3,309,270	2,969,511
Stock-based compensation	143,961	230,893
Consulting	524,305	1,054,683

	$15,253,522	$12,096,278

The following table summarizes our research and development expenses by functional area for the nine months ended September 30, 2012 and 2013:

	Nine Months Ended September 30,
	2012	2013
Clinical development	$4,126,893	$1,825,488
Manufacturing and formulation	613,571	553,675
Pre-clinical research and laboratory costs	1,027,675	777,637
Personnel related	2,582,308	2,560,799
Stock-based compensation	164,295	172,149
Consulting	833,016	549,193

	$9,347,758	$6,438,941

The following table summarizes our research and development expenses by targeted indication for the years ended December 31, 2011 and 2012, for the nine months ended September 30, 2012 and 2013 and for the period from September 22, 2003 (Inception) to September 30, 2013:

	Year Ended		Nine Months Ended
					Period From September 22, 2003 (Inception) to September 30, 2013
	December 31, 2011	December 31, 2012	September 30, 2012	September 30, 2013
Solid tumors, including CRC	$13,388,178	$9,909,634	$8,477,249	$2,935,679	$42,929,874
Blood cancers, including MDS	80,601	408,414	285,398	2,269,936	2,864,924
Other preclinical and non-indication specific	1,784,743	1,778,230	585,111	1,233,326	24,396,447

	$15,253,522	$12,096,278	$9,347,758	$6,438,941	$70,191,245

Assuming that we are able to obtain adequate additional funding, we plan to increase our research and development expenses for the foreseeable future. We estimate that the direct development costs to progress birinapant through the next planned Phase 2/3 clinical trial for the CRC indication will be approximately $30.0 million to $40.0 million over the next 24 to 30 months, and to progress birinapant through the next planned Phase 3 clinical trial for the MDS indication will be approximately $16.0 million to $20.0 million over the next 18 to 24 months. We plan to pursue these indications and our other clinical programs concurrently.

We also plan to incur approximately $5.0 million to $10.0 million per year in direct research and development costs for other clinical and preclinical research and development activities. We will incur substantial costs beyond our present and planned clinical trials in order to file an NDA for birinapant in CRC, MDS and other target indications, and in each case, the nature, design, size and cost of further studies and trials will depend in large part on the outcome of preceding studies and trials and discussions with regulators.

It is difficult to determine with certainty the costs and duration of our current or future clinical trials and pre-clinical studies, or if, when or to what extent we will generate revenues from the commercialization and sale of birinapant if we obtain regulatory approval. We may never succeed in achieving regulatory approval for birinapant. The duration, costs and timing of clinical trials and development of birinapant will depend on a variety of factors, including the uncertainties of future clinical trials and pre-clinical studies, uncertainties in clinical trial enrollment rate and significant and changing government regulation.

In addition, the probability of success for birinapant will depend on numerous factors, including competition, manufacturing capability and commercial viability. See "Risk Factors – Risks Related to Our Business and Industry – Our commercial success depends upon attaining significant market acceptance of birinapant, if approved, among physicians, patients, healthcare payors and the major operators of cancer clinics."

Market acceptance of birinapant, if we receive approval, depends on a number of factors, including the:

  •
  efficacy and safety of birinapant alone or birinapant administered with other drugs each as demonstrated in clinical trials and post-marketing experience;

  •
  clinical indications for which birinapant is approved;

  •
  acceptance by physicians, major operators of cancer clinics and patients of birinapant as a safe and effective treatment;

  •
  potential and perceived advantages of birinapant over alternative treatments;

  •
  safety of birinapant seen in a broader patient group, including its use outside the approved indications should physicians choose to prescribe for such uses;

  •
  prevalence and severity of any side effects;

  •
  product labeling or product insert requirements of the FDA or other regulatory authorities;

  •
  timing of market introduction of birinapant as well as competitive products;

  •
  cost of treatment in relation to alternative treatments;

  •
  availability of coverage and adequate reimbursement and pricing by third-party payors and government authorities;

  •
  relative convenience and ease of administration; and

  •
  effectiveness of our sales and marketing efforts.

We will determine which programs to pursue and how much to fund each program in response to the scientific and clinical success of birinapant, as well as an assessment of birinapant's commercial potential.

Change in fair value of derivative liability

Certain of our warrants to purchase our common and preferred stock are classified as derivative liabilities and recorded at fair value. These derivative liabilities are subject to re-measurement at each balance sheet date and we recognize any change in fair value in our statements of operations and comprehensive loss as a change in fair value of the derivative liability.

Interest and Other Income

Interest and other income consists principally of interest income earned on cash and cash equivalent balances.

Interest Expense

Interest expense is mostly attributable to non-cash interest expense resulting from the accretion of the debt discount and beneficial conversion feature associated with our outstanding convertible notes.

Cash Flows

Operating Activities.    Cash used in operating activities during the year ended December 31, 2012 decreased to $15.9 million as compared to $17.3 million used in the year ended December 31, 2011. Cash used in operating activities during the nine months ended September 30, 2013 decreased to $10.1 million as compared to $12.5 million used in the nine months ended September 30, 2012. The decreases were driven primarily by decreased research and development costs incurred for birinapant, partially offset by non-cash charges incurred in connection with our convertible notes.

Investing Activities.    Cash provided by (used in) investing activities was ($5.5) million, $5.5 million, $5.5 million and $0.0 for the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2012 and 2013, respectively. Cash provided by (used in) investing activities is mostly attributable to the purchase of $6.0 million of investments in U.S. Treasury and U.S. agency notes during the year ended December 31, 2011 and the maturity of $0.5 million and $5.5 million of short-term investments in U.S. Treasury and U.S. agency notes during 2011 and the first half of 2012, respectively.

Financing Activities.    Cash provided by financing activities was $7.1 million, $4.9 million, $0.0 and $8.1 million for the years ended December 31, 2011 and 2012 and the nine months ended September 30, 2012 and 2013, respectively. Cash provided by financing activities is mostly attributable to $7.2 million of net proceeds from the sale of series C and C-1 preferred stock in 2011, $5.0 million from the sale of convertible notes in 2012 and $8.0 million from the sale of convertible notes during the nine months ended September 30, 2013.

JOBS Act

Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an "emerging growth company" can delay the adoption of new or revised accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Internal Control Over Financial Reporting

In preparing our consolidated financial statements as of and for the year ended December 31, 2012, we and our independent registered public accounting firm identified control deficiencies in the design and operation of our internal control over financial reporting that together constituted a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. The material weakness identified was that we did not have sufficient financial reporting and accounting staff with appropriate training in GAAP and SEC rules and regulations. As such, our controls over financial reporting were not designed or operating effectively, and as a result there were adjustments required in connection with closing our books and records and preparing our December 31, 2012 and September 30, 2013 financial statements.

As noted above, the material weakness in our internal control over financial reporting was attributable to our lack of sufficient financial reporting and accounting personnel with appropriate training in GAAP and SEC rules and regulations. In response to this material weakness, we plan to hire additional personnel with public company financial reporting expertise to build our financial management and reporting infrastructure, and further develop and document our accounting policies and financial reporting procedures. However, we cannot assure you that we will be successful in pursuing these measures or that these measures will significantly improve or remediate the material weakness described above. We also cannot assure you that we have identified all of our existing material weaknesses, or that we will not in the future have additional material weaknesses. We have not yet remediated our material weakness, and the remediation measures that we intend to implement may be insufficient to address our existing material weakness or to identify or prevent additional material weaknesses.

Neither we nor our independent registered public accounting firm has performed an evaluation of our internal control over financial reporting during any period in accordance with the provisions of the Sarbanes-Oxley Act. In light of the control deficiencies and the resulting material weakness that were identified as a result of the limited procedures performed, we believe that it is possible that, had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses and significant control deficiencies may have been identified. However, for as long as we remain an "emerging growth company" as defined in the JOBS Act, we intend to take advantage of the exemption permitting us not to comply with the requirement that our independent registered public accounting firm provide an attestation on the effectiveness of our internal control over financial reporting. See "Summary – Implications of Being an Emerging Growth Company."

Liquidity and Capital Resources

Since our inception, we have incurred net losses and negative cash flows from our operations. We incurred net losses of $18.9 million and $16.2 million for the years ended December 31, 2011 and 2012, respectively, and $12.4 million and $13.3 million for the nine months ended September 30, 2012 and 2013, respectively. Our operating activities used $17.3 million and $15.9 million of cash flows during the years ended December 2011 and 2012, respectively, and $12.5 million and $10.1 million of cash flows during the nine months ended September 30, 2012 and 2013, respectively. At September 30, 2013, we had an accumulated deficit of $83.2 million, negative working capital of $12.8 million and cash and cash equivalents of $2.5 million. Historically, we have financed our operations principally through private placements of preferred stock and convertible debt. Through September 30, 2013, we have received gross proceeds of $79.2 million from the issuance of preferred stock and convertible debt. In October 2013, we issued additional unsecured convertible promissory notes in the aggregate amount of $6.2 million. In connection with this additional issuance of the unsecured convertible promissory notes, the noteholders received additional warrants to purchase $1.9 million of our equity securities. The terms of these newly issued notes and warrants are substantially the same as those previously issued in 2012 and 2013.

Similar to other clinical-stage biopharmaceutical companies, our access to traditional bank credit is limited. Although we have had a revolving line of credit in the past, we do not currently have an open revolving line of credit or access to bank finance. We have limited assets which can be used as collateral to secure potential indebtedness. Moreover, as noted above, we have not received any material revenues since inception. Therefore, our ability to fund our operations and sustain our clinical development programs is dependent on equity and equity-linked investments. None of our current investors is required to invest any additional capital in us. Thus, there can be no assurances that we will be able to raise sufficient capital in the future from these or other similar sources or the public markets to fund our operations, and failure to do so could have a material adverse effect on our operations. In addition, the need to raise capital is expected to consume management resources, time and attention and, to a lesser extent, the time and attention of our scientific staff.

In connection with our financing strategy, on August 27, 2013 our board of directors approved the issuance of up to approximately $35.0 million of convertible preferred stock in a private placement to fund our clinical programs and for general corporate purposes. In light of the anticipated timing of our proposed initial public offering, however, we decided on September 24, 2013 not to further pursue the private placement. No offers to buy or indications of interest given in the private placement were accepted. The private placement was discussed with institutional investors that we believe are "accredited investors" under Rule 501(a) of the Securities Act. This prospectus supersedes any materials distributed in connection with the private placement.

Operating and Capital Expenditure Requirements

We have not achieved profitability since our inception and we expect to continue to incur net losses for the foreseeable future. We expect our cash expenditures to increase in the near term as we fund our planned clinical trials for birinapant. Following this offering, we will be a publicly traded company and will incur significant legal, accounting and other expenses that we were not required to incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules adopted by the SEC and the NASDAQ Stock Market, require public companies to implement specified corporate governance practices that are currently inapplicable to us as a private company. We expect these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We estimate that we will incur approximately $2.0 to $3.0 million in incremental costs per year associated with being a publicly traded company, although it is possible that our actual incremental costs will be higher than we currently estimate.

We believe that the net proceeds from this offering and the October 2013 issuance of unsecured convertible promissory notes in the aggregate of $6.2 million, together with our existing cash and cash equivalents as of September 30, 2013, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 24 months. However, we anticipate that we will need to raise substantial additional financing in the future to fund our operations. In order to meet these additional cash requirements, we may seek to sell additional equity or convertible debt securities that may result in dilution to our stockholders. If we raise additional funds through the issuance of convertible debt securities, these securities could have rights senior to those of our common stock and could contain covenants that restrict our operations. There can be no assurance that we will be able to obtain additional equity or debt financing on terms acceptable to us, if at all. Our failure to obtain sufficient funds on acceptable terms when needed could have a negative impact on our business, results of operations, and financial condition. Our future capital requirements will depend on many factors, including:

  •
  the results of our pre-clinical studies and clinical trials;

  •
  the development and commercialization of birinapant;

  •
  the scope, progress, results and costs of researching and developing birinapant or any other future product candidates, and conducting pre-clinical studies and clinical trials;

  •
  the timing of, and the costs involved in, obtaining regulatory approvals for birinapant or any other future product candidates;

  •
  the cost of commercialization activities if birinapant or any other future product candidates are approved for sale, including marketing, sales and distribution costs;

  •
  the cost of manufacturing birinapant or any other future product candidates in pre-clinical studies, clinical trials and, if approved, in commercial sale;

  •
  our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

  •
  any product liability infringement or other lawsuits related to our products;

  •
  the expenses needed to attract and retain skilled personnel;

  •
  the costs associated with being a public company;

  •
  the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

  •
  the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Please see "Risk Factors" above for additional risks associated with our substantial capital requirements.

Contractual Obligations and Commitments

The following is a summary of our long-term contractual cash obligations as of September 30, 2013:

	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Convertible notes payable	$13,600,300	$10,522,711	$3,077,589	$–	$–
Operating lease obligations	291,075	291,075	–	–	–

Total contractual obligations	$13,891,375	$10,813,786	$3,077,589	$–	$–

Convertible Notes Payable

In November 2012, April 2013 and October 2013, we issued unsecured convertible promissory notes to certain of our existing stockholders. The original aggregate principal amount of the notes was $5.0 million, $5.0 million and $6.2 million, respectively, for a combined total of $16.2 million. The promissory notes issued in each of November 2012 and April 2013 matured on July 1, 2013, at which time the aggregate principal amount and all accrued and unpaid interest thereon became due and payable. However, the notes were amended by consent of the holders and us to extend their maturity date until April 1, 2014. The promissory notes issued in October 2013 mature on October 30, 2014. The promissory notes convert automatically upon the consummation of a "qualified financing," which includes this offering, and are convertible at the option of the holder upon the consummation of a "non-qualified financing," as such terms are defined therein. They also are convertible into series C convertible preferred stock, at the option of the holder, after 12 months from the issue date of the promissory notes.

In May 2013, we issued an unsecured convertible promissory note in the aggregate principal amount of $3.0 million to Amgen, one of our existing stockholders. This promissory note matures on May 16, 2015, unless previously converted, at which time the aggregate amount of principal and all accrued and unpaid interest thereon becomes due and payable. The promissory note converts automatically upon the consummation of a "qualified financing," which includes this offering, and converts at the option of the holder upon the consummation of a "non-qualified financing," as such terms are defined therein. The promissory note is also convertible into series C-1 convertible preferred stock at the option of the holder after 24 months from the issue date of the promissory note.

Based on the expected net proceeds of this offering, which we derive from the number of shares and the midpoint of the price range of our common stock on the cover page of this prospectus, we anticipate that this offering will constitute a qualified financing under the terms of each series of convertible notes, and that all of our convertible notes payable and related accrued interest will convert to common stock.

Cumulative Dividend on Preferred Stock

As of September 30, 2013, there were $9,212,308 of dividends payable on our series C and C-1 convertible preferred stock, which are payable upon the occurrence of a Liquidation (as more fully described in our certificate of incorporation). However, dividends are forfeited upon conversion from series C and C-1 convertible preferred stock to shares of our common stock.

Royalty-Based and Other Commitments

In November 2003, we entered into an exclusive license agreement with Princeton University, subsequently amended in June 2004, August 2006 and October 2006, which grants us the rights to certain U.S. patents controlled by the university relating to SMAC-mimetic compounds, including birinapant, and a non-exclusive right to certain know-how and technology relating thereto. The agreement contains a right by us to sublicense. To date, we have paid an aggregate of $100,000 in license fees under the license agreement. As part of the consideration paid, we issued to Princeton University 165,501 shares of our common stock and agreed to pay Princeton University certain royalties. In particular, we are obligated to pay royalties as a percentage of net product sales of 2.0% for direct licensed products, such as birinapant, and 0.5% of derived licensed products, if such products are covered by the applicable Princeton University patent rights. We have the right to reduce the amount of royalties owed to Princeton University by the amount of any royalties paid to a third-party in a pro rata manner, provided that the royalty rate may not be less than 1.0% of net sales for direct licensed products and 0.25% for derived licensed products. The obligation to pay royalties in the U.S. expires upon the expiration, lapse or abandonment of the last of the licensed patent rights that covers the manufacture, use or sale of the direct licensed products. The obligation to pay royalties outside the U.S. expires, on a country by country basis, 10 years from the first commercial sale of a licensed product in each country. The licensed patent rights were developed using federal funds from the National Institutes of Health and are subject to certain overriding rights of and obligations to the federal government as provided in the Bayh–Dole Act. This agreement expires upon expiration of the last of the licensed patent rights in 2023 (absent extensions).

The agreement also requires that we pay to Princeton University 5.0% of the non-royalty consideration that we receive from a sublicensee until October 5, 2014 and 2.5% thereafter. Under the license agreement, we are obligated to use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell licensed products in all countries worldwide.

Because the achievement and timing of these net sales is dependent on successful completion of our clinical programs and is therefore not fixed and determinable, our commitment under this agreement has not been included on our balance sheets or in the Contractual Obligations and Commitments table above.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined by applicable SEC regulations.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. These market risks are principally limited to interest rate fluctuations.

We had cash and cash equivalents of $4.5 million and $2.5 million at December 31, 2012 and September 30, 2013, respectively, consisting primarily of funds in cash and money market accounts. The primary objective of our investment activities is to preserve principal and liquidity while maximizing income without significantly increasing risk. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of our investment portfolio, we do not believe an immediate 10.0% increase in interest rates would have a material effect on the fair market value of our portfolio, and accordingly we do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board, or FASB, issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income," or ASU 2013-02. ASU 2013-02 requires companies to present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. This guidance is effective for annual reporting periods beginning after December 15, 2012. We believe the adoption of this standard will not have a significant impact on its consolidated financial position, results of operations or cash flows.

Business

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing novel SMAC-mimetics that are designed to cause or enable abnormal cells that are resistant to the body's immune system to self-destruct. Birinapant, our clinical-stage product candidate, is currently being tested in Phase 1 and Phase 2 oncology clinical trials for multiple solid tumors and hematological malignancies. Our clinical trials of birinapant have enrolled over 275 subjects.

Our lead program is CRC where we have substantially completed a Phase 1/2 clinical trial, and we intend to start a randomized Phase 2/3 clinical trial in the second half of 2014. Birinapant is also being tested in an ongoing Phase 1/2 clinical trial in various blood cancers. We have started a Phase 1 clinical trial in MDS and, upon its completion, intend to start a randomized Phase 3 clinical trial in the second half of 2014. We also have an open IND and intend to start a Phase 1/2 ovarian cancer clinical trial in 2013. Beyond our work in cancer, we are evaluating birinapant and other product candidates in pre-clinical studies as potential antiviral therapeutic agents, with the goal of starting an antiviral clinical program in the first quarter of 2015.

Background of SMAC-Mimetics

Fundamentally important to maintaining human health is the mechanism in both normal and abnormal cells for controlling programmed cell death. This process of self-destruction of cells is known as apoptosis. There are multiple checks and balances within a cell to ensure that healthy cells do not undergo apoptosis by mistake and that abnormal cells, such as cancerous and virally infected cells, undergo apoptosis and are cleared from the body. Key molecules that protect cells from apoptosis are called IAPs. A key molecule that promotes apoptosis is SMAC, a naturally occurring IAP inhibitor.

In many diseases, such as certain cancers and infections, abnormal cells that should be naturally cleared from the body manage to escape apoptosis. As a result, cells that should self-destruct actually survive and even proliferate or propagate infection, leading to multiple disease complications. In both cancer and viral infections, the abnormal cells typically use the same escape pathway: the overexpression of IAPs resulting in the avoidance of the signals to undergo cell self-destruction.

TNF is an extracellular signaling molecule that induces apoptosis. Cancer cells and certain virally infected cells can use IAPs to convert a TNF-induced self-destruction signal into a pro-survival signal through a protein complex called NF-kB. While a number of cancer therapies induce TNF, the TNF self-destruction signal may be blocked by the IAPs. Normally, IAPs can be disabled by their natural inhibitor SMAC, but this natural blocking mechanism is rendered ineffective in many cancers and certain viral infections due to the overexpression of IAPs. We believe SMAC-mimetics have the potential to inhibit the overexpressed IAPs and re-establish the TNF self-destruction signal. Our therapeutic focus is centered on the development of SMAC-mimetics that are designed to inhibit IAPs and re-establish the TNF self-destruction signal in order to overcome this "escape-from-apoptosis" in malignant or infected cells. A key element of our strategy is to administer a SMAC-mimetic with other therapies that induce TNF or related self-destruction signaling molecules. Examples of such other therapies are azacitidine, gemcitabine, GM-CSF, IFN, irinotecan and radiation therapy. There are no drugs currently on the market that specifically target the IAPs to re-establish apoptosis in abnormal cells.

Birinapant

Birinapant was selected from our chemical library of over 3,000 SMAC-mimetic compounds, has a strong intellectual property profile, and we believe has the potential to be broadly active across multiple tumor types and against virally-infected cells. Over 275 study participants with cancer have been treated with birinapant alone or administered with standard chemotherapies. In clinical trials, birinapant was generally well tolerated, meaning that treatment-related side effects were mild or moderate in severity in the majority of treated subjects, and showed signs of activity in subjects with cancer. In pre-clinical cancer studies, birinapant was synergistic (or super-additive) with agents that induce TNF, including established anti-cancer chemotherapies (such as azacitidine, gemcitabine and irinotecan), other anti-cancer therapies (such as radiotherapy), biological agents (such as GM-CSF and IFN), and with TNF and other members of the TNF superfamily including TRAIL and TRAIL-Receptor 2 (also known as DR5) agonists. In addition, birinapant reduced HBV levels in animal studies in a TNF-dependent manner. Our clinical strategy is to administer birinapant with therapies (for example, azacitidine or irinotecan) that induce the production of TNF or related molecules.

As shown in FIGURE 1, below, the principal target of birinapant is cIAP1. A secondary target is cIAP2 (not shown in FIGURE 1 below). Both are critical components of the TNF receptor 1 complex. It is this TNF receptor 1 complex that receives the TNF signal and then transmits it inside the cell, triggering a cascade of events that includes activation of NF-kB which delivers the pro-survival signal to a cancer cell.

FIGURE 1. Birinapant is designed to mimic SMAC and enable TNF-activated apoptosis.

Activity in Clinical Trials

We believe that our pre-clinical and clinical data suggest that birinapant has potential for treating a wide spectrum of solid tumors, hematological malignancies and viral infections, and provide the rationale for further clinical development of birinapant. In clinical trials, birinapant has shown favorable PK properties, meaning how the subject's body handles birinapant, including the length of time birinapant remains in a subject's blood or tumor, with similar and predictable behavior among treated subjects. In addition, our clinical trials show evidence that birinapant is interacting with its intended target and that the activation of NF-kB was inhibited in subject tumor cells.

Birinapant has thus far shown clinical activity in both solid tumors and hematological malignancies, including CRC and AML. Phase 1 and Phase 2 clinical trials have been completed or are ongoing with birinapant. Initial response and safety data from the Phase 1/2 solid tumor trial were reported at the 2013 Annual Meeting of the American Society of Clinical Oncology.

The following table sets forth our highest priority clinical programs:

Our Phase 1 clinical trials are designed to define the MTD of birinapant both as a single agent and when administered with other chemotherapies, to gather PK and safety data, and to determine the recommended Phase 2 dose. Phase 2 clinical trials are designed to determine the tolerability and magnitude of clinical benefit of birinapant both as a single agent and when administered with other chemotherapies, initially in a small number of subjects. Our Phase 1/2 clinical trials are designed to include both a dose escalation component and a fixed dose component to gather safety data and measure any early signal of clinical benefit. Phase 3 clinical trials will be designed to confirm the tolerability and magnitude of clinical benefit in a larger number of subjects. Our planned Phase 2/3 clinical trial in CRC subjects will be designed to confirm the tolerability and magnitude of clinical benefit of birinapant administered with irinotecan in a larger patient population which will dictate whether to proceed with the Phase 3 component of the trial.

Safety Studies

Birinapant was generally well tolerated both alone as a single agent, or administered with standard chemotherapies, in Phase 1 and Phase 2 clinical trials, which have collectively enrolled over 275 subjects. In these trials, side effects were predominantly dose-related, transient and mild or moderate in severity. Birinapant did not appear to substantially exacerbate any of the common toxicities associated with the administered chemotherapies.

Safety data from databases of our CROs are available in 226 subjects for studies of birinapant as a single agent or administered with standard chemotherapies. In single agent studies of birinapant, the most frequent treatment-related adverse events occurring in at least 10% of subjects were cytokine release syndrome, decreased appetite, diarrhea, fatigue, headache, hypotension, lymphocytopenia, nausea and vomiting. In clinical trials of birinapant administered with standard chemotherapies, the most frequent treatment-related adverse events, occurring in at least 10% of subjects, were decreased appetite, fatigue, nausea and vomiting. The majority of these treatment-related events were Grade 1 (mild) or 2 (moderate) severity, and reversible without clinical complications.

In the single agent dose-escalation clinical trial that deliberately sought to define the dose-limiting toxicities and thus the MTD, the birinapant-related adverse events that were Grade 3 (severe to life-threatening) or greater in severity occurred in 9 of 50 (18%) subjects and included fatigue, headache, hypophosphatemia, increased serum amylase, increased serum lipase, lymphocytopenia, nausea, thrombocytopenia and vomiting. In the clinical trials of birinapant administered with standard chemotherapies, the treatment-related adverse events that were Grade 3 or greater in severity occurred in 32 of 176 (18%) subjects and included but were not limited to fatigue, neutropenia, thrombocytopenia and vomiting.

In clinical trials, birinapant was associated with the onset of cranial nerve palsies, meaning a complete or partial weakness or paralysis of the areas served by the affected nerve, of mild to moderate severity. A palsy of the seventh cranial nerve resulted in a Grade 2 Bell's Palsy, or weakness or inability to control facial muscles on one side of the face, in 11 subjects among all treated subjects. These events were considered dose-limiting toxicities and improved to Grade 1 or full recovery within two to four weeks. Most subjects elected to continue birinapant treatment and none had a recurrent event of Bell's Palsy.

Overview of Lead Clinical Programs

Based on birinapant's mechanism of action, clinical and pre-clinical data and other factors, we have selected CRC and MDS as our first two targeted indications.

Colorectal Cancer (CRC)

We have results of a Phase 2 clinical trial of birinapant administered with irinotecan in 71 CRC subjects who had previously failed standard chemotherapies. The trial has not been formally closed because one subject continues on treatment without disease progression for over 19 months. The clinical trial showed activity, with six subjects (8%) showing partial responses, or PRs, defined as at least a 30% decrease in the sum of all measurable tumor lesions by RECIST. RECIST is a set of published rules that define when cancer patients improve (or respond), stay the same (or stabilize), or worsen (or progress) during treatment. The median PFS was 2.2 months. Thirty-four percent of study subjects were alive without progression of their tumor at four months and 21% were alive without progression of their tumor at six months. The combination of birinapant administered with irinotecan was generally well tolerated. Compared to treatment with irinotecan alone, birinapant administered with irinotecan led to a modest increase in anemia (or a decrease in red blood cells) and a modest increase in thrombocytopenia (or a decrease in platelets). As noted above, irinotecan is one of the chemotherapies that induces TNF. As the majority of subjects had disease progression on prior irinotecan treatment (65 of 71, or 92%), we believe that this data supports the view that the activity seen in this study is being driven by the synergistic effect of birinapant and irinotecan. Based on the clinical data that has emerged from the study of birinapant administered with irinotecan, a Phase 2/3 clinical trial is planned in third-line CRC subjects, meaning those who have already failed two prior treatment regimens for advanced disease to commence enrollment in the second half of 2014.

Myelodysplastic Syndromes (MDS)

A Phase 1/2 investigator-initiated clinical trial in AML, MDS and ALL is ongoing at the University of Pennsylvania and 19 study subjects have been treated with birinapant as the sole agent or administered with hydroxyurea (if deemed necessary by the treating physician). The majority of subjects enrolled are elderly (over 70 years) with AML secondary to MDS and have received multiple prior treatments. In preliminary data, the treatment-related adverse events included Grade 3 and Grade 4 increases in serum levels of the digestive enzymes amylase and lipase, as determined by laboratory testing, with no subject-reported symptoms of abdominal pain. The preliminary data also shows reductions in leukemic blasts (tumor bulk) in some subjects. There were increases in neutrophils with the first birinapant dose in some subjects. One subject continued on treatment with birinapant as sole agent for approximately 10 months. Based on the synergy we observed in pre-clinical studies between birinapant and azacitidine, the current standard of care for MDS, and the action of birinapant in subjects with AML secondary to MDS, in August 2013, we initiated a Phase 1/2 clinical trial of birinapant administered with azacitidine in high-risk MDS subjects who have relapsed or are refractory to azacitidine. We intend to expand this clinical trial to include subjects who have not been previously treated with, or are naïve to, azacitidine. We plan to enroll 15 subjects in a dose escalation phase, which may be followed by an expansion arm of the trial at a selected dose. Subject enrollment is expected to be completed in the first half of 2014. If supported by results from these clinical trials, we intend to commence a Phase 3 clinical trial in high-risk MDS subjects in the second half of 2014.

Additional Indications

In addition to our lead programs in CRC and MDS, we are also planning to evaluate birinapant in several other indications and administered with other therapies.

  •
  Birinapant administered with conatumumab in ovarian cancer:  In pre-clinical studies, we observed synergy between birinapant and TRAIL receptor agonist antibodies. In collaboration with Amgen, we will explore the combination of birinapant administered with Amgen's TRAIL receptor agonist antibody, conatumumab. We have an open IND for a Phase 1/2 ovarian cancer trial and intend to begin enrolling subjects before the end of 2013.

  •
  Birinapant administered with immunotherapy in melanoma:  We expect to commence a clinical trial in melanoma to follow-up on our pre-clinical studies in which birinapant showed activity in melanoma and synergy with both GM-CSF and IFN.

  •
  Birinapant administered with gemcitabine and cisplatin in solid tumors:  An investigator-initiated Phase 1/2 clinical trial is ongoing to evaluate the safety and activity of birinapant administered with gemcitabine/cisplatin in tumor types where this regimen is commonly used, such as NSCLC and bladder cancer.

  •
  Birinapant in HBV:  In pre-clinical studies, birinapant significantly reduced HBV. The clearance was additive when given in combination with entecavir, the standard of care therapy for HBV. We intend to continue pre-clinical studies and regulatory activities and intend to file an IND for a Phase 1 clinical trial in early 2015.

In connection with our clinical programs, we are conducting research to uncover biomarkers, or biological parameters that can be measured to characterize a disease state or the effect of therapy, that can be used to identify subjects most likely to respond to birinapant. These studies are focused on detecting IAP gene amplification in different tumor types, on examining the expression of genes important in the TNF/IAP/NF-kB pathway and on examining the activation status of NF-kB itself.

Our Strategy

Our goal is to maximize the potential value of birinapant as a first-in-class and best-in-class SMAC-mimetic. The key elements of our strategy to achieve this goal include:

  •
  pursuing regulatory approval for birinapant administered with irinotecan for treatment of third-line CRC. Pending input from the FDA at an EOP2 meeting, we plan to initiate a Phase 2/3 clinical trial in the second half of 2014;

  •
  pursuing regulatory approval for birinapant administered with other therapies for the treatment of high-risk MDS. Pending the results of our ongoing Phase 1/2 clinical trial and input from the FDA at an EOP2 meeting, we intend to initiate a Phase 3 clinical trial in the second half of 2014;

  •
  commencing a Phase 1/2 clinical trial by the end of 2013 with birinapant administered with conatumumab in ovarian cancer;

  •
  continuing our pre-clinical studies of birinapant as a potential antiviral therapeutic agent, with the goal of starting an antiviral clinical program in the first quarter of 2015; and

  •
  considering collaborations to accelerate development of our clinical programs outside of the U.S.

Other elements of our business strategy include exploiting our understanding of the role of SMAC-mimetics more broadly in infectious disease, leveraging our library of SMAC-mimetic compounds to develop novel molecules to expand the utility of this developing class and pursuing potential collaborations, in-licensing or acquisitions of assets and companies to expand our existing technologies and operations.

Birinapant – Inhibitor of IAPs

Birinapant Inhibits IAPs to Overcome a Cancer Cell's "Escape from Apoptosis"

Birinapant is a bivalent investigational SMAC-mimetic designed to bind to a greater or lesser extent with multiple IAPs. IAPs, including cIAP1, cIAP2, XIAP, and ML-IAP, are a group of structurally-related proteins that can suppress apoptosis. Based on our preclinical studies and clinical trials, we believe that birinapant's potential ability to inhibit the IAPs will block this suppression across multiple cancers and virally infected cells.

The dysregulation of apoptosis is recognized as a fundamental defect in the pathogenesis of cancer. Apoptosis is a highly regulated process that enables cells to respond to either extracellular or intracellular signals in order to rapidly eliminate damaged cells. In many tumors, the ability to undergo apoptosis is impaired and the transformed cell is able to remain in a viable, pro-survival state, even in the presence of strong pro-apoptotic signals. Therefore, dysregulation of apoptosis in tumors contributes to the malignant phenotype and is associated with resistance to certain chemotherapeutics and biological therapies. The IAP genes are frequently amplified (for example, the cancer cells contain extra copies of such genes beyond the normal two copies per cell) in cancer, which can contribute to resistance to apoptosis in response to certain biological and conventional cytotoxic drug therapies.

The IAPs have multiple and distinct domains that are responsible for different functions of the protein. A critical functional domain of both cIAP1 and cIAP2 is called the E3 ubiquitin ligase domain, or E3 domain, which acts to "tag" proteins for degradation. Two IAP E3 domains must interact with each other to be functional. Thus when two IAPs come together to form a "homodimer," allowing the two E3 domains to interact, it can result in their self-degradation. This self-degradation of two IAP molecules as a result of coming together and interacting with each other through their E3 domains is critically important to the action of all SMAC-mimetics.

The endogenous SMAC protein interacts with the IAP homodimer, that is, it interacts with two IAP molecules. SMAC-mimetic product candidates under development fall into two classes: a "monovalent" compound that interacts with a single IAP molecule or a "bivalent" compound that interacts with two IAP molecules. Birinapant is a bivalent SMAC-mimetic. Based upon pre-clinical studies, we believe that, bivalent SMAC-mimetics are more potent inhibitors of TNF induced NF-kB activation than monovalent SMAC-mimetics.

In pre-clinical studies, birinapant was synergistic with agents that induce TNF, including anti-cancer chemotherapies (such as azacitidine, gemcitabine and irinotecan), other anti-cancer therapies (such as radiotherapy), biological agents (such as GM-CSF and IFN) and with members of TNF superfamily that include TNF itself, TRAIL, and TRAIL-Receptor 2 (also known as DR5) agonists.

In pre-clinical studies, a significant number of tumor types resistant to single agent treatment with either TNF or TRAIL became sensitive in the presence of low concentrations of birinapant. The requirement for TNF underpins our clinical program: while birinapant is anticipated to have some activity when administered as the sole therapy, we believe its maximum anti-cancer activity will occur when administered with chemotherapies that further induce TNF.

We believe that birinapant has the potential to be superior to other SMAC-mimetics for two reasons. First, birinapant is a bivalent molecule similar to endogenous SMAC and allows for direct engagement of two IAP molecules. Our pre-clinical studies suggest that bivalent SMAC-mimetics are more potent inhibitors of TNF induced NF-kB activation than monovalent SMAC-mimetics. To our knowledge, birinapant is the only bivalent SMAC-mimetic in clinical development in the United States. Second, based on our pre-clinical studies, birinapant inhibits cIAP1 more than cIAP2. Complete degradation of cIAP2 is associated with increased toxicities. We believe that this is the basis for the pre-clinical data suggesting that birinapant will be better tolerated than SMAC-mimetics that are less selective. Consistent with these pre-clinical studies, birinapant was generally well tolerated in our clinical trials.

Clinical Programs

Colorectal Cancer (CRC)

Background

CRC is the most deadly cancer in the U.S. among non-smokers and the second most deadly cancer overall. The American Cancer Society estimates that in the U.S. there will be approximately 142,000 new cases and approximately 51,000 deaths from CRC in 2013, accounting for 9% of all cancer deaths. Almost 50% of the patients with a new diagnosis of CRC will die within five years. According to the NCI, the prevalence of CRC in the U.S. in 2010 was estimated to be 1.2 million cases. CRC is the third most common cancer in both men and women. The risk of CRC increases with age; 90% of cases are diagnosed in individuals 50 years of age or older. Despite effective screening, leading to a reduction in the mortality from CRC, the number of cases remains high and is expected to increase worldwide to 2.2 million by the year 2030. We believe that there is a medical need for a treatment option that improves outcomes of standard of care regimens for patients with CRC.

Surgery is the first-line treatment for early stage CRC. When CRC is advanced or metastasizes (spreads to other parts of the body, such as the liver), chemotherapy alone or in combination with radiation is commonly used. FDA approved drugs for patients with advanced or metastatic CRC (mCRC) are: 5-fluorouracil, aflibercept (Zaltrap), bevacizumab (Avastin), capecitabine (Xeloda), cetuximab (Erbitux), irinotecan (Camptosar), leucovorin, oxaliplatin (Eloxatin), panitumumab

(Vectibix) and regorafenib (Stivarga). Depending on the stage of the cancer, three or more of these drugs may be administered at the same time or used after one another. Chemotherapy regimens (such as FOLFOX (5-fluorouracil, leucovorin, and oxaliplatin) or FOLFIRI (5-fluorouracil, irinotecan, and leucovorin)), either with or without aflibercept or bevacizumab, have been shown to increase survival rates in patients with advanced/metastatic CRC and are among the leading first- and second-line treatments in the U.S. and Europe. Typically, patients who fail 5-fluorouracil, irinotecan, oxaliplatin, and bevacizumab- or aflibercept-containing therapies, and who have a wild-type, or normal KRAS gene in the tumor, receive treatment with an epidermal growth factor receptor, or EGFR, monoclonal antibody. This EGFR antibody therapy can be either cetuximab or panitumumab, alone or combined with chemotherapy. The protein product of the normal KRAS gene performs an essential function in normal tissue signaling, and the mutation of a KRAS gene is an essential step in the development of many cancers. Approximately 50% of CRC patients have a KRAS mutant gene in the tumor and do not respond to EGFR monoclonal antibody therapy; in third party, randomized studies of CRC, there was no benefit of irinotecan re-treatment with cetuximab in tumors with the KRAS mutant gene. The classification of CRC tumors based on the presence of a normal or mutant KRAS gene has important implications therefore for therapy.

Patients who fail second-line treatment have limited treatment options. Retreatment with prior therapy is unlikely to produce benefits. Regorafenib is currently the third-line standard of care. In the clinical trial that led to its approval, regorafenib was evaluated versus a placebo. Published Phase 3 clinical trial results of regorafenib from this clinical trial are presented in FIGURE 2. The median PFS and objective response rate for the placebo and regorafenib arms were 1.7 and 1.9 months, and 0% and 1%, respectively. Objective response is defined as the sum of PRs and complete responses, or CRs, as defined by RECIST criteria. In addition, significant adverse events have been associated with regorafenib, including diarrhea, fatigue, hand-foot reaction, hyperbilirubinemia, hypertension, mucositis, rash or skin desquamation, and thrombocytopenia. Accordingly, we believe that an unmet medical need remains for patients who fail second-line treatment. There is also a clear unmet need in subjects with KRAS mutant CRC who fail first-line therapy and, because of their KRAS mutant status, are not eligible for EGFR antibody therapy.

FIGURE 2. Published Phase 3 Clinical Trial Regorafenib vs. Placebo Results.

Study Population	Placebo N= 255	Regorafenib N= 505
4 months PFS	7%	25%
6 months PFS	2%	14%
Median PFS (mo)	1.7	1.9
Median Overall Survival (mo)	5.0	6.4
Response Rate	0%	1%
Disease Control Rate Stable Disease>6weeks	15%	41%

Source: Grothey A, Van Cutsem E, Sobrero A, et al. Regorafenib monotherapy for previously treated metastatic (CORRECT); an international, multicenter, randomized, placebo-controlled, phase 3 trial. Lancet 2013; 381:303-12.

Rationale

In CRC, dysregulation of both cell growth and cell destruction (apoptosis) pathways are well established as fundamental causes of disease. Existing CRC therapies and newer, "targeted" agents like the EGFR antibodies (such as cetuximab and panitumumab) are anti-growth agents. As described above, birinapant is a targeted therapy that we believe has the potential to inhibit the IAPs and drive cell destruction or apoptosis.

Third party studies in gastrointestinal cancers, CRC in particular, support the hypothesis that alteration of IAPs and SMAC may be important for cancer development and therapeutic efficacy. Genetic abnormalities of IAPs are among the most common genomic alterations in CRC. Comprehensive genetic analyses of human CRC samples demonstrated chromosome regions containing cIAP1 and cIAP2 genes as among the most frequently amplified regions in CRC. Additionally, in studies of over 6,000 publicly-available human tumor samples in The Cancer Genome Atlas, the IAP genes were amplified across multiple tumor types. This included over 60% of the 500 CRC tumors in the database. Furthermore, in studies of rectal cancer, low levels of SMAC were correlated with poor outcomes for neoadjuvant therapy, or therapy given as a first step to shrink a tumor before the main treatment is administered, for locally advanced disease. In studies of 1,162 cases of gastric cancer, high expression of IAPs, or XIAP, and low expression of SMAC were correlated with poor prognosis.

In third-party clinical trials, NF-kB activation (dependent on cIAP1 and cIAP2) has been correlated with poor prognosis and resistance to cytotoxic therapies in multiple solid tumors, including CRC and esophageal cancer. NF-kB is an intracellular protein complex that is downstream of TNF and transmits the TNF-pro-survival signal. In our pre-clinical studies and clinical trials, signaling was inhibited by birinapant. Third-party pre-clinical studies demonstrated the potential that NF-kB activation leads to resistance to 5-FU, irinotecan, and other cytotoxic therapies while suppression of NF-kB has demonstrated the potential to lead to reversal of chemotherapy resistance. In a third-party clinical trial of irinotecan-refractory metastatic CRC, subjects with CRC tumors with activated NF-kB had significantly less clinical benefit than subjects with CRC tumors that did not have activated NF-kB. This was true in terms of decreased response rate, decreased PFS and decreased overall survival.

Third-party clinical trials suggest that NF-kB activation is more prevalent in KRAS mutant CRC, and that increased NF-kB activity was correlated with worse prognosis and greater resistance to therapies. Birinapant's ability to inactivate the NF-kB pro-survival signal suggests a mechanism by which KRAS mutant CRC may be responsive to combination therapies that include birinapant.

Pre-clinical Studies

Pre-clinical studies have shown that administering birinapant with therapies that induce TNF and TRAIL results in synergistic anti-tumor activity. In our in vitro analyses of 12 CRC cancer cell lines, 75% demonstrated apoptosis-induction when birinapant was administered with TNF or TRAIL. Importantly, non-cancerous cell lines demonstrated no induction of cell death with administration of high doses of birinapant, TNF or TRAIL, or any combination thereof.

In vivo pre-clinical studies with xenografts of primary tumors from CRC subjects demonstrated that birinapant had single-agent activity in seven of 20 xenografts studied. This activity was observed for both KRAS mutant tumors and tumors with normal KRAS. Because the action of birinapant is dependent on TNF, we believe that the single agent activity in these studies reflects the production of TNF by the tumor cells themselves, or otherwise known as autocrine production of TNF.

Clinical Trials

Prior to evaluating birinapant in any particular indication, we conducted a single agent Phase 1 clinical trial with birinapant in 50 subjects with multiple solid tumor cancer types to determine the MTD and gather PK and safety data. The IND was submitted in September 2009. The study began in December 2009 and was conducted at Fox Chase Cancer Center and the University of Pennsylvania in Philadelphia, PA and Roswell Park Cancer Institute in Buffalo, NY and included subjects who had received a median of four prior therapies for their cancers. Birinapant was generally well tolerated. There was evidence of anti-tumor activity or prolonged disease stabilization in two subjects with CRC, one subject with NSCLC and one subject with liposarcoma. Methods for showing activity were a blood test measuring declines in carcinoembryonic antigen, or CEA, and computed tomography, or CT, scanning. The liposarcoma subject had disease stabilization for nine months despite progression on three prior therapies. This study was completed in March 2012.

Our second clinical trial was a Phase 1 clinical trial of birinapant administered with one of five different standard chemotherapy regimens, carboplatin, docetaxel, gemcitabine, irinotecan, or liposomal doxorubicin and paclitaxel. This trial included 124 subjects with multiple solid tumor cancer types to determine MTD, and gather PK and safety data. Secondary objectives were to assess anti-tumor activity, pharmacodynamics and potential translational biomarkers. This study began in October 2010 and was conducted at the three sites listed above as well as Barbara Ann Karmanos Cancer Institute in Detroit, MI, the Holy Cross Hospital Cancer Center in Fort Lauderdale, FL, the Mary Crowley Cancer Research Centers in Dallas, TX and START (South Texas Accelerated Research Therapeutics) in San Antonio, TX. Subjects treated had a variety of tumor types, the most common being CRC, ovarian cancer, lung cancer and melanoma. The subjects had failed a median of three prior chemotherapies. Birinapant did not appear to substantially exacerbate the toxicities commonly associated with any of these regimens. Fourteen subjects showed anti-tumor activity (as defined by RECIST). One NSCLC subject had a CR (defined as the disappearance of all lesions) and 13 subjects had PRs (defined as at least a 30% decrease in the sum of all lesions), including responses in anal cancer, CRC, gallbladder cancer, melanoma, NSCLC, ovarian cancer, and small-cell lung cancer.

Focus on CRC

In our single agent Phase 1 clinical trial, birinapant demonstrated anti-tumor activity in two study subjects with CRC who had failed all prior standard therapies. One subject with a KRAS mutant tumor had a CEA response and radiographic improvement of tumor lesions with stable disease for 5.1 months. A second subject with CRC and normal KRAS demonstrated anti-tumor response with development of a large area of tumor necrosis in the center of a prominent abdominal mass. Based upon the results of the prior Phase 1 clinical trials and pre-clinical studies in which we observed the synergy of birinapant administered with irinotecan, we decided to expand into a Phase 2 clinical trial in CRC with birinapant administered with irinotecan by adding 51 subjects to the 20 CRC subjects who were previously enrolled.

Results in Phase 1/2 clinical trial of CRC subjects treated with birinapant administered with irinotecan

In the Phase 1/2 clinical trial, 71 relapsed and/or refractory CRC subjects who had received a median of four prior therapies were treated with birinapant and irinotecan. A summary of the results are presented in FIGURE 3. In addition to presenting the results for all 71 subjects, we have provided summary data on two subject subsets. The first subset is the 22 subjects who failed a therapy that contained irinotecan immediately prior to entering the clinical trial. The second subset is the 37 subjects with a KRAS mutant tumor who failed irinotecan in a prior therapy.

FIGURE 3. Summary results of Phase 1/2 clinical trial of CRC subjects treated with birinapant administered with irinotecan.

Study Population	All Subjects N=71	Subjects Who Failed Immediately Prior Irinotecan Therapy N=22	KRAS Mutant Subjects Who Failed Prior Irinotecan N=37
4 months PFS	34%	32%	38%
6 months PFS	21%	18%	24%
Median PFS (mo)	2.2	3.0	3.0
Response Rate	8%	14%	8%
Disease Control Rate [PR + Stable Disease]	63%	59%	68%

In the Phase 1/2 clinical trial, 71 relapsed and/or refractory CRC subjects who had received a median of four prior therapies were treated with birinapant and irinotecan. There were signs of activity in subjects treated with birinapant and irinotecan as determined by objective responses and PFS. Six subjects showed PRs. Five of these six had previously failed prior irinotecan-based therapies, including three with KRAS mutant tumors. The median PFS for birinapant and irinotecan was 2.2 months, and 34% of subjects treated with birinapant and irinotecan were alive without disease progression at four months, or 4 mo PFS, and 21% were alive without disease progression at six months, or 6 mo PFS. (FIGURE 4).

FIGURE 4. Clinical Activity (PRs and PFS) of birinapant administered with irinotecan in CRC subjects who failed multiple standard therapies (Phase 1/2 studies, n=71 CRC subjects).

Of the 71 subjects in this Phase 1/2 clinical trial of birinapant administered with irinotecan, 22 CRC subjects had failed irinotecan therapy immediately prior to starting treatment with birinapant and re-treatment with irinotecan. It is generally not expected that subjects who fail a chemotherapy will respond to immediate re-treatment with the same therapy. Of these 22 subjects who previously failed irinotecan as their immediate prior therapy, there were three (13%) partial responders to treatment, seven subjects (32%) were alive without disease progression at four months and four (18%) were alive without disease progression at six months. One subject remains on therapy without disease progression after more than 19 months. (See FIGURE 5).

FIGURE 5. In study subjects (n=22) who have failed immediately-prior irinotecan treatment, some tumors show unexpected response when treated with birinapant administered with irinotecan.

Of the 71 subjects in this Phase 1/2 clinical trial, 37 CRC subjects with KRAS mutant tumors who had previously failed an irinotecan-based therapy were treated with birinapant and irinotecan. Of these 37 subjects, three subjects (8%) demonstrated PRs, 38% of subjects were alive without progression of their disease at four months, and 24% of subjects were alive without progression of disease at six months (FIGURE 6). We believe that this data may suggest activity of the combination of birinapant administered with irinotecan in a group of subjects where there is still a significant unmet need for treatment.

FIGURE 6. Clinical activity (PRs & prolonged PFS) with birinapant and irinotecan in KRAS mutant CRC subjects (n=37) who had failed prior irinotecan-based regimens.

Safety data from databases of our CROs are available for subjects in the Phase 1 and Phase 2 clinical trials who received birinapant administered with irinotecan. The most frequent adverse events occurring during treatment in greater than 10% of subjects, related to birinapant or not, were abdominal pain, alopecia, anemia, arthralgia, asthenia, chills, constipation, cough, decreased appetite, decreased weight, decreased white blood cell count, dehydration, diarrhea, dizziness, dyspnea, elevated blood creatinine, fatigue, headache, hypoalbuminaemia, hypokalaemia, hyponatraemia, hypotension, nausea, insomnia, neutropenia, peripheral edema, peripheral motor neuropathy, pyrexia, rash, stomatitis, thrombocytopenia, urinary tract infection, and vomiting. Compared to treatment with irinotecan alone, birinapant administered with irinotecan led to a modest increase in Grade 3 or greater anemia (4% versus 11%) and thrombocytopenia (1% versus 11%). This safety data suggests that birinapant administered with irinotecan has comparable tolerability to irinotecan administered as a single agent.

We believe that the data from this Phase 1/2 clinical trial supports the view that the activity seen is being driven by the synergistic effect of birinapant administered with irinotecan. Based on this analysis, we intend to undertake a randomized clinical trial of birinapant administered with irinotecan in third-line CRC. In addition, we believe the activity we observed in the KRAS mutant population provides a rationale for targeting this underserved group of patients and we intend to undertake a Phase 2/3 clinical trial in patients with third-line KRAS mutant CRC, pending FDA approval of the trial design. The alternative is to enroll all third-line CRC patients, regardless of their KRAS gene status. The details of the plan for this clinical trial will be discussed with regulatory authorities, but it is anticipated that a randomized, adequate and well-controlled clinical trial with approximately 600 subjects will commence in the second half of 2014.

Myelodysplastic Syndromes (MDS)

Background

MDS is a form of cancer of bone-marrow stem cells resulting in fewer than normal mature blood cells in the circulation. In MDS, bone marrow becomes dysplastic, or defective. The blood cells produced do not develop normally, such that too few healthy blood cells are released into the blood stream, which leads to cytopenias. Thus, many patients with MDS require frequent blood transfusions. In most cases, the disease worsens and the patient develops progressive bone marrow failure. In advanced stages of the disease, blasts leave the bone marrow and enter the blood stream, leading to AML, which occurs in approximately one-third of patients with MDS. We believe that there is a medical need for a treatment option that improves outcomes of standard of care regimens for patients with MDS.

According to the American Cancer Society, MDS is diagnosed in approximately 12,000 people in the U.S. yearly, for an annual age-adjusted incidence rate of approximately 4.4 to 4.6 cases per 100,000 people. MDS occurs predominantly in older patients (usually those older than 60 years). The median age at diagnosis is approximately 70 years. MDS may arise de novo or secondarily after treatment with chemotherapy and/or radiation therapy for other cancers or, rarely, after environmental exposures.

Two standard classification systems, the French-American-British, or FAB, morphological classification system, and the International Prognostic Scoring System, or IPSS, are used for defining MDS subtypes and risk categories, respectively. Standard treatment approaches for MDS depend on the patient's FAB subtype and IPSS risk category: Low/Intermediate, or low-risk, and Intermediate-2/High, or high-risk. Approximately 25%-30% of MDS patients are diagnosed as having high-risk MDS, although many low-risk MDS patients eventually progress to high-risk MDS.

The vast majority of low-risk MDS patients are clinically managed with supportive care: broad-spectrum antibiotics and red blood cell, or RBC, platelet transfusions. MDS patients who require repeated RBC transfusions may be treated with an iron chelating agent to prevent or reduce iron overload. Recombinant human erythropoietin, or EPO, is used to treat the defective development of RBCs in MDS patients with symptomatic anemia, specifically those with serum EPO <500 U/L and limited transfusion requirement. This may be combined with granulocyte colony-stimulating factor, or G-CSF, to improve the neutrophil count. Lenalidomide (Revlimid) is approved for transfusion-dependent low-risk MDS patients with deletion of part of chromosome 5.

Azacitidine was initially approved in the U.S. in 2004 for the treatment of patients with MDS. Azacitidine is a pyrimidine nucleoside analog of cytidine and is believed to exert antineoplastic effect by causing hypomethylation of DNA (deoxyribonucleic acid) and direct cytotoxicity on abnormal hematopoietic cells in the bone marrow. Clinical trials that supported approval of azacitidine demonstrated that treatment could yield response in approximately 50% of subjects, that these responses can be prolonged, and that there is a survival benefit in patients with MDS.

There continues to be a significant unmet need among MDS patients for more effective initial therapy and therapies for refractory and relapsed disease. While azacitidine has become a standard of care for first-line therapy for high-risk MDS, 40%-50% of patients are refractory to treatment and responders typically demonstrate progressive disease within 2 years, often progressing to AML. Other than palliative care, patients with relapsed or refractory MDS have no currently effective anti-tumor therapies after initial treatment with azacitidine. For patients who progress after azacitidine, the median overall survival is 5.6 months and two-year survival probability is 15%. Many patients progress to AML, emphasizing the commonality of the underlying biological mechanism between MDS and AML.

Rationale

Dysregulation of IAPs may be critical for the development and progression of hematological malignancies, including AML and MDS. Although classified as distinct disease entities, MDS and AML are closely related diseases. In a number of third-party studies, the over-expression of IAPs has been associated with "escape-from-apoptosis" and poor prognosis in AML. Consistent with these third-party findings suggesting that IAPs exert adverse effects on the outcome of AML, in other third-party studies, SMAC over-expression has been associated with improved prognosis in AML. The natural evolution of MDS involves molecular changes that make those cells increasingly dependent on anti-apoptotic pathways, the same pathways that birinapant interdicts.

In other third-party studies of MDS, dysregulated expression of IAPs was observed, with overexpression of IAPs in MDS bone marrow cells, which we believe has a potential role in transformation to overt leukemia. We believe that these studies demonstrate that the IAPs represent targets for therapy and thus the potential therapeutic opportunity for SMAC-mimetics in MDS and AML.

Pre-clinical Studies

In vitro studies of both established AML cell lines and freshly-derived AML blast cells, single agent birinapant demonstrated activity at clinically achievable study drug exposures. This was evident in assays of unfractionated AML cells, and in studies of AML "stem/progenitor" cells (CD34+, CD38 negative cells). In these studies, we observed increased apoptosis after 48 hours of in vitro culture. An independent study by a separate investigator observed clonal suppression of AML-derived colonies in 14 day cultures by birinapant, with sparing of normal progenitor cells. Studies of human ALL cells in tumor models have demonstrated cytotoxic activity in in vitro and in vivo studies.

We believe our pre-clinical studies of birinapant administered with azacitidine support a distinct mechanism of anti-tumor synergy that may provide clinical benefit compared to individual agents alone. Birinapant administered with azacitidine demonstrated anti-tumor activity compared to single agent azacitidine in primary AML blast cells. In our in vivo studies of AML cells, we also observed activity for birinapant as either a single agent or administered with azacitidine. We have observed similar pre-clinical activity when birinapant is administered with two other AML/MDS therapies, cytosine arabinoside and decitabine.

In our in vitro studies, we observed that azacitidine leads to TNF induction, which we believe supports the rationale that the administration of birinapant with azacitidine may have additive activity over azacitidine treatment alone for MDS subjects. Additionally, we believe these studies support the rationale that administration of birinapant with azacitidine offers possible therapeutic benefit to subjects who relapse following, or are refractory to, azacitidine therapy. We believe that clinical evidence to support this potential for retreatment efficacy has been demonstrated for CRC subjects who obtained clinical benefit for the administration of birinapant with TNF-inducing chemotherapies after previously progressing on these same chemotherapy agents.

Clinical Trials

An investigator-initiated Phase 1/2 clinical trial is ongoing at the University of Pennsylvania to assess the safety and efficacy of single agent birinapant in AML, MDS and ALL. An investigator-initiated clinical trial is one in which the sponsor is not a commercial entity. The sponsor is responsible for conducting the study and reporting safety data to the FDA. The majority of subjects enrolled are elderly (over 70 years) with AML secondary to MDS and have received multiple prior treatments. To date, 18 AML subjects have been treated with birinapant as the sole agent or administered with hydroxyurea (if deemed necessary by the treating physician). Currently, 10 subjects have received concurrent hydroxyurea during treatment with birinapant. Subjects receive birinapant administered as a 30-minute IV infusion weekly or biweekly for three weeks, per repeated cycle of four weeks. As the study is ongoing, the data and analyses are preliminary and incomplete. However, we have the following preliminary data:

  •
  some subjects experienced a decrease in the leukemic blast cells;

  •
  some subjects showed an increase in neutrophils with the first birinapant dose;

  •
  PK measurements indicated that birinapant had comparable plasma and tumor drug exposure in subjects with AML compared to subjects with solid tumors;

  •
  pharmacodynamic, or PD, measurements of several subjects showed cIAP1 and NF-kB target suppression in peripheral blood AML blast cells;

  •
  one subject with AML who had progressed from MDS and had progressive disease after prior cytotoxic regimens, had stable disease and no cumulative toxicities with 10 months of therapy; and

  •
  one other subject experienced a decrease from 60% to 10% in bone marrow blast count.

Safety data is available from 16 AML subjects who received birinapant as a single agent in the Phase 1/2 study. In this study, treatment-related adverse events were neutropenia, leukopenia, oral pain (mouth sores), fatigue, fever, increased serum amylase, increased serum lipase, increased aspartate aminotransferase (AST), increased alkaline phosphatase, dysesthesia (cold sensation), dysgeusia, headaches and sweating. Eight serious adverse events, or SAEs (adverse events that may result in a hospitalization, are life-threatening or cause death), that were considered related to birinapant treatment, as determined by the clinical investigator, included febrile neutropenia, fever, increased serum amylase and increased serum lipase.

While the preliminary data showed hematologic activity of single agent birinapant in AML in this trial, we anticipate greater activity may be seen when used in administration with agents that induce TNF (such as azacitidine) as enhanced activity has been seen both in pre-clinical studies and in clinical trials of solid tumors when there has been administration of a chemotherapeutic agent that increases TNF. We are currently investigating this activity in a clinical trial of birinapant administered with hypomethylating agents in high-risk MDS.

In April 2013, we filed an IND with the FDA for birinapant administered with azacitidine in MDS subjects and have begun enrolling subjects at five sites, including Mayo Clinic-Jacksonville (MS), Mayo Clinic-Scottsdale (AZ), MD Anderson Cancer Center in Houston, TX, Roswell Park Cancer Institute, and the University of Pennsylvania. We plan to add two more sites by the end of 2013. This is a Phase 1/2, open-label, non-randomized clinical trial in subjects with high-risk MDS who are refractory to or have relapsed following azacitidine therapy. We intend to expand this clinical trial to include subjects who have not been previously treated with, or are naïve to, azacitidine.

The primary objective of this clinical trial is to determine the MTD, recommended Phase 2 dose, and PDs of birinapant when administered with azacitidine in the subject population. The secondary objectives of this trial are the following: to determine the clinical activity of birinapant administered with azacitidine; to determine the PKs of birinapant when administered with azacitidine, and to explore biomarkers of anti-tumor activity of birinapant.

It is planned that approximately 15 subjects with high-risk MDS will be enrolled in the Phase 1 portion of the trial and receive birinapant administered with azacitidine in dose-escalation cohorts to determine the MTD. Following completion of the dose escalation, it is planned that an additional 30 subjects will be enrolled in the Phase 2 portion of the trial.

Biomarker Studies

A secondary objective of the Phase 1/2 clinical trial of birinapant administered with azacitidine in MDS is to assess biomarkers of anti-tumor activity. In studies of subjects with AML, we believe there is preliminary evidence to suggest that the assessment of NF-kB activity at baseline using a flow-cytometry based assay may have the potential to select for subjects more likely to respond to treatment.

Some of the available baseline AML samples had activation of NF-kB and some did not. While sample numbers are small, a reduction in blast count after birinapant treatment was observed only in subjects with activation of NF-kB in the leukemic samples at baseline. We believe this has the potential to provide an assay that could identify subjects most likely to respond to birinapant. Experiments are being performed to validate these findings and to develop a diagnostic assay for NF-kB. Using NF-kB as a biomarker could be particularly relevant in MDS as there are third-party studies in which NF-kB activation has been shown in subjects with high-risk MDS and, furthermore, NF-kB activation appeared to correlate with disease progression.

Ovarian Cancer

Background

Ovarian cancer is among the five most common cancers in women and ranks fifth as the cause of cancer death in the U.S. It is the leading cause of gynecologic mortality in the U.S. According to the SEER Cancer Statistics Review, it is estimated that 22,240 women will be diagnosed with and 14,030 women will die of ovarian cancer in 2013. Ovarian cancer accounts for 5% of cancer deaths among women and causes more deaths than any other cancer of the female reproductive system.

Although over 70% of women with advanced disease respond to optimal debulking surgery followed by platinum-taxane based chemotherapy, duration of response is short and relapse is common. Subsequent responses to salvage therapy regimens tend to be brief (less than six months) due to the tumors' progressive resistance to chemotherapy. Relapsed ovarian cancers represent a significant challenge. Objective response rates to second-line therapies (such as doxorubicin, gemcitabine, and topotecan) are in the range of 20% and median overall survival is less than 1 year. In a third-party Phase 2 clinical trial of docetaxel, clinical trial of docetaxel given every 21 days in paclitaxel-resistant ovarian and peritoneal carcinoma, the response rate (combined CR and PR) was 22.4%. A similar third-party study showed a response rate of 23%.

Rationale

As previously described, cancer cells use the IAPs to convert the TNF self-destruction signal into a pro-survival signal through a protein complex called NF-kB. Published third-party studies have shown that the NF-kB pathway may be over-activated in aggressive ovarian cancers as evidenced by intrinsic NF-kB activation in serous ovarian cancer, which is a form of aggressive ovarian cancer. Aberrant activation of NF-kB may influence outcomes in women who receive standard therapy for advanced ovarian cancer. Modification of the NF-kB pathway may present an opportunity to improve outcomes in the subset of women who have this pathway activity. The addition of a SMAC-mimetic such as birinapant has shown potential in pre-clinical studies to inhibit NF-kB activity, down-regulate cell survival pathways, and overcome blocks to the apoptotic pathway resulting in increased tumor cell destruction.

TRAIL is a member of the TNF super-family, and can induce apoptosis by binding to two cell surface receptors called death receptor 4, or DR4 (also known as TRAIL Receptor-1) and DR5 (also known as TRAIL Receptor-2), respectively. TRAIL binding to DR4 and DR5 initiates an intracellular cascade inducing apoptosis in many transformed cell lines but not non-cancerous cells.

Conatumumab (AMG 655), an investigational product candidate, owned by Amgen, is a fully-human monoclonal agonist antibody designed to partially mimic endogenous TRAIL by binding DR5, thereby inducing apoptosis in sensitive cells. Such a property of conatumumab, being a TRAIL agonist, may induce apoptosis selectively in cancer cells and enhance the activity of standard cancer therapy, molecularly targeted agents, or both. Approximately 985 subjects have been enrolled in 10 ongoing or completed clinical trials of conatumumab; 55 have received monotherapy and 930 have received conatumumab or placebo in combination with chemotherapy and/or other biologic agents.

We believe that birinapant may have the potential to remove blockades imposed by IAPs in the TRAIL-induced apoptotic pathway. Pre-clinical studies have evaluated birinapant's ability to convert TRAIL-resistant cells into TRAIL-responsive cells and demonstrated that administering birinapant with conatumumab may allow enhanced activation of DR5-induced apoptosis by removing IAP protein-mediated inhibition. There continues to be an unmet medical need for subjects with many kinds of solid tumors, including ovarian cancer. Ovarian cancer provides an opportunity for testing this novel combination. We believe that pre-clinical studies suggest that the clinical administration of birinapant with conatumumab in solid tumor malignancies may potentially result in greater clinical activity than either agent alone.

Pre-clinical studies

In pre-clinical studies, cancer cell lines that were resistant to either single agent birinapant or single agent TRAIL or DR5 agonists (such as conatumumab) can undergo cell destruction when these agents are administered together. Ovarian-derived tumor cell lines were one of the most responsive tumor cell types to treatment by either single agent birinapant or birinapant administered with TRAIL.

Clinical trials

Under a Cooperative Research and Development Agreement, or CRADA, with the NCI, the NCI initiated a Phase 2 clinical trial of birinapant in subjects with fallopian tube cancer, primary peritoneal cancer, or relapsed platinum resistant or refractory epithelial ovarian cancer. The first subject was enrolled in January 2013 and this trial is ongoing. The primary objectives of this trial are to determine the efficacy and tolerability of single-agent birinapant and correlative predictive biomarkers for clinical activity. Birinapant is being administered alone at the single-agent MTD dose weekly for three of four weeks. This study has enrolled 11 subjects. There were two SAEs, Bell's Palsy and abdominal pain, that were considered related to birinapant treatment as determined by the clinical investigator, and no objective responses.

As discussed previously, we believe that birinapant may have the most activity when given in combination with another therapeutic agent that induces the apoptosis signal. Accordingly, we have an open IND and intend to initiate a Phase 1/2 open-label, non-randomized clinical trial of birinapant administered with conatumumab in subjects with relapsed epithelial ovarian cancer, fallopian tube cancer, or primary peritoneal cancer. Approximately 30 subjects (18 in the dose escalation and a further 12 in a dose expansion cohort) will be administered birinapant with conatumumab at approximately seven investigational sites in the U.S. The primary objectives of the proposed Phase 1 clinical trial are to determine the recommended Phase 2 dose of birinapant when administered with conatumumab in subjects who have relapsed after two prior standard therapies. The secondary objectives are to determine the clinical activity of birinapant administered with conatumumab, to determine the PK characteristics of birinapant and conatumumab in plasma and tumor, and to assess PD and predictive biomarkers. Depending on initial results of safety, PK, PD and clinical activity, further clinical trials may be planned to define clinical benefit.

Virology Pre-clinical Development Program

As with cancer cells, cells that are infected with certain viruses may escape apoptosis. We are conducting pre-clinical studies to evaluate the potential development of birinapant as an infectious disease therapeutic to overcome this "escape-from-apoptosis" in infected cells. We believe this is a novel approach. There are no drugs currently on the market that specifically target the IAPs and thereby induce apoptosis in virally infected cells as a strategy for therapy. Using a mouse model of HBV, birinapant was well tolerated and showed activity in the clearance of cells infected with HBV. In pre-clinical studies, birinapant administered with entecavir, the standard of care for HBV, cleared more HBV from infected cells than either agent alone. These pre-clinical studies are ongoing to understand the action of birinapant in greater detail in HBV, and to determine the spectrum of potential therapeutic activity of birinapant in other infectious diseases.

Other Development Programs with Birinapant

Roswell Park Cancer Center initiated an investigator-initiated Phase 1/2 clinical trial of birinapant administered with gemcitabine in subjects with advanced solid tumors. The primary objectives of this study are to determine the MTD and the recommended Phase 2 dose. This study has enrolled 23 subjects. There were three SAEs, acute renal failure, dehydration and pneumonia, that were considered related to birinapant treatment as determined by the clinical investigator, and no objective responses. This clinical trial will be amended to include cisplatin to the birinapant with gemcitabine regimen as a potential prelude to future clinical trials in diseases like non-small cell lung cancer, bladder cancer or other tumors where these chemotherapies are commonly used. We expect that 30 subjects will be enrolled in the dose escalation phase of this trial, with a possible additional 18 subjects enrolled in the dose expansion phase.

Given the potential breadth of birinapant's action across a broad range of human cancers, we expect to perform studies to explore potential synergistic interactions with additional anti-cancer agents, including targeted therapies and emerging immunotherapies, in additional tumor types. For example, data from a third-party pre-clinical study suggests synergy with radiotherapy and birinapant in at least one tumor type (glioblastoma multiforme). A number of therapies are known to induce TNF, including GM-CSF and IFN. Third-party pre-clinical studies have shown synergistic interactions between birinapant and both GM-CSF and IFN. We expect to commence a clinical program in melanoma to follow-up on this and other pre-clinical study data suggesting birinapant's activity in melanoma.

We have ongoing research activities focused on identifying biomarkers to identify subjects most likely to respond to birinapant. These studies are focused on detecting IAP gene amplification in different tumor types, on examining the expression of genes important in the TNF/IAP/NF-kB pathway, and on examining the activation status of NF-kB itself.

License Agreement with Princeton University

In November 2003, we entered into an exclusive license agreement with Princeton University, subsequently amended in June 2004, August 2006, and October 2006, which grants us the rights to certain U.S. patents controlled by the university relating to SMAC-mimetic compounds, including birinapant, and a non-exclusive right to certain know-how and technology relating thereto. The agreement contains a right by us to sublicense. We have paid an aggregate of $100,000 in license fees to Princeton University. As part of the consideration paid, we issued to Princeton University 165,501 shares of our common stock and agreed to pay Princeton University certain royalties. In particular, we are obligated to pay royalties as a percentage of net product sales of 2.0% for direct licensed products, such as birinapant, and 0.5% of derived licensed products, if such products are covered by the applicable Princeton University patent rights. We have the right to reduce the amount of royalties owed to Princeton University by the amount of any royalties paid to a third-party in a pro rata manner, provided that the royalty rate may not be less than 1.0% of net sales for direct licensed products and 0.25% for derived licensed products. The obligation to pay royalties outside the U.S. expires, on a country by country basis, on the later of 10 years from the first commercial sale of a licensed product in each country and expiration, lapse or abandonment of the last of the licensed patent rights that covers the manufacture, use or sale of the licensed product, if it had been made, used or sold in the U.S. The licensed patent rights were developed using federal funds from the National Institutes of Health and are subject to certain overriding rights of and obligations to the federal government as provided in the Bayh-Dole Act. This agreement expires upon expiration of the last of the licensed patent rights in 2023 (absent extensions).

The agreement also requires that we pay to Princeton University 5% of the non-royalty consideration that we receive from a sublicensee until October 5, 2014 and 2.5% thereafter.

Unless otherwise assigned, we are responsible for the patent prosecution and maintenance activities pertaining to the licensed patents, while Princeton University is afforded reasonable opportunities to review and comment on such activities. In the event that we do not wish to continue to maintain any patent within the licensed patents, Princeton University may assume responsibility and control over the necessary maintenance for such patent or patent application subject to our review and comment. We have the sole right to enforce (or defend against any declaratory judgment action) the licensed patents against third parties for suspected infringement, provided however that Princeton University must consent to any proposed settlement, which shall not be unreasonably withheld. We also have the sole right to defend against any third-party challenge to Princeton University's exclusive right, title and interest in the licensed technology, including the licensed patents, provided however that Princeton University must consent to any proposed settlement, which shall not be unreasonably withheld.

Under the license agreement, we are obligated to use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell licensed products in all countries worldwide.

If we materially breach or fail to perform our obligations under this agreement (including failure to make payments to Princeton University when due for royalties and other sub-license revenues, failure to use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell licensed products, failure to file annual progress reports, commencement of bankruptcy or insolvency proceedings against us or failure to prosecute and maintain the licensed patents), Princeton University has the right to terminate our license, and upon the effective date of such termination, our right to practice the licensed Princeton University patent rights and related technology.

Ovarian Cancer Trial with Amgen TRAIL Antibody

We are currently collaborating with Amgen on the design of our Phase 1/2 clinical trial in relapsed epithelial ovarian cancer, fallopian tube cancer or primary peritoneal cancer for birinapant administered with conatumumab (AMG 655), an investigational fully-human monoclonal agonist antibody designed to partially mimic endogenous TRAIL, which is owned by Amgen. In support of that trial, we have entered into an agreement with Amgen for the purchase at the cost of clinical supplies of AMG 655 sufficient to conduct the study. Neither party has acquired any developmental or commercial rights to the other party's product candidate.

Preclinical Studies with Daiichi Sankyo

We are currently conducting preclinical studies with Daiichi Sankyo. Under this arrangement, which began in 2011 and was extended in 2013, the parties are conducting preclinical studies of the efficacy of birinapant administered with an undisclosed Daiichi Sankyo molecule. Neither party has acquired any developmental or commercial rights to the other party's product candidate.

Intellectual Property

In addition to our license of the Princeton University patents, we own more than 120 patents and patent applications worldwide, all relating to SMAC-mimetics and uses thereof. Of these, four U.S. patents that we own have been granted with claims that cover birinapant as a new chemical entity. In particular, we have issued patents in the U.S. that specifically claim birinapant as a composition of matter, as well as patents that cover a class of compounds that encompass birinapant as a composition of matter and methods of using the class of compounds for inhibiting tumor growth or inducing apoptosis in a cell. These patents expire in the range of March 2026 to June 2030, without accounting for possible patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, or the Hatch-Waxman Act, or for possible pediatric exclusivity. We have not licensed any rights to practice any of these patents or patent applications to any third party.

Patents that we own with claims that cover birinapant as a new chemical entity have also been granted or allowed in several foreign jurisdictions, including the European Patent Office, Japan, India and China, among others. These patents are generally set to expire in 2026, without accounting for possible extensions, such as by issuance of supplementary protection certificates or grant of pediatric exclusivity. In addition to the U.S., we have also filed patent applications with claims that specifically cover birinapant as a new chemical entity in the following countries or regions, which, if granted, would expire in 2030, without considering any possible extensions: Argentina, African Regional Intellectual Property Organization (ARIPO), Australia, Brazil, Canada, Chile, China, Colombia, Ecuador, Egypt, Eurasian Patent Organization (EAPO), Europe, Patent Office of the Cooperation Council for the Arab States of the Gulf (GCC), Hong Kong, Israel, India, Japan, Malaysia, Mexico, New Zealand, African Intellectual Property Organization (OAPI), Peru, Philippines, Singapore, South Africa, South Korea, Taiwan, Thailand, Ukraine and Venezuela.

In addition to the new chemical entity patents claiming birinapant, we hold an exclusive license from Princeton University under a U.S. patent that broadly claims SMAC-mimetics as a class of compounds and that expires in 2023 unless extended. Other patents and patent applications owned by us are directed to SMAC-mimetics other than birinapant and various methods of treatment and biomarkers relevant to birinapant and other SMAC-mimetics. We do not believe that birinapant would infringe any valid third-party patent to which we do not have a license. We continue to monitor patent filings in major commercial jurisdictions.

We expect to continue to file additional patent applications with claims that cover uses of birinapant and other SMAC-mimetics, methods of treatment, and biomarkers and other diagnostic tools. In addition, pursuant to material transfer agreements and other agreements in place with third-party researchers, including our CRADA with NCI, we have the opportunity to license additional technologies that may complement our current programs.

General considerations

As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify a proprietary position for birinapant will depend upon our success in obtaining effective patent claims and enforcing those claims once granted.

Our commercial success will depend in part upon not infringing upon the proprietary rights of third parties. It is uncertain whether the issuance of any third-party patent would require us to alter our development or commercial strategies, obtain licenses, or cease certain activities. The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights.

The term of a patent that covers an FDA-approved drug may be eligible for patent term extension, which provides patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. In the future, if and when our pharmaceutical products receive FDA approval, we expect to apply for patent term extensions on patents covering those products.

Many pharmaceutical companies, biotechnology companies and academic institutions are competing with us in the field of oncology and filing patent applications potentially relevant to our business. Even when a third-party patent is identified, we may conclude upon a thorough analysis, that we do not infringe upon the patent or that the patent is invalid. If the third-party patent owner disagrees with our conclusion and we continue with the business activity in question, we may be subject to patent litigation. Alternatively, we might decide to initiate litigation in an attempt to have a court declare the third-party patent invalid or non-infringed by our activity. In either scenario, patent litigation typically is costly and time-consuming, and the outcome can be favorable or unfavorable.

In addition to patents, we rely upon unpatented trade secrets, know-how and continuing technological innovation to develop and maintain a competitive position. We seek to protect our proprietary information, in part, through confidentiality agreements with our employees, collaborators, contractors and consultants, and invention assignment agreements with our employees and some of our collaborators. The confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses requiring invention assignment, to grant us ownership of technologies that are developed through a relationship with a third party.

Competition

The pharmaceutical industry is highly competitive and subject to rapid and significant technological change. While we believe that our development experience and scientific knowledge provide us with competitive advantages, we face competition from both large and small pharmaceutical and biotechnology companies; specifically with companies that are actively researching and developing products that target apoptosis as a mechanism to treat various cancers.

Birinapant is presently being developed primarily as a cancer therapeutic. There are a variety of available therapies and supportive care products marketed for cancer patients. In many cases, these products are administered in combination to enhance efficacy or to reduce side effects. Some of these drugs are branded and subject to patent protection, some are in clinical development and not yet approved, and others are available on a generic basis. Many of these approved drugs are well established therapies or products and are widely accepted by physicians, patients and third-party payors. Insurers and other third-party payors may also encourage the use of generic products. In addition, birinapant is delivered intravenously, which will require a visit to an oncologist office or a hospital. Some of our competitors are seeking to develop drugs that can be administered by oral delivery, and thus would not require a visit to a doctor for each administration. These factors may make it difficult for us to achieve market acceptance at desired levels in a timely manner to ensure viability of our business.

More established companies have a competitive advantage over us due to their greater size, cash flows and institutional experience. Compared to us, many of our competitors have significantly greater financial, technical and human resources.

As a result of these factors, our competitors may obtain regulatory approval of their products before we are able to obtain patent protection or other intellectual property rights, which will limit our ability to develop or commercialize birinapant. Our competitors may also develop drugs that are safer, more effective, more widely used and less costly than ours, and may also be more successful than us in manufacturing and marketing their products. These appreciable advantages could render birinapant obsolete or non-competitive before we can recover the expenses of birinapant's development and commercialization.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and subject registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

SMAC-Mimetic Competitive Landscape

It is not possible to know with certainty what competitors are or may be doing in the field of SMAC-mimetics. It appears, however, that, in the field of SMAC-mimetics, our principal competitors in clinical development include Curis (Phase 1), Debiopharma (Phase 1) and Novartis (Phase 2). Companies with earlier stage (discovery or pre-clinical studies) SMAC-mimetic programs include Astex Pharmaceuticals, or Astex, Bristol-Myers Squibb Company, or BMS, and Ensemble Therapeutics.

Colorectal Cancer

In addition to companies developing SMAC-mimetics, we compete with pharmaceutical and biotechnology companies that are developing therapies or marketing drugs to treat indications that we are targeting. FDA approved drugs for patients with advanced or metastatic CRC are: 5-fluorouracil, aflibercept, bevacizumab, capecitabine, cetuximab, irinotecan, leucovorin, oxaliplatin, panitumumab and regorafenib. The companies marketing these drugs include Amgen, Bayer, BMS, Eli Lilly and Company, or Eli Lilly, Novartis, Pfizer Inc., Roche and Sanofi S.A., or Sanofi. Depending on the stage of the cancer, three or more of these drugs may be administered at the same time or used after one another. Chemotherapy regimens (such as FOLFOX (5-fluorouracil, leucovorin, and oxaliplatin) or FOLFIRI (5-fluorouracil, irinotecan, and leucovorin)), either with or without aflibercept or bevacizumab have been shown to increase survival rates in patients with advanced/metastatic CRC and are among the leading first- and second-line treatments in the U.S. and Europe.

The majority of competitive therapies in development for CRC consist of angiogenesis inhibitors that will compete directly against bevacizumab, and the new class of small molecule mitogen-activated protein kinase, or MEK, inhibitors that target tumor oncogenic and proliferation pathways. Companies with investigational product candidates in Phase 2 or 3 clinical trials for CRC include AstraZeneca plc, or AstraZeneca, Boehringer Ingelheim GmbH, Eli Lilly and others.

Myelodysplastic Syndromes

The hypomethylating agents/DNA methyltransferase inhibitors, azacitidine and decitabine are the standard of care treatment for high-risk MDS patients. The companies marketing these drugs include Celgene Corporation and Eisai Co., Ltd. Allogeneic stem cell transplant is the only treatment that is potentially curative for those patients who are candidates for the procedure which is generally considered only for the small proportion of younger MDS patients. Currently there are no FDA approved drugs for MDS patients who fail hypomethylating agents.

Due to the unmet medical need, there are several companies developing new agents for high-risk MDS. The majority of the competitive therapies in development for high-risk MDS consists of histone deacetylase inhibitors, multi-kinase inhibitors, new hypomethylating agents and nucleoside analogues; many of which are also in development for AML. Companies with investigational product candidates in Phase 2 or 3 clinical trials for MDS include Astex, Cyclacel Pharmaceuticals Inc., Merck & Co., Inc., or Merck, Onconova Therapeutics, Inc. and others.

Ovarian Cancer

Platinum-taxane based chemotherapy is the first-line standard of care therapy for advanced ovarian cancer, however, most patients will eventually experience recurrence or progression of their cancer. Bevacizumab is approved in Europe as a first-line treatment for women with advanced ovarian cancer, and in combination with standard chemotherapy (carboplatin and gemcitabine) as a treatment for women with first recurrence of platinum-sensitive ovarian cancer. Patients with platinum-resistant ovarian cancer are much more resistant to standard chemotherapy and will typically receive a non-platinum chemotherapy (such as gemcitabine, liposomal doxorubicin, or topotecan) or participate in a clinical trial. The companies marketing these drugs include Eli Lilly, GlaxoSmithKline plc, or GlaxoSmithKline, Janssen Pharmaceuticals, Inc. and others.

There are several competitive therapies in clinical development for ovarian cancer including antiangiogenic inhibitors, cytotoxic agents, immunotherapies, kinase inhibitors, and PARP inhibitors. Companies with investigational drugs in Phase 2 or 3 clinical trials for advanced ovarian cancer include AstraZeneca, Clovis Oncology, Endocyte, Inc., or Endocyte, Sanofi and others.

Manufacturing

Manufacturing of drugs and product candidates, including birinapant, must comply with FDA cGMP regulations. Birinapant is a synthetic small molecule made through a series of organic chemistry steps starting with commercially available organic chemical raw materials. We conduct manufacturing activities under individual purchase orders with independent CMOs to supply our clinical trials. We have an internal quality program; and accordingly, we have qualified and signed quality agreements with our CMOs, and we conduct periodic quality audits of their facilities. We believe that our existing suppliers of birinapant's active pharmaceutical ingredient and finished product will be capable of providing sufficient quantities of each to meet our clinical trial supply needs. Other CMOs may be used in the future for clinical supplies and, subject to approval, commercial manufacturing.

Commercial Operations

We do not currently have an organization for the sales, marketing and distribution of pharmaceutical products. We may rely on licensing and co-promotion agreements with strategic collaborators for the commercialization of our products in the U.S. and other territories. If we choose to build a commercial infrastructure to support marketing in the U.S., such commercial infrastructure could be expected to include a sales force supported by sales management, internal sales support, an internal marketing group and distribution support. To develop the appropriate commercial infrastructure internally, we would have to invest financial and management resources, some of which would have to be deployed prior to any confirmation that birinapant will be approved.

Government Regulation

As a clinical-stage biopharmaceutical company that operates in the U.S., we are subject to extensive regulation by the FDA, and other federal, state, and local regulatory agencies. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and its implementing regulations set forth, among other things, requirements for the research, testing, development, manufacture, quality control, safety, effectiveness, approval, labeling, storage, record keeping, reporting, distribution, import, export, advertising and promotion of our products. Although the discussion below focuses on regulation in the U.S., we anticipate seeking approval for, and marketing of, our products in other countries. Generally, our activities in other countries will be subject to regulation that is similar in nature and scope as that imposed in the U.S., although there can be important differences. Additionally, some significant aspects of regulation in Europe are addressed in a centralized way through the EMA, but country-specific regulation remains essential in many respects. The process of obtaining regulatory marketing approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources and may not be successful.

U.S. Government Regulation

The FDA is the main regulatory body that controls pharmaceuticals in the U.S., and its regulatory authority is based in the FDC Act. Pharmaceutical products are also subject to other federal, state and local statutes. A failure to comply explicitly with any requirements during the product development, approval, or post-approval periods, may lead to administrative or judicial sanctions. These sanctions could include the imposition by the FDA or an IRB of a hold on clinical trials, refusal to approve pending marketing applications or supplements, withdrawal of approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution.

The steps required before a new drug may be marketed in the U.S. generally include:

  •
  completion of pre-clinical studies, animal studies and formulation studies in compliance with the FDA's GLP regulations;

  •
  submission to the FDA of an IND to support human clinical testing;

  •
  approval by an IRB at each clinical site before each trial may be initiated;

  •
  performance of adequate and well-controlled clinical trials in accordance with federal regulations and with current GCPs to establish the safety and efficacy of the investigational product candidate for each targeted indication;

  •
  submission of an NDA to the FDA;

  •
  satisfactory completion of an FDA Advisory Committee review, if applicable;

  •
  satisfactory completion of an FDA inspection of the manufacturing facilities at which the investigational product candidate is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate; and

  •
  FDA review and approval of the NDA.

Clinical Trials

An IND is a request for authorization from the FDA to administer an investigational product candidate to humans. This authorization is required before interstate shipping and administration of any new drug product to humans that is not the subject of an approved NDA. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If the FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational product candidate to subjects under the supervision of qualified investigators following GCPs, an international standard meant to protect the rights and health of subjects and to define the roles of clinical trial sponsors, administrators and monitors. Clinical trials are conducted under protocols that detail the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. Each protocol involving testing on U.S. subjects and subsequent protocol amendments must be submitted to the FDA as part of the IND. The informed written consent of each participating subject is required. The clinical investigation of an investigational product candidate is generally divided into three phases. Although the phases are usually conducted sequentially, they may overlap or be combined. The three phases of an investigation are as follows:

  •
  Phase 1.  Phase 1 includes the initial introduction of an investigation product candidate into humans. Phase 1 clinical trials may be conducted in subjects with the target disease or condition or healthy volunteers. These studies are designed to evaluate the safety, metabolism, PKs and pharmacologic actions of the investigational product candidate in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness. During Phase 1 clinical trials, sufficient information about the investigational product candidate's PKs and pharmacological effects may be obtained to permit the design of Phase 2 clinical trials. The total number of participants included in Phase 1 clinical trials varies, but is generally in the range of 20 to 80.

  •
  Phase 2.  Phase 2 includes the controlled clinical trials conducted to evaluate the effectiveness of the investigational product candidate for a particular indication(s) in subjects with the disease or condition under study, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks associated with the product candidate. Phase 2 clinical trials are typically well-controlled, closely monitored, and conducted in a limited subject population, usually involving no more than several hundred participants.

  •
  Phase 3.  Phase 3 clinical trials are controlled clinical trials conducted in an expanded subject population at geographically dispersed clinical trial sites. They are performed after preliminary evidence suggesting effectiveness of the investigational product candidate has been obtained, and are intended to further evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the product candidate, and to provide an adequate basis for drug approval. Phase 3 clinical trials usually involve several hundred to several thousand participants. In most cases, the FDA requires two adequate and well controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

The decision to terminate development of an investigational product candidate may be made by either a health authority body, such as the FDA or IRB/ethics committees, or by a company for various reasons. The FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial subjects. In some cases, clinical trials are overseen by an independent group of qualified experts organized by the trial sponsor, or the clinical monitoring board. This group provides authorization for whether or not a trial may move forward at designated check points. These decisions are based on the limited access to data from the ongoing trial. The suspension or termination of development can occur during any phase of clinical trials if it is determined that the participants or subjects are being exposed to an unacceptable health risk. In addition, there are requirements for the registration of ongoing clinical trials of product candidates on public registries and the disclosure of certain information pertaining to the trials as well as clinical trial results after completion.

A sponsor may be able to request a special protocol assessment, or SPA, the purpose of which is to reach agreement with the FDA on the Phase 3 clinical trial protocol design and analysis that will form the primary basis of an efficacy claim. A sponsor meeting the regulatory criteria may make a specific request for an SPA and provide information regarding the design and size of the proposed clinical trial. An SPA request must be made before the proposed trial begins, and all open issues must be resolved before the trial begins. If a written agreement is reached, it will be documented and made part of the record. The agreement will be binding on the FDA and may not be changed by the sponsor or the FDA after the trial begins except with the written agreement of the sponsor and the FDA or if the FDA determines that a substantial scientific issue essential to determining the safety or efficacy of the product candidate was identified after the testing began. An SPA is not binding if new circumstances arise, and there is no guarantee that a study will ultimately be adequate to support an approval even if the study is subject to an SPA. We expect to test birinapant in several advanced stage clinical trials, including a Phase 3 clinical trial for which we intend to request an SPA. Having an SPA does not guarantee that a product will receive FDA approval.

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational product candidate information is submitted to the FDA in the form of an NDA to request market approval for the product in specified indications.

New Drug Applications

In order to obtain approval to market a drug in the U.S., a marketing application must be submitted to the FDA that provides data establishing the safety and effectiveness of the product candidate for the proposed indication. The application includes all relevant data available from pertinent pre-clinical studies and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product's chemistry, manufacturing, controls and proposed labeling, among other things. Data can come from company-sponsored clinical trials intended to test the safety and effectiveness of a product, or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and effectiveness of the investigational product candidate to the satisfaction of the FDA.

In most cases, the NDA must be accompanied by a substantial user fee; there may be some instances in which the user fee is waived. The FDA will initially review the NDA for completeness before it accepts the NDA for filing. The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. After the NDA submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review product candidates are reviewed within ten to twelve months. The FDA can extend this review by three months to consider certain late-submitted information or information intended to clarify information already provided in the submission. The FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP. The FDA may refer applications for novel product candidates which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If, or when, those deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a REMS to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Advertising and Promotion

The FDA and other federal regulatory agencies closely regulate the marketing and promotion of drugs through, among other things, standards and regulations for direct-to-consumer advertising, communications regarding unapproved uses, industry-sponsored scientific and educational activities, and promotional activities involving the Internet. A product cannot be commercially promoted before it is approved. After approval, product promotion can include only those claims relating to safety and effectiveness that are consistent with the labeling approved by the FDA. Healthcare providers are permitted to prescribe drugs for "off-label" uses – that is, uses not approved by the FDA and therefore not described in the drug's labeling – because the FDA does not regulate the practice of medicine. However, FDA regulations impose stringent restrictions on manufacturers' communications regarding off-label uses. Broadly speaking, a manufacturer may not promote a drug for off-label use, but may engage in non-promotional, balanced communication regarding off-label use under specified conditions. Failure to comply with applicable FDA requirements and restrictions in this area may subject a company to adverse publicity and enforcement action by the FDA, the DOJ, or the Office of the Inspector General of HHS, as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products.

Post-Approval Regulations

After regulatory approval of a drug is obtained, a company is required to comply with a number of post-approval requirements. For example, as a condition of approval of an NDA, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product's safety and effectiveness after commercialization. Regulatory approval of oncology products often requires that subjects in clinical trials be followed for long periods to determine the overall survival benefit of the drug. In addition, as a holder of an approved NDA, a company would be required to report adverse reactions and production problems to the FDA, to provide updated safety and efficacy information, and to comply with requirements concerning advertising and promotional labeling for any of its products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval to assure and preserve the long term stability of the drug or biological product. The FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural and substantive record keeping requirements. In addition, changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon a company and any third-party manufacturers that a company may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of birinapant. Future FDA and state inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing.

Newly discovered or developed safety or effectiveness data may require changes to a product's approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA's policies may change, which could delay or prevent regulatory approval of our products under development.

The Hatch-Waxman Amendments to the FDC Act

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant's product or a method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA's Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA or 505(b)(2) application. An ANDA provides for marketing of a drug product that has the same active ingredients, generally in the same strengths and dosage form, as the listed drug and has been shown through PK testing to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are generally not required to conduct, or submit results of, pre-clinical studies or clinical tests to prove the safety or effectiveness of their drug product. 505(b)(2) applications provide for marketing of a drug product that may have the same active ingredients as the listed drug and contains full safety and effectiveness data as an NDA, but at least some of this information comes from studies not conducted by or for the applicant. Drugs approved in this way are commonly referred to as "generic equivalents" to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA or 505(b)(2) applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA's Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA or 505(b)(2) applicant may also elect to submit a statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding a patented method of use rather than certify to such listed method of use patent. If the applicant does not challenge the listed patents by filing a certification that the listed patent is invalid or will not be infringed by the new product, the ANDA or 505(b)(2) application will not be approved until all the listed patents claiming the referenced product have expired.

A certification that the new product will not infringe the already approved product's listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA or 505(b)(2) applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA or 505(b)(2) application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) application until the earliest of 30 months, expiration of the patent, settlement of the lawsuit, and a decision in the infringement case that is favorable to the ANDA or 505(b)(2) applicant.

The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Marketing Exclusivity

Upon NDA approval of an NCE, which is a drug that contains no active moiety that has been approved by the FDA in any other NDA, that drug receives five years of marketing exclusivity during which the FDA cannot approve any ANDA seeking approval of a generic version of that drug. Certain changes to a drug, such as the addition of a new indication to the package insert, are associated with a three-year period of exclusivity during which the FDA cannot approve an ANDA for a generic drug that includes the change.

An ANDA may be submitted one year before marketing exclusivity expires if a Paragraph IV certification is filed. In this case, the 30 months stay, if applicable, runs from the end of the five years marketing exclusivity period. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five year patent extension. The allowable patent term extension is calculated as half of the drug's testing phase – the time between IND application and NDA submission – and all of the review phase – the time between NDA submission and approval up to a maximum of five years. The time can be shortened if the FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years.

Many other countries also provide for patent term extensions or similar extensions of patent protection for pharmaceutical products. For example, in Japan, it may be possible to extend the patent term for up to five years and in Europe, it may be possible to obtain a supplementary patent certificate that would effectively extend patent protection for up to five years.

The Foreign Corrupt Practices Act

The FCPA prohibits any U.S. individual or business from paying, offering, or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the U.S. to comply with accounting provisions requiring such companies to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

European and Other International Government Regulation

In addition to regulations in the U.S., we will be subject to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product in those countries. Some countries outside of the U.S. have a similar process that requires the submission of a clinical trial application, or CTA, much like the IND prior to the commencement of human clinical trials. In Europe, for example, a CTA must be submitted to each country's national health authority and an independent ethics committee, much like the FDA and IRB, respectively. Once the CTA is approved in accordance with a country's requirements, clinical trial development may proceed.

To obtain regulatory approval to commercialize a new drug under European Union regulatory systems, we must submit a marketing authorization application, or MAA. The MAA is similar to the NDA, with the exception of, among other things, country-specific document requirements.

For other countries outside of the European Union, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Internationally, clinical trials are generally required to be conducted in accordance with GCP, applicable regulatory requirements of each jurisdiction and the medical ethics principles that have their origin in the Declaration of Helsinki.

Compliance

During all phases of development (pre- and post-marketing), failure to comply with applicable regulatory requirements may result in administrative or judicial sanctions. These sanctions could include the FDA's imposition of a clinical hold on trials, refusal to approve pending applications, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, product detention or refusal to permit the import or export of products, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

Other Special Regulatory Procedures

Orphan Drug Designation

The FDA may grant Orphan Drug Designation to drugs intended to treat a rare disease or condition that affects fewer than 200,000 individuals in the U.S., or, if the disease or condition affects more than 200,000 individuals in the U.S., there is no reasonable expectation that the cost of developing and making the drug would be recovered from sales in the U.S. In the European Union, the EMA's Committee for Orphan Medicinal Products grants Orphan Drug Designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union community. Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the U.S., Orphan Drug Designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax credits for certain research and user fee waivers under certain circumstances. In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to seven years of market exclusivity, which means the FDA may not approve any other application for the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

In the European Union, Orphan Drug Designation also entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following drug approval. This period may be reduced to six years if the Orphan Drug Designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Orphan drug designation must be requested before submission of an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of the regulatory review and approval process.

Priority Review (U.S.) and Accelerated Review (European Union)

Based on results of the Phase 3 clinical trial(s) submitted in an NDA, upon the request of an applicant, a priority review designation may be granted to a product by the FDA, which sets the target date for FDA action on the application at six months from FDA filing, or eight months from the sponsor's submission. Priority review is given where preliminary estimates indicate that a product, if approved, has the potential to provide a safe and effective therapy where no satisfactory alternative therapy exists, or a significant improvement compared to marketed products is possible. If criteria are not met for priority review, the standard FDA review period is ten months from FDA filing, or 12 months from sponsor submission. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Under the Centralized Procedure in the European Union, the maximum timeframe for the evaluation of a MAA is 210 days (excluding "clock stops," when additional written or oral information is to be provided by the applicant in response to questions asked by the Committee for Medicinal Products for Human Use, or CHMP). Accelerated evaluation might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, defined by three cumulative criteria: the seriousness of the disease (e.g., heavy disabling or life-threatening diseases) to be treated; the absence or insufficiency of an appropriate alternative therapeutic approach; and anticipation of high therapeutic benefit. In this circumstance, EMA ensures that the opinion of the CHMP is given within 150 days.

Healthcare Reform

In March 2010, President Obama signed one of the most significant healthcare reform measures in decades. The Affordable Care Act, substantially changes the way healthcare will be financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The Affordable Care Act will impact existing government healthcare programs and will result in the development of new programs. For example, the Affordable Care Act provides for Medicare payment for performance initiatives and improvements to the physician quality reporting system and feedback program.

Among the Affordable Care Act's provisions of importance to the pharmaceutical industry are the following:

  •
  an annual, nondeductible fee on any covered entity engaged in manufacturing or importing certain branded prescription drugs and biological products, apportioned among such entities in accordance with their respective market share in certain government healthcare programs;

  •
  an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program, retroactive to January 1, 2010, to 23.0% and 13.0% of the AMP for most branded and generic drugs, respectively;

  •
  expansion of healthcare fraud and abuse laws, including the False Claims Act and the Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

  •
  a new partial prescription drug benefit for Medicare recipients, or Medicare Part D, coverage gap discount program, in which manufacturers must agree to offer 50.0% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers' outpatient drugs to be covered under Medicare Part D;

  •
  extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

  •
  expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals beginning in 2014 and by adding new mandatory eligibility categories for individuals with income at or below 133.0% of the Federal Poverty Level, thereby potentially increasing manufacturers' Medicaid rebate liability;

  •
  expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

  •
  new requirements to report annually specified financial arrangements with physicians and teaching hospitals, as defined in the Affordable Care Act and its implementing regulations, including reporting any "payments or transfers of value" made or distributed to prescribers, teaching hospitals, and other healthcare providers and reporting any ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations during the preceding calendar year, with data collection to be required beginning August 1, 2013 and reporting to the Centers for Medicare and Medicaid Services to be required by March 31, 2014 and by the 90th day of each subsequent calendar year;

  •
  a new requirement to annually report drug samples that manufacturers and distributors provide to physicians;

  •
  a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and

  •
  a mandatory nondeductible payment for employers with 50 or more full-time employees (or equivalents) who fail to provide certain minimum health insurance coverage for such employees and their dependents, beginning in 2015 (pursuant to relief enacted by the Treasury Department).

The Affordable Care Act also establishes an Independent Payment Advisory Board, or IPAB, to reduce the per capita rate of growth in Medicare spending. Beginning in 2014, IPAB is mandated to propose changes in Medicare payments if it determines that the rate of growth of Medicare expenditures exceeds target growth rates. The IPAB has broad discretion to propose policies to reduce expenditures, which may have a negative impact on payment rates for pharmaceutical products. A proposal made by the IPAB is required to be implemented by the U.S. federal government's Centers for Medicare & Medicaid Services unless Congress adopts a proposal with savings greater than those proposed by the IPAB. IPAB proposals may impact payments for physician and free-standing services beginning in 2015 and for hospital services beginning in 2020.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. In August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee did not achieve its targeted deficit reduction of an amount greater than $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

We anticipate that the Affordable Care Act will result in additional downward pressure on coverage and the price that we receive for any approved product, and could seriously harm our business. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. In addition, it is possible that there will be further legislation or regulation that could harm our business, financial condition and results of operations.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug products for which we obtain regulatory approval. In the U.S. and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain FDA approvals. Birinapant may not be considered medically necessary or cost-effective. A payor's decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

In 2003, the U.S. Congress enacted legislation providing Medicare Part D, which became effective at the beginning of 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through prescription drug plans operating pursuant to this legislation. These plans will likely negotiate discounted prices for our products. Federal, state and local governments in the U.S. continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Future legislation could limit payments for pharmaceuticals such as the drug candidates that we are developing.

Different pricing and reimbursement schemes exist in other countries. In the European Union, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national healthcare systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed upon. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular product candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on healthcare costs in general, particularly prescription drugs, has become more intense. As a result, increasingly high barriers are being erected to the entry of new products. The European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. We may face competition for birinapant from lower-priced products in foreign countries that have placed price controls on pharmaceutical products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any products for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, an increasing emphasis on managed care in the U.S. has increased and will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time.

Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Other Healthcare Laws and Compliance Requirements

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting some business arrangements from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not in all cases meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability. The reach of the Anti-Kickback Statute was broadened by the Affordable Care Act, which, among other things, amends the intent requirement of the federal Anti-Kickback Statute. Pursuant to the statutory amendment, a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act (discussed below) or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes "any request or demand" for money or property presented to the U.S. government. Recently, several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies' marketing of the product for unapproved, and thus non-reimbursable, uses. HIPAA created new federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates"– independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

In the U.S., our activities are potentially subject to additional regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services, other divisions of HHS (for example, the Office of Inspector General), the DOJ and individual U.S. Attorney offices within the DOJ, and state and local governments. If a drug product is reimbursed by Medicare or Medicaid, pricing and rebate programs must comply with, as applicable, the Medicare Modernization Act as well as the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990, or the OBRA, and the Veterans Health Care Act of 1992, or the VHCA, each as amended. Among other things, the OBRA requires drug manufacturers to pay rebates on prescription drugs to state Medicaid programs and empowers states to negotiate rebates on pharmaceutical prices, which may result in prices for our future products that will likely be lower than the prices we might otherwise obtain. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Under the VHCA, drug companies are required to offer some drugs at a reduced price to a number of federal agencies including the U.S. Department of Veterans Affairs and the U.S. Department of Defense, or DoD, the Public Health Service and some private Public Health Service designated entities in order to participate in other federal funding programs including Medicaid. Recent legislative changes require that discounted prices be offered for specified DoD purchases for its TRICARE program via a rebate system. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulation.

Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our business activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private "qui tam" actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in some states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to, among other things, establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing specified physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit other specified sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

Employees

As of October 1, 2013, we had 20 full-time employees and two part-time employees, of whom 11 hold Ph.D. degrees and four hold M.D. (or international M.D.-equivalent) degrees. We anticipate increasing our head count by five to 10 employees within the 12 months following this offering. We have no collective bargaining agreements with our employees and none are represented by labor unions. We have not experienced any work stoppages. We believe our relationship with our employees is satisfactory.

Facilities

Our corporate headquarters and research facilities are located in Malvern, PA, where we lease approximately 11,640 square feet of office and laboratory space, pursuant to a lease agreement which expires in July 2014. When our lease expires, we may exercise renewal options or look for additional or alternate space for our operations. We believe that suitable additional or alternative space will be available if required in 2014 and thereafter on commercially reasonable terms.

Legal Proceedings

We are not party to any legal proceedings.

Management

Executive Officers, Directors and Other Significant Employees

The following table sets forth information regarding our executive officers, the directors to be serving following the listing of our common stock on the NASDAQ Global Market and other significant employees, including their respective ages as of October 1, 2013:

Name	Age	Position(s)
Executive Officers, Directors and Other Significant Employees
Andrew Pecora, M.D.	57	Chairman and Director
J. Kevin Buchi	58	President, Chief Executive Officer and Director
Pete A. Meyers	43	Chief Financial Officer and Treasurer
Lesley Russell, M.B.Ch.B., M.R.C.P.	53	Chief Operating Officer
C. Glenn Begley, M.B.B.S., Ph.D., F.R.A.C.P., F.R.C.P.A., F.R.C.Path.	57	Chief Scientific Officer and Senior Vice President, Research & Development
Richard L. Sherman, J.D.	66	Senior Vice President, Strategic Transactions, General Counsel and Secretary
David E. Weng, M.D., Ph.D.	51	Chief Medical Officer and Senior Vice President of Clinical Development
Tony Meehan, Ph.D., MBA(1)	48	Vice President, Alliance Management and Operations
Stephen M. Condon, Ph.D.(1)	53	Vice President, Chemistry
Brenda Gavin, D.V.M.	65	Director
John M. Gill	61	Director
Douglas E. Onsi	45	Director
Douglas Reed, M.D.	59	Director
Paul J. Schmitt	62	Director
Michael Steinmetz, Ph.D.	66	Director
James N. Woody, M.D., Ph.D.	70	Director

(1)
Significant Employee.

Andrew Pecora, M.D. has served as Chairman of our board of directors since March 2013 and as a member of our board of directors since 2007. Dr. Pecora has been Vice President of Cancer Services and Chief Innovations Officer of the John Theurer Cancer Center at Hackensack University Medical Center, or HUMC, and co-Managing Partner of the Northern New Jersey Cancer Center, which is a private physicians' practice group affiliated with HUMC, since 1992. Dr. Pecora currently serves on the board of directors of Neostem, Inc., or Neostem (NASDAQ: NBS) (2011 to present) and Cancer Genetics, Inc. (NASDAQ: CGIX) (2004 to present). From 1999 through January 2011, Dr. Pecora was the Chairman and Chief Executive Officer of Progenitor Cell Therapy, LLC, a client-based cell therapy services company supporting the development and commercialization of cellular therapies. He was also the co-Founder and Chief Scientific Officer of Amorcyte, Inc., or Amorcyte, a privately funded biotechnology company developing cell therapy products to treat cardiovascular disease, which was founded in 2004 and was merged with Neostem in 2010. He served as Chairman of the Board of Directors of Amorcyte from 2005 until 2010. Dr. Pecora is a Professor of Medicine at New Jersey Medical School (formerly, the University of Medicine and Dentistry of New Jersey). He has authored or co-authored numerous articles, abstracts, books, chapters and monographs and is a frequent lecturer in the field of cancer treatment. He received his B.S. in biology from Seton Hall University in 1979 and his M.D. from the University of Medicine and Dentistry of New Jersey in 1983. He

completed both his postdoctoral internship in internal medicine as well as his residency in the Department of Internal Medicine at The New York Hospital, and completed a fellowship in hematology-oncology at Memorial Sloan-Kettering Cancer Center.

We have entered into an advisory services agreement with Dr. Pecora in order to obtain his services as the Chairman of our board of directors. Under the advisory services agreement, Dr. Pecora agreed to serve as the Chairman of our board of directors beginning on March 8, 2013 and continue until terminated by Dr. Pecora or us for any reason or no reason upon thirty days prior written notice. Dr. Pecora received an option to purchase 400,000 shares of our common stock at an exercise price of $0.09 per share. One-quarter of this option vested on the grant date and the remainder vests in equal monthly installments over 36 months commencing March 1, 2013, subject to Mr. Pecora's continuing to perform advisory services for us.

Our board of directors believes Dr. Pecora's perspective and experience as a physician, Professor of Medicine and senior executive in the life sciences industry, as well as his educational background, provides him with the qualifications and skills to serve as a director.

J. Kevin Buchi joined us in August 2013 as President, Chief Executive Officer and Director. Prior to joining us, from May 2012 through August 2013, Mr. Buchi served as a member of the board of directors on the companies referenced below. Mr. Buchi was Corporate Vice President, Global Branded Products at Teva Pharmaceutical Industries, or Teva, from October 2011 to May 2012 and Chief Executive Officer of Cephalon, Inc., or Cephalon, from December 2010 through October 2011 prior to Teva's acquisition of Cephalon in October 2011. Mr. Buchi joined Cephalon in 1991 and also held the positions of Chief Financial Officer from 1996 through December 2009 and Chief Operating Officer from January 2010 through December 2010. His previous experience includes supervising the accounting organization in the Medical Products Department at E.I. Du Pont de Nemours and Company as Accounting Manager.

Mr. Buchi currently serves on the board of directors of Alexza Pharmaceuticals, Inc. (NASDAQ: ALXA) (January 2013 to present), Benitec Biopharma Ltd. (ASX: BLT) (April 2013 to present), EPIRUS Biopharmaceuticals, Inc. (June 2013 to present), Forward Pharma A/S (Denmark) (December 2012 to present) and Stemline Therapeutics, Inc., or Stemline (NASDAQ: STML) (2012 to present). Previously, Mr. Buchi served on the board of directors of Celator Pharmaceuticals, Inc. (2006 to 2010), Encysive Pharmaceuticals, Inc. (2004 to 2008), Lorus Therapeutics, Inc. (Canada) (2003 to 2009) and Mesoblast Limited (Australia) (ASX: MSB) (2010 to 2012). Mr. Buchi graduated from Cornell University with a B.A. in chemistry in 1976 and received a Masters of Management from the J.L. Kellogg Graduate School of Management at Northwestern University in 1980.

Our board of directors believes Mr. Buchi's perspective and experience as a senior executive in our industry, as well as his depth of operating and board experience in our industry, provide him with the qualifications and skills to serve as a director.

Pete A. Meyers joined us in August 2013 as Chief Financial Officer and was appointed as Treasurer in September 2013. Prior to joining us, Mr. Meyers worked in health care investment banking for 18 years, most recently as Managing Director/Co-Head of Global Health Care Investment Banking at Deutsche Bank Securities Inc., or Deutsche Bank Securities, where he worked in various roles from March 2005 to January 2013. From February 2013 to July 2013, Mr. Meyers took time off to pursue opportunities outside of the investment banking industry. Prior to joining Deutsche Bank Securities in 2005, Mr. Meyers held the position of Managing Director, Health Care Investment Banking, at Credit Suisse LLC. Among other experience, he also served as Vice President, HealthCare Mergers and Acquisitions at Dillon, Read & Co. (and successor firms). Mr. Meyers graduated from Boston College with a B.S. in finance in 1991 and received an MBA from Columbia Business School in 1995.

Lesley Russell, M.B.Ch.B., M.R.C.P. joined us in August 2013 as Chief Operating Officer. Prior to joining us, from June 2012 through August 2013, Dr. Russell was a consultant to a number of pharmaceutical companies. She served as Senior Vice President and Head of Research and

Development for Global Branded Products at Teva from October 2011 to June 2012. Prior to this position, she was Executive Vice President and Chief Medical Officer at Cephalon from September 2006 to October 2011. Dr. Russell joined Cephalon in 2000 and held various positions of increasing responsibility, including Head of Clinical Research and Medical Affairs, prior to becoming Cephalon's Chief Medical Officer in September 2006. Before joining Cephalon in 2000, Dr. Russell held positions of increasing responsibility at Amgen Limited (U.K.), Lilly Industries Limited (U.K.) and U.S. Bioscience (acquired by MedImmune, LLC, or MedImmune, now a part of AstraZeneca). Dr. Russell currently serves on the board of directors of Amag Pharmaceuticals, Inc. (NASDAQ: AMAG) (December 2010 to present) and Endocyte (NASDAQ: ECYT) (January 2013 to present). Dr. Russell received a M.B.Ch.B. from the University of Edinburgh, Scotland, U.K. in 1984 and obtained her post-graduate qualification, M.R.C.P., as a Member of the Royal College of Physicians in 1987.

C. Glenn Begley, M.B.B.S., Ph.D., F.R.A.C.P., F.R.C.P.A., F.R.C.Path. joined us as Senior Vice President, Research and Development in August 2012 and was named Chief Scientific Officer in July 2013. Prior to joining us, from January 2012 through July 2012, Dr. Begley served as an advisor to several emerging biotechnology companies. From January 2002 to January 2012, he was Vice-President and Global Head of Hematology and Oncology Research at Amgen. He joined Amgen in 2002, and was responsible for building the Hematology and Oncology research program. He also had scientific responsibility for marketed Amgen products which involved preparation and presentations at multiple FDA face-to-face meetings and FDA Drug Advisory Committee meetings. Before joining Amgen, he had over 20 years of clinical experience in medical oncology and hematology. Dr. Begley held leadership and research positions at The Walter and Eliza Hall Institute of Medical Research in Melbourne, Australia, including Head, Human Leukemia Laboratory and Senior Principal Research Fellow, among other experiences in medical research. His prior clinical practice includes positions as Medical Oncologist and Director, Bone Marrow Research Laboratories at the Royal Melbourne Hospital, Melbourne, Australia. Dr. Begley currently serves as a member of the board of directors of Oxford Bio Therapeutics Ltd. (2012 to present). He previously served on the board of directors, and as Chair of the scientific advisory board, of Cyterix Pharmaceuticals Inc. (February 2013 to August 2013). Dr. Begley is board certified in Australia as a Medical Oncologist (F.R.A.C.P.), and Laboratory Hematologist (F.R.C.P.A., Australia; F.R.C.Path, United Kingdom). He received his medical degree, M.B.B.S., in 1978 and a Ph.D. in cellular and molecular biology in 1986, each from the University of Melbourne. He has published over 200 scientific papers and was elected to the prestigious Association of American Physicians in 2008.

Richard L. Sherman, J.D. joined us in November 2012 and previously provided consulting services to us as Vice President, Strategic Partnering and Transactions at Malvern Consulting Group from February 2012 through October 2012. He was appointed as Secretary in September 2013. Prior to joining us, Mr. Sherman served as General Counsel at Actinium Pharmaceuticals, Inc. from June 2004 through September 2012 and General Counsel at Hawaii Biotech, Inc., or Hawaii Biotech, from January 2002 through July 2010. From 1992 through 2001, he was the founder and managing officer of QED Technologies, L.P., a life science business consulting firm purchased in 1999 by The Omnicom Group. Mr. Sherman was a partner in the law firm of Pepper, Hamilton & Scheetz (now Pepper Hamilton LLP) from 1990 through 1992. He also spent more than a decade as Deputy General Counsel of SmithKline Beckman Corporation (now GlaxoSmithKline), from 1976 through 1989.

Mr. Sherman is also a principal in a private Small Business Investment Company investment fund, CIP Capital L.P., and a venture partner in the SCP/Vitalife family of funds in suburban Philadelphia. Mr. Sherman currently serves as a member of the board of directors of Hawaii Biotech (2005 to present) and Immunomedics, Inc. (NASDAQ: IMMU) (August 2013 to present) and formerly served as a member of the board of directors of Functional Technologies, Inc. (May 2011 to June 2013) and Leversense LLC (March 2011 to February 2013). He graduated magna cum laude with a B.A. in political science and economics from the University of Nebraska in 1968, where he was elected to Phi Beta Kappa. As a Root-Tilden Scholar at the New York University School of Law, he received his Juris Doctor degree in 1971.

David E. Weng, M.D., Ph.D. joined us in July 2009 as Vice President, Clinical Oncology, and subsequently became our Chief Medical Officer and Senior Vice President of Clinical Development in January 2010. He began his biotechnology industry career at MedImmune where he worked as a medical director in clinical oncology from October 2006 to June 2007. Dr. Weng was a medical director at AstraZeneca, following its acquisition of MedImmune, from June 2007 through June 2009. Prior to his industry activities, Dr. Weng was engaged in the practice of medical oncology and cancer research at the Taussig Cancer Center of the Cleveland Clinic Foundation from October 1998 through October 2006. He is board-certified by the American Board of Internal Medicine in medical oncology, with active state and federal licensing for clinical practice. Dr. Weng graduated from Harvard University with an A.B. in Biochemical Sciences in 1984, with subsequent M.D., Ph.D., and clinical training at Johns Hopkins University, Johns Hopkins Hospital and the NCI, completing training in June 1998.

Tony Meehan, Ph.D., MBA joined us in October 2012 and has been working with both large and small start-up firms in the pharmaceutical industry for over 20 years. He was with Johnson & Johnson from 2005 through September 2012, most recently as Senior Director of New Venture Development in RedScript Ventures, LLC, the internal venturing group of Johnson & Johnson. Prior to this, Dr. Meehan was Director of Pharmaceutical Development at TransForm Pharmaceuticals, or TransForm, from 2003 and until TransForm was acquired by Johnson & Johnson in 2005. From 1992 through 2003, he worked for Merck in various positions in both manufacturing and R&D, where he supported the development, registration and launch of eight new products. Dr. Meehan has a BSE in chemical engineering from the University of Pennsylvania, a Ph.D. in chemical engineering from Carnegie Mellon University and an MBA from the Wharton School of the University of Pennsylvania.

Stephen M. Condon, Ph.D. joined us in May 2004 as Vice President, Chemistry. Prior to joining us in 2004, Dr. Condon was a Group Leader in medicinal chemistry at ViroPharma Incorporated from 2000 through 2004, where he was involved in the discovery and development of inhibitors of hepatitis C NS5B RNA-dependent RNA polymerase. From 1995 through 2000, Dr. Condon was a member of the medicinal chemistry group at Rhône-Poulenc Rorer (now Sanofi) where his work led to the discovery of number of highly active anabolic agents for the treatment of post-menopausal osteoporosis and the elucidation of the bioactive conformation of human parathyroid hormone. Dr. Condon earned his B.S. in chemistry from the University of Massachusetts (Amherst) in 1985 and a M.S. in chemistry from the University of Georgia in 1987. In 1995, Dr. Condon received his Ph.D. under Professor Amos B. Smith III at the University of Pennsylvania after completing the total syntheses of rapamycin and demethoxyrapamycin.

Brenda Gavin, D.V.M. has served as a member of our board of directors since 2006 and has been a Founding Partner of Quaker Partners for the past 10 years. Previously, she was President of S.R. One, Limited, or SR One, GlaxoSmithKline's bioscience venture capital investment fund, and a general partner of EuclidSR Partners, an independent venture capital limited partnership focused on health care and information technology. Dr. Gavin has been responsible for dozens of venture and strategic investments, and has previously served as a member of the board of directors for many portfolio companies including Celator Pharmaceuticals Inc. (2005 to 2012), Tengion, Inc. (OTCMKTS: TNGN) (2006 to 2011) and Tranzyme Pharma, Inc. (2005 to 2011), as well as the Ben Franklin Technology Partners of Southeastern Pennsylvania (1991 to 2011), the Ben Franklin Technology Development Authority (2001 to 2011), BioAdvance, the Biotechnology Greenhouse of Southeastern Pennsylvania, or BioAdvance (2001 to present), and the Penn State Research Foundation (2003 to present). Dr. Gavin currently serves on the board of directors of BioLeap (2010 to present). Dr. Gavin received her B.S. in biology from Baylor University in 1970, a Doctor of Veterinary Medicine, or D.V.M., degree from the University of Missouri's College of Veterinary Medicine in 1977 and a MBA from the University of Texas at Austin and San Antonio in 1981.

Our board of directors believes Brenda Gavin's perspective and experience as a veterinary physician, investor and board member, as well as her educational background, provides her with the qualifications and skills to serve as a director.

John M. Gill is one of our co-founders, has been a member of our board of directors since inception, served as our President and Chief Executive Officer from October 2003 through August 2013 and is currently one of our consultants. Prior to joining us, Mr. Gill was a member of the board of directors and Chief Operating Officer of 3-Dimensional Pharmaceuticals, Inc., a public biopharmaceutical company, from 2001 to 2003. From 1979 to 2001, he served in several positions at SmithKline Beecham Corporation (GlaxoSmithKline) including Vice President and Director, R&D Operations and Finance, Chairman of the R&D Operating Committee and as a member of the R&D Executive Committee from 1995 to 2001 and from 1985 to 1995 as a founding member and partner of SR One and as Chief Operating Officer of SK&F/Nova Pharmaceuticals. Mr. Gill is a board member of public and private companies including BioAdvance and PharmAthene, Inc. (NYSE: PIP). He graduated with high honors from Rutgers University in 1975 with a B.A. in accounting and economics after having served in the U.S. Marine Corps.

Our board of directors believes Mr. Gill's perspective and experience as a senior executive in our industry, including as our former President and Chief Executive Officer, provides him with the qualifications and skills to serve as a director.

Douglas E. Onsi, J.D. has served as a member of our board of directors since July 2012, and has served as Managing Director of HealthCare Ventures since August 2007. Prior to this, Mr. Onsi was at Genzyme Corporation, or Genzyme, where he served in roles as Vice President, Campath Product Operations and Portfolio Management, Oncology from 2005 to 2007 and as Vice President, Business Development from 2004 to 2005. Prior to joining Genzyme, Doug was Chief Financial Officer of Tolerx, Inc., a venture capital funded biotechnology company, from 2001 to 2004. Before joining Tolerx, Inc., he was involved in business development at LeukoSite, a publicly traded biopharmaceutical company that was acquired by Millennium Pharmaceuticals, Inc., from 1999 to 2000. He began his career as an attorney at Bingham Dana LLP (now Bingham McCutchen LLP).

Mr. Onsi currently serves as a member of the board of directors of Anexon, Inc. (2009 to present), Apofore Corporation (2011 to present), Dekkun Corporation (2010 to present), Potentia Pharmaceuticals, Inc. (2008 to present), Shape Pharmaceuticals, Inc. (2008 to present), Synovex Corporation (2008 to present), Tensha Therapeutics, Inc. (2011 to present) and Vaxxas Pty Ltd. (2011 to present), and previously served as a member of the board of directors of Apellis, Inc. (2009 to 2013) and Oriel Therapeutics, Inc. (January 2010 to September 2010) (acquired by Sandoz, a division of the Novartis Group, in 2010). Mr. Onsi is a member of the business and scientific advisory board for FastForward, LLC, a subsidiary of the National Multiple Sclerosis Society, and was a member of the Cornell University Council. He received a Juris Doctor degree from the University of Michigan Law School and a B.S. in biological sciences from Cornell University.

Our board of directors believes Mr. Onsi's perspective and experience as an investor, senior executive in the life sciences industry, and board member, as well as his educational background, provides him with the qualifications and skills to serve as a director.

Douglas Reed, M.D. has served as a member of our board of directors since July 2010, and has been a General Partner at Hatteras Venture Partners, or Hatteras, since 2007. Prior to Hatteras, Dr. Reed had 14 years of venture investing experience with two healthcare-focused funds, Vector Fund Management, L.P. and SR One. He has been involved in venture investment transactions for over 30 healthcare and life science companies and currently serves as the Chairman of the board of directors of Viamet Pharmaceuticals Holdings, LLC (director, 2007 to present and Chairman, 2010 to present), SpineAlign Medical, Inc. (2008 to present), Coferon, Inc. (2012 to present), NeuroTronik Holdings Limited (2013 to present), and during the previous five years has served as a member of the board of directors of PhaseBio Pharmaceuticals, Inc. (2007 to 2009), Embrella Cardiovascular Inc. (2009 to

2011) (acquired by Edwards Lifesciences Corporation in 2011) and CGI Pharmaceuticals, Inc. (2001 to 2010) (acquired by Gilead Sciences, Inc. in 2010). In addition to his venture investing experience, Dr. Reed also has prior operational experience, having served as Vice President of Business Development for two publicly traded biotechnology companies, GelTex Pharmaceuticals, Inc. (acquired by Genzyme General, the biotechnology division of Genzyme Corporation) and NPS Pharmaceuticals, Inc. Dr. Reed earned both a B.A. in biology and an M.D. from the University of Missouri-Kansas City and an MBA from the Wharton School of the University of Pennsylvania. He is a board certified neuro-radiologist and has held faculty positions in the Department of Radiology at the University of Washington and Yale University.

Our board of directors believes Mr. Reed's perspective and experience as a physician, investor, senior executive in the life sciences industry, and board member, as well as his educational background, provides him with the qualifications and skills to serve as a director.

Paul J. Schmitt has served as a member of our board of directors since 2003, and has been a Managing Director of Novitas Capital, or Novitas, in Wayne, Pennsylvania since 1999. As Managing Director, he oversees Novitas's interests in early stage life sciences companies. Most recently, Mr. Schmitt assumed an additional role of Acting Chief Executive Officer of Amorcyte, a former Novitas portfolio company, developing cell therapies for acute myocardial infarction. Amorcyte was merged into Neostem in November 2010. Prior to Novitas, Mr. Schmitt was most recently Chairman, President and Chief Executive Officer of Chrysalis International Corporation (formerly known as DNX Corporation), or Chrysalis (1995 to 1999). Prior to his work at Chrysalis, Mr. Schmitt was President of Biolectron, Inc. from 1986 through 1988, which developed therapeutic devices for treating a variety of debilitating orthopedic disorders. He also has eight years of experience with the BOC Health Care Group where he served as Vice President, General Manager of Ohmeda and as Corporate Manager of Strategic Planning and Corporate Group Finance Manager from 1979 through 1988. Mr. Schmitt currently serves on the board of trustees of the Wistar Institute.

Mr. Schmitt currently serves on the boards of directors of three Novitas Capital portfolio companies: Cernostics (June 2013 to present), GelMed (2000 to present) and Logical Therapeutics (2009 to present). Mr. Schmitt also serves on the board of managers of JBS United Animal Health II LLC (August 2013 to present) and previously served on the board of directors of Amorcyte (2005 to 2010). Mr. Schmitt received his B.S. in Finance from Lehigh University in 1974, and his MBA from Rutgers University in 1979.

Our board of directors believes Mr. Schmitt's perspective and experience as an investor, senior executive in the life sciences industry, and board member, as well as his educational background, provides him with the qualifications and skills to serve as a director.

Michael Steinmetz, Ph.D. has served as a member of our board of directors since July 2010, and has been a Managing Director of Clarus Ventures since the firm's inception in 2005. He has over 27 years of direct industry and investment experience within the healthcare sector, including as a general partner at MPM Capital since 1997. From 1986 to 1997, Dr. Steinmetz was an executive at Hoffmann-LaRoche Inc. where he held various positions including Vice President of Pre-clinical Research and Development and Global Head of Biotechnology. Dr. Steinmetz currently serves as a member of the board of directors of Allozyne Inc. (2007 to present), Heptares Therapeutics (2009 to present), Lycera Corp. (2012 to present), MacroGenics, Inc. (2000 to present), NovImmune SA (2008 to present), Oxford Immunotec, Inc. (2007 to present), TaiGen Biotechnology Co., Ltd. (2001 to present) and VBI Vaccines (2012 to present) and previously served as a member of the board of directors of Swedish Orphan Biovitrum AB (STO: SOBI), and several privately held companies. Dr. Steinmetz obtained his Ph.D. summa cum laude from the University of Munich, Munich, Germany and held positions at the California Institute of Technology and the Basel Institute for Immunology (Switzerland).

Our board of directors believes Dr. Steinmetz's perspective and experience as a research scientist, investor and senior executive in the life sciences industry, as well as his educational background, provides him with the qualifications and skills to serve as a director.

James N. Woody, M.D., Ph.D. has been a member of our board of directors since 2006 and a General Partner of Latterell Venture Partners, a venture capital firm which invests in early and late stage biopharmaceutical, instrumentation and medical device companies, since November 2005. Dr. Woody brings more than 25 years of biomedical research and management experience to the board. Dr. Woody was formerly President of Roche Bioscience in Palo Alto, CA (1996 to 2004), where he had responsibility for all bioscience research and development, ranging from genetics and genomics to clinical development of numerous new pharmaceuticals. Previously, Dr. Woody served as Chief Scientific Officer and Senior Vice President of R&D for Centocor Biotech, Inc. (now Janssen Biotech), or Centocor Ortho Biotech, Inc. (1991 to 1996), where he was responsible for the discovery and early clinical development of antibody and peptide-based therapeutic products. While at Centocor, Dr. Woody developed Remicade, the first of the TNF inhibitor biologics, the first effective therapy for the Rheumatoid Arthritis, Crohn's Disease, and Psoriasis, as well as ReoPro, a novel platelet blocking drug used in conjunction with angioplasty. Prior to Centocor, Dr. Woody served as a U.S. Navy Medical Officer and was the co-founder with Navy colleagues of the National Marrow Donor program with over 50,000 successful transplants performed to date. He retired as a Commanding Officer and Director, U.S. Naval Medical Research and Development Command in Bethesda, MD. Dr. Woody currently serves as a member of the board of directors of HemaQuest Pharmaceuticals, Inc. (2009 to present), IntegenX Inc. (2012 to present), Neuraltus Pharmaceuticals, Inc. (2009 to present) and Protein Simple formerly Cell Biosciences (2005 to present). He was founding Chief Executive Officer and Chairman of the Board of OncoMed Pharmaceuticals, Inc. (NASDAQ: OMED) (2004 to present) and continues as a member of its board of directors. He previously served as a member of the board of directors of Bayhill Therapeutics, Inc. (2004 to 2012), Femta Pharmaceuticals (2008 to 2012), ForteBio Corp. (acquired by Pall Life Sciences) (2005 to 2012), Proteolix, Inc. (acquired by Onyx Pharmaceuticals, Inc. (NASDAQ: ONXX) in 2009) (2005 to 2009) and Talima Therapeutics, Inc. (2007 to 2011). Dr. Woody is a member of the board of directors of the Lucille Packard (Stanford) Children's Hospital, or LPCH, in Palo Alto, CA, and has served in this capacity, with a brief sabbatical, since 2002. He also serves as Chairman of the LPCH Quality Service and Safety Committee. Dr. Woody received a B.S. in Chemistry from Andrews University and a M.D. from Loma Linda University, trained in Pediatric Immunology at Duke University and Boston Children's Hospital (Harvard University) and earned a Ph.D. in Immunology from the University of London, England. Dr. Woody has authored or co-authored over 140 publications.

Our board of directors believes Dr. Woody's perspective and experience as a physician, investor and senior executive in the life sciences industry, as well as his educational background, provides him with the qualifications and skills to serve as a director.

Clinical Advisory Board Members

We have established a clinical advisory board and we regularly seek advice and input from these experienced clinical leaders on matters related to our research and development programs. The members of our clinical advisory board consist of experts across a range of key disciplines relevant to our programs. We intend to continue to leverage the broad expertise of our advisors by seeking their counsel on important topics relating to our product candidate discovery and development programs. Some members of our clinical advisory board have entered into consulting agreements with us covering their respective confidentiality, non-disclosure and proprietary rights matters and own or have owned shares of our common stock or options to purchase shares of our common stock.

All of the clinical advisors are employed by or have consulting arrangements with other entities and devote only a small portion of their time to us. Our current clinical advisors are:

Name	Title
Michael Andreeff, M.D., Ph.D.	Professor of Medicine and Haas Chair in Genetics and Chief, Section of Molecular Hematology and Therapy at the University of Texas M.D. Anderson Cancer Center Houston, TX
Daniel G. Haller, M.D.	Professor of Medicine Emeritus, Abramson Cancer Center at the University of Pennsylvania Perelman School of Medicine Philadelphia, PA
Herbert I. Hurwitz, M.D.	Associate Professor of Medicine of Duke University Medical Center, Co-Director of the Duke GI Oncology Program at the Duke Comprehensive Cancer Center Durham, NC
Alan F. List, M.D.	President and Chief Executive Officer of the Moffitt Cancer Center and is senior member in the Department of Malignant Hematology and the Experimental Therapeutics Program Tampa, FL
Peter O'Dwyer, M.D.

Professor of Medicine at the University of Pennsylvania Perelman School of Medicine, and Director of the Developmental Therapeutics Program at the Abramson Cancer Center of the University of Pennsylvania. He is also Vice Chairman of the Eastern Cooperative Oncology Group and Co-Chair of the Gastrointestinal Committee.
Philadelphia, PA

Atsushi Ohtsu, M.D., Ph.D.	Director of the Research Center for Innovative Oncology and Head of the Department of GI Oncology/Gastroenterology at the National Cancer Center Hospital East in Japan Tokyo, Japan
Philip A. Philip, M.D., Ph.D., F.R.C.P.	Leader of the Multidisciplinary Team for Gastrointestinal Oncology at the Barbara Ann Karmanos Cancer Institute, and Professor at Wayne State University School of Medicine Detroit, MI
Eric Rowinsky, M.D.

Head of Research and Development, Chief Medical Officer, and Executive Vice President of Stemline and an Adjunct Professor of Medicine at New York University School of Medicine. Cancer Drug Development Consultant at Oncodrugs.
New York, NY

Name	Title
Branimar I. Sikic, M.D.

Professor of Medicine (Oncology and Clinical Pharmacology) at Stanford University School of Medicine, Associate Director, Stanford Cancer Center, and Director, Clinical and Translational Research Unit, Stanford University
Stanford, CA

Alan P. Venook, M.D.

Professor of Clinical Medicine, Division of Medical Oncology, at the University of California, San Francisco, or UCSF, and leads the Gastrointestinal Oncology clinical program at UCSF Medical Center
San Francisco, CA

Daniel Hoth, M.D.	President, Hoth Consulting, Inc. San Francisco, CA

Scientific Advisory Board

We have also established a scientific advisory board. We regularly seek advice and input from these experienced scientific leaders on matters related to our research and development programs. The members of our scientific advisory board consist of experts across a range of key disciplines relevant to our programs and science. We intend to continue to leverage the broad expertise of our advisors by seeking their counsel on important topics relating to our product candidate discovery and development programs. Some members of our scientific advisory board have entered into consulting agreements with us covering their respective confidentiality, non-disclosure and proprietary rights matters and own or have owned shares of our common stock or options to purchase shares of our common stock.

All of the scientific advisors are employed by or have consulting arrangements with other entities and devote only a small portion of their time to us. Our current scientific advisors are:

Name	Title
Randall K Johnson, Ph.D.	Consultant in Oncology R&D to the pharmaceutical and biotechnology industries, focused on anticancer drug discovery and development Santa Fe, NM
Anthony G. Letai, M.D., Ph.D.	Associate Professor in Medicine, Harvard Medical School, and Member, Dana-Farber Cancer Institute Boston, MA
Neal Rosen, M.D., Ph.D.	Enid A. Haupt Chair in Medical Oncology, Director, Center for Mechanism-Based Cancer Therapies and Head, Developmental Therapeutics at Memorial Sloan-Kettering Cancer Center New York, NY
Charles L. Sawyers, M.D.	Howard Hughes Medical Institute investigator and Chair of Memorial Sloan-Kettering Cancer Center's Human Oncology and Pathogenesis Program New York, NY

Name	Title
Yigong Shi, Ph.D.	Our scientific co-founder and University Professor, Cheung Kong Scholar and Dean of the School of Life Sciences at Tsinghua University Beijing, China
David L. Vaux, MBBS, Ph.D., FAA	Professor, Division of Cell Signaling and Cell Death and Deputy Director of The Walter and Eliza Hall Institute of Medical Research Melbourne, Australia
Myla Lai-Goldmann, M.D.	Chief Executive Officer, GeneCentric Diagnostics, Inc. Durham, NC
John Silke, Ph.D.	Associate Professor, The Walter & Eliza Hall Institute of Medical Research Melbourne, Australia

Board Composition

Our board of directors currently consists of nine members. Our certificate of incorporation and our bylaws that will be effective following this offering divide our board of directors into three classes with staggered three-year terms. In addition, such certificate of incorporation and bylaws provide that a director may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors. Under such certificate of incorporation and bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, such certificate of incorporation provides that the authorized number of directors may be changed only by a resolution of our board of directors.

Board Committees

Upon the listing of our common stock on the NASDAQ Global Market, our board of directors will have a standing audit committee, compensation committee and nominating and corporate governance committee. The members of our audit committee will consist of James N. Woody, Douglas Reed and Paul J. Schmitt, with Paul J. Schmitt serving as chairman. The members of our compensation committee will consist of Douglas E. Onsi, Brenda Gavin and Michael Steinmetz, with Michael Steinmetz serving as chairman. The members of our nominating and corporate governance committee will consist of Michael Steinmetz and Douglas E. Onsi, with Douglas E. Onsi serving as chairman.

Our board of directors has undertaken a review of the independence of our directors and has determined that all directors except J. Kevin Buchi and John M. Gill are independent within the meaning of Section 5605(a)(2) of the NASDAQ Stock Market Rules and Rule 10A-3 under the Securities Act, that Douglas Reed, Paul J. Schmitt and James N. Woody meet the additional test for independence for audit committee members imposed by SEC regulations and Section 5605(c)(2)(A) of the NASDAQ Stock Market Rules and that Douglas E. Onsi, Brenda Gavin and Michael Steinmetz meet the additional test for independence for compensation committee members imposed by Section 5605(d)(2) of the NASDAQ Stock Market Rules. The NASDAQ Stock Market Rules require that each committee of our board of directors has at least one independent director on the listing date of our common stock, has a majority of independent directors no later than 90 days after such date and be fully independent within one year after such date. The composition of our audit, compensation and nominating and corporate governance committees will satisfy these independence requirements in accordance with the phase-in schedule allowed by NASDAQ Stock Market Rules.

Audit Committee

The primary purpose of our audit committee will be to assist the board of directors in the oversight of the integrity of our accounting and financial reporting process, the audits of our financial statements, and our compliance with legal and regulatory requirements. The functions of our audit committee will include, among other things:

  •
  hiring the independent registered public accounting firm to conduct the annual audit of our financial statements and monitoring its independence and performance;

  •
  reviewing and approving the planned scope of the annual audit and the results of the annual audit;

  •
  pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm;

  •
  reviewing the significant accounting and reporting principles to understand their impact on our financial statements;

  •
  reviewing our internal financial, operating and accounting controls with management, our independent registered public accounting firm and our internal audit provider;

  •
  reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and our compliance with legal and regulatory requirements;

  •
  reviewing potential conflicts of interest under and violations of our Code of Conduct;

  •
  establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

  •
  reviewing and approving related-party transactions; and

  •
  reviewing and evaluating, at least annually, our audit committee's charter.

With respect to reviewing and approving related-party transactions, our audit committee will review related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our audit committee could approve a related-party transaction if it determines that the transaction is in our best interests. Our directors will be required to disclose to this committee or the full board of directors any potential conflict of interest, or personal interest in a transaction that our board is considering. Our executive officers will be required to disclose any related-party transaction to the audit committee. We also plan to poll our directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

The financial literacy requirements of the SEC require that each member of our audit committee be able to read and understand fundamental financial statements. In addition, at least one member of our audit committee is qualified as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act, and have financial sophistication in accordance with the NASDAQ Stock Market Rules. Our board of directors has determined that Paul J. Schmitt qualifies as an audit committee financial expert.

Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.

Prior to the consummation of this offering, our board of directors will adopt a charter for the audit committee that complies with NASDAQ Stock Market Rules. The charter will be available on our website at http://www.tetralogicpharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Compensation Committee

The primary purpose of our compensation committee will be to assist our board of directors in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee will review all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. The functions of our compensation committee will include, among other things:

  •
  designing and implementing competitive compensation policies to attract and retain key personnel;

  •
  reviewing and formulating policy and determining the compensation of our executive officers and employees;

  •
  reviewing and recommending to our board of directors the compensation of our directors;

  •
  administering our equity incentive plans and granting equity awards to our employees and directors under these plans;

  •
  if required from time to time, reviewing with management our disclosures under the caption "Compensation Discussion and Analysis" and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

  •
  if required from time to time, preparing the report of the compensation committee to be included in our annual proxy statement;

  •
  engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

  •
  reviewing and evaluating, at least annually, our compensation committee's charter.

Prior to the consummation of this offering, our board of directors will adopt a charter for the compensation committee that complies with NASDAQ Stock Market Rules. The charter will be available on our website at http://www.tetralogicpharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Nominating and Corporate Governance Committee

The primary purpose of our nominating and corporate governance committee will be to assist our board of directors in promoting the best interests of our company and our stockholders through the implementation of sound corporate governance principles and practices. The functions of our nominating and corporate governance committee will include, among other things:

  •
  identifying, reviewing and evaluating candidates to serve on our board;

  •
  determining the minimum qualifications for service on our board;

  •
  developing and recommending to our board an annual self-evaluation process for our board and overseeing the annual self-evaluation process;

  •
  developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board any changes to such principles; and

  •
  periodically reviewing and evaluating our nominating and corporate governance committee's charter.

Prior to the consummation of this offering, our board of directors will adopt a charter for the nominating and corporate governance committee that complies with NASDAQ Stock Market Rules. The charter will be available on our website at http://www.tetralogicpharma.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Code of Conduct for Employees, Executive Officers and Directors

Prior to the consummation of this offering, we will adopt a Code of Conduct applicable to all of our employees, executive officers and directors. Following the consummation of this offering, the Code of Conduct will be available on our website at http://www.tetralogicpharma.com. The audit committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers or directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website. The information contained in, or that can be accessed through, our website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of our board of directors or compensation committee.

Executive and Director Compensation

Summary Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2012 concerning compensation of our former chief executive officer and two other executive officers who were serving as executive officers as of December 31, 2012. We refer to these three executives as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
John M. Gill(4)
Former President and Chief Executive Officer	2012	412,638	115,539	–	2,031	530,208
David E. Weng, M.D., Ph.D.
Chief Medical Officer and Senior Vice President of Clinical Development	2012	341,250	68,250	–	2,031	411,531
C. Glenn Begley, M.B.B.S., Ph.D., F.R.A.C.P., F.R.C.P.A., F.R.C.Path.
Chief Scientific Officer and Senior Vice President, Research & Development	2012	216,833	–	144,000	688	361,521

(1)
Represents annual bonus amounts paid pursuant to the named executive officers' employment agreements.

(2)
This amount reflects the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.

(3)
This amount reflects the amounts we pay towards the named executive officers' life insurance coverage.

(4)
Effective August 12, 2013, Mr. Gill resigned his employment with us and entered into both a Management Transition Agreement and a Consulting Agreement as described under the section "Employment Agreements" below.

Employment Agreements

We have entered into employment and other service agreements with all of our named executive officers. The following is a summary of the material terms of each employment (or service) agreement. For complete terms, please see the respective employment and service agreements attached as exhibits to the registration statement of which this prospectus forms a part.

John M. Gill

We entered into a Management Transition Agreement with Mr. Gill, our former President and Chief Executive Officer, dated as of August 12, 2013, or the Transition Agreement, that sets forth the terms and conditions of the termination of Mr. Gill's employment with us and his employment agreement, including his eligibility to receive severance pay and certain other payments. Additionally, we entered into a Consulting Agreement with Mr. Gill dated August 12, 2013, or the Consulting Agreement, pursuant to which Mr. Gill will provide certain consulting services to us.

Pursuant to the Transition Agreement, and in exchange for Mr. Gill's release of any and all claims against us, Mr. Gill received:

  •
  continuation of his base salary (at the rate of $34,386.50 per month) for 15 months from August 12, 2013, or the Resignation Date;

  •
  a $50,000 payment plus 1.0% of the amounts committed to be paid to us over three years pursuant to (i) partnership or collaboration agreements executed on or before December 31, 2013 with any entity with which Mr. Gill had substantive discussions over the 18 months immediately prior to the Resignation Date, that contractually commit payment to us over the first three years of such agreement(s) of no less than $15,000,000 of non-dilutive funding, and/or (ii) the first closing(s) of financings (including this offering) that contractually commit, on or prior to December 31, 2013, payment to us of no less than $20,000,000 from new investors over three years after such first closing(s) (not including the conversion of any notes held by investors as of August 12, 2013), including as commitments future closings of a tranched financing that are subject to the satisfaction of a funding milestones, in each case provided that the total amount committed to us pursuant to clauses (i) and (ii) during such three-year periods shall not total less than $35,000,000;

  •
  accelerated vesting of all of his unvested restricted stock;

  •
  an option to purchase 1,876,671 shares of our common stock (which was equal to 0.75% of our shares on a fully-diluted basis as of October 2, 2013 excluding options or restricted stock grants to Messrs. Buchi and Meyers and Dr. Russell), 1/3 of which vested upon our Chief Executive Officer's commencement of employment, 1/3 of which vests upon the achievement of the partnership and collaboration milestones described above, and the remaining 1/3 of which vests upon the achievement of the financing milestones described above, subject to accelerated vesting upon the occurrence of a Change in Control (as defined in our 2004 Equity Incentive Plan) on or before December 31, 2013; vested options will be exercisable for a period of five years from the date of grant; and

  •
  an option to purchase 2,252,005 shares of our common stock (which was equal to 0.9% of our shares on a fully-diluted basis as of October 2, 2013, that vests at the rate of 0.03% upon commitment to us of each $1.0 million of either equity from new investors, which includes this offering, or non-equity funding that we raise in excess of the aggregate total of $35.0 million committed to us prior to December 31, 2013 to be paid during the three-year period described above relating to the partnership and collaboration agreement and financing commitment milestones, and subject to accelerated vesting upon the occurrence of a Change in Control (as defined in our 2004 Equity Incentive Plan) on or before December 31, 2013; vested options will be exercisable for a period of five years from the date of grant.

Pursuant to the Consulting Agreement, Mr. Gill has agreed to be available to advise and assist us in a transition consulting capacity for a period of six months and for up to 64 hours per month for which he will be paid a monthly consulting fee of $13,754.60. Mr. Gill will provide consulting to us in the area of strategic collaborations between us and third parties for the China and East Asia markets, and general advice and counsel related to our institutional history and culture. Mr. Gill is subject to certain restrictive covenants, including non-competition, non-solicitation, intellectual property assignment and confidentiality under the terms of the Consulting Agreement.

David E. Weng

On December 17, 2010, we entered into an employment agreement with David E. Weng, our Chief Medical Officer and Senior Vice President of Clinical Development. The principal terms of Dr. Weng's employment agreement are as follows:

  •
  base salary of $300,000 per year (currently $341,250 per year);

  •
  annual performance bonus in an amount up to 30.0% of base salary based upon the achievement of certain performance goals established by our President and Chief Executive Officer and/or our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or compensation committee of the board of directors; and

  •
  restricted shares as described below under the heading "Outstanding Equity Awards at Fiscal Year-End".

Upon a termination of Dr. Weng's employment by us without cause or a resignation by Dr. Weng for good reason, Dr. Weng is eligible to receive continuation of his base salary for six months, subject to his execution and delivery of a general release of claims.

Dr. Weng is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, Dr. Weng has executed a Confidentiality, Assignment of Inventions and Non-Competition Agreement which contains customary non-solicitation and non-competition covenants, which covenants remain in effect for two years following any cessation of employment with respect to Dr. Weng.

On July 24, 2013, our board of directors approved adjustments to Dr. Weng's terms of employment that will become effective on our first qualified financing, which includes this offering, provided that Dr. Weng remains employed by us through the date of such financing. Such adjustments include: (i) an increase to Dr. Weng's base salary to $360,000; (ii) a bonus of $40,000 payable upon the applicable financing; and (iii) an option to purchase 500,000 shares of our common stock.

C. Glenn Begley

On August 14, 2012, we entered into an employment agreement with C. Glenn Begley, our Chief Scientific Officer and Senior Vice President of Research and Development. Prior to Mr. Begley's employment by us, Mr. Begley consulted us on our research and development efforts. The principal terms of Mr. Begley's employment agreement are as follows:

  •
  base salary of $335,000 per year;

  •
  annual performance bonus in an amount up to 30.0% of base salary based upon the achievement of certain performance goals established by our President and Chief Executive Officer and/or our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or compensation committee of the board of directors; and

  •
  restricted shares as described below under the heading "Outstanding Equity Awards at Fiscal Year-End."

Upon a termination of Mr. Begley's employment by us without cause or a resignation by Mr. Begley for good reason, Mr. Begley is eligible to receive continuation of base salary for six months, subject to his execution and delivery of a general release of claims.

Mr. Begley is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, Mr. Begley has executed a Confidentiality, Assignment of Inventions and Non-Competition Agreement which contains customary non-solicitation and non-competition covenants, which covenants remain in effect for two years following any cessation of employment with respect to Mr. Begley.

On July 24, 2013, our board of directors approved adjustments to Mr. Begley's terms of employment that will become effective on our first qualified financing, which includes this offering, provided that Mr. Begley remains employed by us through the date of such financing. Such adjustments include: (i) an increase to Mr. Begley's base salary to $365,000; (ii) a bonus of $75,000, payable upon the applicable financing; (iii) an increase to Mr. Begley's annual performance bonus target from 30.0% to 35.0% ; and (iv) an option to purchase 1,253,000 shares of our common stock.

J. Kevin Buchi

On August 12, 2013, we entered into an employment agreement with J. Kevin Buchi, our President and Chief Executive Officer, or the Buchi Employment Agreement. The principal terms of Mr. Buchi's employment agreement are as follows:

  •
  base salary of $450,000 per year;

  •
  annual performance bonus in an amount up to 50.0% of base salary based upon the achievement of certain performance goals established by our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or the compensation committee of our board of directors;

  •
  the grant to Mr. Buchi of a non-qualified stock option to purchase 13,748,504 shares of our common stock (which was equal to 5.0% of the fully diluted shares of all classes of our capital stock on October 2, 2013), or the Initial Buchi Option; and

  •
  upon closing of each new issuance of capital stock, including the closing of this offering and pursuant to convertible instruments, in-the-money options (other than option shares already included in the calculation of the Initial Buchi Option) and in-the-money warrants, but not including Excluded Securities, as defined below, we will grant to Mr. Buchi additional options such that, together with the Initial Buchi Option, Mr. Buchi's total shares subject to stock option awards will be equal to 4.0% of the total issued and outstanding shares of our capital stock (including convertible instruments and in-the-money options (other than option shares already included in the calculation of the Initial Buchi Option) and in-the-money warrants) on a fully diluted basis as of such closing date; such additional option awards will be granted only with respect to each such financing up to and including the closing of this offering and will vest on the same basis as the Initial Buchi Option. Excluded Securities means: (1) the issuance of shares of, or options to purchase shares of, common stock to employees, consultants, officers or directors pursuant to any arrangement approved by our board of directors; (2) shares of capital stock issued upon the conversion of any convertible instruments or the exercise of any options or warrants; (3) the issuance of shares pursuant to the acquisition of another entity by us whereby we or our stockholders own not less than a majority of the voting power of the surviving or successor entity; and (4) shares of common stock issued upon conversion of shares of our preferred stock.

Subject to Mr. Buchi's continued employment with us on each applicable vesting date, the Initial Buchi Option (and any subsequent option awards, as described above, and together with the Initial Buchi Option, the Buchi Options) will vest as follows: (i) 25.0% of the Buchi Options will vest on the earlier of: (A) the closing of this offering or (B) September 1, 2014 and (ii) the remaining Buchi Options will vest in equal monthly installments over a period of three years following the initial vesting date. The Buchi Options will become immediately vested and exercisable upon the occurrence of any of the following: (i) a Change in Control (as defined in our 2004 Equity Incentive Plan, except that the Original Issuance Exception of such definition shall be deemed to apply to original issuances of our voting capital stock which are approved by at least a majority of our board of directors), (ii) Mr. Buchi's death or permanent disability (as defined in the Buchi Employment Agreement), (iii) a termination by us without "cause" (as defined in the Buchi Employment Agreement) or (iv) a resignation by Mr. Buchi for "good reason" (as defined in the Buchi Employment Agreement).

Upon a termination of Mr. Buchi's employment by us without cause or a resignation by Mr. Buchi for good reason, Mr. Buchi is eligible to receive continuation of 1.5 times his monthly base salary for 18 months, subject to his execution and delivery of a general release of claims.

Mr. Buchi is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, Mr. Buchi has executed a Confidentiality, Assignment of Inventions and Non-Competition Agreement which contains confidentiality, invention assignment covenants, and certain non-solicitation and non-competition covenants effective during his term of employment by us.

Pete A. Meyers

On August 12, 2013, we entered into an employment agreement with Pete A. Meyers, our Chief Financial Officer and Treasurer, or the Meyers Employment Agreement. The principal terms of Mr. Meyers' employment agreement are as follows:

  •
  base salary of $350,000 per year which shall be increased to $365,000 upon the closing of a Qualified Financing, which shall mean (i) investments from an investor or a group of investors aggregating at least $25.0 million, excluding any principal and interest on our convertible bridge notes outstanding as of August 12, 2013, or the Meyers Notes, converted into equity securities in such financing or (ii) a combination of (a) equity investments from an investor or a group of investors aggregating at least $10.0 million, excluding any principal and interest on the Meyers Notes converted into equity securities in such financing and (b) on or before the date of such financing, commitments pursuant to one or more definitive collaboration agreements with third parties pursuant to which such third parties will provide us with no less than $15.0 million in guaranteed and non-contingent non-dilutive funding;

  •
  annual performance bonus in an amount up to 40.0% of base salary based upon the achievement of certain performance goals established by our board of directors, plus any discretionary bonus that may be awarded to him by our board of directors or the compensation committee of our board of directors;

  •
  the grant to Mr. Meyers of a non-qualified stock option to purchase 5,499,402 shares of our common stock (which was equal to 2.0% of the fully diluted shares of all classes of our capital stock on October 2, 2013), or the Initial Meyers Option; and

  •
  upon closing of each new issuance of capital stock, including the closing of this offering and pursuant to convertible instruments, in-the-money options (other than option shares already included in the calculation of the Initial Meyers Option) and in-the-money warrants, but not including Excluded Securities, as defined above, we will grant to Mr. Meyers additional options such that, together with the Initial Meyers Option, Mr. Meyers' total shares subject to stock option awards will be equal to 2.0% of the total issued and outstanding shares of our capital stock (including convertible instruments and in-the-money options (other than option shares already included in the calculation of the Initial Meyers Option) and in-the-money warrants) on a fully diluted basis as of such closing date; such additional option awards will be granted only with respect to each such financing up to and including the closing of this offering and will vest on the same basis as the Initial Meyers Option.

Subject to Mr. Meyers' continued employment with us on each applicable vesting date, the Initial Meyers Option (and any subsequent option awards, as described above, and together with the Initial Meyers Option, the Meyers Options) will vest as follows: (i) 25.0% of the Meyers Options will vest on the earlier of: (A) the closing of this offering or (B) September 1, 2014 and (ii) the remaining Meyers Options will vest in equal monthly installments over a period of three years following the initial vesting date. The Meyers Options will become immediately vested and exercisable upon the occurrence of any of the following: (i) a Change in Control (as defined in our 2004 Equity Incentive Plan, except that the Original Issuance Exception of such definition shall be deemed to apply to original issuances of our voting capital stock which are approved by at least a majority of our board of directors), (ii) Mr. Meyers' death or permanent disability (as defined in the Meyers Employment Agreement), (iii) a termination by us without "cause" (as defined in the Meyers Employment Agreement) or (iv) a resignation by Mr. Meyers for "good reason" (as defined in the Meyers Employment Agreement).

Upon a termination of Mr. Meyers' employment by us without cause or a resignation by Mr. Meyers for good reason, Mr. Meyers is eligible to receive continuation of 1.4 times his monthly base salary for 12 months (to be increased to 18 months upon the closing of this offering), subject to his execution and delivery of a general release of claims.

Mr. Meyers is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, Mr. Meyers has executed a Confidentiality, Assignment of Inventions and Non-Competition Agreement which contains confidentiality, invention assignment covenants, and certain non-solicitation and non-competition covenants, which covenants are effective during his term of employment by us.

Lesley Russell

On August 12, 2013, we entered into an employment agreement with Lesley Russell, our Chief Operating Officer, or the Russell Employment Agreement. The principal terms of Dr. Russell's employment agreement are as follows:

  •
  base salary of $350,000 per year which shall be increased to $365,000 upon the closing of a Qualified Financing, as defined above;

  •
  annual performance bonus in an amount up to 40.0% of base salary based upon the achievement of certain performance goals established by our board of directors, plus any discretionary bonus that may be awarded to her by our board of directors or the compensation committee of our board of directors;

  •
  the grant to Dr. Russell of a non-qualified stock option to purchase 5,499,402 shares of our common stock (which was equal to 2.0% of the fully diluted shares of all classes of our capital stock on October 2, 2013), or the Initial Russell Option; and

  •
  upon closing of each new issuance of capital stock, including the closing of this offering and pursuant to convertible instruments, in-the-money options (other than option shares already included in the calculation of the Initial Russell Option) and in-the-money warrants, but not including Excluded Securities, as defined above, we will grant to Dr. Russell additional options such that, together with the Initial Russell Option, Dr. Russell's total shares subject to stock option awards will be equal to 2.0% of the total issued and outstanding shares of our capital stock (including convertible instruments and in-the-money options (other than option shares already included in the calculation of the Initial Russell Option) and in-the-money warrants) on a fully diluted basis as of such closing date; such additional option awards will be granted only with respect to each such financing up to and including the closing of this offering and will vest on the same basis as the Initial Russell Option.

Subject to Dr. Russell's continued employment with us on each applicable vesting date, the Initial Russell Option (and any subsequent option awards, as described above, and together with the Initial Russell Option, the Russell Options) will vest as follows: (i) 25.0% of the Russell Options will vest on the earlier of: (A) the closing of this offering or (B) September 1, 2014 and (ii) the remaining Russell Options will vest in equal monthly installments over a period of three years following the initial vesting date. The Russell Options will become immediately vested and exercisable upon the occurrence of any of the following: (i) a Change in Control (as defined in our 2004 Equity Incentive Plan, except that the Original Issuance Exception of such definition shall be deemed to apply to original issuances of our voting capital stock which are approved by at least a majority of our board of directors), (ii) Dr. Russell's death or permanent disability (as defined in the Russell Employment Agreement), (iii) a termination by us without "cause" (as defined in the Russell Employment Agreement) or (iv) a resignation by Dr. Russell for "good reason" (as defined in the Russell Employment Agreement).

Upon a termination of Dr. Russell's employment by us without cause or a resignation by Dr. Russell for good reason, Dr. Russell is eligible to receive continuation of 1.4 times her monthly base salary for 12 months (to be increased to 18 months upon the closing of this offering), subject to her execution and delivery of a general release of claims.

Dr. Russell is entitled to participate in all of our group welfare plans, subject to the terms and conditions applicable to such plans. Further, Dr. Russell has executed a Confidentiality, Assignment of Inventions and Non-Competition Agreement which contains confidentiality, invention assignment covenants, and certain non-solicitation and non-competition covenants effective during her term of employment by us.

Potential Payments Upon a Termination or Change in Control

As discussed under the caption "Employment Agreements" above, we have agreements with our named executive officers, as well as Messrs. Buchi and Meyers and Dr. Russell, pursuant to which they will receive severance payments upon certain termination events. The information below describes and quantifies certain compensation that would be available under our existing plans and arrangements if (i) the named executive officer was terminated as of December 31, 2012 or (ii) if a Change in Control, as defined herein, occurred on December 31, 2012 and the named executive officer had been subsequently terminated on the same date.

Acceleration of Equity Awards

Pursuant to the terms of each named executive officer's restricted stock agreements and employment agreements, in the event of a Change in Control (as such term is defined in our 2004 Equity Incentive Plan, except that the Original Issuance Exception of such definition shall be deemed to apply to original issuances of our voting capital stock which are approved by at least a majority of our board of directors) that occurs during any time prior to such named executive officer's termination of employment with us, all or a portion of the executive's then unvested restricted stock shall fully vest. See "– Equity Benefit Plans – 2004 and 2013 Equity Incentive Plan – Change in Control" in this prospectus for a summary of the definition of a Change in Control under the 2004 Equity Incentive Plan.

In connection with Mr. Gill's Transition Agreement, all of his unvested restricted shares became fully vested.

With respect to Dr. Weng's restricted stock grant of 1,500,000 shares made on November 23, 2010, upon a Change in Control all unvested shares will fully vest. With respect to Dr. Weng's restricted stock grant of 1.0 million shares made on April 8, 2010, upon a Change in Control 50.0% of the then unvested shares will become vested, with the remaining shares becoming vested on the first anniversary of the Change in Control, or upon Dr. Weng's termination of employment, if earlier.

With respect to Mr. Begley's restricted stock grant of 2,400,000 shares made on August 14, 2012, upon a Change in Control all unvested shares will fully vest. With respect to Mr. Begley's restricted stock grant of 800,000 shares made on April 25, 2012, all unvested shares will become fully vested on the first anniversary of the Change in Control, or upon Mr. Begley's termination of employment by us without cause, if earlier.

Potential Payments

The table below summarizes the payments and benefits that each of our named executive officers would have been entitled to receive if his last day of employment with us had been December 31, 2012.

Name	Cash Severance Payment ($)		Accelerated Stock Vesting ($)		Total ($)
John Gill(1)
Voluntary termination for good reason or involuntary termination without cause	412,638	(2)	–		412,638
No termination following a change in control	–		106,661	(3)	106,661
Voluntary termination for good reason or involuntary termination without cause following a change in control	412,638	(2)	111,273	(4)	523,911
Death	–		111,273	(4)	111,273
Permanent disability	–		–		–
David Weng
Voluntary termination for good reason or involuntary termination without cause	170,625	(2)	–		170,625
No termination following a change in control	–		60,938	(3)	60,938
Voluntary termination for good reason or involuntary termination without cause following a change in control	170,625	(2)	68,438	(4)	239,063
Death	–		68,438	(4)	68,438
Permanent disability	–		–		–
C. Glenn Begley
Involuntary termination without cause	108,417	(2)	–		108,417
No termination following a change in control	–		162,000	(3)	162,000
Involuntary termination without cause following a change in control	108,417	(2)	198,000	(4)	306,417
Death	–		162,000	(3)	162,000
Permanent disability	–		–		–

(1)
Mr. Gill's employment with us ceased August 12, 2013. The amounts reflected in the table above and described in the following footnotes reflect amounts payable to Mr. Gill had his employment ceased on December 31, 2012. For a description of the amounts payable to Mr. Gill in connection with his termination of employment, refer to the section "Employment Agreements" above.

(2)
This amount represents, in the case of Mr. Gill, 12 months of base salary, and in the case of Messrs. Weng and Begley, six months of base salary, each at the rate in effect immediately prior to the executive's termination of employment.

(3)
This represents the value of the previously unvested restricted shares using the independent valuation of $0.09 per share as of December 31, 2012. For Mr. Gill, this represents the vesting of 1,133,877 previously unvested shares subject to his November 23, 2010 restricted stock grant, and one-half of the 102,488 shares previously unvested shares subject to his March 31, 2007 restricted stock grant. For Dr. Weng, this represents the vesting of 593,750 previously unvested shares subject to his November 23, 2010 restricted stock grant, and one-half of the 166,676 shares previously unvested shares subject to his April 8, 2010 restricted stock grant. For Mr. Begley, this represents the vesting of 1,799,997 previously unvested shares subject to his August 14, 2012 restricted stock grant.

(4)
This represents the value of the previously unvested restricted shares using the independent valuation of $0.09 per share as of December 31, 2012. For Mr. Gill, this represents the full vesting of 1,236,365 previously unvested shares subject to his March 31, 2007 and November 23, 2010 restricted stock grants. For Dr. Weng, this represents the full vesting of 760,426 previously unvested shares subject to his April 8, 2010 and November 23, 2010 restricted stock grants. For Mr. Begley, this represents the full vesting of 2,199,997 previously unvested shares subject to his April 25, 2012 and August 14, 2012 restricted stock grants.

With respect to Messrs. Buchi and Meyers and Dr. Russell, see "– Employment Agreements" above for a discussion of the benefits to which each would be entitled in the event that their employment is terminated for any reason other than for cause, death, or disability, or if they resign for good reason.

Risk Considerations in Our Compensation Program

Our board of directors is evaluating the philosophy and standards on which our compensation plans will be implemented. It is our belief that our compensation programs do not, and in the future will not, encourage inappropriate actions or risk taking by our executive officers. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on us. In addition, we do not believe that the mix and design of the components of our executive compensation program will encourage management to assume excessive risks. We believe that our current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2012. Dollar values are based on the independent valuation of our common stock of $0.09 per share as of December 31, 2012.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
John Gill	102,488	(1)	9,224
	1,113,877	(2)	102,049
David Weng	166,676	(3)	15,001
	593,750	(4)	53,438
C. Glenn Begley	1,799,997	(5)	162,000
	400,000	(6)	36,000

(1)
These restricted shares vest monthly in substantially equal installments over four years commencing January 1, 2010.

(2)
Approximately 2.22% of these restricted shares vest monthly in substantially equal installments over 45 months commencing November 26, 2010; 1,133,855 shares subject to this award were vested upon grant.

(3)
Approximately 2.78% of these restricted shares vest monthly in substantially equal installments over 36 months commencing September 1, 2010; 250,000 shares subject to this award vested on August 1, 2010.

(4)
Approximately 2.22% of these restricted shares vest monthly in substantially equal installments over 45 months commencing November 26, 2010; 93,750 shares subject to this award were vested upon grant.

(5)
Approximately 3.23% of these restricted shares vest monthly in substantially equal installments over 31 months commencing September 1, 2012; 333,335 of the shares subject to this award vested on August 31, 2012.

(6)
These restricted shares vested on February 1, 2013.

Equity Benefit Plans

2004 and 2013 Equity Incentive Plan

Our board of directors adopted our 2004 Equity Incentive Plan in 2004 for the purpose of attracting key employees, directors and consultants, inducing them to remain with us and encouraging them to increase their efforts to make our business more successful. Our 2004 Equity Incentive Plan provides for the grant of stock options and restricted stock to our employees, directors and consultants. As of September 30, 2013, 35,315,057 shares of common stock were reserved for issuance pursuant to our 2004 Equity Incentive Plan, subject to adjustment as set forth in the plan, of which 1,487,452 shares were available for future grant. In October 2013, our board of directors approved the reservation of an additional 31,411,532 shares of common stock for issuance under our 2004 Equity Incentive Plan, to accommodate grants of non-qualified stock options to new members of our executive management, our former President and Chief Executive Officer and other employees and consultants. Following the adoption of the 2013 Equity Incentive Plan, we may not make any further grants under the 2004 Equity Incentive Plan, but all outstanding awards under the 2004 Equity Incentive Plan will continue to vest and be exercisable in accordance with their original terms.

In connection with this offering, we expect to adopt, and our stockholders to approve, our 2013 Equity Incentive Plan. The 2013 Equity Incentive Plan is expected to provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, or RSUs, and performance awards. Our directors, officers and consultants will be eligible for grants under the 2013 Equity Incentive Plan. The purpose of the 2013 Equity Incentive Plan will be to provide incentives that attract, retain and motivate high-performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company. This summary may not include all of the provisions of the 2013 Equity Incentive Plan. For further information about the 2013 Equity Incentive Plan, we refer you to the complete copy of the form of the 2013 Equity Incentive Plan, which we intend to file as an exhibit to the registration statement of which this prospectus forms a part.

Administration.    The 2013 Equity Incentive Plan will be administered by a committee designated by our board of directors. The committee's powers will include: (i) determining the form, amount and other terms and conditions of awards; (ii) construing or interpreting any provision of the 2013 Equity Incentive Plan or any award agreement; (iii) amending the terms of outstanding awards; and (iv) adopting such rules, guidelines and practices for administering the 2013 Equity Incentive Plan as it deems advisable. The committee will have full authority to administer and interpret the 2013 Equity Incentive Plan, to grant discretionary awards under the 2013 Equity Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Equity Incentive Plan and the awards thereunder as the committee deems necessary or desirable and to delegate authority under the 2013 Equity Incentive Plan to our executive officers.

Available shares.    Initially, the aggregate number of shares of our common stock that may be issued pursuant to awards under the 2013 Equity Incentive Plan is the sum of (1)             shares, plus (2) the number of shares reserved for issuance under our 2004 Equity Incentive Plan at the time our 2013 Equity Incentive Plan becomes effective, plus (3) any shares subject to stock options or restricted stock awards granted under our 2004 Equity Incentive Plan that would have otherwise returned to our 2004 plan (such as upon the expiration or termination of a stock option award prior to vesting).

All shares subject to the 2013 Equity Incentive Plan may be issued upon the exercise of incentive stock options. No person may be granted in a calendar year a performance stock award covering more than            shares. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1.0 million limitation on the income tax deductibility by us of compensation paid to any covered executive officer imposed by Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the Code.

The number of shares available for issuance under the 2013 Equity Incentive Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we will make equitable adjustments to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the 2013 Equity Incentive Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2013 Equity Incentive Plan.

Eligibility for participation.    Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates will be eligible to receive awards under the 2013 Equity Incentive Plan.

Award agreements.    Awards granted under the 2013 Equity Incentive Plan will be evidenced by award agreements, which need not be identical, and that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change in control or conditions regarding the participant's employment, as determined by the committee.

Stock options.    The committee may grant nonqualified stock options to any individuals eligible to participate in the 2013 Equity Incentive Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The committee will determine: (i) the number of shares of our common stock subject to each option; (ii) the term of each option, which may not exceed ten years, or five years in the case of an incentive stock option granted to a 10.0% or greater stockholder; (iii) the exercise price; (iv) the vesting schedule, if any and (v) the other material terms of each option. No incentive stock option or nonqualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant or, in the case of an incentive stock option granted to a 10.0% or greater stockholder, 110.0% of such share's fair market value. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the committee at the time of grant and the exercisability of such options may be accelerated by the committee.

Stock appreciation rights.    The committee may grant stock appreciation rights, or SARs, representing the right to receive a payment in shares of our common stock or cash, as determined by the committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The term of each SAR may not exceed ten years. The exercise price per share covered by a SAR will be the fair market value of our common stock on the date of grant.

Restricted stock.    The committee may award shares of restricted stock. Except as otherwise provided by the committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock agreement. The committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse. If the grant of restricted stock or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

RSUs.    RSUs are granted in reference to a specified number of shares of common stock and entitle the holder to receive, on achievement of specific performance goals, after a period of continued service or any combination of the above as set forth in the applicable award agreement, one share of common stock for each such share of common stock covered by the RSU. The board may, in its discretion, accelerate the vesting of RSUs. If the grant of RSUs or the lapse of the relevant restrictions is based on the attainment of performance goals, the committee will establish for each recipient the applicable performance goals, formulae or standards and the applicable vesting percentages with reference to the attainment of such goals or satisfaction of such formulae or standards while the outcome of the performance goals are substantially uncertain. Such performance goals may incorporate provisions for disregarding, or adjusting for, changes in accounting methods, corporate transactions, including, without limitation, dispositions and acquisitions, and other similar events or circumstances. Section 162(m) of the Code requires that performance awards be based upon objective performance measures. The performance goals for performance-based restricted stock will be based on one or more of the objective criteria discussed in general below.

Performance awards.    The committee may grant a performance award to a participant payable upon the attainment of specific performance goals. The committee may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. Based on service, performance or other factors or criteria, the committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance goals.    The committee may grant awards of restricted stock, performance awards, and RSUs that are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the committee. These performance goals may be based upon one or more of the following measures selected by the committee: (1) the attainment of certain target levels of, or a specified increase in, operational cash flow; (2) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other specified offsets; (3) appreciation in and/or maintenance of certain target levels in the fair market value of our common stock; (4) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or rate of increase in all or a portion of specified expenses; and (5) individual objectives; and any combination of the foregoing.

To the extent permitted by law, the committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as (i) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (ii) an event either not directly related to our operations or not within the reasonable control of management or (iii) a change in tax law or accounting standards required by GAAP. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in control.    In connection with a change in control, as will be defined in the 2013 Equity Incentive Plan, the committee may, on a participant-by-participant basis (i) cause any outstanding awards to become vested and immediately exercisable, in whole or in part; (ii) cause any outstanding option to become fully vested and immediately exercisable for a reasonable period in advance of the change in control and, to the extent not exercised prior to that change in control, cancel that option upon closing of the change in control; (iii) cancel any unvested award or unvested portion thereof, with or without consideration; (iv) cancel any award in exchange for a substitute award; (v) redeem any RSU for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted share on the date of the change in control; (vi) cancel any option in exchange for cash and/or other substitute consideration with a value equal to: (A) the number of shares subject to that option, multiplied by (B) the difference, if any, between the fair market value per share on the date of the change in control and the exercise price of that option; provided that if the fair market value per share on the date of the change in control does not exceed the exercise price of any such option, the committee may cancel that option without any payment of consideration; and/or (vii) take such other action as the committee determines to be reasonable under the circumstances; provided that the committee may only use discretion to the extent permitted under Section 409A of the Code.

Under our 2004 Equity Incentive Plan, a Change in Control means the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date our stockholders (or the board of directors, if stockholder action is not required) approve a plan or other arrangement pursuant to which we will be dissolved or liquidated; (ii) the date our stockholders (or the board of directors, if stockholder action is not required) approve a definitive agreement to sell or otherwise dispose of all or substantially all of our assets; (iii) the date our stockholders (or the board of directors, if stockholder action is not required) and the stockholders of the other constituent corporations (or their respective boards of directors, if and to the extent that stockholder action is not required) have approved a definitive agreement to merge or consolidate us with or into another corporation, other than, in either case, a merger or consolidation in which our stockholders immediately prior to the merger or consolidation will have at least 50.0% of the ownership of voting capital stock of the surviving corporation immediately after the merger or consolidation (on a fully diluted basis), which voting capital stock is to be held in the same proportion (on a fully diluted basis) as such holders' ownership of our voting capital stock immediately before the merger or consolidation; (iv) the date any entity, Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than (A) us, or (B) any of our subsidiaries, or (C) any of the holders of our capital stock, as determined on the date that the 2004 plan was adopted by the board of directors, or (D) any employee benefit plan (or related trust) sponsored or maintained by us or any of our subsidiaries or (E) any affiliate (as such term is defined in Rule 405 promulgated under the Securities Act) of any of the foregoing, shall have acquired beneficial ownership of, or shall have acquired voting control over more than 50.0% of our outstanding shares of voting capital stock (on a fully diluted basis), unless the transaction pursuant to which such person, entity or group acquired such beneficial ownership or control resulted from the original issuance by us of shares of our voting capital stock and was approved by at least a majority of our board of directors who shall have been either members of the board of directors on the date that the 2004 plan was adopted by the board of directors or members of the board of directors for at least 12 months prior to the date of such approval (the "Original Issuance Exception"); provided, however, that on and after the date our shares become publicly traded, the Original Issuance Exception shall not apply to any entity, person or group identified in subsections (C) or (E) above; (v) a change in the composition of the board of directors such that a majority of the board of directors shall have been members of the board of directors for less than 12 months, unless the nomination for election of each new director who was not a director at the beginning of such 12-month period was approved by a vote of at least 60.0% of the directors then still in office who were directors at the beginning of such period; or (vi) the date upon which the board of directors determines (in its sole discretion) that based on then current available information, the events described in clause (iv) are reasonably likely to occur.

Under the 2013 Equity Incentive Plan, a Change in Control means the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events: (i) any person or group acquires (in one or more transactions) beneficial ownership of our stock possessing 50.0% or more of the total power to vote for the election of our board of directors; (ii) a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board of directors prior to the date of the appointment or election; (iii) a merger or consolidation with another corporation where our shareholders immediately prior to such transaction will not beneficially own stock possessing 50.0% or more of the total power to vote for the election of the surviving corporation's board of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) immediately after such transaction; (iv) any person or group acquires all or substantially all of our assets; (v) we complete a full liquidation or dissolution; or (vi) our stockholders accept a share exchange, whereby stockholders immediately before such exchange do not (or will not) directly or indirectly own more than 50.0% of the combined voting power of the surviving entity immediately following such exchange in substantially the same proportion as their ownership immediately before such exchange.

Stockholder rights.    Except as otherwise provided in the applicable award agreement, and with respect to an award of restricted stock, a participant will have no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

Amendment and termination.    Notwithstanding any other provision of the 2013 Equity Incentive Plan, our board of directors may at any time amend any or all of the provisions of the 2013 Equity Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the 2013 Equity Incentive Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant.

Transferability.    Awards granted under the 2013 Equity Incentive Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the committee may provide for the transferability of nonqualified stock options at the time of grant or thereafter to certain family members.

Repricing.    The committee may not, without obtaining prior approval of our stockholders: (i) implement any cancellation/re-grant program pursuant to which outstanding options under the 2013 Equity Incentive Plan are cancelled and new options are granted in replacement with a lower exercise per share, (ii) cancel outstanding options under the 2013 Equity Incentive Plan with exercise per share in excess of the then current fair market value per share for consideration payable in our equity securities or (iii) otherwise directly reduce the exercise price in effect for outstanding options under the 2013 Equity Incentive Plan.

Effective date.    We expect that the 2013 Equity Incentive Plan will be adopted and become effective in connection with the completion of this offering.

Non-Equity Incentive Compensation

TetraLogic Pharmaceuticals Corporation Performance Bonus Plan

In connection with this offering we intend to adopt the TetraLogic Pharmaceuticals Corporation Performance Bonus Plan, or the Performance Bonus Plan, effective prior to the closing of the offering. The Performance Bonus Plan will be administered by the compensation committee. The purpose of the Performance Bonus Plan is to benefit and advance our interests, by rewarding selected employees of ours and our affiliates for their contributions to our financial success and thereby motivate them to continue to make such contributions in the future by granting performance-based awards that are fully tax deductible to us. A summary of the material terms of such plan is described below.

Background.    Section 162(m) of the Code disallows a deduction to us for any compensation paid to certain named executive officers in excess of $1.0 million per year, subject to certain exceptions. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the compensation committee that the performance goals for the payment of such compensation have been achieved.

The board believes that it is in our best interests and those of our stockholders to enhance our ability to attract and retain qualified personnel through performance based incentive, while at the same time obtaining the highest level of deductibility of compensation paid to employees.

Administration.    Subject to the other provisions of the Performance Bonus Plan, the compensation committee has the authority to administer, interpret and apply the Performance Bonus Plan, including the authority to select the employees (including employees who are directors) to participate in the Performance Bonus Plan, to establish the performance goals, to determine the amount of incentive compensation bonus payable to any participant, to determine the terms and conditions of any such incentive opportunity; to make all determinations and take all other actions necessary or appropriate for proper administration and operation of the Performance Bonus Plan and to establish and amend rules and regulations relating to the Performance Bonus Plan.

The compensation committee may also delegate to one or more of our executive officers the authority to administer the Performance Bonus Plan with respect to any participants who are not subject to Section 162(m) of the Code.

Eligibility.    The named executive officers and such other of our employees as selected by the compensation committee are eligible to participate in the Performance Bonus Plan. The maximum amount of the incentive compensation bonuses payable to any participant under the Performance Bonus Plan in, or in respect of, any single fiscal year shall not exceed $             million. All incentive compensation bonuses paid pursuant to the Performance Bonus Plan will be paid in cash.

Bonus Opportunity and Performance Goals.    Bonuses may be payable to a participant as a result of the satisfaction of performance goals in respect of any performance period determined by the compensation committee; provided that, to the extent a participant would be subject to Section 162(m) of the Code, the performance goals will be set in accordance with the regulations under Section 162(m) of the Code. Performance goals, which may vary among and between participants, may include objectives stated with respect to us, an affiliated company or a business unit and such objectives are limited to one or more of the following: (1) the attainment of certain target levels of, or a specified increase in, operational cash flow; (2) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, our bank debt or other long-term or short-term public or private debt or other similar financial obligations, which may be calculated net of such cash balances and/or other specified offsets; (3) appreciation in and/or maintenance of certain target levels in the fair market value of our common stock; (4) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level of or rate of increase in all or a portion of specified expenses; (5) individual objectives; and (6) any combination of the foregoing.

The compensation committee shall provide a threshold level of performance below which no incentive compensation bonus will be paid, as well as a maximum level of performance above which no additional incentive compensation bonus will be paid. It also may provide for the payment of differing amounts for different levels of performance, determined with regard either to a fixed monetary amount or a percentage of the participant's base salary. The compensation committee shall make such adjustments, to the extent it deems appropriate, to established performance goals and performance thresholds to compensate for, or to reflect, any material changes which may have occurred due to an Extraordinary Event (as defined below); provided, however, that no such adjustment may be made unless such adjustment would be permissible under Section 162(m) of the Code. Accordingly, an Extraordinary Event under the Performance Bonus Plan is defined as follows:

  •
  material changes in accounting practices, tax laws, other laws or regulations;

  •
  material changes in our financial structure;

  •
  an acquisition or disposition of one of our subsidiaries or divisions; or

  •
  unusual circumstances outside of our management's control which, in the sole judgment of the compensation committee, alters or affects (i) the computation of such established performance goals and performance thresholds, (ii) our performance or (iii) the performance of a relevant subsidiary or division.

As soon as practicable after the end of each performance period, but before any incentive compensation bonuses are paid to the participants under the Performance Bonus Plan, the compensation committee will certify in writing (i) whether the performance goal(s) were attained and (ii) the amount of the incentive compensation bonus payable to each participant based upon the attainment of such specified performance goals. The compensation committee also may reduce, eliminate, or, with respect only to participants who are not subject to Section 162(m) of the Code, increase the amount of any incentive compensation bonus of any participant at any time prior to payment thereof, based on such criteria as the compensation committee shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the compensation committee. Under no circumstances, however, may the compensation committee, with respect solely to a participant who is subject to Section 162(m) of the Code, (a) increase the amount of the incentive compensation otherwise payable to such participant beyond the amount originally established by the compensation committee, (b) waive the attainment of the performance goals established and applicable to such participant's incentive compensation or (c) otherwise exercise its discretion so as to cause any incentive compensation bonus payable to such participant to not qualify as "performance-based compensation" under Section 162(m) of the Code.

All amounts due under the Performance Bonus Plan shall be paid within 2 1/2 months of the end of the year in which such incentive compensation is no longer subject to a risk of forfeiture. The board, without the consent of any participant, may amend or terminate the Performance Bonus Plan at any time. However, no amendment that would require the consent of the stockholders pursuant to Section 162(m) of the Code shall be effective without such consent.

Retirement Benefits

We maintain a Section 401(k) retirement plan for all employees who are 21 years of age or older. Employees can contribute up to 90.0% of their eligible pay, subject to maximum amounts allowed under law. We may make discretionary profit sharing contributions, which vest over a period of four years from each employee's commencement of employment with us. We did not make any discretionary contributions in our 2012 fiscal year.

Compensation of Directors

During 2012, we did not pay any cash compensation to our directors. Our board of directors has not adopted a formal non-employee director compensation policy. All of our directors are eligible to receive awards under the 2004 Equity Incentive Plan, provided that non-employee directors may not receive incentive stock options. Only Dr. Pecora has received a stock option award, pursuant to which he has an option to purchase 400,000 shares of our common stock at an exercise price of $0.09 per share. One quarter of this option vested on the grant date and the remainder vests in equal monthly installments over 36 months commencing March 1, 2013, subject to Dr. Pecora's continuing to perform advisory services for us.

Certain Relationships and Related Party Transactions

The following is a description of transactions since January 1, 2010, to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, executive officers or to our knowledge, beneficial owners of more than 5.0% of our capital stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than employment, compensation, termination and change in control arrangements with our named executive officers, which are described under "Executive and Director Compensation." We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions with unrelated third parties.

After consummation of this offering, our audit committee will be responsible for the review, approval and ratification of related person transactions. The audit committee will review these transactions under our Code of Conduct, which will govern conflicts of interests, among other matters, and will be applicable to our employees, officers and directors. See "Management – Audit Committee" for additional information regarding related-party transactions.

Preferred Stock, Convertible Promissory Note and Warrant Issuances

Issuance of Series C and C-1 convertible preferred stock

In 2010, we issued and sold an aggregate of 95,143,072 shares of our series C convertible preferred stock at a purchase price per share of $0.3766 per share, for an aggregate purchase price of approximately $35.8 million, including approximately $4.4 million aggregate principal amount in conversion of previously outstanding convertible notes. As part of our series C convertible preferred stock financing, in January 2011 we issued and sold an additional 3,550,265 shares, for an aggregate purchase price of approximately $1.3 million. The table below sets forth the purchases of our series C convertible preferred stock by persons who hold more than 5.0% our outstanding capital stock and entities affiliated with our directors:

Stockholders	Series C Preferred Shares Held	Aggregate Investment
HealthCare Ventures VII, L.P.(1)	8,603,477	$3,240,069
Novitas Capital III, L.P.(2)	7,266,493	$2,736,561
Quaker BioVentures, L.P. and affiliates(3)	6,968,137	$2,624,200
Latterell Venture Partners and affiliates(4)	4,153,293	$1,564,130
Pecora & Co., LLC(5)	272,935	$102,787
Clarus Life Sciences II, LP(6)	39,830,056	$14,999,999
Hatteras Venture Partners III, LP and affiliates(7)	13,276,686	$5,000,000
Pfizer Inc.	13,276,686	$5,000,000

(1)
Douglas E. Onsi, a member of our board of directors, is Managing Director of HealthCare Ventures

(2)
Paul J. Schmitt, a member of our board of directors, is a partner at Novitas Capital III L.P.

(3)
Brenda Gavin, D.V.M., a member of our board of directors, is a partner of Quaker Partners Management L.P. In September 2013, these shares were converted into common stock.

(4)
James N. Woody, M.D., Ph.D., a member of our board of directors, is a member of LVP GP III, LLC.

(5)
Andrew Pecora, the Chairman of our board of directors, is the Chairman of Pecora & Co., LLC.

(6)
Michael Steinmetz, Ph.D., a member of our board of directors, is a Managing Director of Clarus Life Sciences II, LP.

(7)
Douglas Reed, M.D., a member of our board of directors, is a General Partner in Hatteras Venture Partners III, LP and Hatteras Venture Affiliates III, LP.

In May 2011, we issued and sold 9,957,515 shares of our series C-1 convertible preferred stock at a purchase price per share of $0.4519, for a purchase price of approximately $4.5 million to Nextech III Oncology, LPCI.

Convertible Promissory Notes and Warrants to Purchase Common Stock

In November 2012, April 2013 and October 2013, we issued unsecured convertible promissory notes to certain of our existing stockholders. The original aggregate principal amount of the notes was $5.0 million, $5.0 million and $6.2 million, respectively, for a combined total of $16.2 million. We also issued warrants to certain stockholders in the combined aggregate amount of approximately $4.9 million in connection with the convertible promissory notes. The promissory notes issued in each of November 2012 and April 2013 matured on July 1, 2013, at which time the aggregate principal amount and all accrued and unpaid interest thereon became due and payable; however, the notes were amended to extend their maturity date until April 1, 2014. The promissory notes issued in October 2013 mature on October 30, 2014. The promissory notes convert automatically upon the consummation of a "qualified financing," which includes this offering, and convert at the option of the holder upon the consummation of a "non-qualified financing," as such terms are defined therein. They also are convertible into series C convertible preferred stock, at the option of the holder, after 12 months from the issue date of the promissory notes. The warrants are exercisable for the same class of securities as the promissory notes convert into or, if the promissory notes are not converted prior to exercise, at the option of the holder, into either the series C convertible preferred stock or the stock issued in the first preferred stock financing completed after the date that is 12 months after the issuance date of each warrant. Upon the automatic conversion of all outstanding shares of the series of shares issuable upon exercise of the warrants, each warrant will become exercisable for that number of shares of our common stock into which the shares issuable upon exercise of such warrant would then be convertible pursuant to our certificate of incorporation in effect prior to such conversion.

The table below sets forth the aggregate principal amount of convertible promissory notes purchased by, and the number of shares of series C convertible preferred stock issuable to, our executive officers, directors and stockholders who hold more than 5.0% of any class of our voting securities and their affiliates.

	Aggregate Purchase Price of Tranche 1 Convertible Promissory Notes	Aggregate Purchase Price of Tranche 2 Convertible Promissory Notes	Aggregate Purchase Price of Tranche 3 Convertible Promissory Notes	Series C Convertible Preferred Stock Issuable Upon Optional Conversion of Promissory Notes(1)	Shares of Common Stock Issuable Upon Automatic Conversion of Warrants
HealthCare Ventures VII, L.P.	$384,186.62	$409,682.02	$1,013,604	4,922,502	1,460,145
Novitas Capital III, L.P.	$324,483.86	$346,017.26	$633,750	3,567,156	1,056,121
Quaker BioVentures, L.P. and affiliates	$311,160.83	–	–	887,084	–
Latterell Venture Partners and affiliates	$185,464.51	$197,772.30	$370,000	2,059,463	609,834
Clarus Life Sciences II, L.P.	$1,778,603.55	$1,896,635.27	$2,024,561	15,704,564	4,634,493
Pfizer Inc.	$592,867.88	$632,211.79	$676,000	5,237,899	1,545,744
NexTech III Oncology, LPCI	$444,650.93	$474,158.86	$474,158.86	3,841,219	1,133,147
Hatteras Venture Partners and affiliates	$592,867.88	$632,211.79	$632,212	5,121,627	1,510,861
Pecora & Co., LLC(2)	$12,187.86	$12,996.67	$14,145	108,344	31,974

(1)
Shares of series C convertible preferred stock indicated herein reflect the outstanding amount of principal and accrued and unpaid interest on each convertible promissory note as of October 30, 2013. Each convertible promissory note may be converted at the option of the holder on or after the date that is 12 months following the date of such note, provided such note has not been earlier converted or repaid. The conversion price is equal to $0.3766 per share.

(2)
Dr. Andrew Pecora, the Chairman of our board of directors, is the Chairman of Pecora & Co., LLC and has voting and investment power over such shares of our common stock held by Pecora & Co., LLC.

Agreements with Mr. Gill

We have entered into the Management Transition Agreement and the Consulting Agreement with Mr. Gill. For further information relating to these agreements, see "Executive and Director Compensation – Employment Agreements – John M. Gill" in this prospectus.

Participation in This Offering

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering.

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of October 1, 2013 by:

  •
  each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

  •
  each of the members of our board of directors;

  •
  each of our named executive officers; and

  •
  all of the members of our board of directors and executive officers as a group.

The percentage ownership information shown in the table is based upon 187,168,485 shares of common stock outstanding as of October 1, 2013 assuming the conversion of all of our outstanding shares of preferred stock into an aggregate of 147,779,664 shares of common stock immediately prior to consummation of this offering, but excluding common stock issuable upon the conversion and exercise of convertible notes and certain warrants, respectively, for which the number of shares to be issued is based on the initial public offering price of our common stock in this offering. The number of shares and percentage of shares beneficially owned after the offering gives effect to the issuance by us of shares of common stock in this offering. The percentage ownership information after this offering assumes no exercise of the underwriters' over-allotment option.

Each individual or entity shown in the table has furnished us with information with respect to beneficial ownership. We have determined beneficial ownership in accordance with the SEC's rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are either immediately exercisable or exercisable on or before November 30, 2013, which is 60 days after October 1, 2013. These shares are deemed to be outstanding and beneficially owned by the person holding those rights for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering. The following table does not reflect any potential purchases by these stockholders or their affiliated entities.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o TetraLogic Pharmaceuticals Corporation, 343 Phoenixville Pike, Malvern, PA 19355.

		Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
5% or greater stockholders:
HealthCare Ventures VII, L.P.(1) c/o HealthCare Ventures 47 Thorndike Street, Suite B1-1 Cambridge, MA 02141	27,689,056	14.79%		%
Novitas Capital(2) 435 Devon Park Drive, Suite 801 Wayne, PA 19087	15,186,049	8.11
Quaker BioVentures and associates(3) Cira Centre 2929 Arch Street Philadelphia, PA 19104-2868	15,590,770	8.33
Latterell Venture Partners and associates(4) One Embarcadero Center Suite 4050 San Francisco, CA 94111	10,774,473	5.76
Clarus Life Sciences II, LP(5) 101 Main Street, Suite 1210 Cambridge, MA 02142	39,830,056	21.28
Hatteras Venture Partners and associates(6) 280 S. Mangum St., Suite 350 Durham, NC 27701	13,276,686	7.09
Pfizer Inc.(7) c/o Pfizer Venture Investments 235 E. 42nd Street New York, NY 10017	13,276,686	7.09
NexTech III Oncology, LPCI(8) c/o Nextech Invest Ltd. Scheuchzerstrasse 35 8006 Zurich Switzerland	9,957,515	5.32%
Directors, Director Nominees and Named Executive Officers:
Andrew Pecora, M.D.(9)	1,124,602	*
David E. Weng	2,000,000	1.07
C. Glenn Begley	3,200,000	1.71
John M. Gill(10)	7,954,865	4.24
Brenda Gavin, D.V.M.	15,590,770	8.33
Douglas E. Onsi	27,689,056	14.79
Douglas Reed, M.D.	13,276,686	7.09
Paul J. Schmitt	15,186,049	8.11

			Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Before Offering	After Offering
Michael Steinmetz, Ph.D.	39,830,056		21.28
James N. Woody, M.D., Ph.D.	10,774,473		5.76
J. Kevin Buchi(11)	–	(12)	–
All current executive officers and directors as a group (14 persons)	137,430,724	(12)	72.65%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of: (a) 11,111,111 shares of common stock issuable upon conversion of shares of series A preferred stock held by HealthCare Ventures VII, L.P., (b) 7,453,704 shares of common stock issuable upon conversion of shares of series B preferred stock held by HealthCare Ventures VII, L.P. and (c) 8,603,477 shares of common stock issuable upon conversion of shares of series C preferred stock held by HealthCare Ventures VII, L.P. Mr. Onsi, a member of our board of directors, is Managing Director of HealthCare Ventures VII, L.P. and thereby has voting and investment power over such shares of our common stock owned by HealthCare Ventures VII, L.P. Mr. Onsi disclaims beneficial ownership of the shares of capital stock beneficially owned by HealthCare Ventures VII, L.P., except to the extent of his pecuniary interest therein.

(2)
Consists of: (a) 4,444,444 shares of common stock issuable upon conversion of shares of series A preferred stock held by Novitas Capital III L.P., (b) 3,055,556 shares of common stock issuable upon conversion of shares of series B preferred stock held by Novitas Capital III L.P. and (c) 7,266,493 shares of common stock issuable upon conversion of shares of series C preferred stock held by Novitas Capital III L.P. Mr. Schmitt, a member of our board of directors, is a partner at Novitas Capital III L.P. and thereby has voting and investment power over shares of our common stock owned by Novitas Capital III L.P. Mr. Schmitt disclaims beneficial ownership of shares beneficially owned by Novitas Capital III L.P., except to the extent of his pecuniary interest therein.

(3)
Consists of: (a) 7,638,478 shares of common stock held by Quaker BioVentures, L.P., (b) 2,983,819 shares of common stock held by BioAdvance Ventures, L.P. and (c) 4,679,173 shares of common stock held by Quaker BioVentures Tobacco Fund, L.P. Dr. Gavin, a member of our board of directors, is a partner of Quaker Partners Management L.P. and thereby shares voting and investment power with the other partners of Quaker Partners Management L.P. over such shares of our common stock held by Quaker BioVentures, L.P., BioAdvance Ventures, L.P. and Quaker BioVentures Tobacco Fund, L.P. Dr. Gavin disclaims beneficial ownership of shares beneficially owned by Quaker BioVentures, L.P., BioAdvance Ventures, L.P. and Quaker BioVentures Tobacco Fund, L.P., except to the extent of her pecuniary interest therein.

(4)
Consists of: (a) 6,029,286 shares of common stock issuable upon conversion of shares of series B preferred stock held by LVP Life Science Ventures III, L.P., or LVP III, (b) 3,863,530 shares of common stock issuable upon conversion of shares of series C preferred stock held by LVP III, (c) 301,464 shares of common stock issuable upon conversion of shares of series B preferred stock held by LVP III Associates, L.P., or Associates, (d) 193,176 shares of common stock issuable upon conversion of shares of series C preferred stock held by Associates, (e) 150,732 shares of common stock issuable upon conversion of shares of series B preferred stock held by LVP III Partners, L.P., or Partners, and (f) 96,587 shares of common stock issuable upon conversion of shares of series C preferred stock held by Partners. The reported securities are owned directly by each of LVP III, Associates and Partners. LVP GP III, LLC, or GP III, is the general partner of LVP III, Associates and Partners. Dr. Woody, a member of our board of directors, is a member of GP III and thereby shares voting and investment power over such shares held by LVP III, Associates and Partners. Dr. Woody disclaims beneficial ownership of shares beneficially owned by LVP III, Associates and Partners, except to the extent of his pecuniary interest therein.

(5)
Consists of 39,830,056 shares of common stock issuable upon conversion of shares of series C preferred stock held by Clarus Life Sciences II, LP. Dr. Steinmetz, a member of our board of directors, is a Managing Director of Clarus Life Sciences II, LP and thereby has voting and investment power over shares of our common stock owned by Clarus Life Sciences II, LP. Dr. Steinmetz disclaims beneficial ownership of shares beneficially owned by Clarus Life Sciences II, LP, except to the extent of his pecuniary interest therein.

(6)
Consists of: (a) 12,171,402 shares of common stock issuable upon conversion of shares of series C preferred stock held by Hatteras Venture Partners III, LP and (b) 1,105,284 shares of common stock issuable upon conversion of shares of series C preferred stock held by Hatteras Venture Affiliates III, LP. Dr. Reed, a member of our board of directors, is a General Partner in Hatteras Venture Partners III, LP and Hatteras Venture Affiliates III, LP, and thereby has voting and investment power over such shares of our common stock held by Hatteras Venture Partners III, LP and Hatteras Venture Affiliates III, LP. Mr. Reed disclaims beneficial ownership of shares beneficially owned by Hatteras Venture Partners III, LP and Hatteras Venture Affiliates III, LP except to the extent of his pecuniary interest therein.

(7)
Consists of 13,276,686 shares of common stock issuable upon conversion of shares of series C preferred stock held by Pfizer Inc. The percentage of shares beneficially owned after this offering would be    %, assuming the purchase of all of the shares that Pfizer Inc. has indicated an interest in purchasing in this offering.

(8)
Consists of 9,957,515 shares of common stock issuable upon conversion of shares of series C-1 preferred stock held by Nextech III Oncology, LPCI, or Nextech III. The general partner of Nextech III is Nextech III GP Ltd. Alfred Scheidegger, Rudolf Gygax and Roland Ruckstuhl are the managing members of Nextech III GP Ltd. and may be deemed to share voting and investment power over the shares held by Nextech III. Excludes 3,319,171 shares of common stock issuable upon conversion of shares of series C-1 preferred stock held by ONC Partners, L.P., or ONC Partners. Although

  ONC Partners and Nextech III have a common investment adviser, voting and investment decisions on behalf of ONC Partners are made by an unrelated general partner.

(9)
Includes: (a) 275,000 shares of restricted common stock, (b) 576,667 shares of common stock issuable upon the exercise of options within 60 days of October 1, 2013 and (c) 272,935 shares of common stock issuable upon conversion of shares of series C preferred stock held by Pecora & Co., LLC. Andrew Pecora is the Chairman of Pecora & Co., LLC and has voting and investment power over such shares of our common stock held by Pecora & Co., LLC. The percentage of shares beneficially owned after this offering would be        %, assuming the purchase of all of the shares that Dr. Pecora has indicated an interest in purchasing in this offering.

(10)
Includes: (a) 685,308 shares of common stock held by John M. Gill, (b) 6,500,000 shares of common stock held by the 2012 John M. Gill Irrevocable Trust, (c) 144,000 shares of common stock held by John M. Gill's daughter, Kathryn E. Gill and (d) 625,557 shares of common stock issuable in respect of options that are exercisable within 60 days of October 1, 2013.

(11)
The percentage of shares beneficially owned after this offering would be        %, assuming the purchase of all of the shares that Mr. Buchi has indicated an interest in purchasing in this offering.

(12)
Excludes the options granted to three current executive officers to purchase a total of 24,747,308 shares of common stock issuable in respect of options that are exercisable with 60 days of October 1, 2013 and additional options to purchase            shares of common stock to be granted following this offering pursuant to the terms of the employment agreements of three members of our management. See "Executive and Director Compensation–Employment Agreements" in this prospectus. The percentage of shares beneficially owned after this offering would be        %, assuming the purchase of all of the shares that some of our existing principal stockholders have indicated an interest in purchasing in this offering.

Description of Capital Stock

Upon consummation of this offering, our authorized capital stock will consist of            shares,            of which will be designated as common stock with a par value of $0.0001 per share and            of which will be designated as preferred stock with a par value of $0.0001 per share. As of September 30, 2013, there were 187,168,485 shares of common stock outstanding, held by 53 stockholders of record, and no shares of preferred stock outstanding, in each case after giving effect to the conversion of all outstanding preferred stock immediately prior to consummation of this offering.

The following is a summary of our capital stock upon consummation of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws to be in effect upon consummation of this offering, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, other than election of directors, which shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election of such director. In addition, the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to the classified board and director liability, amending our bylaws, removing directors without cause or changing the Court of Chancery of the State of Delaware from being the sole and exclusive forum for certain actions brought by our stockholders against us or our directors, officers or employees.

Dividends

Subject to the preferences that may be applicable to any outstanding preferred stock, holders of our common stock shall be entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for that purpose.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock shall be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

No Preemptive or Similar Rights

Our common stock shall not be entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Preferred Stock

Immediately prior to consummation of this offering, all outstanding shares of our preferred stock will be converted into an aggregate of 147,779,664 shares of common stock. Under our certificate of incorporation that will be in effect following consummation of this offering, our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock.

Warrants

In November 2012, April 2013 and October 2013, we issued to certain of our existing stockholders 10-year warrants to purchase our equity securities in the combined aggregate amount of approximately $4.9 million. The warrants are exercisable for (i) if the convertible notes issued contemporaneously with the warrants have converted automatically in connection with a "qualified financing," which includes this offering, or at the election of the holder in connection with a "non-qualified financing" prior to the 12-month anniversary of the warrant issue date, the equity securities issued by us in such financing, which would be shares of common stock upon the consummation of this offering, (ii) if the convertible notes issued contemporaneously with the warrants have not converted in a "qualified financing," which includes this offering, or "non-qualified financing" prior to the 12-month anniversary of the warrant issue date, into series C convertible preferred stock or the series of preferred stock issued by us in the first preferred stock financing completed after such anniversary, or (iii) in the event of a "liquidation," into series C convertible preferred stock or the equity security issued in any "non-qualified financing." Upon the automatic conversion of all outstanding shares of the series of shares issuable upon exercise of the warrants, each warrant will become exercisable for that number of shares of our common stock into which the shares issuable upon exercise of such warrant would then be convertible pursuant to our certificate of incorporation in effect prior to such conversion.

In November 2009 and March 2010, we issued 10-year warrants to purchase 586,003 and 703,207 shares, respectively, of our common stock at an exercise price of $0.05 per share to many of our existing preferred stockholders and two additional investors. These warrants were granted in connection with our issuances of convertible promissory notes, which have since been converted into series C convertible preferred stock.

In March and May 2006, we issued 10-year warrants to purchase an aggregate of 370,365 shares of our series B convertible preferred stock, as a "qualified financing," which includes this offering, under the applicable note and warrant purchase agreement at an exercise price of $0.45 per share to certain of our existing preferred stockholders. These warrants were granted in connection with our issuance of convertible promissory notes, which notes have since been converted into series B convertible preferred stock.

In December 2004 and May 2007, we issued 10-year warrants to purchase 12,500 and 33,333 shares of our common stock at an exercise price of $1.00 and $0.45 per share, respectively, to a former equipment lender. These warrants were granted in connection with our entering into an equipment loan facility and a subsequent amendment thereto.

Registration Rights

We are party to an investor rights agreement with certain holders of shares of our common and preferred stock. Under the investor rights agreement, certain holders of shares of our common stock will have registration rights and holders of our preferred stock will have registration rights with respect to the shares of common stock issuable upon conversion as further described below. After registration of these shares of common stock pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act. These holders may also be able to sell shares without registration pursuant to Rule 144 as described in this prospectus. See "Shares Eligible for Future Sale – Rule 144." If not otherwise exercised, the rights described below will expire five years after the closing of this offering.

Demand Registration Rights

Following this offering and subject to specified limitations set forth in the investor rights agreement, the holders of at least 40.0% of the then-outstanding registrable shares may, at any time, demand in writing that we register all or a portion of the registrable shares under the Securities Act if the total amount of registrable shares registered have an aggregate offering price of at least $15.0 million (after deductions for underwriters' discounts and expenses related to the issuance). We are not obligated to file a registration statement pursuant to this provision on more than two occasions.

In addition, subject to specified limitations set forth in the investor rights agreement, at any time after we become eligible to file a registration statement on Form S-3, holders of at least 40.0% of the registrable shares then outstanding may request that we register their registrable securities on Form S-3 for purposes of a public offering if the total amount of registrable shares registered have an aggregate offering price of at least $15.0 million (after deductions for underwriters' discounts and expenses related to the issuance). We are not obligated to file a registration statement pursuant to this provision on more than two occasions in any 12-month period.

Piggyback/Incidental Registration Rights (including in connection with this offering)

If, at any time, including pursuant to this offering, we propose to file a registration statement to register any of our securities under the Securities Act, either for our own account or for the account of any of our stockholders, other than pursuant to the demand registration rights described above, registrations relating solely to employee benefit plans or registrations relating solely to a Rule 145 transaction, the holders of our registrable securities are entitled to notice of registration and, subject to specified exceptions, we will be required upon the holder's request to use our best efforts to register their then-held registrable securities.

Other Provisions

The investor rights agreement provides that, in connection with this offering and upon our or the underwriters' request, holders of registrable securities will be subject to a "lock-up" provision prohibiting the sale or other disposition of the our securities without our or the underwriters written consent for up to 180 days.

We will pay all registration expenses, other than the underwriting discount, and the reasonable fees and expenses of a single special counsel for the selling stockholders, up to a maximum of $50,000, related to any demand or piggyback registration. The investor rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

Upon the consummation of this offering, we will be subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

  •
  at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a "business combination" to include:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

  •
  subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

  •
  the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws that will be in effect upon the consummation of this offering may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our certificate of incorporation and bylaws will:

  •
  permit our board of directors to issue up to 50.0 million shares of preferred stock, with any rights, preferences and privileges as it may designate;

  •
  provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder's notice;

  •
  divide our board of directors into three classes with staggered three-year terms;

  •
  provide that a director may be removed only for cause;

  •
  provide that the authorized number of directors may be changed only by the resolution of our board of directors;

  •
  provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons requested by a majority of the board of directors to call such meetings;

  •
  provide that the Court of Chancery of the State of Delaware is the exclusive forum in which we and our directors may be sued by our stockholders; and

  •
  provide that our certificate of incorporation and bylaws can only be amended to remove or revise the anti-takeover measures discussed above upon consent of 75% of the outstanding capital stock.

Listing on the NASDAQ Global Market

We have applied to list our common stock on the NASDAQ Global Market under the symbol "TLOG."

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. The transfer agent and registrar's address is 6201 15th Avenue, Brooklyn, NY 11219.

Shares Eligible for Future Sale

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

After consummation of this offering,            shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining            shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

  •
  restricted shares will be eligible for immediate sale upon consummation of this offering; and

  •
  restricted shares will be eligible for sale upon expiration of lock-up agreements 180 days after the date of this offering, subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144 and Rule 701.

Rule 144

In general, pursuant to Rule 144 under the Securities Act as in effect on the date of this prospectus, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at any time during the three months preceding a sale, and who has held their shares for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, provided current public information about us is available. In addition, under Rule 144, any person who is not an affiliate of ours at any time during the three months preceding a sale, and who has held their shares for at least one year, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon consummation of this offering without regard to whether current public information about us is available.

Beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours and who has beneficially owned restricted securities for at least six months, as measured by SEC rule, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of restricted shares within any three-month period that does not exceed the greater of:

  •
  1.0% of the number of shares of our common stock then outstanding; and

  •
  the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates are also subject to requirements regarding the manner of sale, notice to the SEC and the availability of current public information about us. Rule 144 also requires that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, certain holders of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Pursuant to Rule 701 under the Securities Act, which provides an exemption from registration for certain compensatory securities, shares of our common stock acquired outright, upon the exercise of currently outstanding options or pursuant to other rights granted under a written compensatory stock or option plan or other written agreement in compliance with Rule 701 may be resold, by:

  •
  persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner of sale provisions of Rule 144; and

  •
  our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of September 30, 2013, options to purchase a total of 12,990,254 shares of common stock were outstanding, of which 7,593,118 were vested, and 1,731,738 shares of restricted stock were outstanding. Of the total number of such restricted stock and options,            are subject to contractual lock-up agreements with the underwriters described in this prospectus under "Underwriting" and will become eligible for sale at the expiration of those agreements.

Lock-up Agreements

In connection with this offering, we, our officers and directors and certain of our stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of the lock-up agreement continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Oppenheimer & Co. Inc.

Following the lock-up periods set forth in the agreements described above, and assuming that Oppenheimer & Co. Inc. does not release any parties from these agreements and that there is no extension of the lock-up period, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Registration Rights

Upon consummation of this offering, the holders of            shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above, assuming the conversion of all of our outstanding convertible notes and warrants. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock – Registration Rights" in this prospectus.

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act as soon as practicable upon the effectiveness of the registration statement of which this prospectus forms a part to register the shares of our common stock that are issuable pursuant to our 2004 Equity Incentive Plan and our 2013 Equity Incentive Plan. The registration statements are expected to be filed and become effective as soon as practicable after the consummation of this offering. Accordingly, shares registered under the registration statements will be available for sale in the open market following their effective dates, subject to Rule 144 volume limitations and the lock-up arrangement described above, if applicable.

 Material U.S. Tax Considerations
for Non-U.S. Holders of our Common Stock

The following is a general discussion of material U.S. federal income and estate tax considerations relating to the ownership and disposition of our common stock by a non-U.S. holder. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or if the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

An individual may be treated as a resident instead of a nonresident of the U.S. in any calendar year for U.S. federal income tax purposes if the individual was present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending with the current calendar year. For purposes of this calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.

This discussion is based on current provisions of the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change could alter the tax consequences to non-U.S. holders described in this prospectus. In addition, the Internal Revenue Service, or the IRS, could challenge one or more of the tax consequences described in this prospectus.

We assume in this discussion that each non-U.S. holder holds shares of our common stock as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder's individual circumstances nor does it address any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  financial institutions;

  •
  brokers or dealers in securities;

  •
  regulated investment companies;

  •
  pension plans;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment; and

  •
  certain U.S. expatriates.

In addition, this discussion does not address the tax treatment of partnerships or persons who hold their common stock through partnerships or other entities that are pass-through entities for U.S. federal income tax purposes. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other pass-through entity, as applicable.

Prospective investors should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of our common stock.

Dividends

If we pay distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder's investment, up to such holder's tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described in this prospectus under the heading
"– Gain on Disposition of Common Stock." Any such distribution made after June 30, 2014 will also be subject to the discussion in this prospectus under the heading "– Withholding and Information Reporting Requirements – FATCA."

Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder's country of residence. If we determine, at a time reasonably close to the date of payment of a distribution on our common stock, that the distribution will not constitute a dividend because we do not anticipate having current or accumulated earnings and profits, we may elect not to withhold U.S. federal income tax from such distribution as permitted by U.S. Treasury Regulations.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the U.S., and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the U.S., are generally exempt from the 30.0% withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8 ECI (or successor form). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30.0% rate or such lower rate as may be specified by an applicable income tax treaty between the U.S. and such holder's country of residence.

A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the U.S. and such holder's country of residence generally will be required to provide a properly executed IRS Form W-8BEN (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of our common stock unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the U.S., and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S.; in these cases, the non-U.S. holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, and, if the non-U.S. holder is a foreign corporation, an additional branch profits tax at a rate of 30.0%, or a lower rate as may be specified by an applicable income tax treaty, may also apply;

  •
  the non-U.S. holder is an individual present in the U.S. for 183 days or more in the taxable year of the disposition and certain other requirements are met, in which case the non-U.S. holder will be subject to a 30.0% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

  •
  we are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder's holding period, if shorter) a "U.S. real property holding corporation" unless our common stock is regularly traded on an established securities market and the non-U.S. holder held no more than 5.0% of our outstanding common stock, directly or indirectly, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50.0% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above.

Information Reporting and Backup Withholding

The gross amount of the distributions on our common stock paid to each non-U.S. holder and the tax withheld, if any, with respect to such distributions must be reported annually to the IRS. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate, currently 28.0%, with respect to dividends on our common stock. Generally, a holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN (or other applicable Form W-8) or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above under the heading "Dividends," will generally be exempt from backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Withholding and Information Reporting Requirements – FATCA

The Foreign Account Tax Compliance Act enacted in 2010, or FATCA, will impose U.S. federal withholding tax of 30.0% on payments of dividends on, and gross proceeds from the sale or disposition of, our common stock if paid to a foreign entity unless (i) in the case of a foreign entity that is a "foreign financial institution" (as defined under FATCA), the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) in the case of a foreign entity that is not a foreign financial institution, the foreign entity identifies certain of its U.S. investors or (iii) the foreign entity is otherwise exempt under FATCA. Although this legislation is effective with respect to amounts paid after December 31, 2012, under applicable U.S. Treasury Regulations, withholding under FATCA will only apply (1) to payments of dividends on our common stock made after June 30, 2014 and (2) to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2016. Under certain circumstances, a non-U.S. holder maybe eligible for refunds or credits of such taxes.

Prospective investors should consult their own tax advisors regarding the possible impact of the FATCA rules on their investment in our common stock and on the entities through which they hold our common stock including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30.0% withholding tax under FATCA.

Federal Estate Tax

Common stock owned or treated as owned by an individual (including by reason of holding interests in certain entities) who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax or other treaty provides otherwise.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

Underwriting

Oppenheimer & Co. Inc., Guggenheim Securities, LLC and Needham & Company, LLC are acting as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of common stock set forth opposite the underwriter's name.

Underwriter	Number of Shares of Common Stock
Oppenheimer & Co. Inc.
Guggenheim Securities, LLC
Needham & Company, LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of common stock.

Shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all the shares of common stock are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

Certain of our existing investors, including affiliates of Pfizer Inc. and Amgen Inc., the Chairman of our Board of Directors, our President and Chief Executive Officer and our Chief Financial Officer, have indicated an interest in purchasing an aggregate of up to approximately $             million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares in this offering to any of these stockholders, and any of these stockholders may determine to purchase more, less or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering.

In addition, at our request, the underwriters reserved up to            shares for sale at the initial public offering price to persons who are directors, officers, employees or existing investors through a directed share program. The number of shares available for sale to the general public was reduced by the number of directed shares purchased by participants in the program. The underwriters will receive the same underwriting discount on the shares purchased pursuant to this program as they will on any other shares sold to the public in this offering. Except for our officers, directors and employees who have entered into lock-up agreements described below, each person buying shares through the directed share program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Oppenheimer & Co. Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock with respect to shares purchased in the program. For officers, directors and employees purchasing shares through the directed share program, the lock-up agreements described below will govern with respect to their purchases. Oppenheimer & Co. Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice.

Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

If the underwriters sell more shares of common stock than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option to cover over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of common stock approximately proportionate to that underwriter's initial purchase commitment. Any shares of common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock that are the subject of this offering.

We, our officers and directors and certain of our stockholders have agreed that, subject to specified limited exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Oppenheimer & Co. Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Oppenheimer & Co. Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. In the event that Oppenheimer & Co. Inc. releases any of the securities subject to a lock-up agreement between Oppenheimer & Co. Inc. and any of our executive officers or any holder of 5.0% or more of our issued and outstanding shares of common stock, Oppenheimer & Co. Inc. will also release a pro rata portion of the securities held by each of our other securityholders that is a party to a lock-up agreement with Oppenheimer & Co. Inc.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares of our common stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

We have applied to list our common stock on the NASDAQ Global Market under the symbol "TLOG."

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

Paid by TetraLogic Pharmaceuticals Corporation
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us will be $                        . We have also agreed to reimburse the underwriters for certain other expenses in an amount up to $              as set forth in the underwriting agreement.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases:

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering;

  •
  "Covered" short sales are sales of shares of common stock in an amount up to the number of shares represented by the underwriters' over-allotment option;

  •
  "Naked" short sales are sales of shares of common stock in an amount in excess of the number of shares represented by the underwriters' over-allotment option;

  •
  Covering transactions involve purchases of shares of common stock either pursuant to the underwriters' over-allotment option or in the open market in order to cover short positions;

  •
  To close a naked short position, the underwriters must purchase shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of common stock in the open market after pricing that could adversely affect investors who purchase in this offering;

  •
  To close a covered short position, the underwriters must purchase shares of common stock in the open market or must exercise the over-allotment option. In determining the source of shares of common stock to close the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option; and

  •
  Stabilizing transactions involve bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of common stock. They may also cause the price of the shares of common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Non-U.S. Investors

Belgium

The offering is exclusively conducted under applicable private placement exemptions and therefore it has not been and will not be notified to, and this prospectus or any other offering material relating to the shares has not been and will not be approved by, the Belgian Banking, Finance and Insurance Commission ("Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen"). Any representation to the contrary is unlawful.

Each underwriter has undertaken not to offer sell, resell, transfer or deliver directly or indirectly, any shares, or to take any steps relating/ancillary thereto, and not to distribute or publish this prospectus or any other material relating to the shares or to the offering in a manner which would be construed as: (a) a public offering under the Belgian Royal Decree of 7 July 1999 on the public character of financial transactions; or (b) an offering of shares to the public under Directive 2003/71/EC which triggers an obligation to publish a prospectus in Belgium. Any action contrary to these restrictions will cause the recipient and us to be in violation of the Belgian securities laws.

France

Neither this prospectus nor any other offering material relating to the shares has been submitted to the clearance procedures of the Autorité des marchés financiers in France. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be: (a) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (b) used in connection with any offer for subscription or sale of the shares to the public in France. Such offers, sales and distributions will be made in France only: (i) to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in and in accordance with Articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier; (ii) to investment services providers authorised to engage in portfolio management on behalf of third parties; or (iii) in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l'épargne). Such shares may be resold only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

United Kingdom/Germany/Norway/The Netherlands

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)
to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)
by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the lead manager for any such offer; or

(d)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us; and

(b)
it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Israel

In the State of Israel, the shares offered hereby may not be offered to any person or entity other than the following:

(a)
a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

(b)
a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

(c)
an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, (d) a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(d)
a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(e)
a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

(f)
a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

(g)
an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

(h)
a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

(i)
an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

(j)
an entity, other than an entity formed for the purpose of purchasing shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the shares offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of the shares offered hereby in Italy has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to Italian shares legislation and, accordingly, the shares offered hereby cannot be offered, sold or delivered in the Republic of Italy ("Italy") nor may any copy of this prospectus or any other document relating to the shares offered hereby be distributed in Italy other than to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July, 1998 as subsequently amended. Any offer, sale or delivery of the shares offered hereby or distribution of copies of this prospectus or any other document relating to the shares offered hereby in Italy must be made:

(a)
by an investment firm, bank or intermediary permitted to conduct such activities in Italy in accordance with Legislative Decree No. 58 of 24 February 1998 and Legislative Decree No. 385 of 1 September 1993, or the Banking Act;

(b)
in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy; and

(c)
in compliance with any other applicable laws and regulations and other possible requirements or limitations which may be imposed by Italian authorities.

Sweden

This prospectus has not been nor will it be registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this prospectus may not be made available, nor may the shares offered hereunder be marketed and offered for sale in Sweden, other than under circumstances which are deemed not to require a prospectus under the Financial Instruments Trading Act (1991: 980).

Switzerland

The shares offered pursuant to this prospectus will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to art. 652a or art. 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the shares being offered pursuant to this prospectus on the SWX Swiss Exchange or on any other regulated securities market, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the relevant listing rules. The shares being offered pursuant to this prospectus have not been registered with the Swiss Federal Banking Commission as foreign investment funds, and the investor protection afforded to acquirers of investment fund certificates does not extend to acquirers of the shares.

Investors are advised to contact their legal, financial or tax advisers to obtain an independent assessment of the financial and tax consequences of an investment in the shares.

 Legal Matters

The validity of the shares of common stock being offered by this prospectus, as well as certain legal matters relating to us, will be passed upon for us by Pepper Hamilton LLP. Certain legal matters relating to the offering will be passed upon for the underwriters by Cooley LLP, Reston, Virginia.

Experts

Our financial statements at December 31, 2011 and 2012, and for the years then ended and for the period from September 22, 2003 (date of inception) to December 31, 2012, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed as part of the registration statement. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of such statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at TetraLogic Pharmaceuticals Corporation, 343 Phoenixville Pike, Malvern, PA 19355, or by calling (610) 889-9900.

Upon consummation of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, and we will file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at http://www.tetralogicpharma.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The inclusion of our website address above and elsewhere in this prospectus is, in each case, intended to be an inactive textual reference only and not an active hyperlink to our website. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

Audited financial statements for the years ended December 31, 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012:

Report of Independent Registered Public Accounting Firm on financial statements as of and for the years ended December 31, 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012

F-2
Balance Sheets as of December 31, 2011 and December 31, 2012	F-3
Statements of Operations and Comprehensive Loss for the years ended December 31, 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012	F-4
Consolidated Statements of Convertible Preferred Stock and Stockholders' Equity (Deficit) for the period from September 22, 2003 (date of inception) to December 31, 2012	F-5
Statements of Cash Flows for the years ended December 31, 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012	F-8
Notes to Audited Financial Statements for the years ended December 31, 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012	F-9
Unaudited financial statements for the nine months ended September 30, 2012 and 2013 and for the period from September 22, 2003 (date of inception) to September 30, 2013:
Balance Sheets as of December 31, 2012 and September 30, 2013	F-34
Statements of Operations and Comprehensive Loss for the Nine Months Ended September 30, 2012 and 2013 and for the period from September 22, 2003 (date of inception) to September 30, 2013	F-35
Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2013 and for the period from September 22, 2003 (date of inception) to September 30, 2013	F-36
Notes to Unaudited Financial Statements for the Nine Months Ended September 30, 2012 and 2013 and for the period from September 22, 2003 (date of inception) to September 30, 2013	F-37

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of TetraLogic Pharmaceuticals Corporation

We have audited the accompanying balance sheets of TetraLogic Pharmaceuticals Corporation (A Development Stage Company) (the Company) as of December 31, 2011 and 2012, and the related statements of operations and comprehensive loss, convertible preferred stock and stockholders' equity (deficit), and cash flows for the years then ended and for the period from September 22, 2003 (date of inception) to December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TetraLogic Pharmaceuticals Corporation at December 31, 2011 and 2012, and the results of its operations and its cash flows for the years then ended, and for the period from September 22, 2003 (date of inception) to December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations since its inception and will require additional capital to fund planned operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/S/ ERNST & YOUNG LLP

Philadelphia, PA
September 16, 2013

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
BALANCE SHEETS

	December 31
	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$10,006,148	$4,511,889
Short-term investments	5,525,839	–
Prepaid expenses and other current assets	445,800	129,003
Restricted cash	20,000	20,000

Total current assets	15,997,787	4,660,892
Property and equipment, net	296,942	171,850
Other assets	54,126	54,126

Total assets	$16,348,855	$4,886,868

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$833,634	$1,145,120
Accrued expenses	2,463,369	1,609,769
Derivative liabilities	158,748	369,173
Other	33,962	–

Total current liabilities	3,489,713	3,124,062
Convertible notes payable, net	–	4,755,965
Other liabilities	35,336	30,036

Total liabilities	3,525,049	7,910,063
Commitments and contingencies (Note 9)
Series A convertible preferred stock, $0.0001 par value; 8,000,000 shares authorized, issued, and outstanding (liquidation preference of $8,000,000 at December 31, 2012)	7,847,860	7,847,860
Series B convertible preferred stock, $0.0001 par value; 33,703,699 shares authorized, 33,333,334 shares issued and outstanding (liquidation preference of $15,000,000 at December 31, 2012)	14,788,379	14,788,379
Series C convertible preferred stock, $0.0001 par value; 98,693,337 and 133,212,722 shares authorized at December 31, 2011 and 2012, respectively; 98,693,337 shares issued and outstanding at December 31, 2011 and 2012 (liquidation preference of $43,640,086 at December 31, 2012)	36,856,348	36,856,348
Series C-1 convertible preferred stock, $0.0001 par value; 13,276,686 shares authorized, issued and outstanding (liquidation preference of $6,776,905 at December 31, 2012)	5,919,616	5,919,616
Stockholders' equity (deficit):
Common stock, $0.0001 par value; 198,982,339 and 237,901,724 shares authorized, 23,194,064 and 22,995,220 shares issued and outstanding at December 31, 2011 and 2012, respectively	2,319	2,300
Additional paid-in capital	1,131,676	1,484,144
Deficit accumulated during the development stage	(53,722,392)	(69,921,842)

Total stockholders' equity (deficit)	(52,588,397)	(68,435,398)

Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$16,348,855	$4,886,868

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

				Period From September 22, 2003 (Inception) to December 31, 2012
	December 31
	2011	2012
Collaboration revenue	$–		$–	$13,060,783
Grant revenue	–		–	618,208
Expenses:
General and administrative	3,615,827		4,075,649	20,483,802
Research and development	15,253,522		12,096,278	63,752,304

Total expenses	18,869,349		16,171,927	84,236,106

Loss from operations	(18,869,349)		(16,171,927)	(70,557,115)
Change in fair value of derivative liabilities	(48,454)		43,136	(5,318)
Interest and other income	4,900		2,694	1,297,992
Interest expense	(6,753)		(73,353)	(657,401)

Net loss and comprehensive loss	(18,919,656)		(16,199,450)	(69,921,842)
Cumulative preferred stock dividends	(3,269,160)		(3,453,412)	(7,249,343)

Net loss attributable to common stockholders	$(22,188,816)		$(19,652,862)	$(77,171,185)

Per share information:
Net loss per share of common stock – basic and diluted	$(1.59)		$(1.19)

Basic and diluted weighted average shares outstanding	13,921,615		16,490,327

Pro forma net loss per share of common stock – basic and diluted (unaudited)		$

Pro forma basic and diluted weighted average shares outstanding (unaudited)

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

									Stockholders' Equity (Deficit)
	Convertible Preferred Stock
												Deficit Accumulated During the Development Stage
	Series A		Series B		Series C		Series C-1		Common Stock				Total Stockholders' Equity (Deficit)
											Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, September 22, 2003 (date of inception)	–	$–	–	$–	–	$–	–	$–	–	$–	$–	$–	$–
Issuance of common stock to founders – September 2003	–	–	–	–	–	–	–	–	2,864,000	286	(286)	–	–
Issuance of common stock for services – September 2003	–	–	–	–	–	–	–	–	80,000	8	792	–	800
Common stock issued for a license agreement – November 2003	–	–	–	–	–	–	–	–	256,000	26	2,534	–	2,560
Net loss	–	–	–	–	–	–	–	–	–	–	–	(303,252)	(303,252)

Balance, December 31, 2003	–	–	–	–	–	–	–	–	3,200,000	320	3,040	(303,252)	(299,892)
Issuance of Series A convertible preferred stock, net of offering costs – March 2004	7,489,250	7,337,110	–	–	–	–	–	–	–	–	–	–	–
Conversion of bridge loan and accrued interest to Series A convertible preferred stock – March 2004	510,750	510,750	–	–	–	–	–	–	–	–	–	–	–
Issuance of stock options to non-employees – May 2004	–	–	–	–	–	–	–	–	–	–	9,562	–	9,562
Issuance of restricted stock	–	–	–	–	–	–	–	–	1,120,000	112	(112)	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	25,621	–	25,621
Accretion of Series A convertible preferred stock accrued dividends	–	517,260	–	–	–	–	–	–	–	–	–	(517,260)	(517,260)
Accretion of Series A convertible preferred stock offering costs	–	25,357	–	–	–	–	–	–	–	–	(25,357)	–	(25,357)
Net loss	–	–	–	–	–	–	–	–	–	–	–	(2,735,018)	(2,735,018)

Balance, December 31, 2004	8,000,000	8,390,477	–	–	–	–	–	–	4,320,000	432	12,754	(3,555,530)	(3,542,344)
Issuance of stock options to non-employees – July 2005	–	–	–	–	–	–	–	–	–	–	8,567	–	8,567
Accretion of Series A convertible preferred stock accrued dividends	–	640,000	–	–	–	–	–	–	–	–	–	(640,000)	(640,000)
Accretion of Series A convertible preferred stock offering costs	–	30,428	–	–	–	–	–	–	–	–	(30,428)	–	(30,428)
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	15,603	–	15,603
Net loss	–	–	–	–	–	–	–	–	–	–	–	(4,450,803)	(4,450,803)

Balance, December 31, 2005	8,000,000	9,060,905	–	–	–	–	–	–	4,320,000	432	6,496	(8,646,333)	(8,639,405)
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	7,932	–	7,932
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	5,025	–	5,025
Issuance of restricted stock	–	–	–	–	–	–	–	–	1,105,000	111	(111)	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	21,605	–	21,605
Accretion of Series A convertible preferred stock accrued dividends	–	277,333	–	–	–	–	–	–	–	–	–	(277,333)	(277,333)

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

									Stockholders' Equity (Deficit)
	Convertible Preferred Stock
												Deficit Accumulated During the Development Stage
	Series A		Series B		Series C		Series C-1		Common Stock				Total Stockholders' Equity (Deficit)
											Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Accretion of Series A convertible preferred stock offering costs	–	13,186	–	–	–	–	–	–	–	–	(13,186)	–	(13,186)
Exercise of stock options	–	–	–	–	–	–	–	–	34,537	3	5,178	–	5,181
Issuance of common stock to a university – August 2006	–	–	–	–	–	–	–	–	25,000	3	1,247	–	1,250
Issuance of Series B convertible preferred stock, net of offering costs – June 2006	–	–	31,835,223	14,114,229	–	–	–	–	–	–	–	–	–
Conversion of bridge loans and accrued interest to Series B convertible preferred – June 2006	–	–	1,498,111	674,150	–	–	–	–	–	–	–	–	–
Elimination of accrued dividends upon issuance of Series B convertible preferred stock	–	(1,503,564)	–	–	–	–	–	–	–	–	68,971	1,434,593	1,503,564
Net loss	–	–	–	–	–	–	–	–	–	–	–	(4,578,959)	(4,578,959)

Balance, December 31, 2006	8,000,000	7,847,860	33,333,334	14,788,379	–	–	–	–	5,484,537	549	103,157	(12,068,032)	(11,964,326)
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	11,357	–	11,357
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	19,731	–	19,731
Issuance of warrants to a bank in connection with equipment loan	–	–	–	–	–	–	–	–	–	–	957	–	957
Issuance of restricted stock	–	–	–	–	–	–	–	–	4,380,945	438	(438)	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	108,195	–	108,195
Exercise of stock options	–	–	–	–	–	–	–	–	23,096	2	3,123	–	3,125
Net loss	–	–	–	–	–	–	–	–	–	–	–	(1,281,212)	(1,281,212)

Balance, December 31, 2007	8,000,000	7,847,860	33,333,334	14,788,379	–	–	–	–	9,888,578	989	246,082	(13,349,244)	(13,102,173)
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	16,888	–	16,888
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	26,154	–	26,154
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	57,500	–	57,500
Issuance of common stock to a university	–	–	–	–	–	–	–	–	25,000	2	1,249	–	1,251
Net loss	–	–	–	–	–	–	–	–	–	–	–	(110,556)	(110,556)

Balance, December 31, 2008	8,000,000	7,847,860	33,333,334	14,788,379	–	–	–	–	9,913,578	991	347,873	(13,459,800)	(13,110,936)
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	14,516	–	14,516
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	30,728	–	30,728
Beneficial conversion in connection with bridge loans	–	–	–	–	–	–	–	–	–	–	24,202	–	24,202
Issuance of restricted stock	–	–	–	–	–	–	–	–	850,000	85	(85)	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	69,167	–	69,167
Exercise of stock options	–	–	–	–	–	–	–	–	20,207	2	1,166	–	1,168
Net loss	–	–	–	–	–	–	–	–	–	–	–	(10,090,526)	(10,090,526)

Balance, December 31, 2009	8,000,000	7,847,860	33,333,334	14,788,379	–	–	–	–	10,783,785	1,078	487,567	(23,550,326)	(23,061,681)

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

									Stockholders' Equity (Deficit)
	Convertible Preferred Stock
												Deficit Accumulated During the Development Stage
	Series A		Series B		Series C		Series C-1		Common Stock				Total Stockholders' Equity (Deficit)
											Additional Paid-in Capital
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of Series C convertible preferred stock, net of offering costs – July, September, and December 2010	–	–	–	–	83,045,550	30,971,090	–	–	–	–	–	–	–
Conversion of bridge loans and accrued interest to Series C convertible preferred – July 2010	–	–	–	–	12,097,522	4,555,914	–	–	–	–	–	–	–
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	31,912	–	31,912
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	50,120	–	50,120
Beneficial conversion in connection with bridge loans	–	–	–	–	–	–	–	–	–	–	28,942	–	28,942
Issuance of restricted stock	–	–	–	–	–	–	–	–	10,011,579	1,001	(1,001)	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	246,325	–	246,325
Exercise of stock options	–	–	–	–	–	–	–	–	75,110	8	3,715	–	3,723
Net loss	–	–	–	–	–	–	–	–	–	–	–	(11,252,410)	(11,252,410)

Balance, December 31, 2010	8,000,000	7,847,860	33,333,334	14,788,379	95,143,072	35,527,004	–	–	20,870,474	2,087	847,580	(34,802,736)	(33,953,069)
Issuance of Series C convertible preferred stock, net of offering costs – January 2011	–	–	–	–	3,550,265	1,329,344	–	–	–	–	–	–	–
Issuance of Series C-1 convertible preferred stock, net of offering costs – May 2011	–	–	–	–	–	–	13,276,686	5,919,616	–	–	–	–	–
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	37,641	–	37,641
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	21,080	–	21,080
Issuance of restricted stock	–	–	–	–	–	–	–	–	2,400,000	240	(240)	–	–
Cancellation of unvested restricted stock	–	–	–	–	–	–	–	–	(383,337)	(38)	38	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	210,370	–	210,370
Exercise of stock options	–	–	–	–	–	–	–	–	306,927	30	15,207	–	15,237
Net loss	–	–	–	–	–	–	–	–	–	–	–	(18,919,656)	(18,919,656)

Balance, December 31, 2011	8,000,000	7,847,860	33,333,334	14,788,379	98,693,337	36,856,348	13,276,686	5,919,616	23,194,064	2,319	1,131,676	(53,722,392)	(52,588,397)
Stock-based compensation expense, non-employees	–	–	–	–	–	–	–	–	–	–	39,556	–	39,556
Stock-based compensation expense, employees	–	–	–	–	–	–	–	–	–	–	27,519	–	27,519
Issuance of restricted stock	–	–	–	–	–	–	–	–	3,200,000	320	(320)	–	–
Cancellation of unvested restricted stock	–	–	–	–	–	–	–	–	(3,415,512)	(341)	341	–	–
Vesting of restricted stock	–	–	–	–	–	–	–	–	–	–	283,873	–	283,873
Exercise of stock options	–	–	–	–	–	–	–	–	16,668	2	1,499	–	1,501
Net loss	–	–	–	–	–	–	–	–	–	–	–	(16,199,450)	(16,199,450)

Balance, December 31, 2012	8,000,000	$7,847,860	33,333,334	$14,788,379	98,693,337	$36,856,348	13,276,686	$5,919,616	22,995,220	$2,300	$1,484,144	$(69,921,842)	$(68,435,398)

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			Period From September 22, 2003 (Inception) to December 31, 2012
	Year Ended December 31,
	2011	2012
Cash flows from operating activities
Net loss	$(18,919,656)	$(16,199,450)	$(69,921,842)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	214,841	154,023	1,537,495
Issuance of common stock to a university	–	–	5,861
Stock-based compensation expense	269,091	350,948	1,396,547
Change in fair value of derivative liabilities	48,454	(43,136)	5,318
Loss on disposal of fixed assets	–	–	5,471
Non-cash interest expense	–	40,674	391,218
Changes in operating assets and liabilities:
Prepaid expenses and other assets	404,977	316,797	(183,129)
Accounts payable, accrued expenses and other liabilities	649,775	(547,414)	2,784,925

Net cash used in operating activities	(17,332,518)	(15,927,558)	(63,978,136)
Cash flows from investing activities
Purchase of property and equipment	(13,632)	(28,931)	(1,589,801)
Restricted cash	–	–	(20,000)
Purchase of short-term investments	(6,026,308)	–	(8,012,363)
Maturity of short-term investments	500,469	5,525,839	8,012,363

Net cash provided by (used in) investing activities	(5,539,471)	5,496,908	(1,609,801)
Cash flows from financing activities
Proceeds from notes payable, net of offering costs	–	–	1,270,248
Proceeds from exercise of stock options	15,237	1,501	29,935
Proceeds from convertible notes payable, net of offering costs	–	4,968,852	10,523,517
Proceeds from issuance of convertible preferred stock, net of offering costs	7,248,960	–	59,671,389
Payments on notes payable and capital leases	(142,163)	(33,962)	(1,395,263)

Net cash provided by financing activities	7,122,034	4,936,391	70,099,826

Net increase (decrease) in cash and cash equivalents	(15,749,955)	(5,494,259)	4,511,889
Cash and cash equivalents – beginning of period	25,756,103	10,006,148	–

Cash and cash equivalents – end of period	$10,006,148	$4,511,889	$4,511,889

Supplemental disclosure of cash flow information
Conversion of bridge loans principal and accrued interest to preferred stock	$–	$–	$5,730,064

Cash paid for interest	$4,625	$989	$169,844

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
December 31, 2012

1. Organization and Description of the Business

We are a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule therapeutics that mimic Second Mitochondrial Activator of Caspases, or SMAC-mimetics, and are designed to cause or enable abnormal cells that are resistant to the body's immune system to self-destruct. We were originally incorporated in July 2001 as Apop Corp., a New Jersey corporation. Pursuant to a merger effective as of October 2003 with and into our wholly owned subsidiary, we became a Delaware corporation and commenced operations in 2003. Our name was changed to Apop Corporation in March 2004, to Gentara Corporation in June 2004 and to TetraLogic Pharmaceuticals Corporation in January 2006. We are a development stage enterprise, and accordingly, our operations to date have been directed primarily toward developing business strategies, raising capital, research and development activities, conducting pre-clinical testing and human clinical trials of our product candidates and recruiting personnel.

Liquidity

Our financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should we be unable to continue to fund our operations. We have not generated any product revenues and have not yet achieved profitable operations. There is no assurance that profitable operations will ever be achieved, and if achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of our products will require significant additional financing. Our deficit accumulated during the development stage through December 31, 2012 aggregated $69,921,842, and we expect to incur substantial losses in future periods.

We plan to finance our future operations with a combination of proceeds from the issuance of equity securities, the issuance of additional debt, potential collaborations and revenues from potential future product sales, if any. We have not generated positive cash flows from operations, and there are no assurances that we will be successful in obtaining an adequate level of financing for the development and commercialization of our planned products. These factors raise substantial doubt about our ability to continue as a going concern. We believe that our ongoing and planned financing endeavors, if successful, will provide adequate financial resources to continue as a going concern for at least the next twelve months, even without the proceeds from this offering; however, there can be no assurance in this regard. Such endeavors primarily include raising additional capital from existing investors or securing additional external financing. We may not be able to obtain additional funding on favorable terms, if at all. If we are unable to secure adequate additional funding in 2013, our business, operating results, financial condition and cash flows may be materially and adversely affected.

2. Summary of Significant Accounting Policies

Development Stage Company

We are considered to be in the development stage as defined by accounting principles generally accepted in the United States, or GAAP. We have devoted substantially all of our efforts to business planning, research and development, recruiting management and technical staff, and raising capital.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

Unaudited Pro Forma Presentation

In August 2013, our board of directors authorized management to confidentially submit a registration statement to the Securities and Exchange Commission, or the SEC, to potentially sell shares of common stock to the public. The unaudited pro forma net loss per share is computed using the weighted-average number of shares of common stock outstanding after giving effect to the conversion of all issued and outstanding shares of preferred stock and convertible notes that will convert to shares of our common stock upon the closing of an initial public offering, into an aggregate of            shares of common stock, as if they had occurred at January 1, 2012, or the date of original issuance, if later. Upon conversion of the redeemable convertible preferred stock into shares of the Company's common stock in the event of an initial public offering, the holders of the redeemable convertible preferred stock are not entitled to receive undeclared dividends. Accordingly, the impact of the cumulative preferred stock dividends has been excluded from the determination of the unaudited pro forma net loss per share.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Fair Value of Financial Instruments and Credit Risk

At December 31, 2011 and 2012, our financial instruments included cash and cash equivalents, restricted cash, short-term investments, accounts payable, accrued expenses, convertible notes payable and derivative liabilities. The carrying amount of cash and cash equivalents, restricted cash, accounts payable and accrued expenses approximates fair value, given their short-term nature. Our short-term investments are carried at amortized cost, which also approximates fair value given their short-term nature. The carrying amount of our convertible notes payable approximate fair value because the interest rates on these instruments are reflective of rates that we could obtain on unaffiliated third-party debt with similar terms and conditions. The carrying value of the derivative liabilities are the estimated fair value of the liability as more fully described below.

Cash and cash equivalents subject us to concentrations of credit risk. However, we invest our cash in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to instruments issued by the U.S. government and certain SEC-registered money market funds that invest only in U.S. government obligations and places restrictions on portfolio maturity terms. We had restricted cash of $20,000 at December 31, 2011 and 2012, as a deposit securing our corporate credit card.

Cash and Cash Equivalents

We consider all highly liquid investments that have maturities of three months or less when acquired to be cash equivalents.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

Short-Term Investments

Short-term investments consist of securities purchased with a maturity of greater than three months and less than one year, and are comprised entirely of debt securities issued by the U.S. government or U.S. government agencies. We have classified our short-term investments as held-to-maturity and these investments are carried at amortized cost, which approximated fair value, on the balance sheet. There were no material unrealized gains and losses on these securities as of December 31, 2011 and no short-term investments were held at December 31, 2012.

Property and Equipment

Property and equipment consist of computer and laboratory equipment, furniture, and leasehold improvements and are recorded at cost. Property and equipment are depreciated on a straight-line basis over their estimated useful lives. We estimate a life of three years for computer equipment, including software, and five years for laboratory equipment, office equipment, and furniture. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset. When property and equipment are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operating expenses.

Impairment of Long-Lived Assets

We review long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. If the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount an impairment loss would be recognized if the carrying value of the asset exceeded its fair value. Fair value is generally determined using discounted cash flows. Through December 31, 2012, no impairment has occurred.

Revenue Recognition

We accounted for revenue arrangements with multiple deliverables entered into prior to January 1, 2011 in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, 605-25, "Revenue Recognition: Multiple-Element Arrangements." The multiple-deliverable items are divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. We allocate the consideration we receive among the separate units of accounting based on their relative fair value, and apply the applicable revenue recognition criteria to each of the separate units. Where an item in a revenue arrangement with multiple deliverables does not constitute a separate unit of accounting and for which delivery has not occurred, we defer revenue until the delivery of the item is completed.

Effective January 1, 2011, we adopted on a prospective basis Accounting Standards Update, or ASU, 2009-13, "Multiple-Deliverable Revenue Arrangements," which amends ASC 605-25, and also adopted ASU 2010-17, "Revenue Recognition – Milestone Method."

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

In accordance with ASU 2009-13, we consider whether the deliverables under the arrangement represent separate units of accounting. In determining the units of accounting, management evaluates certain criteria, including whether the deliverables have stand-alone value. The consideration received is allocated to the separate units of accounting using the relative selling price method, and the applicable revenue recognition criteria are applied to each of the separate units.

We have not entered into any revenue arrangements with multiple deliverables subsequent to the October 2006 license agreement with a corporate partner.

We recognize grant revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable, and collectability is reasonably assured. Grant revenue relates primarily to a federal grant for $488,958 received from the U.S. Internal Revenue Service under the Qualifying Therapeutic Discovery Project program in 2010. We also received a grant from the Commonwealth of Pennsylvania for $50,000 and all revenue from this grant was recognized in 2008.

Research and Development

Research and development costs are expensed as incurred. Costs for certain development activities, such as clinical trials, are recognized based on an evaluation of the progress to completion of specific tasks using data such as subject enrollment, clinical site activations, or information provided to us by our vendors with respect to their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued research and development expense, as the case may be.

Income Taxes

We recognize deferred tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and the expected benefits of net operating loss carryforwards. The impact of changes in tax rates and laws on deferred taxes, if any, applied during the years in which temporary differences are expected to be settled, is reflected in the financial statements in the period of enactment. The measurement of deferred tax assets is reduced, if necessary, if, based on weight of the evidence, it is more likely than not that some, or all, of the deferred tax assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted. At December 31, 2011 and 2012, we have concluded that a full valuation allowance is necessary for our net deferred tax assets. We had no material amounts recorded for uncertain tax positions, interest or penalties in the accompanying consolidated financial statements.

Loss Per Share of Common Stock

Basic loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during each period. Diluted loss per share includes the effect, if any, from the potential exercise or conversion of securities, such as convertible preferred stock, convertible notes payable, warrants, stock options, and unvested restricted stock, which would result in the issuance of incremental shares of common stock. In computing the

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

basic and diluted net loss per share allocable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation. These potentially dilutive securities are more fully described in Note 7.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2011 and 2012:

	Year Ended December 31
	2011	2012
Basic and diluted net loss per share of common stock:
Net loss	$(18,919,656)	$(16,199,450)
Dividends on series C and C-1 convertible preferred stock	(3,269,160)	(3,453,412)

Net loss applicable to common stockholders	$(22,188,816)	$(19,652,862)

Weighted average shares of common stock outstanding	13,921,615	16,490,327

Net loss per share of common stock – basic and diluted	$(1.59)	$(1.19)

The following potentially dilutive securities outstanding at December 31, 2011 and 2012 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	December 31,
	2011	2012
Convertible preferred stock	163,081,134	163,081,134
Warrants	1,705,408	1,705,408
Stock options	8,566,692	12,183,692
Unvested restricted stock	8,034,729	4,880,565

	181,387,963	181,850,799

In addition to the above potentially dilutive securities, our 2012/2013 Notes, and the 2012/2013 Warrants issued along with those notes (each as defined below), are convertible into equity securities. The quantity and type of security to be converted into as well as the warrant strike price will be determined based upon the occurrence and terms of a potential qualified or non-qualified future equity financing, as defined in the applicable agreement.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for all periods presented.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. We view our operations and manage our business in one segment, which is the identification and development of SMAC-mimetics therapeutics.

Stock-Based Compensation

We account for stock-based compensation in accordance with the provisions of ASC Topic 718, Compensation – Stock Compensation, or ASC 718, which requires the recognition of expense related to the fair value of stock-based compensation awards in the Statements of Operations and Comprehensive Loss. For stock options issued to employees and members of our board of directors for their services on our board of directors, we estimate the grant date fair value of each option using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the common stock consistent with the expected life of the option, risk-free interest rates, the value of the common stock and expected dividend yields of the common stock. For awards subject to service-based vesting conditions, we recognize stock-based compensation expense, net of estimated forfeitures, equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, which is generally the vesting term. For awards subject to performance-based vesting conditions, we recognize stock-based compensation expense using the accelerated attribution method when it is probable that the performance condition will be achieved. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based payments issued to non-employees are recorded at their fair values, and are periodically revalued as the equity instruments vest and are recognized as expense over the related service period in accordance with the provisions of ASC 718 and ASC Topic 505, Equity.

Clinical Trial Expense Accruals

As part of the process of preparing our financial statements, we are required to estimate our expenses resulting from our obligations under contracts with vendors, clinical research organizations and consultants and under clinical site agreements in connection with conducting clinical trials. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. Our objective is to reflect the appropriate trial expenses in our financial statements by matching those expenses with the period in which services are performed and efforts are expended. We account for these expenses according to the progress of the trial as measured by patient progression and the timing of various aspects of the trial. We determine accrual estimates through financial models taking into account discussion with applicable personnel and outside service providers as to the progress or state of consummation of trials. During the course of a clinical trial, we adjust our clinical expense recognition if actual results differ from its estimates. We make estimates of our accrued expenses as of each balance sheet date based on the facts and circumstances known at that time. Our clinical trial accruals are dependent upon the timely and

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

2. Summary of Significant Accounting Policies (Continued)

accurate reporting of contract research organizations and other third-party vendors. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low for any particular period. For the years ended December 31, 2011 and 2012, there were no material adjustments to our prior period estimates of accrued expenses for clinical trials.

Recently Issued and Adopted Accounting Standards

In February 2013, FASB issued ASU 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." ASU 2013-02 requires companies to present either in a single note or parenthetically on the face of the financial statements, the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and the income statement line items affected by the reclassification. This guidance is effective for annual reporting periods beginning after December 15, 2012. We believe the adoption of this standard will not have a significant impact on our consolidated financial position, results of operations or cash flows.

3. Fair Value Measurements

FASB accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The accounting guidance outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. In determining fair value, we use quoted prices and observable inputs. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources.

The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

  •
  Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 – Valuations based on observable inputs and quoted prices in active markets for similar assets and liabilities.

  •
  Level 3 – Valuations based on inputs that are unobservable and models that are significant to the overall fair value measurement.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

3. Fair Value Measurements (Continued)

The following fair value hierarchy table presents information about each major category of our financial assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
December 31, 2011
Assets
Money market funds (cash equivalents)	$9,480,859	$–	$–	$9,480,859
U.S. Treasury Notes (short-term investments)	–	1,004,302	–	1,004,302
U.S. Agency Notes (short-term investments)	–	4,521,537	–	4,521,537
Certificate of Deposit (restricted cash)	20,000	–	–	20,000

Total assets	$9,500,859	$5,525,839	$–	$15,026,698

Liabilities
Preferred stock warrant liability	$–	$–	$58,759	$58,759
Common stock warrant liability	–	–	99,989	99,989

Total liabilities	$–	$–	$158,748	$158,748

December 31, 2012
Assets
Certificate of Deposit (restricted cash)	$20,000	$–	$–	$20,000

Total assets	$20,000	$–	$–	$20,000

Liabilities
Preferred stock warrant liability	$–	$–	$272,079	$272,079
Common stock warrant liability	–	–	97,094	97,094

Total liabilities	$–	$–	$369,173	$369,173

We have outstanding warrants to purchase our series B convertible preferred stock, or the 2006 Warrants (as defined below). The series B convertible preferred stock underlying the 2006 Warrants can be redeemed for cash upon an event that is not within our control, such as the liquidation of our preferred stock, as the preferred stockholders have voting control of our company and control of our board of directors and therefore have the ability to trigger the liquidation of our preferred stock. In accordance with the guidance for accounting for certain financial instruments with characteristics of both liabilities and equity, the 2006 Warrants are recorded as a derivative liability on our balance sheets with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in fair value of derivative liabilities. The fair value of the preferred stock warrant liability is estimated using an option-pricing model, which requires inputs such as the expected volatility based on comparable public companies (90%), the estimated fair value of the preferred stock ($0.20 per share), and the remaining contractual term of the warrant (3.3 years). For this liability, we developed our own assumptions that do not have observable inputs or available market data to support the fair value.

In 2009 and 2010 we issued warrants to purchase our common stock, or the 2009/2010 Warrants, which contain a provision whereby the exercise price may be reduced upon the occurrence of certain events within our control, such as the future issuance of equity securities or rights to purchase equity securities at a price below the current exercise price of the 2009/2010 Warrants. Accordingly, the 2009/2010 Warrants are recorded as a derivative liability on our balance sheets, with subsequent

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

3. Fair Value Measurements (Continued)

changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in fair value of derivative liabilities. The fair value of each 2009/2010 Warrant is estimated using an option-pricing model, which requires inputs such as the expected volatility based on comparable public companies (90%), the estimated fair value of the common stock ($0.09 per share), and the contractual term of the warrant (6.9 to 7.2 years). For this liability, we developed our own assumptions that do not have observable inputs or available market data to support the fair value.

In 2012 and 2013 we issued detachable warrants, or the 2012/2013 Warrants, in conjunction with the 2012/2013 Notes (as defined below). The 2012/2013 Warrants are freestanding financial instruments that are legally detachable and separately exercisable from the 2012/2013 Notes. The 2012/2013 Warrants contain one or more underlying securities, one or more notional amounts or payment provisions or both, minimal to no initial net investment and net settlement provisions. As such, the 2012/2013 Warrants are recorded as a derivative liability on our balance sheets, with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in fair value of derivative liabilities. The fair value of each 2012/2013 Warrant is estimated by applying probability-weighted expected return methods to a multiple scenario option-pricing model, which requires inputs such as the expected volatility based on comparable public companies (90%), the estimated fair value of certain equity securities ($0.09 to $0.33 per share), and the expected term to various liquidity events (1-2.5 years). For this liability, we developed our own assumptions that do not have observable inputs or available market data to support the fair value.

Significant decreases in our stock price volatility will significantly decrease the overall valuation of our derivative liabilities, while significant increases in our stock price volatility will significantly increase the overall valuation. As discussed above, the strike price of our 2009/2010 Warrants may be decreased. Accordingly, a significant decrease in the strike price of the 2009/2010 Warrants will substantially increase the overall valuation.

The following tables set forth a summary of changes in the fair value of Level 3 liabilities for the years ended December 31, 2011 and 2012:

	December 31, 2010	Issuances	Exercises	Change in Fair Value	December 31, 2011
Preferred stock warrant liability	$57,150	$–	$–	$1,609	$58,759
Common stock warrant liability	53,144	–	–	46,845	99,989

	$110,294	$–	$–	$48,454	$158,748

	December 31, 2011	Issuances	Exercises	Change in Fair Value	December 31, 2012
Preferred stock warrant liability	$58,759	$253,561	$–	$(40,241)	$272,079
Common stock warrant liability	99,989	–	–	(2,895)	97,094

	$158,748	$253,561	$–	$(43,136)	$369,173

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

4. Property and Equipment

Property and equipment consisted of the following:

	December 31
	2011	2012
Laboratory equipment	$1,081,836	$1,086,825
Computers and software	184,087	194,729
Furniture, office equipment and leasehold improvements	220,804	234,104
Office equipment under capital leases	125,014	125,014

	1,611,741	1,640,672
Less: accumulated depreciation and amortization	(1,314,799)	(1,468,822)

	$296,942	$171,850

Depreciation and amortization expense was $214,841, $154,023, and $1,537,495 for the years ended December 31, 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012, respectively.

5. Accrued Expenses

At December 31, 2011 and 2012, accrued expenses consisted of the following:

	December 31
	2011	2012
Payroll and related costs	$529,360	$49,533
Research and development related costs	1,638,018	1,299,240
Professional fees	231,267	118,705
Other	64,724	142,291

	$2,463,369	$1,609,769

6. Notes Payable and Detachable Warrants

On November 3, 2003, we borrowed $500,000 from an investor. The loan bore interest at the rate of 6%, was secured by a lien on all of our assets, and was due on the earlier of January 31, 2005 or the sale by us of any of our equity securities. In March 2004, the loan, including accrued interest, was converted into series A convertible preferred stock.

In December 2004, we entered into an equipment loan facility, or the Facility, with a bank that provided for borrowings up to $625,000, subject to certain conditions, through September 2005. Borrowings under the Facility were used to finance laboratory equipment and, up to specified maximum percentages, computer equipment, furniture, software, and leasehold improvements. Borrowings were secured by the related assets. Amounts borrowed under the Facility were repayable in 36 equal monthly payments of principal and interest, plus a final payment equal to 5% of the amount borrowed. The interest rate for each loan was fixed at the time of the borrowing based on a specified spread over the bank's prime rate, with a minimum interest rate of 5.25%. In connection with the borrowings under the Facility, we issued a 10-year warrant to purchase 12,500 shares of common stock at $1.00 per share, or the 2004 Warrant, exercisable through December 2014. As of December 31, 2011 and 2012, there were no borrowings outstanding under the Facility and no interest

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

6. Notes Payable and Detachable Warrants (Continued)

expense related to the Facility was recognized during these years and the Facility is longer available to us. Interest expense related to the Facility was $55,142 for the period from September 22, 2003 (date of inception) to December 31, 2012, respectively.

In May 2007, the Facility was amended to provide for additional borrowings up to $750,000 subject to certain conditions through April 2008, or the Amended Facility. Amounts borrowed under the Amended Facility are repayable in 48 equal monthly payments of principal and interest, plus a final payment equal to 2% of the amount borrowed. Interest rates for each loan will be fixed at the time of the borrowing based on a specified spread over the bank's prime rate. In connection with the borrowings under the Amended Facility, we issued an additional warrant to purchase 33,333 shares of common stock at $0.45 per share, exercisable through May 2017, or the 2007 Warrant. The fair value of the 2007 Warrant was estimated using the Black-Scholes valuation model and was de minimis. Interest expense related to the Amended Facility was $4,611, $989, and $118,720 in for the years ended December 31, 2011, 2012, and for the period from September 22, 2003 (date of inception) to December 31, 2012, respectively. As of December 31, 2011 and 2012, there were $33,962 and $0 in borrowings outstanding under the Amended Facility and the Amended Facility is no longer available to us.

In March 2006, we entered into an agreement with the series A convertible preferred stock stockholders, authorizing us to borrow up to $1 million in convertible debt, or the 2006 Notes. In March 2006, we issued convertible promissory notes to the series A convertible preferred stock stockholders in the amount of $333,666. In May 2006, we issued additional 2006 Notes in the amount of $333,000. The 2006 Notes bore interest at the rate of 8% per annum, and were due, with interest, on the earlier of December 31, 2006 and a "sale event", as defined in the agreement. In connection with the borrowings, the noteholders received 10-year warrants, or the 2006 Warrants, to purchase an aggregate of 370,365 shares of our series B convertible preferred stock, at $0.45 per share. The fair value of the 2006 Warrants was calculated to be $57,150 using the Black-Scholes valuation model and was recorded as debt discount and classified as a liability and carried at fair value. In June 2006, in connection with our series B convertible preferred stock financing, the total principal amount of $666,666 of the 2006 Notes and accrued interest of $7,484 were converted at a share price of $0.45 per share into 1,498,111 shares of series B convertible preferred stock.

In November 2009, we entered into an agreement with certain of the series B convertible preferred stock stockholders and two individuals, authorizing us to borrow up to $2,000,000 in convertible debt, or the 2009/2010 Notes. In November 2009, we issued convertible promissory notes to the series B convertible preferred stock stockholders and two individuals in the amount of $2,000,000. The 2009/2010 Notes bore interest at the rate of 8% per annum, and were originally due, with interest, on the earlier of February 28, 2010 and a "sale event", as defined in the agreement. In March 2010, the agreement was amended to authorize us to borrow an additional $2,400,000 in convertible debt and to extend the maturity date of the 2009/2010 Notes to June 30, 2010. Concurrent with the amendment, we issued additional 2009/2010 Notes in the amount of $2,388,000 to the existing noteholders.

In connection with the borrowings under the 2009/2010 Notes, the noteholders received 10-year warrants to purchase an aggregate of 1,289,210 shares of our common stock at an exercise price of $0.05 per share, or the 2009/2010 Warrants. The fair value of the 2009/2010 Warrants was calculated to be $53,144, using the Black-Scholes valuation model and was recorded as debt discount and classified as a liability and carried at fair value. As a result of recording the fair value of the warrants as debt discount, a beneficial conversion feature was created, as the effective conversion rate of the

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

6. Notes Payable and Detachable Warrants (Continued)

2009/2010 Notes was less than the estimated fair value of the series B convertible preferred stock that the 2009/2010 Notes were initially convertible into prior to our series C convertible preferred stock financing. The total beneficial conversion feature recorded in 2009 and 2010 on the dates of issuance of the 2009/2010 Notes was $24,202 and $28,942, respectively, and was recorded as debt discount with a corresponding credit to additional paid-in capital. The debt discount was amortized to interest expense over the term of the 2009/2010 Notes. A total of $106,288 of debt discount was amortized to interest expense during the period from September 22, 2003 (date of inception) to December 31, 2012.

In July 2010, in connection with our series C convertible preferred stock financing, the total principal amount of $4,388,000 of the 2009/2010 Notes and accrued interest of $167,914 were converted into 12,097,522 shares of series C preferred stock at a price of $0.3766 per share.

In November 2012, we entered into an agreement with certain of our preferred stockholders, authorizing us to borrow up to $10,000,000 in convertible debt, or the 2012/2013 Notes. In November 2012, we issued convertible promissory notes to such preferred stockholders in the amount of $5,000,000. The 2012/2013 Notes bear interest at the rate of 8% per annum, and were originally due, with interest, on the earlier of July 1, 2013, or upon a liquidation, as defined in our certificate of incorporation. Subsequent to issuance, the 2012/2013 Notes were amended by the noteholders and us to extend their maturity to April 2014. Upon the closing of a qualified financing, as defined in the agreement, the 2012/2013 Notes, including all outstanding principal and accrued interest, shall automatically convert into the type of equity securities issued in the qualified financing at the share price paid by the participating investors in the financing. Upon the occurrence of a non-qualified financing, the outstanding amount of principal and accrued interest is convertible at the option of the noteholder at the share price paid by the participating investors in the non-qualified financing. If the 2012/2013 Notes have not been converted or repaid prior to twelve months following issuance, the notes, including all outstanding principal and accrued interest, may be converted, at the option of the holder, into series C convertible preferred stock at the original purchase price for the series C convertible preferred stock. For the years ended December 31, 2011 and 2012, and for the period from September 22, 2003 (date of inception) through December 31, 2012, we incurred interest expense of $0, $36,140 and $36,140, respectively, in connection with these outstanding convertible notes.

In connection with the 2012/2013 Notes, the noteholders received 10-year warrants to purchase $750,000 of our preferred stock. The number of shares the holder may purchase by exercising these warrants is equal to the warrant dollar value divided by the per share price paid by investors in the qualified or non-qualified equity financing, as defined in the applicable agreement. If a qualified or non-qualified financing has not occurred within twelve months of issuance, or the Trigger Date, then, at the election of the holder, the warrants may be exercisable into our series C convertible preferred stock or the preferred stock issued in the first preferred stock financing completed after the Trigger Date. The fair value of the preferred stock warrants on the date of issuance was calculated to be $253,561, applying probability-weighted expected return methods to multiple scenario Black-Scholes valuation models and was recorded as debt discount with a corresponding credit to the preferred stock warrant liability. The debt discount is being amortized to interest expense over the term of the 2012/2013 Notes. A total of $36,223 of debt discount was amortized to interest expense during 2012 and also for the period from September 22, 2003 (date of inception) to December 31, 2012.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit)

Convertible Preferred Stock

In March 2004, we issued 8,000,000 shares of series A convertible preferred stock at $1.00 per share generating gross proceeds of $8.0 million. Costs associated with the offering were $152,140. The series A convertible preferred stock originally had a redemption feature that was revoked as part of the Series B convertible preferred stock issuance in June 2006. The carrying value of the series A convertible preferred stock was being accreted to its redemption value on the redemption date, based upon the effective interest method. With the redemption feature being revoked in June 2006, all previous accretion was reversed.

In June 2006, we issued 31,835,223 shares of series B convertible preferred stock at $0.45 per share generating gross proceeds of $14,325,850. Costs associated with the offering were $211,621. An additional 1,498,111 shares of series B convertible preferred stock were issued in connection with the conversion of $666,666 of 2006 Notes and $7,484 of accrued interest associated with the 2006 Notes. We also authorized the issuance of an additional 47,037,035 shares of series B convertible preferred stock under our certificate of incorporation; however, in connection with the issuance of the series C convertible preferred stock in July 2010, the number of authorized shares of series B convertible preferred stock was reduced to 33,703,699.

In July 2010, we authorized the sale of series C convertible preferred stock. In 2010 we issued 95,143,072 shares of series C convertible preferred stock at $0.3766 per share generating gross proceeds of $35,830,884, including the conversion of $4,388,000 of 2009/2010 Notes and $167,914 of accrued interest associated with the 2009/2010 Notes. Costs associated with the offering were $303,880. An additional 3,550,265 shares of series C convertible preferred stock were issued in January 2011 at $0.3766 per share generating gross proceeds of $1,337,030.

In May 2011, we authorized and issued 13,276,686 shares of series C-1 convertible preferred stock at $0.4519 per share, generating gross proceeds of $5,999,734. Costs associated with the offering were $80,118.

Voting

Holders of the series A and series B convertible preferred stock, voting as a class, are entitled to elect three members of the board of directors. Holders of the series C and series C-1 convertible preferred stock, voting as a class, are entitled to elect two members of the board of directors. The holders of the common stock and the preferred stock, voting as a class, are entitled to elect all remaining members of the board of directors.

Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder at a conversion rate equal to the initial purchase price for the relevant series of preferred stock ($1.00 for the series A convertible preferred stock, $0.45 for the series B convertible preferred stock, $0.3766 for the series C convertible preferred stock and $0.4519 for the series C-1 convertible preferred stock) divided by the relevant conversion price ($0.45 for the series A convertible preferred stock and series B convertible preferred stock, $0.3766 for the series C convertible preferred stock and $0.4519 for the series C-1 convertible preferred stock). The preferred stock is automatically convertible in the event of (i) an initial public offering at a per share price of at least three times the

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

initial purchase price of the series C-1 convertible preferred stock preferred stock (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and gross proceeds to us of at least $50 million; or (ii) the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding preferred stock, including the holders of at least 60% of the series C convertible preferred stock and the series C-1 convertible preferred stock, voting as a single class.

Dividends

The series C and series C-1 convertible preferred stock stockholders are entitled to receive 8% annual dividends if and when declared by the Board of Directors. The series C and series C-1 convertible preferred stock dividends shall accrue from day to day from the date of issuance, whether or not declared, and shall be cumulative. The series A and series B convertible preferred stock stockholders are entitled to receive dividends of $0.08 and $0.036 per share, respectively, if and when declared by the board of directors. The series A and series B convertible preferred stock dividends are non-cumulative. No dividends have been declared through December 31, 2012.

Liquidation

In the event of our liquidation, dissolution, or winding-up, or in the event we merge with or are acquired by another entity, the holders of each share of series A, series B, series C and series C-1 convertible preferred stock shall be entitled to receive an amount equal to the liquidation value of their shares. The series C-1 convertible preferred stock liquidation value is equal to $0.4519 per share plus all cumulative dividends in arrears, whether or not declared. The series C convertible preferred stock liquidation value is equal to $0.3766 per share plus all cumulative dividends in arrears, whether or not declared. As of December 31, 2012, series C/C-1 convertible preferred stock dividends in arrears totaled $7,249,343. The series A and series B convertible preferred stock liquidation values are equal to $1.00 and $0.45 per share, respectively, plus any declared but unpaid dividends. With respect to the liquidation preference, the series C-1 and series C convertible preferred stock will rank prior to all other series of preferred stock and common stock, and the series A and series B convertible preferred stock will rank prior to the common stock. As of December 31, 2012 there were $7,249,343 of dividends payable on our series C and C-1 convertible preferred stock, which are payable upon a liquidation (as more fully described in our certificate of incorporation).

Redemption

The preferred stock is subject to redemption under certain "deemed liquidation" events, as defined in our certificate of incorporation, and as such, the preferred stock is considered contingently redeemable for financial accounting purposes. We have concluded that none of these events are probable during the periods presented.

Common Stock

We are authorized to issue 237,901,724 shares of common stock, with a par value of $0.0001, of which 23,194,064 and 22,995,220 were issued and outstanding at December 31, 2011 and 2012, respectively.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

The voting, dividend and liquidation rights of the holders of shares of common stock are subject to and qualified by the rights, powers and preferences of the holders of shares of preferred stock. The common stock has the following characteristics:

Voting

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, other than election of directors, which shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election of such director. In addition, the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to the classified board and director liability, amending our bylaws, removing directors without cause or changing the Court of Chancery of the State of Delaware from being the sole and exclusive forum for certain actions brought by our stockholders against us or our directors, officers or employees.

Dividends

The holders of shares of common stock are entitled to receive dividends, if and when declared by the board of directors. Cash dividends may not be declared or paid to holders of shares of common stock until paid on each series of outstanding preferred stock in accordance with their respective terms. As of December 31, 2012, no dividends have been declared or paid since our inception.

Liquidation

After payment to the holders of shares of preferred stock of their liquidation preferences, the holders of shares of common stock are entitled to share ratably in our assets available for distribution to stockholders, in the event of any voluntary or involuntary liquidation, dissolution or winding up by us or upon the occurrence of a liquidation (as more fully described in our certificate of incorporation).

Reserved for Future Issuance

December 31, 2012
Conversion of series A convertible preferred stock	17,777,777
Conversion of series B convertible preferred stock	33,333,334
Conversion of series C convertible preferred stock	98,693,337
Conversion of series C-1 convertible preferred stock	13,276,686
Warrants to purchase common stock	1,335,043
Warrants to purchase series B convertible preferred stock	370,365
Options to purchase common stock	12,183,692
Shares reserved for future equity compensation awards	3,386,145

180,356,379

In addition to the above shares reserved for future issuance, our 2012/2013 Notes, and the 2012/2013 Warrants issued along with those notes, are convertible into equity securities. The quantity and type of

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

security to be converted into as well as the warrant strike price will be determined based upon the occurrence and terms of a potential qualified or non-qualified future equity financing, as defined in the applicable agreement (Note 6). If a qualified or non-qualified financing does not occur prior to 12 months after the issuance date of such note or warrant, as the case may be, the 2012/2013 Notes and related 2012/2013 Warrants may be converted, at the option of the holder, into series C convertible preferred stock at the original issuance price of the series C convertible preferred stock ($0.3766 per share). Also see subsequent events footnote for discussion of additional 2012/2013 Notes, 2012/2013 Warrants and the Collaboration Note issued. (Note 12).

2004 Equity Compensation Plan

In March 2004, we adopted the 2004 Equity Compensation Plan, or the Plan, that authorizes us to grant option and restricted stock awards. As amended and as of December 31, 2012, the number of shares of common stock reserved for issuance in connection with the Plan was 35,315,057. The amount, terms of grants, and exercisability provisions are determined and set by our board of directors.

Stock-based compensation expense

Stock-based payments to employees, including grants of employee stock options, are recognized in the statement of operations based on fair value. Stock-based payments to non-employees are recognized at fair value on the date of grant and re-measured at each subsequent reporting date through the settlement of the instrument. The fair value of stock options is calculated using the Black-Scholes valuation model, and is recognized over the vesting period.

Stock-based compensation expense recognized by award type is as follows:

	Year Ended December 31
			September 22, 2003 (Inception) to December 31, 2012
	2011	2012
Options awards	$58,721	$67,075	$358,288
Restricted stock awards	210,370	283,873	1,038,259

Total stock-based compensation expense	$269,091	$350,948	$1,396,547

Total compensation cost recognized for all stock-based compensation awards in the statements of operations is as follows:

	Year Ended December 31
			September 22, 2003 (Inception) to December 31, 2012
	2011	2012
Research and development	$143,961	$230,893	$839,704
General and administrative	125,130	120,055	556,843

Total stock-based compensation expense	$269,091	$350,948	$1,396,547

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

Stock Options

A summary of activity for all options since inception is presented below:

	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Contractual Life (In Years)	Fair Value of Options Granted	Aggregate Intrinsic Value
Outstanding – December 31, 2003	–	$–		$–	$–
Granted	572,000	0.15		34,542
Forfeited	(30,000)	0.15

Outstanding – December 31, 2004	542,000	0.15	9.4		–
Granted	570,775	0.15		25,987	–

Outstanding – December 31, 2005	1,112,775	0.15	9.1		–
Granted	1,427,167	0.07		58,575	–
Exercised	(34,537)	0.15
Forfeited	(28,291)	0.15

Outstanding – December 31, 2006	2,477,114	0.10	8.2		–
Granted	1,543,498	0.05		64,697	–
Exercised	(23,096)	0.14
Forfeited	(83,146)	0.11

Outstanding – December 31, 2007	3,914,370	0.08	8.4		39,144
Granted	909,001	0.05		37,653
Forfeited	(6,431)	0.05

Outstanding – December 31, 2008	4,816,940	0.08	7.8		48,169
Granted	2,199,900	0.05		90,580
Exercised	(20,207)	0.06
Forfeited	(264,247)	0.09

Outstanding – December 31, 2009	6,732,386	0.07	7.6		67,324
Granted	2,424,664	0.07		139,262
Exercised	(75,110)	0.05
Forfeited	(394,229)	0.05

Outstanding – December 31, 2010	8,687,711	0.07	7.3		173,754
Granted	1,338,000	0.09		89.868
Exercised	(306,927)	0.05
Forfeited	(1,152,092)	0.05

Outstanding – December 31, 2011	8,566,692	0.07	6.7		171,334
Granted	3,667,000	0.09		243,115
Exercised	(16,668)	0.09
Forfeited	(33,332)	0.09

Outstanding – December 31, 2012	12,183,692	$0.08	6.9		$121,837

Exercisable at December 31, 2012	7,848,521	$0.07	5.8		$156,970

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

The aggregate intrinsic value in the preceding tables represent the total pretax intrinsic value that would have been received by the option holders had all option holders exercised their options on the last day of 2012. Intrinsic value is determined by calculating the difference between the value of our stock on the last day of the year and the exercise price, multiplied by the number of options. For options where the fair value of our common stock on December 31, 2012 was below the exercise price, the intrinsic value was given a value of $0. Options issued under the Plan may have a contractual life of up to 10 years and may be exercisable in cash or as otherwise determined by the board of directors. Vesting generally occurs over a period of not greater than four years.

The per-share weighted-average fair value of the options granted to employees and non-employees was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2011	2012
Expected stock price volatility	90%	90%
Expected term of options	6 years	6 years
Risk-free interest rate	2.09%	0.88%
Expected annual dividend yield	0%	0%

The weighted-average valuation assumptions were determined as follows:

  •
  Expected stock price volatility: The expected volatility is based on historical volatilities of similar entities within our industry which were commensurate with our expected term assumption as described in the SEC's Staff Accounting Bulletin, or SAB, No. 107.

  •
  Expected term of options: We estimated the expected term of our stock options with service-based vesting using the "simplified" method, as prescribed in SAB No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to our lack of sufficient historical data.

  •
  Risk-free interest rate: We base the risk-free interest rate on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected option term.

  •
  Expected annual dividend yield: The estimated annual dividend yield is 0% because we have not historically paid, and do not expect for the foreseeable future to pay, a dividend on our common stock.

As of December 31, 2012, there was $314,612 of total unrecognized compensation expense related to unvested options granted under the Plan. That expense is expected to be recognized in the years ended as follows:

December 31, 2013	$140,236
December 31, 2014	77,909
December 31, 2015	61,471
December 31, 2016	34,996

$314,612

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

During the years ended December 31, 2011 and 2012, we granted options to purchase 170,000 and 0 shares of common stock, respectively, to employees and consultants that contain performance-based vesting criteria. Milestone events are specific to our corporate goals, including but not limited to certain clinical and corporate development milestones. Stock-based compensation expense associated with these performance-based stock options is recognized if the performance condition is considered probable of achievement using management's best estimates. We have concluded that certain performance-based milestones were probable of achievement at December 31, 2012, and compensation expense of $4,372, $5,056, and $14,530 was recognized for the years ended December 31, 2011 and 2012, and for the period September 22, 2003 (date of inception) to December 31, 2012. At December 31, 2012, there are 1,660,000 shares of common stock issuable upon vesting of stock options subject to performance-based vesting criteria.

Restricted Stock

A summary of our restricted stock activity and related information is as follows:

	Shares	Weighted Average Grant Date Fair Value per Share
Unvested Balance – December 31, 2003	–	$–
Granted	1,120,000	$0.01
Vested	(434,000)

Unvested Balance – December 31, 2004	686,000
Vested	(259,000)

Unvested Balance – December 31, 2005	427,000
Granted	1,105,000	$0.05
Vested	(417,372)

Unvested Balance – December 31, 2006	1,114,628
Granted	4,380,945	$0.05
Vested	(1,995,744)

Unvested Balance – December 31, 2007	3,499,829
Vested	(1,158,744)

Unvested Balance – December 31, 2008	2,341,085
Granted	850,000	$0.05
Vested	(1,381,407)

Unvested Balance – December 31, 2009	1,809,678
Granted	10,011,579	$0.08
Vested	(3,492,203)

Unvested Balance – December 31, 2010	8,329,054
Granted	2,400,000	$0.09
Vested	(2,310,988)
Forfeited	(383,337)

Unvested Balance – December 31, 2011	8,034,729
Granted	3,200,000	$0.09
Vested	(2,938,652)
Forfeited	(3,415,512)

Unvested Balance – December 31, 2012	4,880,565

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

7. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

As of December 31, 2012, there was $417,447 of total unrecognized compensation expense related to unvested shares of restricted stock granted under the Plan.

We record restricted stock based on its estimated fair value on the date of issuance. The expense related to restricted stock is recognized over the vesting period, which is generally over a three to four year period.

Warrants

We presently have the following warrants outstanding to purchase shares of our common stock and series B convertible preferred stock:

Warrant Series	Underlying Equity Security	Number of Shares Issuable	Exercise Price	Expiration Date
2004 Warrant	common stock	12,500	$1.00	December 2014
2007 Warrant	common stock	33,333	$0.45	May 2017
2006 Warrants	series B convertible preferred stock	370,365	$0.45	March 2016-May 2016
2009/2010 Warrants	common stock	1,289,210	$0.05	November 2019-March 2020

In addition to the above and in connection with the 2012/2013 Notes, in November 2012 we issued 2012/2013 Warrants to purchase $750,000 of our equity securities. The number of shares of equity securities the holder may purchase by exercising these warrants is equal to the warrant dollar value divided by the per share price paid by investors in the qualified or non-qualified equity financing, as defined in the applicable agreement. If a qualified or non-qualified financing has not occurred by the Trigger Date, then, at the election of the holder, the warrants may be exercisable into series C convertible preferred stock or the preferred stock issued in the first preferred stock financing completed after the Trigger Date. The warrants are exercisable for up to 10 years and mandatorily convert upon completion of an initial public offering.

Our 2006 Warrants, 2009/2010 Warrants and 2012/2013 Warrants are classified as derivative liabilities on our balance sheets with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in fair value of derivative liabilities. See Note 8 for additional information, and Note 3 with respect to fair value.

8. Derivative Financial Instruments

Generally, we do not use derivative financial instruments to hedge exposures to cash flow or market risks. From time to time, we seek additional funding from debt and equity financing arrangements, which may include the issuance of warrants to purchase our equity securities. Occasionally, such warrants contain certain provisions that require derivative classification in our financial statements.

Our 2006 Warrants, 2009/2010 Warrants and 2012/2013 Warrants are classified as derivative financial instruments. Upon the issuance of any warrant, we evaluate the terms of the warrant in connection with ASC 815, Derivatives and Hedging. The 2009/2010 Warrants contain a provision whereby the exercise price and/or underlying equity security may be adjusted upon the occurrence of certain events within our control, such as the future issuance of equity securities at a price below the current exercise price of the warrants. The preferred stock underlying the 2006 and 2012/2013 Warrants can be redeemed for cash upon an event that is not within our control. Accordingly, the 2006, 2009/2010 and 2012/2013 warrants are recorded as a derivative liability on our balance sheets, with subsequent

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

8. Derivative Financial Instruments (Continued)

changes to fair value recorded through earnings at each reporting period in our statement of operations and comprehensive loss as change in fair value of derivative liabilities. As a noncash item, each subsequent change in fair value is reflected in our statement of cash flows as a noncash adjustment to net loss under operating activities. Upon exercise of these warrants, the cash inflow will be recorded as a financing activity on our statement of cash flows. As of December 31, 2012, none of these warrants have been exercised.

9. Commitments and Contigencies

Leases

We lease office space and office equipment under operating leases. Rent expense under these operating leases was $361,499, $365,671 and $2,353,254 in 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012, respectively.

As of December 31, 2012, we have commitments for $224,260 of future minimum lease payments to be made in 2013.

Employee Benefit Plan

We maintain a Section 401(k) retirement plan for all employees who are 21 years of age or older. Employees can contribute up to 90.0% of their eligible pay, subject to maximum amounts allowed under law. We may make discretionary profit sharing contributions, which vest over a period of four years from each employee's commencement of employment with us. We have not made any discretionary contributions.

License Agreement

In November 2003, we entered into an exclusive license agreement with Princeton University, subsequently amended in June 2004, August 2006, and October 2006, which grants us the rights to certain U.S. patents controlled by the university relating to SMAC-mimetic compounds, including birinapant, and a non-exclusive right to certain know-how and technology relating thereto. The agreement contains a right by us to sublicense. To date, we have paid an aggregate of $100,000 in license fees under the license agreement. As part of the consideration paid, we issued to Princeton University 165,501 shares of our common stock and agreed to pay Princeton University certain royalties. In particular, we are obligated to pay royalties as a percentage of net product sales of 2.0% for direct licensed products, such as birinapant, and 0.5% of derived licensed products, if such products are covered by the applicable Princeton University patent rights. We have the right to reduce the amount of royalties owed to Princeton University by the amount of any royalties paid to a third-party in a pro rata manner, provided that the royalty rate may not be less than 1.0% of net sales for direct licensed products and 0.25% for derived licensed products. The obligation to pay royalties in the U.S. expires upon the expiration, lapse or abandonment of the last of the licensed patent rights that covers the manufacture, use or sale of the direct licensed products. The obligation to pay royalties outside the U.S. expires, on a country by country basis, 10 years from the first commercial sale of a licensed product in each country. The licensed patent rights were developed using federal funds from the National Institutes of Health and are subject to certain overriding rights and obligations of the federal government. This agreement expires upon expiration of the last of the licensed patent rights in 2023 (absent extensions).

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

9. Commitments and Contigencies (Continued)

The agreement also requires that we pay to Princeton University 5.0% of the non-royalty consideration that we receive from a sublicensee until October 5, 2014 and 2.5% thereafter. Under the license agreement, we are obligated to use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell licensed products in all countries worldwide.

10. Income Taxes

We provide for income taxes under FASB ASC 740. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities, which are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

As of December 31, 2011 and 2012, we had approximately $51.6 million and $66.9 million, respectively, of federal net operating loss, or NOL, carry forwards available to offset future federal and state taxable income that will expire beginning in the year 2023. The NOL carry forwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL, and tax credit carry forwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Code, as well as similar state tax provisions. This could limit the amount of NOLs that we can utilize annually to offset future taxable income or tax liabilities. The amount of the annual limitation, if any, will be determined based on the value of our company immediately prior to an ownership change. Subsequent ownership changes may further affect the limitation in future years. Additionally, U.S. tax laws limit the time during which these carry forwards may be applied against future taxes, therefore, we may not be able to take full advantage of these carry forwards for federal income tax purposes. We are currently evaluating the ownership history of our company to determine if there were any ownership changes as defined under Section 382(g) of the Code and the effects any ownership change may have had.

The components of the net deferred tax asset are as follows:

	December 31,
	2011	2012
Gross deferred tax assets:
Net operating loss carryovers	$20,965,270	$27,171,923
Accrued expenses	16,552	150,115
Vacation pay/compensation	203,079	16,761
Contributions	4,958	6,988
Depreciation	–	47,070
R&D credit	3,117,344	3,924,392

Total gross deferred tax assets	24,307,203	31,317,249

Gross deferred tax liabilities:
Depreciation	(28,285)	–
Stock compensation	(169,617)	(144,520)

Total gross deferred tax liabilities	(197,902)	(144,520)

Net deferred tax assets	24,109,301	31,172,729
Less: valuation allowance	(24,109,301)	(31,172,729)

Net deferred tax assets after valuation allowance	$–	$–

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

10. Income Taxes (Continued)

In assessing the realizability of deferred tax assets, we consider whether it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences representing net future deductible amounts become deductible. After consideration of all the evidence, both positive and negative, we have recorded a full valuation allowance against our net deferred tax assets at December 31, 2011 and 2012, respectively, because our management has determined that is it more likely than not that these assets will not be fully realized. The valuation allowance increased by $8,432,961 and $7,063,428 during the years ended December 31, 2011 and December 31, 2012, respectively, due primarily to the generation of NOLs during those periods.

We did not have unrecognized tax benefits as of December 31, 2011 and December 31, 2012, respectively, and do not expect this to change significantly over the next twelve months. We recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2011 and December 31, 2012, we have not accrued interest or penalties related to any uncertain tax positions. Our tax returns filed since inception are still subject to examination by major tax jurisdictions.

A reconciliation of income tax expense (benefit) at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	Year Ended December 31,
	2011	2012
Federal income tax expense at statutory rate	34.0%	34.0%
Permanent items	(2.0)	(1.7)
State income tax, net of federal benefit	6.2	6.3
Deferred true-up	0.9	0.0
Tax credits	2.2	2.1
Change in valuation allowance	(41.3)	(40.7)

Effective income tax rate	0%	0%

For all years through December 31, 2012, we generated research credits but have not conducted a study to document the qualified activities. This study may result in an adjustment to our research and development credit carryforwards; however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position for these years. A full valuation allowance has been provided against our research and development credits and, if an adjustment is required, this adjustment to the deferred tax asset established for the research and development credit carryforwards would be offset by an an adjustment to the valuation allowance.

We file income tax returns in the U.S. and various state jurisdictions. The federal and state income tax returns are generally subject to tax examinations for the tax years ended December 31, 2008 through December 31, 2012. To the extent we have tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

11. Related Party Transactions

Consulting Agreements

We have consulting agreements with two founding scientists and stockholders, under which $102,500, $78,750, and $865,500 were paid in 2011 and 2012 and for the period from September 22, 2003 (date of inception) to December 31, 2012, respectively. The consulting agreement with one of our founding scientists, signed in November 2003, required payment of consulting fees totaling $200,000 over four years in return for specified services. A second consulting agreement with this founding scientist was signed in March 2011 providing for consulting fees of $30,000 per year. This agreement automatically renews for one-year terms unless terminated by either party. This scientist also received shares of our common stock. Payments to this founding scientist ceased as of January 1, 2013. A four-year consulting agreement with the second founding scientist was signed in 2006, requiring payment of $65,000 per annum for specified services. This agreement automatically renews for one-year terms unless terminated by either party.

Laboratory Usage

One of those universities with which these stockholders were affiliated is also one of our stockholders. One of our former employees worked in a laboratory at that university until June 2006. We paid the university $39,120 for the period from September 22, 2003 (date of inception) to December 31, 2012, for the use of that laboratory.

12. Subsequent Events

We have completed an evaluation of all subsequent events after the audited balance sheet date as of December 31, 2012 through September 16, 2013 to ensure that this filing includes appropriate disclosures of events both recognized in the financial statements as of December 31, 2012 and events which occurred subsequently but were not recognized in the financial statements. We have concluded that no subsequent events have occurred that require disclosure, except as disclosed within these financial statements.

In April 2013, we issued additional 2012/2013 Notes in the aggregate amount of $5,000,000. In connection with this additional issuance of 2012/2013 Notes, the noteholders who purchased notes in such issuance received additional 2012/2013 Warrants to purchase an aggregate $2,250,000 of our preferred stock. The terms of the newly issued 2012/2013 Notes and 2012/2013 Warrants are substantially in the same form as those issued in November 2012.

The 2012/2013 Notes were amended to extend their maturity to April 2014.

In connection with a clinical trial being conducted in collaboration with a pharmaceutical company, in May 2013, we received a $3,000,000 loan from such company and in return we issued an unsecured convertible promissory note to such company, or the Collaboration Note, in the amount of $3,000,000. The Collaboration Note bears interest at the rate of 8% per annum, and is due, with interest, on the earlier of May 16, 2015, or upon liquidation, as defined in our certificate of incorporation. Upon the closing of a qualified financing, as defined in the agreement, the Collaboration Note, including all outstanding principal and accrued interest, shall automatically convert into the type of equity securities issued in the qualified financing at the share price paid by the participating investors in the financing. Upon the occurrence of a non-qualified financing, the amount of outstanding principal and accrued interest is convertible at the option of the noteholder at the share price paid by the participating investors in the non-qualified financing. If the Collaboration Note has not been converted or repaid prior to twenty-four months following issuance, such note, including all

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
December 31, 2012

12. Subsequent Events (Continued)

outstanding principal and accrued interest, may be converted, at the option of the holder, into series C-1 convertible preferred stock at the original purchase price for the series C-1 convertible preferred stock.

In August 2013, we entered into a Management Transition Agreement and a Consulting Agreement with John Gill, our former President and Chief Executive Officer. Pursuant to the Management Transition Agreement, Mr. Gill will receive:

  •
  continuation of his base salary (at the rate of $34,386.50 per month) for fifteen months from August 12, 2013;

  •
  a $50,000 payment plus 1% of the amounts committed to be paid to us over three years pursuant to (i) partnership or collaboration agreements executed on or before December 31, 2013 with any entity with which Mr. Gill had substantive discussions over the 18 months immediately prior to the Resignation Date, that contractually commit payment to us over the first three years of such agreement(s) of no less than $15,000,000 of non-dilutive funding, and/or (ii) the first closing(s) of financings (including this offering) that contractually commit, on or prior to December 31, 2013, payment to us of no less than $20,000,000 from new investors over three years after such first closing(s) (not including the conversion of any notes held by investors as of August 12, 2013), including as commitments future closings of a tranched financing that are subject to the satisfaction of a funding milestones, in each case provided that the total amount committed to us pursuant to clauses (i) and (ii) during such three-year periods shall not total less than $35,000,000;

  •
  accelerated vesting of all of his unvested restricted stock; and

  •
  certain additional stock option grants which will vest based on the achievement of certain defined milestones.

Pursuant to the Consulting Agreement, Mr. Gill will provide consulting services for a period of six months for which he will be paid a consulting fee of $13,755 per month.

On September 1, 2013, 8,333,333 shares of series B convertible preferred stock and 6,968,137 shares of series C convertible preferred stock were converted into an aggregate of 15,301,470 shares of common stock.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
BALANCE SHEETS

	December 31, 2012	September 30, 2013	Pro Forma September 30, 2013
			(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,511,889	$2,458,191	$2,458,191
Prepaid expenses and other current assets	129,003	239,676	239,676
Offering costs	—	1,958,411	1,958,411
Restricted cash	20,000	20,000	20,000

Total current assets	4,660,892	4,676,278	4,676,278
Property and equipment, net	171,850	114,223	114,223
Other assets	54,126	54,126	54,126

Total assets	$4,886,868	$4,844,627	$4,844,627

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,145,120	$1,162,039	$1,162,039
Accrued expenses	1,609,769	4,058,964	3,458,664
Convertible notes payable	–	10,000,000	–
Derivative liabilities	369,173	2,297,881	430,545

Total current liabilities	3,124,062	17,518,884	5,051,248
Convertible notes payable, net	4,755,965	3,000,000	–
Other liabilities	30,036	26,502	26,502

Total liabilities	7,910,063	20,545,386	5,077,750
Commitments and contingencies (Note 9)
Series A convertible preferred stock, $0.0001 par value; 8,000,000 shares authorized, issued, and outstanding (liquidation preference of $8,000,000 at September 30, 2013) and no shares issued and outstanding at September 30, 2013, pro forma	7,847,860	7,847,860	–
Series B convertible preferred stock, $0.0001 par value; 33,703,699 shares authorized, 33,333,334 and 25,000,001 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively (liquidation preference of $11,250,000 at September 30, 2013), and no shares issued and outstanding at September 30, 2013, pro forma	14,788,379	11,038,380	–
Series C convertible preferred stock, $0.0001 par value; 133,212,722 shares authorized 98,693,337 and 91,725,200 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively (liquidation preference of $42,619,849 at September 30, 2013), and no shares issued and outstanding at September 30, 2013, pro forma.	36,856,348	34,232,147	–
Series C-1 convertible preferred stock, $0.0001 par value; 13,276,686 shares authorized, issued and outstanding, (liquidation preference of $7,135,903 at September 30, 2013), and no shares issued and outstanding at September 30, 2013, pro forma.	5,919,616	5,919,616	–
Stockholders' equity (deficit)
Common stock, $0.0001 par value; 237,901,724 shares authorized, 22,995,220 and 39,388,821 shares issued and outstanding at December 31, 2012 and September 30, 2013, respectively, and shares issued and outstanding at September 30, 2013, pro forma	2,300	3,939	18,717
Additional paid-in capital	1,484,144	8,475,514	82,966,375
Deficit accumulated during the development stage	(69,921,842)	(83,218,215)	(83,218,215)

Total stockholders' equity (deficit)	(68,435,398)	(74,738,762)	(233,123)

Total liabilities, convertible preferred stock, and stockholders' equity (deficit)	$4,886,868	$4,844,627	$4,844,627

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Nine Months Ended September 30,			Period From September 22, 2003 (Inception) to September 30,
	2012	2013		2013
Collaboration revenue	$–		$–	$13,060,783
Grant revenue	–		–	618,208
Expenses:
General and administrative	3,090,033		4,147,292	24,631,094
Research and development	9,347,758		6,438,941	70,191,245

Total expenses	12,437,791		10,586,233	94,822,339

Loss from operations	(12,437,791)		(10,586,233)	(81,143,348)
Change in fair value of derivative liabilities	38,840		(1,334,827)	(1,340,145)
Interest and other income	2,689		65	1,298,057
Interest expense	(989)		(1,375,378)	(2,032,779)

Net loss and comprehensive loss	$(12,397,251)		$(13,296,373)	$(83,218,215)
Cumulative preferred stock dividends	(2,585,341)		(2,565,708)	(9,815,051)

Net loss attributable to common stockholders	$(14,982,592)		$(15,862,081)	$(93,033,266)

Per share information:
Net loss per common share – basic and diluted	$(0.93)		$(0.73)

Basic and diluted weighted average shares outstanding	16,064,605		21,733,302

Pro forma net loss per common share – basic and diluted (unaudited)		$

Pro forma basic and diluted weighted average shares outstanding

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Period From September 22, 2003 (Inception) to September 30, 2013
	2012	2013
Cash flows from operating activities
Net loss	$(12,397,251)	$(13,296,373)	$(83,218,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	122,234	90,564	1,628,059
Issuance of common stock to a university	–	–	5,861
Stock based compensation expense	250,887	547,071	1,943,618
Change in fair value of derivative liabilities	(38,840)	1,334,827	1,340,145
Loss on disposal of fixed assets	–	–	5,471
Non-cash interest expense	–	837,916	1,229,134
Changes in operating assets and liabilities:
Prepaid expenses and other assets	155,141	(210,743)	(393,872)
Accounts payable, accrued expenses and other liabilities	(609,443)	604,239	3,389,164

Net cash used in operating activities	(12,517,272)	(10,092,499)	(74,070,635)
Cash flows from investing activities
Purchase of property and equipment	(24,486)	(32,936)	(1,622,737)
Restricted cash	–	–	(20,000)
Purchase of short-term investments			(8,012,363)
Maturity of short-term investments	5,525,839	–	8,012,363

Net cash provided by (used in) investing activities	5,501,353	(32,936)	(1,642,737)
Cash flows from financing activities
Proceeds from notes payable, net of offering costs	–	–	1,270,248
Proceeds from exercise of stock options	1,498	71,737	101,672
Proceeds from convertible notes payable, net of offering costs	–	8,000,000	18,523,517
Proceeds from issuance of convertible preferred stock, net of offering costs	–	–	59,671,389
Payments on notes payable and capital leases	(33,962)	–	(1,395,263)

Net cash provided by (used in) financing activities	(32,464)	8,071,737	78,171,563

Net increase (decrease) in cash and cash equivalents	(7,048,383)	(2,053,698)	2,458,191
Cash and cash equivalents – beginning of period	10,006,148	4,511,889	–

Cash and cash equivalents – end of period	$2,957,765	$2,458,191	$2,458,191

Supplemental disclosure of cash flow information
Conversion of bridge loans principal and accrued interest to preferred stock	$–	$–	$5,730,064

Cash paid for interest	$4,625	$–	$169,844

See accompanying notes to financial statements.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
September 30, 2013

1. Organization and Description of the Business

We are a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule therapeutics that mimic Second Mitochondrial Activator of Caspases, or SMAC-mimetics, and are designed to cause or enable abnormal cells that are resistant to the body's immune system to self-destruct. We were originally incorporated in July 2001 as Apop Corp., a New Jersey corporation. Pursuant to a merger effective as of October 2003 with and into our wholly owned subsidiary, we became a Delaware corporation and commenced operations in 2003. Our name was changed to Apop Corporation in March 2004, to Gentara Corporation in June 2004 and to TetraLogic Pharmaceuticals Corporation in January 2006. We are a development stage enterprise, and accordingly, our operations to date have been directed primarily toward developing business strategies, raising capital, research and development activities, conducting pre-clinical testing and human clinical trials of our product candidates and recruiting personnel.

Liquidity

Our financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should we be unable to continue to fund our operations. We have not generated any product revenues and have not yet achieved profitable operations. There is no assurance that profitable operations will ever be achieved, and if achieved, could be sustained on a continuing basis. In addition, development activities, clinical and preclinical testing, and commercialization of our products will require significant additional financing. Our deficit accumulated during the development stage through September 30, 2013 aggregated $83,218,215, and we expect to incur substantial losses in future periods.

We plan to finance our future operations with a combination of proceeds from the issuance of equity securities, the issuance of additional debt, potential collaborations, and revenues from potential future product sales, if any. We have not generated positive cash flows from operations, and there are no assurances that we will be successful in obtaining an adequate level of financing for the development and commercialization of our planned products. These factors raise substantial doubt about our ability to continue as a going concern. We believe that our ongoing and planned financing endeavors, if successful, will provide adequate financial resources to continue as a going concern for at least the next twelve months; however, there can be no assurance in this regard. Such endeavors primarily include raising additional capital from existing investors or securing additional external financing. We may not be able to obtain additional funding on favorable terms, if at all. If we are unable to secure adequate additional funding in 2013, our business, operating results, financial condition and cash flows may be materially and adversely affected.

2. Summary of Significant Accounting Policies

Basis of Presentation

The condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States, or GAAP, for interim financial information. Certain information and footnotes normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, or the SEC. All significant intercompany transactions have been eliminated.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

2. Summary of Significant Accounting Policies (Continued)

Unaudited Interim Financial Information

The accompanying condensed balance sheet as of September 30, 2013, condensed statements of operations and comprehensive loss and condensed statements of cash flows for the nine months ended September 30, 2012 and 2013 and the period from September 22, 2003 (date of inception) to September 30, 2013 are unaudited. The interim unaudited condensed financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of our financial position as of September 30, 2013 and the results of our operations, our comprehensive loss and our cash flows for the nine months ended September 30, 2012 and 2013 and the period from September 22, 2003 (date of inception) to September 30, 2013. The financial data and other information disclosed in these notes as of September 30, 2012 and 2013 and for the nine months ended September 30, 2012 and 2013 and the period from September 22, 2003 (date of inception) to September 30, 2013 are unaudited. The results for the nine months ended September 30, 2013 are not necessarily indicative of results to be expected for the year ending December 31, 2013, any other interim periods, or any future year or period.

Development Stage Company

We are considered to be in the development stage as defined by GAAP. We have devoted substantially all of our efforts to business planning, research and development, recruiting management and technical staff, and raising capital.

Unaudited Pro Forma Presentation

In September 2013, we confidentially submitted a registration statement to the SEC to potentially sell shares of common stock to the public. The unaudited pro forma balance sheet information at September 30, 2013 assumes the conversion of all issued and outstanding shares of preferred stock and convertible notes, warrants and accrued interest that will convert to shares of our common stock upon the closing of an initial public offering, into an aggregate of            shares of common stock and the resultant reclassification of the convertible preferred stock warrant liability to stockholders equity (deficit) in connection with such conversion. The unaudited pro forma net loss per share is computed using the weighted-average number of shares of common stock outstanding after giving effect to the conversion of all issued and outstanding shares of preferred stock, convertible notes and warrants that will convert to shares of our common stock upon closing of an initial public offering, into an aggregate of            shares of common stock, as if they had occurred at January 1, 2013, or the date of original issuance, if later. Upon conversion of the convertible preferred stock into shares of the Company's common stock in the event of an initial public offering, the holders of the convertible preferred stock are not entitled to receive undeclared dividends. Accordingly, the impact of the cumulative preferred stock dividends has been excluded from the determination of the unaudited pro forma net loss per share.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

2. Summary of Significant Accounting Policies (Continued)

financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Significant Accounting Policies

Our significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2012 included elsewhere in this prospectus. Since the date of those financial statements, there have been no changes to our significant accounting policies.

3. Fair Value Measurements

Financial Accounting Standards Board accounting guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (the exit price) in an orderly transaction between market participants at the measurement date. The accounting guidance outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. In determining fair value, we use quoted prices and observable inputs. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from independent sources.

The fair value hierarchy is broken down into three levels based on the source of inputs as follows:

  •
  Level 1 – Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities.

  •
  Level 2 – Valuations based on observable inputs and quoted prices in active markets for similar assets and liabilities.

  •
  Level 3 – Valuations based on inputs that are unobservable and models that are significant to the overall fair value measurement.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

3. Fair Value Measurements (Continued)

The following fair value hierarchy table presents information about each major category of our financial assets and liabilities measured at fair value on a recurring basis:

	Level 1	Level 2	Level 3	Total
December 31, 2012
Assets
Certificate of deposit (restricted cash)	$20,000	$–	$–	$20,000

Total assets	$20,000	$–	$–	$20,000

Liabilities
Preferred stock warrant liability	$–	$–	$272,079	$272,079
Common stock warrant liability	–	–	97,094	97,094

Total liabilities	$–	$–	$369,173	$369,173

September 30, 2013
Assets
Certificate of deposit (restricted cash)	$20,000	$–	$–	$20,000

Total assets	$20,000	$–	$–	$20,000

Liabilities
Preferred stock warrant liability	$–	$–	$1,867,336	$1,867,336
Common stock warrant liability	–	–	430,545	430,545

Total liabilities	$–	$–	$2,297,881	$2,297,881

We have outstanding warrants to purchase our series B convertible preferred stock, or the 2006 Warrants (as defined below). The series B convertible preferred stock underlying the 2006 Warrants can be redeemable for cash upon an event that is not within our control, such as the liquidation of our preferred stock, as the preferred stockholders have voting control of our company and control of our board of directors and therefore have the ability to trigger the liquidation of our preferred stock. In accordance with the guidance for accounting for certain financial instruments with characteristics of both liabilities and equity, the 2006 Warrants are recorded as a derivative liability on our balance sheets, with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in value of derivative liabilities. The fair value of the preferred stock warrant liability is estimated by applying probability-weighted expected return methods to a multiple scenario option-pricing model, which requires inputs such as the expected volatility based on comparable public companies (90%), the estimated fair value of the preferred stock ($0.45 per share) and the remaining contractual term of the warrant (5 years). For this liability, we developed our own assumptions that do not have observable inputs or available market data to support the fair value.

In 2009 and 2010 we issued warrants to purchase our common stock, or the 2009/2010 Warrants (as defined below), which contain a provision whereby the exercise price may be reduced upon the occurrence of certain events within our control, such as the future issuance of equity securities or rights to purchase equity securities at a price below the current exercise price of the 2009/2010 Warrants. Accordingly, the 2009/2010 Warrants are recorded as a derivative liability on our balance sheets, with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations as change in value of derivative liabilities. The fair value of each

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

3. Fair Value Measurements (Continued)

2009/2010 Warrant is estimated using a Black-Scholes option-pricing model, which includes variables such as the expected volatility based on comparable public companies (90%), the estimated fair value of the common stock ($0.36 per share) and the contractual term of the warrant (6 to 7 years). For this liability, we developed our own assumptions that do not have observable inputs or available market data to support the fair value.

In 2012 and 2013 we issued detachable warrants, or the 2012/2013 Warrants, in conjunction with the 2012/2013 Notes (as defined below). The 2012/2013 Warrants are freestanding financial instruments that are legally detachable and separately exercisable from the 2012/2013 Notes. The 2012/2013 Warrants contain one or more underlying securities, one or more notional amounts or payment provisions or both, minimal to no initial net investment, and net settlement provisions. As such, the 2012/2013 Warrants are recorded as a derivative liability on our balance sheets, with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in value of derivative liabilities. The fair value of each 2012/2013 Warrant is estimated by applying probability-weighted expected return methods to a multiple scenario option-pricing model, which requires inputs such as the expected volatility based on comparable public companies (90%), the estimated fair value of certain equity securities ($0.36 to $0.47 per share on an as-if converted basis), and the expected term to various liquidity events (1 to 2 years). For this liability, we developed our own assumptions that do not have observable inputs or available market data to support the fair value.

Significant decreases in our stock price volatility will significantly decrease the overall valuation of our derivative liabilities, while significant increases in our stock price volatility will significantly increase the overall valuation. As discussed above, the strike price of our 2009/2010 Warrants may be decreased. Accordingly, a significant decrease in the strike price of the 2009/2010 Warrants will substantially increase the overall valuation.

The following tables set forth a summary of changes in the fair value of Level 3 liabilities for the nine months ended September 30, 2012 and 2013:

	December 31, 2012	Issuances	Exercises	Change in Fair Value	September 30, 2013
Preferred stock warrant liability	$272,079	$593,881	$–	$1,001,376	$1,867,336
Common stock warrant liability	97,094	–	–	333,451	430,545

Total liabilities	$369,173	$593,881	$–	$1,334,827	$2,297,881

	December 31, 2011	Issuances	Exercises	Change in Fair Value	September 30, 2012
Preferred stock warrant liability	$58,759	$–	$–	$(36,537)	$22,222
Common stock warrant liability	99,989	–	–	(2,303)	97,686

Total liabilities	$158,748		$–	$(38,840)	$119,908

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

4. Accrued Expenses

At December 31, 2012 and September 30, 2013, accrued expenses consisted of the following:

	December 31, 2012	September 30, 2013
Payroll and related costs	$49,533	$1,066,748
Research and development related costs	1,299,240	694,024
Offering costs	–	1,402,981
Legal and accounting related costs	118,705	180,793
Interest on convertible notes	36,140	600,300
Other	106,151	114,118

	$1,609,769	$4,058,964

5. Notes Payable and Detachable Warrants

On November 3, 2003, we borrowed $500,000 from an investor. The loan bore interest at the rate of 6%, was secured by a lien on all of our assets, and was due on the earlier of January 31, 2005 or the sale by us of any of our equity securities. In March 2004, the loan, including accrued interest, was converted into series A convertible preferred stock.

In December 2004, we entered into an equipment loan facility, or the Facility, with a bank that provided for borrowings up to $625,000, subject to certain conditions, through September 2005. Borrowings under the Facility were used to finance laboratory equipment and, up to specified maximum percentages, computer equipment, furniture, software, and leasehold improvements. Borrowings were secured by the related assets. Amounts borrowed under the Facility were repayable in 36 equal monthly payments of principal and interest, plus a final payment equal to 5% of the amount borrowed. The interest rate for each loan was fixed at the time of the borrowing based on a specified spread over the bank's prime rate, with a minimum interest rate of 5.25%. In connection with the borrowings under the Facility, we issued a 10-year warrant to purchase 12,500 shares of common stock at $1.00 per share, or the 2004 Warrant, exercisable through December 2014. As of December 31, 2012 and September 30, 2013, there were no borrowings outstanding under this Facility and no interest expense related to this Facility was recognized during these years. Interest expense related to the Facility was $55,142 for the period from September 22, 2003 (date of inception) to September 30, 2013.

In May 2007, the Facility was amended to provide for additional borrowings up to $750,000 subject to certain conditions through April 2008, or the Amended Facility. Amounts borrowed under the Amended Facility are repayable in 48 equal monthly payments of principal and interest, plus a final payment equal to 2% of the amount borrowed. Interest rates for each loan will be fixed at the time of the borrowing based on a specified spread over the bank's prime rate. In connection with the borrowings under the Amended Facility, we issued an additional warrant to purchase 33,333 shares of common stock at $0.45 per share, exercisable through May 2017, or the 2007 Warrant. The fair value of the 2007 Warrant was calculated using the Black-Scholes valuation model and was de minimis. Interest expense related to the Amended Facility was $989, $0, and $118,720 for the nine months ended September 30, 2012 and 2013, and for the period from September 22, 2003 (date of inception) through September 30, 2013, respectively. As of December 31, 2012 and September 30, 2013, there were no borrowings outstanding under the Amended Facility.

In March 2006, we entered into an agreement with the series A convertible preferred stock stockholders, authorizing us to borrow up to $1 million in convertible debt, or the 2006 Notes. In

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

5. Notes Payable and Detachable Warrants (Continued)

March 2006, we issued convertible promissory notes to the series A convertible preferred stock stockholders in the amount of $333,666. In May 2006, we issued additional 2006 Notes in the amount of $333,000. The 2006 Notes bore interest at the rate of 8% per annum, and were due, with interest, on the earlier of December 31, 2006 and a "sale event", as defined in the agreement. In connection with the borrowings, the noteholders received 10-year warrants, or the 2006 Warrants, to purchase an aggregate of 370,365 shares of our series B convertible preferred stock, as a "qualified financing" under the applicable note and warrant purchase agreement, at $0.45 per share. The fair value of the 2006 Warrants was calculated to be $57,150 using the Black-Scholes valuation model and was recorded as debt discount and classified as a liability and carried at fair value. In June 2006, in connection with our series B convertible preferred stock financing, the total principal amount of $666,666 of the 2006 Notes and accrued interest of $7,484 were converted at a share price of $0.45 per share into 1,498,111 shares of series B convertible preferred stock.

In November 2009, we entered into an agreement with certain of the series B convertible preferred stock stockholders and two individuals, authorizing us to borrow up to $2,000,000 in convertible debt, or the 2009/2010 Notes. In November 2009, we issued convertible promissory notes to the series B convertible preferred stock stockholders and two individuals in the amount of $2,000,000. The 2009/2010 Notes bore interest at the rate of 8% per annum, and were due, with interest, on the earlier of February 28, 2010 and a "sale event", as defined in the agreement. In March 2010, the agreement was amended to authorize us to borrow an additional $2,400,000 in convertible debt and to extend the maturity date of the 2009/2010 Notes to June 30, 2010. Concurrent with the amendment, we issued additional 2009/2010 Notes in the amount of $2,388,000 to the existing noteholders.

In connection with the borrowings under the 2009/2010 Notes, the noteholders received 10-year warrants to purchase an aggregate of 1,289,210 shares of our common stock at an exercise price of $0.05 per share, or the 2009/2010 Warrants. The fair value of the 2009/2010 Warrants was calculated to be $53,144, using the Black-Scholes valuation model and was recorded as debt discount and classified as a liability and carried at fair value. As a result of recording the fair value of the warrants as debt discount, a beneficial conversion feature was created, as the effective conversion rate of the 2009/2010 Notes was less than the estimated fair value of the series B convertible preferred stock that the 2009/2010 Notes were initially convertible into prior to our series C convertible preferred stock financing. The total beneficial conversion feature recorded in 2009 and 2010 on the dates of issuance of the 2009/2010 Notes was $24,202 and $28,942, respectively, and was recorded as debt discount with a corresponding credit to additional paid-in capital. The debt discount was amortized to interest expense over the term of the 2009/2010 Notes. A total of $106,288 of debt discount was amortized to interest expense during the period from September 22, 2003 (date of inception) to September 30, 2013.

In July 2010, in connection with our series C convertible preferred stock financing, the total principal amount of $4,388,000 of the 2009/2010 Notes and accrued interest of $167,914 were converted into 12,097,522 shares of series C preferred stock at a price of $0.3766 per share.

In November 2012, we entered into an agreement with certain of our preferred stockholders, authorizing us to borrow up to $10,000,000 in convertible debt, or the 2012/2013 Notes. In both November 2012 and April 2013, we issued convertible promissory notes to certain of the preferred stockholders in the amount of $5,000,000 for an aggregate of $10,000,000. The 2012/2013 Notes bear interest at the rate of 8% per annum, and were originally due, with interest, on the earlier of July 1, 2013 or in the event of a liquidation (as more fully described in our certificate of incorporation). Subsequent to issuance, the 2012/2013 Notes were amended by the noteholders and us to extend their

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

5. Notes Payable and Detachable Warrants (Continued)

maturity to April 2014. Upon the closing of a qualified financing, as defined in the agreement, the 2012/2013 Notes, including all outstanding principal and accrued interest, shall automatically convert into the type of equity securities issued in the qualified financing at the share price paid by the participating investors in the financing. Upon the occurrence of a non-qualified financing, the outstanding amount of principal and accrued interest is convertible at the option of the noteholder at the share price paid by the participating investors in the non-qualified financing. If the 2012/2013 Notes have not been converted or repaid prior to twelve months following issuance, the notes, including all outstanding principal and accrued interest, may be converted, at the option of the holder, into series C convertible preferred stock at the original purchase price for the series C convertible preferred stock. For the nine months ended September 30, 2012 and 2013, and for the period from September 22, 2003 (date of inception) through September 30, 2013, we incurred interest expense of $0, $486,571 and $522,711, respectively, in connection with these outstanding 2012/2013 Notes.

In connection with the 2012/2013 Notes, in November 2012 and April 2013 certain of the noteholders received 10-year warrants to purchase $750,000 and $2,250,000, respectively, of our preferred stock. The number of shares the holder may purchase by exercising these warrants is equal to the warrant dollar value divided by the per share price paid by investors in the qualified or non-qualified equity financing, as defined in the applicable agreement. If a qualified or non-qualified financing has not occurred within twelve months of issuance, or the Trigger Date, then, at the election of the holder, the warrants may be exercisable into series C convertible preferred stock or the preferred stock issued in the first preferred stock financing completed after the Trigger Date. In the event of an initial public offering, the number of warrants and the exercise price will be set based on the series C price ($0.3766 per share) and net settle into a number of shares of common stock equal to the in-the-money value at the initial public offering price. The fair value of the 2012/2013 Warrants was calculated to be $847,442, applying probability-weighted expected return methods to multiple scenario option pricing models and was recorded as debt discount with a corresponding credit to the preferred stock warrant liability. A total of $0, $811,218 and $847,441 of debt discount was amortized to interest expense during the nine months ended September 30, 2012 and 2013, and for the period from September 22, 2003 (date of inception) through September 30, 2013, respectively.

In connection with a clinical study being conducted in collaboration with a pharmaceutical company, in May 2013, we received a $3,000,000 loan from such company and in return we issued an unsecured convertible promissory note to such company, or the Collaboration Note, in the amount of $3,000,000. The Collaboration Note bears interest at the rate of 8% per annum, and is due, with interest, on the earlier of May 16, 2015 or in the event of a liquidation (as more fully described in in our certificate of incorporation). Upon the closing of a qualified financing, as defined in the agreement, the Collaboration Note, including all outstanding principal and accrued interest, shall automatically convert into the type of equity securities issued in the qualified financing at the share price paid by the participating investors in the financing. Upon the occurrence of a non-qualified financing, the outstanding amount of principal and accrued interest is convertible at the option of the noteholder at the share price paid by the participating investors in the non-qualified financing. If the Collaboration Note has not been converted or repaid prior to twenty-four months following issuance, such note, including all outstanding principal and accrued interest, may be converted, at the option of the holder, into series C-1 convertible preferred stock at the original purchase price for the series C-1 convertible preferred stock. For the nine months ended September 30, 2012 and 2013, and for the period from September 22, 2003 (date of inception) through September 30, 2013, interest expense of $0, $77,589 and $77,589, respectively, was recorded in connection with the outstanding Collaboration Note.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

6. Convertible Preferred Stock and Stockholders' Equity (Deficit)

Convertible Preferred Stock

In March 2004, we issued 8,000,000 shares of series A convertible preferred stock at $1.00 per share generating gross proceeds of $8.0 million. Costs associated with the offering were $152,140. The series A convertible preferred stock originally had a redemption feature that was revoked as part of the series B convertible preferred stock issuance in June 2006. The carrying value of the series A convertible preferred stock was being accreted to its redemption value on the redemption date, based upon the effective interest method. With the redemption feature being revoked in June 2006, all previous accretion was reversed.

In June 2006, we issued 31,835,223 shares of series B convertible preferred stock at $0.45 per share generating gross proceeds of $14,325,850. Costs associated with the offering were $211,621. An additional 1,498,111 shares of series B convertible preferred stock were issued in connection with the conversion of $666,665 of 2006 Notes and $7,484 of accrued interest associated with the 2006 Notes. We also authorized the issuance of an additional 47,037,035 shares of series B convertible preferred stock under our certificate of incorporation; however, in connection with the issuance of the series C convertible preferred stock in July 2010, the number of authorized shares of series B convertible preferred stock was reduced to 33,703,699. On September 1, 2013, 8,333,333 shares of series B convertible preferred stock were converted to the same number of shares of common stock, resulting in 25,000,001 shares of series B convertible preferred stock outstanding as of September 30, 2013.

In July 2010, we authorized the sale of series C convertible preferred stock. In 2010 we issued 95,143,072 shares of series C convertible preferred stock at $0.3766 per share generating gross proceeds of $35,830,884, including the conversion of $4,388,000 of 2009/2010 Notes and $167,914 of accrued interest associated with the 2009/2010 Notes. Costs associated with the offering were $303,880. An additional 3,550,265 shares of series C convertible preferred stock were issued in January 2011 at $0.3766 per share generating gross proceeds of $1,337,030. On September 1, 2013, 6,968,137 shares of series C convertible preferred stock were converted to the same number of shares of common stock, resulting in 91,725,200 shares of series C convertible preferred stock outstanding as of September 30, 2013.

In May 2011, we authorized and issued 13,276,686 shares of series C-1 convertible preferred stock at $0.4519 per share, generating gross proceeds of $5,999,734. Costs associated with the offering were $80,118.

Voting

Holders of the series A and series B convertible preferred stock, voting as a class, are entitled to elect three members of the board of directors. Holders of the series C and series C-1 convertible preferred stock, voting as a class, are entitled to elect two members of the board of directors. The holders of the common stock and the preferred stock, voting as a class, are entitled to elect all remaining members of the board of directors.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

6. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

Conversion

Each share of preferred stock is convertible into common stock at any time at the option of the holder at a conversion rate equal to the initial purchase price for the relevant series of preferred stock ($1.00 for the series A convertible preferred stock, $0.45 for the series B convertible preferred stock, $0.3766 for the series C convertible preferred stock and $0.4519 for the series C-1 convertible preferred stock) divided by the relevant conversion price ($0.45 for the series A convertible preferred stock and series B convertible preferred stock, $0.3766 for the series C convertible preferred stock and $0.4519 for the series C-1 convertible preferred stock). The preferred stock is automatically convertible in the event of (i) an initial public offering at a per share price of at least three times the initial purchase price of the series C-1 convertible preferred stock (subject to adjustment to reflect stock splits, stock dividends, stock combinations, recapitalizations and like occurrences) and gross proceeds to us of at least $50.0 million; or (ii) the affirmative vote or written consent of the holders of at least two-thirds of the then-outstanding preferred stock, including the holders of at least 60% of the series C convertible preferred stock and the series C-1 convertible preferred stock, voting as a single class.

Dividends

The series C and series C-1 convertible preferred stock stockholders are entitled to receive 8% annual dividends if and when declared by the board of directors. The series C and series C-1 convertible preferred stock dividends shall accrue from day to day from the date of issuance, whether or not declared, and shall be cumulative. The series A convertible preferred stock and series B convertible preferred stock stockholders are entitled to receive dividends of $0.08 and $0.036 per share, respectively, if and when declared by the board of directors. The series A convertible preferred stock and series B convertible preferred stock dividends are non-cumulative. No dividends have been declared through September 30, 2013.

Liquidation

In the event of our liquidation, dissolution, or winding-up, or in the event we merge with or are acquired by another entity, the holders of each share of series A convertible preferred stock, series B convertible preferred stock, series C convertible preferred stock and series C-1 convertible preferred stock shall be entitled to receive an amount equal to the liquidation value of their shares. The series C-1 convertible preferred stock liquidation value is equal to $0.4519 per share plus all cumulative dividends in arrears, whether or not declared. The series C convertible preferred stock liquidation value is equal to $0.3766 per share plus all cumulative dividends in arrears, whether or not declared. The series A convertible preferred stock and series B convertible preferred stock liquidation values are equal to $1.00 and $0.45 per share, respectively, plus any declared but unpaid dividends. With respect to the liquidation preference, the series C-1 convertible preferred stock and series C convertible preferred stock will rank prior to all other series of preferred stock and common stock, and the series A convertible preferred stock and series B convertible preferred stock will rank prior to the common stock. As of September 30, 2013 there were $9,212,308 of dividends payable on our series C convertible preferred stock and C-1 convertible preferred stock, which are payable upon the occurrence of a liquidation (as more fully described in our certificate of incorporation).

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

6. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

Redemption

The preferred stock is subject to redemption under certain "deemed liquidation" events, as defined in our certificate of incorporation, and as such, the preferred stock is considered contingently redeemable for financial accounting purposes. We have determined that none of those events are probable during the periods presented.

Common Stock

We are authorized to issue 237,901,724 shares of common stock, with a par value of $0.0001, of which approximately 22,995,220 and 39,388,821 were issued and outstanding at December 31, 2012 and September 30, 2013, respectively, including unvested restricted common stock of 4,880,565 and 1,731,738 at December 31, 2012 and September 30, 2013, respectively.

The voting, dividend and liquidation rights of the holders of shares of common stock are subject to and qualified by the rights, powers and preferences of the holders of shares of preferred stock. The common stock has the following characteristics:

Voting

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, other than election of directors, which shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election of such director. In addition, the affirmative vote of the holders of at least 75% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our amended and restated certificate of incorporation, such as the provisions relating to the classified board and director liability, amending our bylaws, removing directors without cause or changing the Court of Chancery of the State of Delaware from being the sole and exclusive forum for certain actions brought by our stockholders against us or our directors, officers or employees.

Dividends

The holders of shares of common stock are entitled to receive dividends, if and when declared by the board of directors. Cash dividends may not be declared or paid to holders of shares of common stock until paid on each series of outstanding preferred stock in accordance with their respective terms. As of September 30, 2013, no dividends have been declared or paid since our inception.

Liquidation

After payment to the holders of shares of preferred stock of their liquidation preferences, the holders of shares of common stock are entitled to share ratably in our assets available for distribution to stockholders, in the event of any voluntary or involuntary liquidation, dissolution or winding up by us or upon the occurrence of a liquidation (as more fully described in our certificate of incorporation).

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

6. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

Reserved for Future Issuance

	December 31, 2012	September 30, 2013
Conversion of series A convertible preferred stock	17,777,777	17,777,777
Conversion of series B convertible preferred stock	33,333,334	25,000,001
Conversion of series C convertible preferred stock	98,693,337	91,725,200
Conversion of series C-1 convertible preferred stock	13,276,686	13,276,686
Warrants to purchase common stock	1,335,043	1,335,043
Warrants to purchase series B convertible preferred stock	370,365	370,365
Options to purchase common stock	12,183,692	12,990,254
Shares reserved for future equity compensation awards	3,386,145	1,487,452

	180,356,379	163,962,778

In addition to the above shares reserved for future issuance, our 2012/2013 Notes, and the 2012/2013 Warrants issued along with those notes, are convertible into equity securities. The quantity and type of security to be converted into as well as the warrant strike price will be determined based upon the occurrence and terms of a potential qualified or non-qualified future equity financing, as defined in the applicable agreement. We also issued convertible notes to a collaborator where the quantity and type of security to be converted into will be determined based upon the occurrence and terms of a potential qualified or non-qualified future equity financing (Note 5). If a qualified or non-qualified financing does not occur before the date that is 12 months (for the 2012/2013 Notes and Warrants) or 24 months (for the Collaboration Note) following the issuance date of such note or warrant, as the case may be, the 2012/2013 Notes and 2012/2013 Warrants may be converted, at the option of the holder, into series C convertible preferred stock at the original issuance price of the series C convertible preferred stock ($0.3766 per share) and the Collaboration Note may be converted, at the option of the holder, into series C-1 convertible preferred stock at the original issuance price of the series C-1 convertible preferred stock ($0.4519 per share).

2004 Equity Compensation Plan

In March 2004, we adopted the 2004 Equity Compensation Plan, or the Plan, that authorizes us to grant option and restricted stock awards. As amended and as of September 30, 2013, the number of shares of common stock reserved for issuance in connection with the Plan was 35,315,057. The amount, terms of grants, and exercisability provisions are determined and set by our board of directors.

In October 2013, our board of directors approved the reservation of an additional 31,411,532 shares of common stock for issuance under our 2004 Equity Incentive Plan, to accommodate grants of non-qualified stock options to new members of our executive management, our former President and Chief Executive Officer and other employees and consultants.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

6. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

Stock-based compensation expense

Stock-based payments to employees, including grants of employee stock options, are recognized in the statement of operations based on fair value. Stock-based payments to non-employees are recognized at fair value on the date of grant and re-measured at each subsequent reporting date through the settlement of the instrument. The fair value of stock options is calculated using the Black-Scholes valuation model, and is recognized over the vesting period.

Stock-based compensation expense recognized by award type is as follows:

	Nine Months Ended September 30,		September 22, 2003 (Inception) to September 30, 2013
	2012	2013
Options awards	$39,050	$94,087	$452,375
Restricted stock awards	211,837	452,984	1,491,243

Total stock-based compensation expense	$250,887	$547,071	$1,943,618

Total compensation cost recognized for all stock-based compensation awards in the statements of operations is as follows:

	Nine Months Ended September 30,		September 22, 2003 (Inception) to September 30, 2013
	2012	2013
Research and development	$164,295	$172,149	$1,011,853
General and administrative	86,592	374,922	931,765

Total stock-based compensation expense	$250,887	$547,071	$1,943,618

During the nine months ended September 30, 2013, stock options to purchase 2,405,000 shares of common stock were awarded to employees, non-employee directors and consultants at a weighted average exercise price of $0.09 per share. There have been no significant changes to the assumptions used to calculate fair value from those disclosed in our audited financial statements as of December 31, 2012. As of September 30, 2013, there were 12,990,254 shares of common stock issuable upon exercise of outstanding stock options, 1,731,738 shares of unvested restricted stock awards and 1,487,452 shares of common stock available for issuance of future equity compensation awards in connection with our equity compensation plan. As of September 30, 2013, there was $406,999 of total unrecognized compensation cost related to unvested stock options and $180,127 of total unrecognized compensation cost related to unvested restricted stock awards, both of which will be recognized over the future vesting period. The weighted average vesting period for our outstanding stock options is 2.92 years and for our restricted stock is 1.18 years.

During the nine months ended September 30, 2012 and 2013, we did not grant any options to purchase shares of common stock to employees and consultants that contain performance-based

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

6. Convertible Preferred Stock and Stockholders' Equity (Deficit) (Continued)

vesting criteria. Milestone events are specific to our corporate goals, including but not limited to certain clinical and corporate development milestones. Stock-based compensation expense associated with these performance-based stock options is recognized if the performance condition is considered probable of achievement using management's best estimates. We have concluded that certain previously issued performance-based milestones were probable of achievement at September 30, 2013 and compensation expense of $0, $45,677 and $60,207 was recognized for the nine months ended September 30, 2012 and 2013, and for the period September 22, 2003 (date of inception) to September 30, 2013. At September 30, 2013, there are 966,250 shares of common stock issuable upon vesting of stock options subject to performance-based vesting criteria.

Warrants

We presently have the following warrants outstanding to purchase shares of our common stock and series B convertible preferred stock:

Warrant Series	Underlying Equity Security	Number of Shares Issuable	Exercise Price	Expiration Date
2004 Warrant	common stock	12,500	$1.00	December 2014
2007 Warrant	common stock	33,333	$0.45	May 2017
2006 Warrants	series B convertible preferred stock	370,365	$0.45	March 2016-May 2016
2009/2010 Warrants	common stock	1,289,210	$0.05	November 2019-March 2020

In addition to the above and in connection with the 2012/2013 Notes, in November 2012 and April 2013 we issued 2012/2013 Warrants to purchase $750,000 and $2,250,000, respectively, of our equity securities. The number of shares of equity securities the holder may purchase by exercising these warrants is equal to the warrant dollar value divided by the per share price paid by investors in the qualified or non-qualified equity financing, as defined in the applicable agreement. If a qualified or non-qualified financing has not occurred by the Trigger Date, then, at the election of the holder, the warrants may be exercisable into series C convertible preferred stock or the preferred stock issued in the first preferred stock financing completed after the Trigger Date. In the event of an initial public offering, the number of warrants and the exercise price will be set based on the series C price ($0.3766 per share) and net settle into a number of shares of common stock equal to the in-the-money value at the initial public offering price. The warrants are exercisable for up to 10 years and mandatorily convert upon completion of an initial public offering.

Our 2006 Warrants, 2009/2010 Warrants and 2012/2013 Warrants are classified as derivative liabilities on our balance sheets with subsequent changes to fair value recorded through earnings at each reporting period on our statement of operations and comprehensive loss as change in fair value of derivative liabilities. See Note 8 for additional information, and Note 3 with respect to fair value.

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

7. Loss Per Share of Common Stock

The following table sets forth the computation of basic and diluted earnings per share for the nine months ended September 30, 2012 and 2013:

	Nine Months Ended September 30,
	2012	2013
Basic and diluted net loss per share of common stock:
Net loss	$(12,397,251)	$(13,296,373)
Dividends on series C and C-1 convertible preferred stock	(2,585,251)	(2,565,708)

Net loss applicable to common stockholders	$(14,982,592)	$(15,862,081)

Weighted average shares of common stock outstanding	16,064,605	21,733,302

Net loss per share of common stock – basic and diluted	$(0.93)	$(0.73)

The following potentially dilutive securities outstanding at September 30, 2012 and 2013 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	September 30,
	2012	2013
Convertible preferred stock	163,081,134	147,779,664
Warrants	1,705,408	1,705,408
Stock options	8,573,692	12,990,254
Unvested restricted stock	5,556,766	1,731,738

	178,917,000	164,207,064

In addition to the above potentially dilutive securities, our 2012/2013 Notes, and the 2012/2013 Warrants issued along with those notes, are convertible into equity securities. The quantity and type of security to be converted into as well as the warrant strike price will be determined based upon the occurrence and terms of a potential qualified or non-qualified future equity financing, as defined in the related agreement.

8. Derivative Financial Instruments

Generally, we do not use derivative financial instruments to hedge exposures to cash flow or market risks. From time to time, we seek additional funding from debt and equity financing arrangements, which may include the issuance of warrants to purchase our equity securities. Occasionally, such warrants contain certain provisions that require derivative classification in our financial statements.

Our 2006 Warrants, 2009/2010 Warrants and 2012/2013 Warrants are classified as derivative financial instruments. Upon the issuance of any warrant, we evaluate the terms of the warrant in connection with Accounting Standards Codification, or ASC. 815, Derivatives and Hedging. The 2009/2010 Warrants contain a provision whereby the exercise price and/or underlying equity security may be adjusted upon the occurrence of certain events within our control, such as the future issuance of equity securities at a price below the current exercise price of the warrants. The preferred stock

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

8. Derivative Financial Instruments (Continued)

underlying the 2006 and 2012/2013 Warrants can be redeemed for cash upon an event that is not within our control. Accordingly, the 2006, 2009/2010 and 2012/2013 warrants are recorded as a derivative liability on our balance sheets, with subsequent changes to fair value recorded through earnings at each reporting period in our statement of operations and comprehensive loss as change in fair value of derivative liabilities. Each subsequent change in fair value is reflected in our statement of cash flows as a noncash adjustment to net loss under operating activities. Upon exercise of these warrants, the cash inflow will be recorded as a financing activity on our statement of cash flows. As of September 30, 2013, none of these warrants have been exercised.

9. Commitments and Contingencies

Leases

We lease office space and office equipment under operating leases. Rent expense under these operating leases was $278,384, $281,232, and $2,634,486 in for the nine months ended September 30, 2012 and 2013, and for the period from September 22, 2003 (date of inception) to September 30, 2013, respectively.

As of September 30, 2013, we had commitments for $291,075 of future minimum lease payments, $87,323 and $203,752 to be made in 2013 and 2014, respectively.

Employee Benefit Plan

We maintain a Section 401(k) retirement plan for all employees who are 21 years of age or older. Employees can contribute up to 90.0% of their eligible pay, subject to maximum amounts allowed under law. We may make discretionary profit sharing contributions, which vest over a period of four years from each employee's commencement of employment with us. We did not make any discretionary contributions during the nine months ended September 30, 2012 or 2013.

License Agreements

In November 2003, we entered into an exclusive license agreement with Princeton University, subsequently amended in June 2004, August 2006 and October 2006, which grants us the rights to certain U.S. patents controlled by the university relating to SMAC-mimetic compounds, including birinapant, and a non-exclusive right to certain know-how and technology relating thereto. The agreement contains a right by us to sublicense. To date, we have paid an aggregate of $100,000 in license fees under the license agreement. As part of the consideration paid, we issued to Princeton University 165,501 shares of our common stock and agreed to pay Princeton University certain royalties. In particular, we are obligated to pay royalties as a percentage of net product sales of 2.0% for direct licensed products, such as birinapant, and 0.5% of derived licensed products, if such products are covered by the applicable Princeton University patent rights. We have the right to reduce the amount of royalties owed to Princeton University by the amount of any royalties paid to a third-party in a pro rata manner, provided that the royalty rate may not be less than 1.0% of net sales for direct licensed products and 0.25% for derived licensed products. The obligation to pay royalties in the U.S. expires upon the expiration, lapse or abandonment of the last of the licensed patent rights

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

9. Commitments and Contingencies (Continued)

that covers the manufacture, use or sale of the direct licensed products. The obligation to pay royalties outside the U.S. expires, on a country by country basis, 10 years from the first commercial sale of a licensed product in each country. The licensed patent rights were developed using federal funds from the National Institutes of Health and are subject to certain overriding rights and obligations of the federal government. This agreement expires upon expiration of the last of the licensed patent rights in 2023 (absent extensions).

The agreement also requires that we pay to Princeton University 5.0% of the non-royalty consideration that we receive from a sublicensee until October 5, 2014 and 2.5% thereafter. Under the license agreement, we are obligated to use reasonable efforts to develop, test, obtain regulatory approval, manufacture, market and sell licensed products in all countries worldwide.

Management Transition Agreement

In connection with the Management Transition Agreement with John M. Gill, our former President and Chief Executive Officer, we recorded a charge of $835,910 included in general and administrative expenses for the nine months ended September 30, 2013. Pursuant to the Transition Agreement, Mr. Gill will receive:

  •
  continuation of his base salary (at the rate of $34,386.50 per month) for 15 months from August 12, 2013;

  •
  a lump sum payment of $50,000 plus 1.0% of the amounts committed to be paid to us over three years pursuant to (i) partnership or collaboration agreements executed on or before December 31, 2013 with any entity with which Mr. Gill had substantive discussions over the 18 months immediately prior to the Resignation Date, that contractually commit payment to us over the first three years of such agreement(s) of no less than $15,000,000 of non-dilutive funding, and/or (ii) the first closing(s) of financings (including this offering) that contractually commit, on or prior to December 31, 2013, payment to us of no less than $20,000,000 from new investors over three years after such first closing(s) (not including the conversion of any notes held by investors as of August 12, 2013), including as commitments future closings of a tranched financing that are subject to the satisfaction of a funding milestones, in each case provided that the total amount committed to us pursuant to clauses (i) and (ii) during such three-year periods shall not total less than $35,000,000;

  •
  accelerated vesting of all of his unvested restricted stock; and

  •
  certain additional stock option grants which will vest based on the achievement of certain defined milestones.

10. Related Party Transactions

Consulting Agreements

We have consulting agreements with two founding scientists and stockholders, under which $71,250, $16,250, and $881,750 were paid during the nine months ended September 30, 2012 and 2013 and for the period from September 22, 2003 (date of inception) to September 30, 2013, respectively. The

TETRALOGIC PHARMACEUTICALS CORPORATION
(A DEVELOPMENT-STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS (Continued)
September 30, 2013

10. Related Party Transactions (Continued)

consulting agreement with one of the founding scientists, signed in November 2003, required payment of consulting fees totaling $200,000 over four years in return for specified services. A second consulting agreement with this founding scientist was signed in March 2011 providing for consulting fees of $30,000 per year. This agreement automatically renews for one-year terms unless terminated by either party. This scientist also received shares of our common stock. Payments to this founding scientist ceased as of January 1, 2013 by mutual agreement. A four-year consulting agreement with the second founding scientist was signed in 2006, requiring payment of $65,000 per year for specified services. This agreement automatically renews for one-year terms unless terminated by either party.

Laboratory Usage

One of those universities with which these stockholders were affiliated is also one of our stockholders. One of our former employees worked in a laboratory at that university until June 2006. We paid the university $39,120 for the period from September 22, 2003 (date of inception) to September 30, 2013, for the use of that laboratory.

11. Subsequent Events

In connection with agreements with three executive officers who joined TetraLogic in August 2013, on October 2, 2013 we granted stock options to purchase 24,747,308 shares of common stock at an exercise price of $0.36 per share, the estimated fair market value of our common stock on the grant date. Based upon the occurrence of certain future financing activities, additional grants of options to purchase our common stock will be granted to make such officer holdings equal to 8% of the fully diluted share count as calculated and described in the executive officers' employment agreements. Such future grants would be exercisable at the per share grant date fair value of our common stock.

In connection with a Management Transition Agreement entered into with John Gill, our former President and Chief Executive Officer, on October 2, 2013 we granted stock options to purchase 4,128,676 shares of common stock at an exercise price of $0.36 per share, the estimated fair market value of our common stock on the grant date. These options vest upon the attainment of certain defined milestones as outlined in the Management Transition Agreement, as amended.

In October 2013, our board of directors approved the reservation of an additional 31,411,532 shares of common stock for issuance under our 2004 Equity Incentive Plan, to accommodate grants of non-qualified stock options to new members of our executive management, our former President and Chief Executive Officer and other employees and consultants.

In October 2013, we issued additional unsecured convertible promissory notes in the aggregate amount of $6.2 million. In connection with this additional issuance of the unsecured convertible promissory notes, the noteholders received additional warrants to purchase $1.9 million of our preferred stock. The terms of these newly issued notes and warrants are substantially the same as those previously issued in 2012 and 2013.

                        Shares

TetraLogic Pharmaceuticals Corporation

Common Stock

PRELIMINARY PROSPECTUS

                        ,

Oppenheimer & Co.
Guggenheim Securities
Needham & Company

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Through and including                        ,        (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discount paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the initial listing fee for the NASDAQ Global Market.

Amount
SEC registration fee		$13,331
FINRA filing fee		16,025
NASDAQ Global Market initial listing fee		25,000
Blue sky qualification fees and expenses		*
Printing expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
To be completed by amendment.

Item 14.   Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws, each of which will become effective upon consummation of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

  •
  transaction from which the director derives an improper personal benefit;

  •
  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payment of dividends or redemption of shares; or

  •
  breach of a director's duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation which will become effective upon consummation of this offering includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we intend to enter into indemnification agreements with our directors and executive officers. These agreements, among other things, will require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15.    Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of preferred stock and convertible promissory notes issued and options granted by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares, notes and options and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

(a)   Issuances of Capital Stock:

(1)   In 2010, we issued and sold an aggregate of 95,143,072 shares of our series C convertible preferred stock at a purchase price of $0.3766 per share, for an aggregate purchase price of approximately $35.8 million, including approximately $4.4 million aggregate principal amount in conversion of previously outstanding convertible notes. As part of our series C convertible preferred stock financing, in January 2011 we issued and sold an additional 3,550,265 shares at $0.3766 per share, for an aggregate purchase price of approximately $1.3 million.

(2)   In May 2011, we issued and sold an aggregate of 13,276,686 shares of our series C-1 convertible preferred at a purchase price per share of $0.4519, for an aggregate purchase price of approximately $6.0 million.

(3)   In September 2013, we issued 15,301,470 shares of common stock as a result of a conversion of all of the shares of preferred stock held by Quaker BioVentures, L.P., Quaker BioVentures Tobacco Fund, L.P and BioAdvance Ventures, L.P., each an existing stockholder, pursuant to a mandatory conversion provision in a note and warrant purchase agreement and our certificate of incorporation.

(b)   Issuance of Convertible Notes and Warrants:

(1)   In May 2013, we issued an unsecured convertible promissory note in the aggregate principal amount of $3.0 million to Amgen Inc., one of our existing stockholders. This promissory note matures on May 16, 2015, unless previously converted, at which time the aggregate principal amount and all accrued and unpaid interest thereon become due and payable. The promissory note converts automatically upon the consummation of a "qualified financing," and converts at the option of the holder upon the consummation of a "non-qualified financing," as such terms are defined therein. The promissory note is also convertible into series C-1 convertible preferred stock at the option of the holder after 24 months from the issue date of the promissory note.

(2)   In November 2012, April 2013 and October 2013, we issued unsecured convertible promissory notes to certain of our existing stockholders. The original aggregate principal amount of the notes was $5.0 million, $5.0 million and $6.2 million, respectively, for a combined total of aggregate principal amount of $16.2 million. We also issued warrants to certain stockholders in the combined aggregate amount of approximately $4.9 million in connection with the convertible promissory notes. The convertible promissory notes issued in each of November 2012 and April 2013 originally were to mature on July 1, 2013, but were amended to extend their maturity date until April 1, 2014, and the notes issued in October 2013 will mature on October 30, 2014, at which time the aggregate principal amount and all accrued and unpaid interest thereon will become due and payable. The convertible promissory notes convert automatically upon the consummation of a "qualified financing," and convert at the option of the holder upon the consummation of a "non-qualified financing," as such terms are defined therein. They also are convertible into series C convertible preferred stock, at the option of the holder, after 12 months from the issue date of the convertible promissory notes. The warrants are exercisable for the same class of securities as the convertible promissory notes convert into or, if the convertible promissory notes are not converted prior to exercise, at the option of the holder, into either the series C convertible preferred stock or the stock issued in the first preferred stock financing completed after the date that is 12 months after the issuance date of each warrant. Upon the automatic conversion of all outstanding shares of the series of shares issuable upon exercise of the warrants, each warrant will become exercisable for that number of shares of our common stock into which the shares issuable upon exercise of such warrant would then be convertible pursuant to our certificate of incorporation in effect prior to such conversion. In this offering, the warrants will be exercisable for a number of warrants equal to the warrant amount divided by $0.3766 and will net exercise at the offering price.

(c)   Restricted Stock Grants:

(1)   On November 23, 2010, we issued a total of 9,011,579 shares of restricted common stock to seven directors, employees and service providers pursuant to our 2004 Equity Incentive Plan.

(2)   On April 8, 2010, we issued a total of 1,000,000 shares of restricted common stock to one employee pursuant to our 2004 Equity Incentive Plan.

(3)   On July 13, 2011, we issued a total of 2,400,000 shares of restricted common stock to one employee pursuant to our 2004 Equity Incentive Plan.

(4)   On April 25, 2012, we issued a total of 800,000 shares of restricted common stock to one employee pursuant to our 2004 Equity Incentive Plan.

(5)   On August 14, 2012, we issued a total of 2,400,000 shares of restricted common stock to one employee pursuant to our 2004 Equity Incentive Plan.

(d)   Stock Option Grants:

(1)   On November 23, 2010, we granted stock options to purchase a total of 1,479,164 shares of common stock at an exercise price of $0.09 per share to eight employees and service providers pursuant to our 2004 Equity Incentive Plan.

(2)   On September 16, 2010, we granted stock options to purchase a total of 10,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(3)   On January 1, 2011, we granted stock options to purchase a total of 458,000 shares of common stock at an exercise price of $0.09 per share to 11 employees pursuant to our 2004 Equity Incentive Plan.

(4)   On January 16, 2011, we granted stock options to purchase a total of 20,000 shares of common stock at an exercise price of $0.09 per share to two employees and service providers pursuant to our 2004 Equity Incentive Plan.

(5)   On February 14, 2011, we granted stock options to purchase a total of 50,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(6)   On April 1, 2011, we granted stock options to purchase a total of 20,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(7)   On June 1, 2011, we granted stock options to purchase a total of 40,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(8)   On June 6, 2011, we granted stock options to purchase a total of 20,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(9)   On August 1, 2011, we granted stock options to purchase a total of 225,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(10) On October 1, 2011, we granted stock options to purchase a total of 100,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(11) On October 7, 2011, we granted stock options to purchase a total of 50,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(12) On October 19, 2011, we granted stock options to purchase a total of 30,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(13) On December 5, 2011, we granted stock options to purchase a total of 10,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(14) On January 4, 2012, we granted stock options to purchase a total of 17,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(15) On March 28, 2012, we granted stock options to purchase a total of 40,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(16) On October 8, 2012, we granted stock options to purchase a total of 1,900,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(17) On November 14, 2012, we granted stock options to purchase a total of 210,000 shares of common stock at an exercise price of $0.09 per share to five employees and service providers pursuant to our 2004 Equity Incentive Plan.

(18) On December 1, 2012, we granted stock options to purchase a total of 1,500,000 shares of common stock at an exercise price of $0.09 per share to one executive pursuant to our 2004 Equity Incentive Plan.

(19) On January 1, 2013, we granted stock options to purchase a total of 120,000 shares of common stock at an exercise price of $0.09 per share to six employees pursuant to our 2004 Equity Incentive Plan.

(20) On January 7, 2013, we granted stock options to purchase a total of 50,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(21) On March 20, 2013, we granted stock options to purchase a total of 400,000 shares of common stock at an exercise price of $0.09 per share to one director pursuant to our 2004 Equity Incentive Plan.

(22) On May 2, 2013, we granted stock options to purchase a total of 160,000 shares of common stock at an exercise price of $0.09 per share to four employees pursuant to our 2004 Equity Incentive Plan.

(23) On June 5, 2013, we granted stock options to purchase a total of 50,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(24) On June 14, 2013, we granted stock options to purchase a total of 75,000 shares of common stock at an exercise price of $0.09 per share to one service provider pursuant to our 2004 Equity Incentive Plan.

(25) On July 24, 2013, we granted stock options to purchase a total of 1,550,000 shares of common stock at an exercise price of $0.09 per share to one employee pursuant to our 2004 Equity Incentive Plan.

(26) On October 2, 2013, we granted stock options to purchase a total of 24,747,308 shares of common stock at an exercise price of $0.36 per share to three employees pursuant to our 2004 Equity Incentive Plan.

(27) On October 2, 2013, we granted stock options to purchase 4,128,676 shares of common stock at an exercise price of $0.36 per share to a former employee pursuant to our 2004 Equity Incentive Plan.

(28) On October 24, 2013, we granted stock options to purchase a total of 4,023,000 shares of common stock at an exercise price of $0.36 per share to seven employees and one consultant pursuant to our 2004 Equity Incentive Plan.

(e)   Stock Option Exercises:

(1)   On January 3, 2011, we issued 75,000 and 156,250 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05 and $0.05, respectively, pursuant to our 2004 Equity Incentive Plan.

(2)   On January 15, 2011, we issued 18,728, 12,309, 4,851 and 5,421 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05, $0.05, $0.05 and $0.03, respectively, pursuant to our 2004 Equity Incentive Plan.

(3)   On June 30, 2011, we issued 34,368 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05, pursuant to our 2004 Equity Incentive Plan.

(4)   On August 6, 2012, we issued 16,668 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.09, pursuant to our 2004 Equity Incentive Plan.

(5)   On May 31, 2013, we issued 233,320 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05, pursuant to our 2004 Equity Incentive Plan.

(6)   On June 24, 2013, we issued 15,000 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.15, pursuant to our 2004 Equity Incentive Plan.

(7)   On June 25, 2013, we issued 595,625 and 140,625 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05 and $0.03, respectively, pursuant to our 2004 Equity Incentive Plan.

(8)   On June 27, 2013, we issued 222,222 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05, pursuant to our 2004 Equity Incentive Plan.

(9)   On July 2, 2013, we issued 8,638 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.09, pursuant to our 2004 Equity Incentive Plan.

(10) On July 8, 2013, we issued 10,000, 4,531, 9,950, 7,100, 8,320 and 13,500 shares of common stock pursuant to an exercise of stock options by an option holder, at an exercise price of $0.05, $0.05, $0.05, $0.05, $0.03 and $0.09, respectively, pursuant to our 2004 Equity Incentive Plan.

The offers, sales and issuances of the securities described in paragraphs (a)(1), (a)(2), (b)(1), (b)(2) and (d)(26) above were exempt from registration under the Securities Act in reliance on Regulation D of the Securities Act, relative to transactions by an issuer not involving a public offering.

The issuances of the securities described in paragraph (a)(3) above was exempt from registration under Section 3(a)(9) of the Securities Act.

The issuances of the restricted securities described in paragraph (c) above and the grants of stock options and issuances of shares upon exercise thereof described in paragraph (d) above (other than the grants of stock options described in (d)(26)) were exempt from registration under the Securities Act in reliance on Rule 701 as offers and sales of securities under written compensatory benefit plans and contracts relating to compensation in compliance with Rule 701. Each of the recipients of securities in any transaction exempt from registration either received or had adequate access, through employment, business or other relationships, to information about us.

All purchasers of securities in transactions exempt from registration pursuant to Regulation D described above represented to us in connection with their purchase that they were "accredited investors" and were acquiring the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. The certificates representing the issued securities described in this Item 15 included appropriate legends setting forth that the applicable securities have not been registered and reciting the applicable restrictions on transfer. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits. See the Index to Exhibits attached to this registration statement, which is incorporated by reference herein.

  (b)
  Financial statement schedule. No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern, Commonwealth of Pennsylvania, on this 31st day of October, 2013.

TETRALOGIC PHARMACEUTICALS CORPORATION
By:	/s/ J. KEVIN BUCHI J. Kevin Buchi President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. KEVIN BUCHI J. Kevin Buchi	President and Chief Executive Officer (Principal Executive Officer) and Director	October 31, 2013
/s/ PETE A. MEYERS Pete A. Meyers	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 31, 2013
* Andrew Pecora, M.D.	Chairman, Board of Directors	October 31, 2013
* Brenda Gavin, D.V.M.	Director	October 31, 2013
* John M. Gill	Director	October 31, 2013
* Douglas E. Onsi	Director	October 31, 2013
* Douglas Reed, M.D.	Director	October 31, 2013

Signature	Title	Date

* Paul J. Schmitt	Director	October 31, 2013
* Michael Steinmetz, Ph.D.	Director	October 31, 2013
* James N. Woody, M.D., Ph.D.	Director	October 31, 2013

*By:	/s/ J. KEVIN BUCHI J. Kevin Buchi, as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Exhibit Description
1.1	†	Form of Underwriting Agreement.
3.1	*	Fourth Amended and Restated Certificate of Incorporation of TetraLogic Pharmaceuticals Corporation, as amended.
3.2	†	Form of Amendment to Fourth Amended and Restated Certificate of Incorporation of TetraLogic Pharmaceuticals Corporation (to be effective immediately prior to the closing of this offering).
3.3	†	Form of Fifth Amended and Restated Certificate of Incorporation of TetraLogic Pharmaceuticals Corporation (to be effective immediately after the closing of this offering).
3.4	*	Bylaws of TetraLogic Pharmaceuticals Corporation (formerly known as Gentara Corporation).
3.5	†	Form of Amended and Restated Bylaws of TetraLogic Pharmaceuticals Corporation (to be effective immediately after the closing of this offering).
4.1	†	Form of Certificate of Common Stock.
4.2	*	Warrant to Purchase Common Stock, dated December 13, 2004, by and between Gentara Corporation and Silicon Valley Bank.
4.3	*	Warrant to Purchase Common Stock, dated May 2, 2007, by and between TetraLogic Pharmaceuticals Corporation and Silicon Valley Bank.
4.4	*	Form of Warrant to Purchase Convertible Preferred Stock of TetraLogic Pharmaceuticals Corporation, dated March 30, 2006, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P. and Kammerer & Associates, L.P., and schedule of omitted material details thereto.
4.5	*	Form of Warrant to Purchase Convertible Preferred Stock of TetraLogic Pharmaceuticals Corporation, dated May 5, 2006, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P. and Kammerer & Associates, L.P., and schedule of omitted material details thereto.
4.6	*	Form of Warrant to Purchase Common Stock of TetraLogic Pharmaceuticals Corporation, dated November 25, 2009, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., Latterell Venture Partners III, L.P., LVP III Associates, L.P., LVP III Partners, L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Quaker BioVentures, L.P., Quaker BioVentures Tobacco Fund, L.P., BioAdvance Ventures, L.P., Amgen Ventures LLC, George McLendon and Pecora & Co., LLC, and schedule of omitted material details thereto.
4.7	*	Form of Warrant to Purchase Common Stock of TetraLogic Pharmaceuticals Corporation, dated March 11, 2010, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., Latterell Venture Partners III, L.P., LVP III Associates, L.P., LVP III Partners, L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Quaker BioVentures, L.P., Quaker BioVentures Tobacco Fund, L.P., BioAdvance Ventures, L.P., Amgen Ventures LLC, George McLendon and Pecora & Co., LLC, and schedule of omitted material details thereto.
4.8	*	Form of Warrant to Purchase Equity Securities of TetraLogic Pharmaceuticals Corporation, dated November 29, 2012, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., LVP Life Science Ventures III, L.P., LVP III Associates, L.P., LVP III Partners, L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Amgen Ventures LLC, George McLendon, Pecora & Co., LLC, Clarus Life Sciences II, LP, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Pfizer Inc., Nextech III Oncology, LPCI and ONC Partners, L.P., and schedule of omitted material details thereto.

Exhibit Number		Exhibit Description
4.9	*	Form of Warrant to Purchase Equity Securities of TetraLogic Pharmaceuticals Corporation, dated April 12, 2013, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., LVP Life Science Ventures III, L.P., LVP III Associates, L.P., LVP III Partners L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Amgen Ventures LLC, George McLendon, Pecora & Co., LLC, Clarus Life Sciences II, LP, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Pfizer Inc., Nextech III Oncology, LPCI and ONC Partners, L.P., and schedule of omitted material details thereto.
4.10	*	Form of Unsecured Convertible Promissory Note of TetraLogic Pharmaceuticals Corporation, dated November 29, 2012, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., Quaker BioVentures, L.P., LVP Life Science Ventures III, L.P., LVP III Associates, L.P., LVP III Partners, L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Amgen Ventures LLC, George McLendon, Pecora & Co., LLC, Clarus Life Sciences II, LP, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Pfizer Inc., Nextech III Oncology, LPCI and ONC Partners, L.P., and schedule of omitted material details thereto, as amended.
4.11	*	Form of Unsecured Convertible Promissory Note of TetraLogic Pharmaceuticals Corporation, dated April 12, 2013, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., LVP Life Science Ventures III, L.P., LVP III Associates, L.P., LVP III Partners, L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Amgen Ventures LLC, George McLendon, Pecora & Co., LLC, Clarus Life Sciences II, LP, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Pfizer Inc., Nextech III Oncology, LPCI and ONC Partners, L.P., and schedule of omitted material details thereto.
4.12	*	Note Purchase Agreement, dated May 16, 2013, by and between TetraLogic Pharmaceuticals Corporation and Amgen Inc., and form of Convertible Promissory Note thereunder.
4.13	*	Second Amended and Restated Voting Agreement, dated May 20, 2011, by and among TetraLogic Pharmaceuticals Corporation and the stockholders party thereto.
4.14	*	Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated May 20, 2011, by and among TetraLogic Pharmaceuticals Corporation and the stockholders party thereto.
4.15		Form of Warrant to Purchase Equity Securities of TetraLogic Pharmaceuticals Corporation, dated October 30, 2013, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., LVP Life Science Ventures III, L.P., LVP III Associates, L.P., LVP III Partners L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Amgen Ventures LLC, Pecora & Co., LLC, Clarus Life Sciences II, LP, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Pfizer Inc., Nextech III Oncology, LPCI and ONC Partners, L.P., and schedule of omitted material details thereto.
4.16		Form of Unsecured Convertible Promissory Note of TetraLogic Pharmaceuticals Corporation, dated October 30, 2013, issued to HealthCare Ventures VII, L.P., Novitas Capital III, L.P., LVP Life Science Ventures III, L.P., LVP III Associates, L.P., LVP III Partners L.P., Vertical Fund I, L.P., Vertical Fund II, L.P., Amgen Ventures LLC, Pecora & Co., LLC, Clarus Life Sciences II, LP, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Pfizer Inc., Nextech III Oncology, LPCI and ONC Partners, L.P., and schedule of omitted material details thereto.
5.1	†	Opinion of Pepper Hamilton LLP.
10.1	*	Amended and Restated License Agreement, effective as of October 6, 2006, by and between Princeton University and TetraLogic Pharmaceuticals Corporation.
10.2	*+	TetraLogic Pharmaceuticals Corporation 2004 Equity Incentive Plan, and Amendment 2007-1 thereto.

Exhibit Number		Exhibit Description
10.3	†+	TetraLogic Pharmaceuticals Corporation 2013 Equity Incentive Plan.
10.4	†+	TetraLogic Pharmaceuticals Corporation Performance Bonus Plan.
10.5	*+	Management Transition Agreement, dated August 12, 2013, by and between TetraLogic Pharmaceuticals Corporation and John M. Gill (including the form of Separation Agreement and Release by and between John M. Gill and TetraLogic Pharmaceuticals Corporation, as Exhibit B attached thereto).
10.6	*+	Consulting Agreement, dated August 12, 2013, by and between TetraLogic Pharmaceuticals Corporation and John M. Gill.
10.7	*+	Executive Employment Agreement, dated August 12, 2013, by and between TetraLogic Pharmaceuticals Corporation and J. Kevin Buchi.
10.8	*+	Executive Employment Agreement, dated August 12, 2013, by and between TetraLogic Pharmaceuticals Corporation and Pete Meyers.
10.9	*+	Executive Employment Agreement, dated August 12, 2013, by and between TetraLogic Pharmaceuticals Corporation and Lesley Russell, M.B.Ch.B., M.R.C.P.
10.10	*+	Executive Employment Agreement, dated August 14, 2012, by and between C. Glenn Begley, M.B.B.S., Ph.D., F.R.A.C.P., F.R.C.P.A., and TetraLogic Pharmaceuticals Corporation.
10.11	*+	Executive Employment Agreement, dated December 17, 2010, by and between David Weng and TetraLogic Pharmaceuticals Corporation.
10.12	*+	Second Amended and Restated Executive Employment Agreement, dated December 17, 2010, by and between John M. Gill and TetraLogic Pharmaceuticals Corporation.
10.13	*+	Offer Letter, dated November 13, 2012, by and between TetraLogic Pharmaceuticals Corporation and Richard Sherman.
10.14	†	Form of Indemnification Agreement (for directors and officers).
10.15	*+	Advisory Services Agreement, dated March 8, 2013, by and between Andrew Pecora, M.D. and TetraLogic Pharmaceuticals Corporation.
10.16	*	Office/Laboratory Lease Agreement, dated April 30, 2004, by and between APOP Corporation and 335-95 Phoenixville Pike Associates, as amended.
10.17	*	Second Amended and Restated Investor Rights Agreement, dated May 20, 2011, by and among TetraLogic Pharmaceuticals Corporation and certain stockholders named therein.
23.1		Consent of Ernst & Young LLP.
23.2	†	Consent of Pepper Hamilton LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on the signature page).

†
To be filed by amendment.

+
Indicates management contract or compensatory plan.

*
Previously filed.